GS MORTGAGE SECURITIES CORPORATION II,
                                     Seller,

                         GOLDMAN SACHS MORTGAGE COMPANY,
                               Responsible Party,

                             FALCON FINANCIAL, LLC,
                               Responsible Party,

                         AMRESCO CAPITAL LIMITED, INC.,
                               Responsible Party,

                   AMRESCO COMMERCIAL MORTGAGE FUNDING, L.P.,
                               Responsible Party,

                      GMAC COMMERCIAL MORTGAGE CORPORATION,
                      Master Servicer and Special Servicer,

                             LASALLE NATIONAL BANK,
                                    Trustee,

                                       and

                               ABN AMRO BANK N.V.,
                                  Fiscal Agent

                        ---------------------------------

                         POOLING AND SERVICING AGREEMENT
                          Dated as of October 11, 1998

                        ---------------------------------

                  Commercial Mortgage Pass-Through Certificates

                                 Series 1998-C1

                                TABLE OF CONTENTS



ARTICLE I  DEFINITIONS..........................................................
      SECTION 1.01  Defined Terms...............................................
      SECTION 1.02  Certain Calculations........................................
      SECTION 1.03  Certain Constructions.......................................


ARTICLE II  CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES.....
      SECTION 2.01  Conveyance of Mortgage Loans................................
      SECTION 2.02  Acceptance by Custodian and the Trustees....................
      SECTION 2.03  Representations and Warranties of the Seller
                      and the Responsible Parties...............................
      SECTION 2.04  Representations, Warranties and Covenants
                      of the Master Servicer and Special Servicer...............
      SECTION 2.05  Execution and Delivery of Certificates;
                      Issuance of Lower-Tier Regular Interests..................
      SECTION 2.06  Miscellaneous REMIC and Grantor Trust Provisions............


ARTICLE III  ADMINISTRATION AND SERVICING OF
                      THE MORTGAGE LOANS........................................
      SECTION 3.01  Master Servicer to Act as Master Servicer;
                      Administration of the Mortgage Loans......................
      SECTION 3.02  Liability of the Master Servicer and Special Servicer.......
      SECTION 3.03  Collection of Certain Mortgage Loan Payments................
      SECTION 3.04  Collection of Taxes, Assessments and Similar Items;
                      Escrow Accounts...........................................
      SECTION 3.05  Collection Account; Upper-Tier Distribution Account;
                      Lower-Tier Distribution Account; Class Q Distribution Account; Excess Interest Distribution Account;
                      Payment Reserve  Account..................................
      SECTION 3.06  Permitted Withdrawals from the Collection Account...........
      SECTION 3.07  Investment of Funds in the Collection Account,
                      the REO Account, the Interest Reserve Account,
                      the Borrower Accounts, and Other Accounts.................
      SECTION 3.08  Maintenance of Insurance Policies and Errors and
                      Omissions and Fidelity Coverage...........................
      SECTION 3.09  Enforcement of Due-On-Sale Clauses; Assumption
                      Agreements; Defeasance Provisions.........................
      SECTION 3.10  Realization Upon Defaulted Mortgage Loans...................
      SECTION 3.11  Trustee to Cooperate; Release of Mortgage Files.............
      SECTION 3.12  Servicing Fees, Trustee Fees and Special
                      Servicing Compensation....................................
      SECTION 3.13  Reports to the Trustee; Collection Account Statements.......
      SECTION 3.14  Annual Statement as to Compliance...........................
      SECTION 3.15  Annual Independent Public Accountants' Servicing Report.....
      SECTION 3.16  Access to Certain Documentation.............................
      SECTION 3.17  Title and Management of REO Properties......................
      SECTION 3.18  Sale of Specially Serviced Mortgage Loans and REO Properties
      SECTION 3.19  Additional Obligations of the Master Servicer; Inspections..
      SECTION 3.20  Reports to the Securities and Exchange Commission;
                      Available Information.....................................
      SECTION 3.21  Lock-Box Accounts, Escrow Accounts and Reserve Accounts.....
      SECTION 3.22  Property Advances...........................................
      SECTION 3.23  Appointment of Special Servicer.............................
      SECTION 3.24  Transfer of Servicing Between Master Servicer and
                      Special Servicer; Record Keeping..........................
      SECTION 3.25  Interest Reserve Account....................................
      SECTION 3.26  Limitations on and Authorizations of the
                      Master Servicer and Special Servicer with Respect
                      to Specific Mortgage Loans................................
      SECTION 3.27  Modifications, Waivers and Amendments.......................
      SECTION 3.28  The Healthcare Adviser......................................


ARTICLE IV  DISTRIBUTIONS TO CERTIFICATEHOLDERS.................................
      SECTION 4.01  Distributions...............................................
      SECTION 4.02  Statements to Certificateholders; Available Information;
                      Information Furnished to Financial Market Publisher.......
      SECTION 4.03  Compliance with Withholding Requirements....................
      SECTION 4.04  REMIC Compliance............................................
      SECTION 4.05  Imposition of Tax on the Trust Fund.........................
      SECTION 4.06  Remittances; P&I Advances...................................
      SECTION 4.07  Grantor Trust Reporting.....................................
      SECTION 4.08  Reinvestment Enhancement Instrument;
                      Reinvestment Reserve Account..............................


ARTICLE V  THE CERTIFICATES.....................................................
      SECTION 5.01  The Certificates............................................
      SECTION 5.02  Registration, Transfer and Exchange of Certificates.........
      SECTION 5.03  Mutilated, Destroyed, Lost or Stolen Certificates...........
      SECTION 5.04  Appointment of Paying Agent.................................
      SECTION 5.05  Access to Certificateholders' Names and Addresses...........
      SECTION 5.06  Actions of Certificateholders...............................
      SECTION 5.07  Authenticating Agent........................................
      SECTION 5.08  Appointment of Custodians...................................


ARTICLE VI  THE SELLER, THE MASTER SERVICER AND THE SPECIAL SERVICER............
      SECTION 6.01  Liability of the Seller, the Master Servicer and
                      the Special Servicer......................................
      SECTION 6.02  Merger or Consolidation of the Master Servicer and
                      the Special Servicer......................................
      SECTION 6.03  Limitation on Liability of the Seller, the Master
                      Servicer and Others.......................................
      SECTION 6.04  Limitation on Resignation of the Master Servicer
                      or Special Servicer.......................................
      SECTION 6.05  Rights of the Seller and the Trustee in Respect of the
                      Master Servicer and Special Servicer......................
      SECTION 6.06  Master Servicer or Special Servicer as Owner
                      of a Certificate..........................................


ARTICLE VII   DEFAULT 157
      SECTION 7.01  Events of Default...........................................
      SECTION 7.02  Trustee to Act; Appointment of Successor....................
      SECTION 7.03  Notification to Certificateholders..........................
      SECTION 7.04  Other Remedies of Trustee...................................
      SECTION 7.05  Waiver of Past Events of Default; Termination...............


ARTICLE VIII  CONCERNING THE TRUSTEE............................................
      SECTION 8.01  Duties of Trustee...........................................
      SECTION 8.02  Certain Matters Affecting the Trustee.......................
      SECTION 8.03  Trustee Not Liable for Certificates or Mortgage Loans.......
      SECTION 8.04  Trustee May Own Certificates................................
      SECTION 8.05  Payment of Trustee Fees and Expenses; Indemnification.......
      SECTION 8.06  Eligibility Requirements for Trustee........................
      SECTION 8.07  Resignation and Removal of the Trustee......................
      SECTION 8.08  Successor Trustee and Fiscal Agent..........................
      SECTION 8.09  Merger and Consolidation of Trustee.........................
      SECTION 8.10  Appointment of Co-Trustee or Separate Trustee...............
      SECTION 8.11  Fiscal Agent Appointed; Concerning the Fiscal Agent.........
      SECTION 8.12  Controlling Certificateholders and Controlling
                      Class Representative......................................


ARTICLE IX  TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE........................
      SECTION 9.01  Termination; Optional Mortgage Loan Purchase................


ARTICLE X  MISCELLANEOUS PROVISIONS.............................................
      SECTION 10.01  Counterparts...............................................
      SECTION 10.02  Limitation on Rights of Certificateholders.................
      SECTION 10.03  Governing Law..............................................
      SECTION 10.04  Notices....................................................
      SECTION 10.05  Severability of Provisions.................................
      SECTION 10.06  Notice to the Seller and Each Rating Agency................
      SECTION 10.07  Amendment..................................................
      SECTION 10.08  Confirmation of Intent.....................................
      SECTION 10.09  No Intended Third-Party Beneficiaries......................

                                TABLE OF EXHIBITS

Exhibit A-1    Form of Class A-1 Certificate

Exhibit A-2    Form of Class A-2 Certificate

Exhibit A-3    Form of Class A-3 Certificate

Exhibit A-4    Form of Class X Certificate

Exhibit A-5    Form of Class B Certificate

Exhibit A-6    Form of Class C Certificate

Exhibit A-7    Form of Class D Certificate

Exhibit A-8    Form of Class E Certificate

Exhibit A-9    Form of Class F Certificate

Exhibit A-10   Form of Class G Certificate

Exhibit A-11   Form of Class H Certificate

Exhibit A-12   Form of Class J Certificate

Exhibit A-13   Form of Class K Certificate

Exhibit A-14   Form of Class Q Certificate

Exhibit A-15   Form of Class R Certificate

Exhibit A-16   Form of Class LR Certificate

Exhibit B      Mortgage Loan Schedule

Exhibit C-1    Form of Transferee Affidavit

Exhibit C-2    Form of Transferor Letter

Exhibit D-1    Form of Investment Representation Letter

Exhibit D-2    Form of ERISA Representation Letter

Exhibit E      Form of Request for Release

Exhibit F      Securities Legend

Exhibit G      [Reserved]

Exhibit H      [Reserved]

Exhibit I      Form of Summary Report

Exhibit J      Form of Monthly Distribution Statement

Exhibit K-1    Form of Regulation S Transfer Certificate for Transfers during
                 Restricted Period

Exhibit K-2    Form of Regulation S Transfer Certificate for Transfers after
                 Restricted Period

Exhibit L      Form of Transfer Certificate for Exchange or Transfer from
                 Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period

Exhibit M      Form of Transfer Certificate for Exchange or Transfer from
                 Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period

Exhibit N      Form of Transfer Certificate for Exchange or Transfer from
                 Regulation S Global Certificate to Rule 144A Global Certificate during the Restricted Period

Exhibit O      Form of Transfer Certificate for Regulation S Global
                 Certificate during Restricted Period

Exhibit P      Form of Omnibus Assignment

Exhibit Q-1    Form of Comparative Financial Status Report

Exhibit Q-2    Form of Delinquent Loan Status Report

Exhibit Q-3    Form of Historical Loan Modification Report

Exhibit Q-4    Form of Historical Loss Estimate Report

Exhibit Q-5    Form of REO Status Report

Exhibit Q-6    Form of Servicer Watch List

Exhibit Q-7    Form of Operating Statement Analysis

Exhibit Q-8    Form of NOI Adjustment Worksheet

Exhibit Q-9    CSSA Surveillance Reports

Exhibit Q-10   CSSA Loan Files

Exhibit Q-11   CSSA Property File

Exhibit R      Form of ABN AMRO Letter of Credit

Annex A        GSMC Retained Interest Loans

Annex B        Representations and Warranties with Respect to Each Mortgage Loan

Annex C        Mortgage Loans With Over 5% Concentrations

Annex D        Schedule of Exceptions to Representations and Warranties

     Pooling and Servicing Agreement, dated as of October 11, 1998, among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as Responsible Party, Falcon Financial LLC, as Responsible Party, AMRESCO Capital Limited, Inc., as Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent.

                             PRELIMINARY STATEMENT:

                 (Terms used but not defined in this Preliminary
                        Statement shall have the meanings
                         specified in Article I hereof)

     The Seller intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Trustee will elect that designated portions of the Trust Fund, exclusive of the Default Interest, the Class Q Distribution Account, the Excess Interest, the AIMCO Multifamily Pool Conditional Debt, the Excess
Interest Distribution Account, the Reinvestment Enhancement Instrument and the Reinvestment Reserve Account (such portion of the Trust Fund, the "Trust REMICs"), be treated for federal income tax purposes as two separate real estate mortgage investment conduits (each, a "REMIC" or, in the alternative, the "Upper-Tier REMIC" and the "Lower-Tier REMIC," respectively). The Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates represent "regular interests" in the Upper-Tier REMIC. The Class R Certificates constitute the sole class of "residual interests" in the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class LR Certificates constitute the sole class of "residual interests" in the Lower-Tier REMIC for purposes of the REMIC Provisions. There are also twelve classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (the Class LA-1, Class LA-2, Class LA-3, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ and Class LK Interests), each of which will constitute a regular interest in the Lower-Tier REMIC. All such Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC. The parties intend that the portions of the Trust Fund representing assets of the Grantor Trust, including the Default Interest, the Class Q Distribution Account, the Excess Interest, the AIMCO Multifamily Pool Conditional Debt, the Excess Interest Distribution Account and the Reinvestment Enhancement Instrument, will be treated as a grantor trust under Subpart E of Part 1 of Subchapter J of the Code, that the Class Q Certificates represent pro rata undivided beneficial interests in the portion of the Trust Fund consisting of the Default Interest, the AIMCO Multifamily Pool Conditional Debt, and the Class Q Distribution Account, that the Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, and Class G Certificates represent undivided beneficial interests in specified portions of the Trust Fund consisting of the Excess Interest and the Excess Interest Distribution Account and that the Goldman Group or its designee be treated as the beneficial owner of the Reinvestment Enhancement Contract and the Reinvestment Reserve Account.

     The following table sets forth the designation and aggregate initial Certificate Principal Amount (or, with respect to the Class X Certificates, Notional Amount) for each Class of Certificates (other than the Class R, Class LR and Class Q Certificates).

                  ------------------------------------------------

                                             Initial Certificate
                                             Principal Amount or
                           Class                Notional Amount
                  -----------------------------------------------

                  Class A-1                      $207,500,000
                  -----------------------------------------------

                  Class A-2                      $436,033,000
                  -----------------------------------------------

                  Class A-3                      $650,220,628
                  -----------------------------------------------

                  Class X (1)                  $1,861,517,825
                  -----------------------------------------------

                  Class B                        $102,384,000
                  -----------------------------------------------

                  Class C                        $102,383,000
                  -----------------------------------------------

                  Class D                        $107,038,000
                  -----------------------------------------------

                  Class E                         $32,576,000
                  -----------------------------------------------

                  Class F                         $83,768,000
                  -----------------------------------------------

                  Class G                         $23,268,000
                  -----------------------------------------------

                  Class H                         $55,846,000
                  ----------------------------------------------

                  Class J                         $23,269,000
                  -----------------------------------------------

                  Class K                         $37,232,197
                  -----------------------------------------------

-----------------------

(1) The initial Notional Amount of the Class X Certificates is equal to the initial Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class B, Class C Certificates, Class D, Class E, Class F, Class G, Class H, Class J and Class K.

     The Class Q, Class R and Class LR Certificates do not have Certificate Principal Amounts or Notional Amounts. The Certificate Principal Amount of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Principal Amount thereof are recovered subsequent to the reduction of the Certificate Principal Amount of such Class to zero, such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01. As of the Cut-Off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to $1,861,517,825.00

     In consideration of the mutual agreements herein contained, the Seller, each Responsible Party, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01 Defined Terms

     Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

     "ACLI": AMRESCO Capital Limited, Inc., a Delaware corporation, and its successors in interest.

     "ACMFLP": AMRESCO Commercial Mortgage Funding, L.P., a Delaware limited partnership, and its successors in interest.

     "Act":  The Securities Act of 1933, as it may be amended from time to time.

     "Additional Trust Fund Expenses": (i) Special Servicing Fees, Rehabilitation Fees and Liquidation Fees, (ii) interest in respect of unreimbursed Advances, (iii) the cost of various default-related or unanticipated Opinions of Counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the Trust Fund, (iv) unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including indemnities and expense reimbursements to the Trustee, indemnities and expense reimbursements to the Master Servicer, the Special Servicer and the Seller and federal, state and local taxes, and tax-related expenses, specifically payable out of the Trust Fund and (v) any other default-related or unanticipated expense of the Trust Fund not specifically included in the calculation of Realized Loss for which there is no corresponding collection from a Borrower.

     "Advance":  Any P&I Advance or Property Advance.

     "Advance Interest Amount": Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, have not been reimbursed for the number of days from the date on which such Advance was made through, but not including, the date of reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance; provided, that, with respect to a P&I Advance, in the event that the related Borrower makes payment of the amount in respect of which such P&I Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer, the Trustee or the Fiscal Agent shall be paid (i) first from the amount of Default Interest paid by the Borrower and (ii) to the extent such amounts are insufficient therefor, from amounts on deposit in the Collection Account.

     "Advance Rate": A per annum rate equal to the Prime Rate (as most recently published in the "Money Rates" section of The Wall Street Journal, New York edition, on or before the related Record Date), compounded monthly, as of each Master Servicer Remittance Date.

     "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Trustee may obtain and rely on an Officers' Certificate of the Master Servicer, the Special Servicer or the Seller to determine whether any Person is an Affiliate of such party.

     "Agent Member":  Members of, or participants in, the Depository.

     "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

     "AIMCO Multifamily Pool Agreed Valuation Amount": As of any date of determination, the aggregate of the Individual AIMCO Loan Agreed Valuation Amounts for such date.

     "AIMCO Multifamily Pool Conditional Debt": An amount, with respect to each Individual AIMCO Loan, equal to the excess of (i) the face amount of such Individual AIMCO Loan over (ii) the Individual AIMCO Loan Agreed Valuation Amount of such Individual AIMCO Loan, which was approximately $42.2 million as of the Cut-Off Date. The AIMCO Multifamily Pool Conditional Debt shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "AIMCO Multifamily Pool Loan": The Mortgage Loan identified as Loan No. AIM-1 on the Mortgage Loan Schedule.

     "Allocated Loan Amount": With respect to each Mortgaged Property as of any date of determination, the portion of the principal balance (or AIMCO Multifamily Pool Agreed Valuation Amount, in the case of the AIMCO Multifamily Pool Loan) of the related Mortgage Loan then allocated to such Mortgaged Property in accordance with the terms of the applicable Mortgage or Loan Agreement; provided, that the Allocated Loan Amount for a Mortgaged Property shall not be decreased by the amount of any release payment made by the related Borrower with respect to any other Mortgaged Property securing the same Mortgage Loan, to the extent the amount of the release payment paid by such Borrower with respect to such other Mortgaged Property is in excess of the Allocated Loan Amount for such other Mortgaged Property.

     "Americold Pool Loan": The Mortgage Loan identified as No. ACS on the Mortgage Loan Schedule.

     "Annual Compliance Report": A report consisting of an annual statement of compliance required by Section 3.14 hereof and an annual report of an Independent accountant required pursuant to Section 3.15 hereof.

     "Anticipated Repayment Date": With respect to any ARD Loan, the date indicated in the related Loan Documents upon which such ARD Loan commences accruing interest at the applicable Revised Rate.

     "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c).

     "Applicable Monthly Payment":  As defined in Section 4.06.

     "Applicable Procedures":  As defined in Section 5.02(c)(ii)(A).

     "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan as to which an Appraisal Reduction Event has occurred, an amount equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period over (b) the excess of (i) 90% of the sum of the appraised values of the related Mortgaged Properties as determined by Updated Appraisals obtained by the Special Servicer (the cost of which shall be advanced by the Master Servicer as a Property Advance) over (ii) the sum of (A) to the extent not previously advanced by the Master Servicer, the Trustee or the Fiscal Agent, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Rate, (B) all unreimbursed Advances, with interest thereon at the Advance Rate in respect of such Mortgage Loan and (C) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts, including, if applicable, ground rents, due and unpaid with respect to such Mortgage Loan (which taxes, premiums and other amounts have not been the subject of an Advance by the Master Servicer, the Trustee or the Fiscal Agent, as applicable). If no Updated Appraisal has been obtained within the 12 months prior to the first Distribution Date on or after an Appraisal Reduction Event has occurred, for purposes of the calculations described above, the Special Servicer shall estimate the value of the related Mortgaged Properties (the "Special Servicer's Appraisal Reduction Estimate") and such estimate shall be used for purposes of determining the Appraisal Reduction Amount for such Distribution Date. Within 60 days after the Special Servicer receives notice or is otherwise aware of the Appraisal Reduction Event, the Special Servicer shall obtain an independent MAI appraisal, the costs of which shall be paid by the Master Servicer as a Property Advance. On the first Distribution Date occurring on or after the delivery of such independent MAI appraisal, the Special Servicer shall adjust the Appraisal Reduction Amount to take into account such appraisal (regardless of whether the Updated Appraisal is higher or lower than the Special Servicer's Appraisal Reduction Estimate). Each Appraisal Reduction Amount shall also be adjusted with respect to the next Distribution Date to take into account any subsequent Updated Appraisal and annual letter updates, as of the date of each such subsequent Updated Appraisal or letter update. Upon payment in full or liquidation of any Mortgage Loan for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated.

     "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) the third anniversary of the date on which an extension of the Maturity Date of such Mortgage Loan becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer pursuant to the terms hereof, which extension does not change the amount of Monthly Payments on the Mortgage Loan, (ii) 120 days after an uncured Delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan, (iii) 90 days after the date on which a reduction in the amount of Monthly Payments on the Mortgage Loan, or a change in any other material economic term of the Mortgage Loan, becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iv) 60 days after a receiver in respect of the related Mortgaged Property has been appointed, (v) immediately after a Borrower declares bankruptcy, (vi) 60 days after an involuntary petition of bankruptcy is filed with respect to the Borrower, if such petition is not dismissed prior to the expiration of such period, and (vii) immediately after a Mortgage Loan becomes an REO Mortgage Loan. The Special Servicer shall notify the Master Servicer and the Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

     "Archon": Archon Financial, L.P., a Delaware limited partnership, and its successors in interest.

     "ARD Loan": Any Mortgage Loan which contains a hyper-amortization feature pursuant to which, after an Anticipated Repayment Date, any principal outstanding on such date accrues interest at the Revised Rate rather than at the Initial Rate.

     "Asset Status Report":  As defined in Section 3.27(k).

     "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

     "Assignment of Mortgage": An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording; provided, however, that none of the Trustee, the Custodian and the Master Servicer shall be responsible for determining whether any assignment is legally sufficient or in recordable form.

     "Assumption Fees": Any fees collected by the Master Servicer or Special Servicer in connection with an assumption or modification of a Mortgage Loan or substitution of a Borrower thereunder permitted to be executed under the provisions of this Agreement.

     "Authenticating Agent": Any authenticating agent appointed by the Trustee pursuant to Section 5.07.

     "Available Funds": For a Distribution Date, the sum of (i) all Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds transferred from an REO Account pursuant to Section 3.17(b)) on or in respect of the Mortgage Loans received by the Master Servicer in the Prepayment Period relating to such Distribution Date or relating to a Due Date in the Collection Period relating to such Distribution Date but received by the Master Servicer in a prior Collection Period, (ii) all other amounts received by the Master Servicer in such Prepayment Period and deposited in the Collection Account by the Master Servicer pursuant to Section
3.05 allocable to such Mortgage Loans, and including all P&I Advances made by the Master Servicer, the Trustee or the Fiscal Agent, as applicable, in respect of such Distribution Date and any interest or other income earned on funds in the Interest Reserve Account, (iii) for the Distribution Date occurring in each March, the related Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.25, (iv) any late payments of Monthly Payments received after the end of the Collection Period relating to such Distribution Date but prior to the related Determination Date, and (v) any funds released from the Payment Reserve Account in accordance with Section 3.05(e) for such Distribution Date and any proceeds received on the Reinvestment Enhancement Instrument (including from the Reinvestment Reserve Account) pursuant to Section 4.08(a), but excluding the following, to the extent deposited in the Collection
Account:

         (a) amounts permitted to be used to reimburse the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, for previously unreimbursed Advances and interest thereon as described in
     Section 3.06(ii);

         (b) those portions of each payment of interest which represent the applicable Servicing Fee (net of any amounts used to offset Prepayment Interest Shortfalls) and an amount representing any applicable Special Servicing Compensation with respect to such Distribution Date;

         (c) all amounts in the nature of late fees (subject to Section 3.12 hereof), loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees, and reinvestment earnings on Investment Accounts which the Master Servicer or the Special Servicer is entitled to retain as additional servicing compensation;

         (d) all amounts representing scheduled Monthly Payments due after the related Due Date;

         (e) that portion of Net Liquidation Proceeds, Net Insurance Proceeds or the Repurchase Price received with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Trustee Fee and Special Servicing Compensation, to which the Master Servicer, Trustee and the Special Servicer, respectively, are entitled;

         (f) all amounts representing certain unanticipated or default related expenses specifically reimbursable or payable to the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from the Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 and including any indemnities provided for herein);

         (g)      Yield Maintenance Charges;

         (h)      Default Interest;

         (i) with respect to each Mortgage Loan which accrues interest on the basis of a 360-day year and the actual number of days in the related month and any Distribution Date relating to the one-month period preceding the Distribution Date in each February and in any January of a year which is not a leap year, an amount equal to the related Withheld Amount pursuant to
     Section 3.25;

         (j) all amounts received with respect to each Mortgage Loan previously purchased or repurchased pursuant to Sections 2.03(c), 3.18 or 9.01 during the related Prepayment Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

         (k) all payments on the Mortgage Loans deposited in the Payment Reserve Account in accordance with Section 3.05(e) since the preceding Distribution Date;

         (l) the amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05; and

         (m) all amounts received on or in respect of the AIMCO Multifamily Pool Conditional Debt.

     "Balloon Mortgage Loan": Any Mortgage Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its Maturity Date, unless such extension results solely from the accrual of interest on the basis of the actual number of days elapsed in a year of 360 days, notwithstanding calculation of Monthly Payments based on a 360-day year consisting of twelve 30-day months.

     "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the amount outstanding on the Maturity Date of such Mortgage Loan in excess of the related Monthly Payment.

     "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Certificates (other than Class F, Class G, Class H, Class J, Class Q and Residual Certificates) is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge) and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge); provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on the related Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero.

     "Beneficial Owner": With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Trustee and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence at its expense of its status as a Beneficial Owner hereunder.

     "Borrower": With respect to any Mortgage Loan, any obligor or obligors on any related Note or Notes.

     "Borrower Account":  As defined in Section 3.07(a).

     "Broker Strip Amount": With respect to each Broker Strip Loan, the portion of the Servicing Fee equal to 0.10% per annum of the Stated Principal Balance of the related Mortgage Loan, calculated for the same number of days and on the same basis as the Servicing Fee.

     "Broker Strip Loans": Those Mortgage Loans identified as Loan Nos. O0393 and O0148 on the Mortgage Loan Schedule.

     "Business Day": Any day other than a Saturday, a Sunday or any day on which banking institutions in the City of New York, New York, the cities in which the principal offices of the Master Servicer or Special Servicer are located, or the city in which the Corporate Trust Office is located are authorized or obligated by law, executive order or governmental decree to be closed.

     "Cash Deposit": An amount equal to all cash payments of principal and interest received by the related Originator in respect of the Mortgage Loans prior to or on the Closing Date that are due after the Cut-Off Date.

     "CEDEL": Citibank, N.A., as depositary for CEDEL Bank, S.A., or its successor in such capacity.

     "Certificate": Any Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

     "Certificate Custodian": Initially, LaSalle National Bank; thereafter any other Certificate Custodian acceptable to the Depository and selected by the Trustee.

     "Certificate Principal Amount": With respect to any Class of Certificates (other than the Class X, Class Q, Class R and Class LR Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Principal Amount of such Class, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Principal Amount of such Class of
Certificates on the Distribution Date immediately prior to such date of determination, after actual distributions of principal thereon and allocation of Realized Losses thereto on such prior Distribution Date; provided that for purposes of determining Voting Rights, the Certificate Principal Amount of each of the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates shall be deemed to have been reduced by the amount of any Appraisal Reduction Amounts notionally allocated thereto pursuant to Section 4.01(j). With respect to any Class of Lower-Tier Regular Interest, the Certificate Principal Amount of its related Certificate.

     "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

     "Certificateholder": With respect to any Certificate, the Person whose name is registered in the Certificate Register; provided, however, that, except to the extent provided in the next proviso, solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Seller, the Master Servicer, the Special Servicer, the Trustee, a manager of a Mortgaged Property, a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of the Seller, the Trustee, the Master Servicer or the Special Servicer, shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, however, that (i) for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer shall be deemed to be outstanding, provided, that, such amendment does not relate to compensation of the Master Servicer or the Special Servicer, or otherwise benefit the Master Servicer or the Special Servicer (in its capacity as such) or any Affiliate thereof (other than solely in its capacity as Certificateholder) in any material respect, in which case such Certificate shall be deemed not to be outstanding; and (ii) for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Mortgage Loan, any Certificates beneficially owned by the Master Servicer or an Affiliate thereof shall be deemed to be outstanding, provided that the Special Servicer is not the Master Servicer. For purposes of obtaining the consent of Certificateholders to any action with respect to a particular Mortgage Loan proposed to be taken by the Master Servicer or Special Servicer, any Certificates beneficially owned by the Affiliates of the related Borrower, the related Manager, or Affiliates of the related Manager shall not be deemed to be outstanding.

     Notwithstanding the foregoing, solely for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner but only if the Trustee or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof. For purposes of the foregoing, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Paying Agent, the Fiscal Agent or other such Person may rely, without limitation, on a participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a participant in the Depository to such Person indicating that such Person beneficially owns Certificates.

     "Class": With respect to the Certificates, all of the Certificates bearing the same alphabetical and numerical class designation, and with respect to the Lower-Tier Regular Interests, each interest bearing the applicable alphabetical and numerical designation set forth in the Preliminary Statement hereto.

     "Class  A  Certificates":   The  Class  A-1  Certificates,  the  Class  A-2
Certificates and the Class A-3 Certificates.

     "Class  A-1  Certificate":   Any  one  of  the  Certificates  executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-1 hereto.

     "Class A-1 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X Certificates equal to the Certificate Principal Amount of the Class A-1 Certificates.

     "Class A-1 Component Pass-Through Rate" A per annum rate equal to the WAC Rate minus the Class A-1 Pass-Through Rate.

     "Class A-1 Pass-Through Rate":  A per annum rate equal to 6.060%.

     "Class  A-2  Certificate":   Any  one  of  the  Certificates  executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-2 hereto.

     "Class A-2 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X Certificates equal to the Certificate Principal Amount of the Class A-2 Certificates.

     "Class A-2 Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class A-2 Pass-Through Rate.

     "Class A-2 Pass-Through Rate":  A per annum rate equal to 6.620%.

     "Class  A-3  Certificate":   Any  one  of  the  Certificates  executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-3 hereto.

     "Class A-3 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X Certificates equal to the Certificate Principal Amount of the Class A-3 Certificates.

     "Class A-3 Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class A-3 Pass-Through Rate.

     "Class A-3 Pass-Through Rate":  A per annum rate equal to 6.135%.

     "Class  B  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-5 hereto.

     "Class B Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class B Certificates.

     "Class B Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class B Pass-Through Rate.

     "Class B Pass-Through Rate":  A per annum rate equal to 6.970%.

     "Class  C  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-6 hereto.

     "Class C Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class C Certificates.

     "Class C Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class C Pass-Through Rate.

     "Class C Pass-Through Rate":  A per annum rate equal to 6.910%.

     "Class  D  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-7 hereto.

     "Class D Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class D Certificates.

     "Class D Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class D Pass-Through Rate.

     "Class D Pass-Through Rate": With respect to the initial Distribution Date, a per annum rate equal to 7.450%, and thereafter, the lesser of such per annum rate and the WAC Rate.

     "Class  E  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-8 hereto.

     "Class E Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class E Certificates.

     "Class E Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class E Pass-Through Rate.

     "Class E Pass-Through Rate": With respect to the initial Distribution Date, a per annum rate equal to 7.450%, and thereafter, the lesser of such per annum rate and the WAC Rate.

     "Class  F  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-9 hereto.

     "Class F Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class F Certificates.

     "Class F Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class F Pass-Through Rate.

     "Class F Pass-Through Rate":  A per annum rate equal to 6.000%.

     "Class  G  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-10 hereto.

     "Class G Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class G Certificates.

     "Class G Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class G Pass-Through Rate.

     "Class G Pass-Through Rate":  A per annum rate equal to 6.000%.

     "Class  H  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-11 hereto.

     "Class H Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class H Certificates.

     "Class H Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class H Pass-Through Rate.

     "Class H Pass-Through Rate":  A per annum rate equal to 6.000%.

     "Class  J  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-12 hereto.

     "Class J Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class J Certificates.

     "Class J Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class J Pass-Through Rate.

     "Class J Pass-Through Rate":  A per annum rate equal to 6.000%.

     "Class  K  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-13 hereto.

     "Class K Component": With respect to the Class X Certificates, at any date of determination, that portion of the Notional Amount of the Class X
Certificates equal to the Certificate Principal Amount of the Class K Certificates.

     "Class K Component Pass-Through Rate": A per annum rate equal to the WAC Rate minus the Class K Pass-Through Rate.

     "Class K Pass-Through Rate":  A per annum rate equal to 6.000%.

     "Class LA-1 Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LA-1 Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LA-2 Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LA-2 Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LA-3 Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LA-3 Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LB Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LB Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LC Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LC Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LD Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LD Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LE Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LE Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LF Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LF Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LG Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LG Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LH Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LH Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LJ Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LJ Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LK Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distribution payable thereto pursuant to Section 4.01(a).

     "Class LK Pass-Through Rate":  A per annum rate equal to the WAC Rate.

     "Class LR Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-16 hereto. The Class LR Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

     "Class Q Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-14 hereto and entitled to the distributions payable thereto pursuant to Section 4.01(a). The Class Q Certificates have no Pass-Through Rate,
Certificate Principal Amount or Notional Amount. The Class Q Certificates represent a beneficial ownership interest in payments on the AIMCO Multifamily Pool Conditional Debt and the Default Interest, subject in the case of Default Interest to offset, to the extent necessary, to pay interest on Advances.

     "Class Q Distribution Account": The account or accounts created and maintained as a separate account or accounts by the Trustee pursuant to Section 3.05(c), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class Q Certificateholders, Class Q Distribution Account" and which must be an Eligible Account. The Class Q
Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "Class R Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-15 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

     "Class  X  Certificate":   Any  one  of  the   Certificates   executed  and
authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-4 hereto.

     "Class X Pass-Through Rate": A per annum rate equal to the weighted average of the Class A-1 Component Pass-Through Rate, the Class A-2 Component Pass-Through Rate, the Class A-3 Component Pass-Through Rate, the Class B Component Pass-Through Rate, the Class C Component Pass-Through Rate, the Class D Component Pass-Through Rate, the Class E Component Pass-Through Rate, the Class F Component Pass-Through Rate, the Class G Component Pass-Through Rate, the Class H Component Pass-Through Rate, the Class J Component Pass-Through Rate and the Class K Component Pass-Through Rate, weighted on the basis of their respective Notional Amounts.

     "Closing Date":  October 29, 1998.

     "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

     "Co-Lender Agreement": The agreement, dated as of May 21, 1998, among the Trustee, GMACCM and GSMC, relating to the administration of the Americold Pool Loan and the Other Americold Pool Loan.

     "Collection Account": The account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a), which shall be entitled "GMAC Commercial Mortgage Corporation in trust for LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Collection Account" and which must be an Eligible Account.

     "Collection Period": With respect to a Distribution Date and each Mortgage Loan, the period beginning on the day after the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring on November 18, 1998, beginning on the day after the Cut-Off Date) and ending on the Due Date in the month in which such Distribution Date occurs.

     "Commission":  The Securities and Exchange Commission.

     "Comparative Financial Status Report": A report substantially containing the content described in Exhibit Q-1 attached hereto, setting forth, among other things, the occupancy, revenue, net operating income or net cash flow, as applicable, and debt service coverage ratio for each Mortgage Loan as of the date of the latest financial information available immediately preceding the preparation of such report for each of the following four periods (to the extent such information is available): (i) the most current available year-to-date,
(ii) the most recent twelve months, (iii) the previous two full fiscal years, and (iv) the "base year" (representing the original analysis of information used as of the Cut-Off Date); provided, however, that debt service coverage ratio shall not be calculated for any Mortgaged Property for which twelve months of operating information is not available (including for purposes of clause (i)). For the purposes of the Master Servicer's production of any such report that is required to state information for any period prior to the Cut-Off Date, the Master Servicer may conclusively rely (without independent verification), absent manifest error, on information provided to it by the applicable Mortgage Loan Seller.

     "Component": Any of the Class A-1 Component, Class A-2 Component, Class A-3 Component, Class B Component, Class C Component, Class D Component, Class E Component, Class F Component, Class G Component, Class H Component, Class J Component and Class K Component.

     "Controlling Certificateholders": Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as certified to the Trustee from time to time by such Holder or Beneficial Owner.

     "Controlling Class": As of any time of determination, the Class of Certificates outstanding representing the most subordinate Certificates (other than the Class R or Class LR Certificates) that equals at least 25% of its initial Certificate Principal Amount (or if no Class of Certificates has a Certificate Principal Amount of at least 25% of its initial Certificate Principal Amount, the most subordinate Class of Certificates outstanding other than the Class R and Class LR Certificates).

     "Controlling Class Representative": The Controlling Certificateholder selected by a majority of the Controlling Certificateholders, by Certificate Principal Amount, as certified by the Trustee from time to time; provided, that, absent such selection, or (i) until a Controlling Class Representative is so selected, or (ii) upon receipt of notice from a majority of the Controlling Certificateholders, by Certificate Principal Amount, that a Controlling Class Representative is no longer so designated, the Controlling Certificateholder which owns the largest aggregate Certificate Principal Amount of the Controlling Class shall be the Controlling Class Representative.

     "Corporate Trust Office": The principal office of the Trustee located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60674-4107, Attention:
Asset Backed Securities Trust Services Group-GSMSC II 1998-C1, or the principal trust office of any successor trustee qualified and appointed pursuant to
Section 8.08.

     "Cross-over Date": The Distribution Date on which the Certificate Principal Amount of each Class of Certificates entitled to distributions of principal (other than the Class A-1, Class A-2 and Class A-3 Certificates) has been reduced to zero due to the application of Realized Losses.

     "CSSA Data Files": With respect to the Mortgage Loans, data files which contain the information substantially in the forms of the CSSA standard reporting package attached as Exhibits Q-9, Q-10 and Q-12, as the same may be modified from time to time.

     "Custodial Agreement": The custodial agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, as the same may be amended or modified from time to time in accordance with the terms thereof.

     "Custodian": Any Custodian appointed pursuant to Section 5.08 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. The Custodian may (but need not) be the Trustee or the Master Servicer or any Affiliate of the Trustee or the Master Servicer, but may not be the Seller or any Affiliate thereof.

     "Cut-Off Date":  October 11, 1998.

     "Default Interest": With respect to any Mortgage Loan, interest accrued on such Mortgage Loan at the excess of (i) the related Default Rate over (ii) the sum of the related Mortgage Rate plus, if applicable, the Excess Rate for such Mortgage Loan. The Default Interest shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "Default Rate": With respect to each Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan, including a default in the payment of a Monthly Payment, as such rate is set forth on the Mortgage Loan Schedule.

     "Delinquent Loan Status Report": A report substantially containing the content described in Exhibit Q-2 attached hereto, setting forth, among other things, those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report, were delinquent 1 Collection Period, delinquent 2 Collection Periods, delinquent 3 Collection Periods or more, current but specially serviced, or were in foreclosure but were not REO Property.

     "Denomination":  As defined in Section 5.01.

     "Depository": The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Seller if the Seller is legally able to do so).

     "Depository Participant": A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

     "Determination Date": With respect to any Distribution Date, the fifth Business Day prior to such Distribution Date.

     "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space "for occupancy only" within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10 percent of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Section 1.856-4(b)(5)(ii) of the regulations of the United States Department of the Treasury.

     "Disqualified  Non-U.S.  Person":  With  respect  to a Class R or  Class LR
Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes.

     "Disqualified Organization": Either (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code
Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause the Upper-Tier REMIC or Lower-Tier REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

     "Distribution Date": The 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998.

     "Due Date": With respect to any Mortgage Loan, the day each month set forth in the related Note on which the Monthly Payment is due and payable, and with respect to any Distribution Date, the Due Date occurring in the month in which such Distribution Date occurs.

     "Early Termination Notice Date": Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

     "Eligible Account": Either (i) (A) an account or accounts maintained with either a federal or state chartered depository institution or trust company the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated by each of the Rating Agencies in its highest rating category at all times (or, in the case of the REO Account, Collection Account, Interest Reserve Account and Escrow Account, the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) of which are rated at least "AA-" by each Rating Agency or, if applicable, the short-term rating equivalent thereof, which is at least "F1+" by Fitch and "A-1" by S&P, or (B) as to which the Master Servicer or the Trustee, as applicable, has received written confirmation from each of the Rating Agencies that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its ratings on the Certificates or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss.9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, or (iii) any other account that, as evidenced by a written confirmation from each Rating Agency, would not, in and of itself, cause a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, which may be an account maintained with the Trustee or the Master Servicer; provided, however, that accounts held at Banc One Texas (or any successor in interest), and any other bank authorized under the applicable Loan Documents (solely with respect to the related Mortgage Loan), shall be Eligible Accounts for so long as there is no downgrade, qualification or withdrawal of the rating of such institutions from their ratings as of the Closing Date. Eligible Accounts may bear interest.

     "Eligible Healthcare Adviser": Any Person who is acceptable to the Rating Agencies to advise the Special Servicer with respect to the loans referred to in
Section 3.28. No Person shall be a Eligible Healthcare Adviser (i) without the written consent of the Rating Agencies or (ii) if any Rating Agency submits in writing a notice stating that if the designated Person were to serve as healthcare adviser hereunder, any of the then-current ratings assigned by such Rating Agency assigned to the respective Classes of the Certificates would be qualified, downgraded or withdrawn as a result thereof.

     "Eligible Investor": Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, (ii) an Institutional Accredited Investor or (iii) a Regulation S Investor.

     "Environmental Report": The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Originator in connection with the origination of the related Mortgage Loan.

     "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

     "Escrow Account":  As defined in Section 3.04(b).

     "Escrow Payment": Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Lock-Box Agreement or Loan Agreement for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, ground rents and similar items in respect of the related Mortgaged Property.

     "Euroclear": Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or its successor in such capacity.

     "Event of Default": A Master Servicer Event of Default or Special Servicer Event of Default, as applicable.

     "Excess Interest": With respect to each ARD Loan, interest accrued on such Mortgage Loan at the related Excess Rate plus interest thereon to the extent permitted by applicable law at the related Revised Rate. The Excess Interest shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "Excess Interest Distribution Account": The trust account or accounts created and maintained as a separate account or accounts by the Trustee pursuant to Section 3.05(d), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Excess Interest Distribution Account" and which must be an Eligible Account. The Excess Interest Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "Excess Prepayment Interest Shortfall": With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfall with respect to all Principal Prepayments received during the related Prepayment Period exceeds the sum of (x) the Prepayment Interest Excess with respect to all Principal Prepayments received during the related Prepayment Period, plus (y) an amount equal to the product of (i) 1/12th of 0.04% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans for the related Interest Accrual Period.

     "Excess Rate": With respect to each ARD Loan, the excess of the related Revised Rate over the related Initial Rate, each as set forth in the Mortgage Loan Schedule.

     "Exchange Act":  The Securities Exchange Act of 1934, as amended.

     "Falcon": Falcon Financial, LLC, a Delaware limited liability company, and its successors in interest.

     "Falcon Loan Sale Agreement": The Loan Sale Agreement, dated as of the Cut-Off Date, by and between the Seller and Falcon.

     "FDIC": The Federal Deposit Insurance Corporation, and its successors in interest.

     "Federal Reserve Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "FHLMC": The Federal Home Loan Mortgage Corporation, and its successors in interest.

     "Final Recovery Determination": With respect to any Specially Serviced Mortgage Loan or any Mortgage Loan subject to repurchase by the related Responsible Party pursuant to Section 2.03(c), the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any REO Property) which the Master Servicer (or in the case of a Specially Serviced Mortgage Loan, the Special Servicer), in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Custodian (and the Master
Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as Master Servicer hereunder and the transfer of such records to a successor Master Servicer and (ii) five years following the termination of the Trust Fund.

     "Financial Market Publisher":  Bloomberg Financial Service.

     "Fiscal Agent": ABN AMRO Bank N.V., a Netherlands banking corporation, in its capacity as fiscal agent of the Trustee, or its successor in interest, or any successor fiscal agent appointed as herein provided.

     "Fitch":  Fitch IBCA, Inc., and its successors in interest.

     "Fixed Voting Rights Percentage": As defined in the definition of "Voting Rights."

     "FNMA": The Federal National Mortgage Association, and its successors in interest.

     "Form 8-K": A Current Report on Form 8-K under the Exchange Act, or such successor form as the Commission may specify from time to time.

     "Form 10-K": An Annual Report in Form 10-K under the Exchange Act, or such successor form as the Commission may specify from time to time.

     "Form 12b-25": A Notification of Late Filing required by Rule 12b-25 under the General Rules and Regulations under the Exchange Act.

     "Global Certificates": The Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates.

     "GMACCM": GMAC Commercial Mortgage Corporation, a California corporation, and its successors in interest.

     "Goldman Group": The Goldman Sachs Group, L.P., a Delaware limited partnership, and its successors in interest.

     "Goldman Group Guaranty": That certain guaranty, dated October 29, 1998, of Goldman Group, relating to certain representations and warranties of GSMC.

     "Grantor Trust": A segregated asset pool within the Trust Fund consisting of the Default Interest, the Excess Interest, the AIMCO Multifamily Pool Conditional Debt, the Reinvestment Enhancement Instrument and amounts held from time to time in the Class Q Distribution Account and the Excess Interest Distribution Account.

     "Group 1": The Mortgage Loans designated as Group 1 Mortgage Loans on the Mortgage Loan Schedule.

     "Group 2": The Mortgage Loans designated as Group 2 Mortgage Loans on the Mortgage Loan Schedule.

     "GSMC": Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

     "GSMC Loan Sale Agreement": The Loan Sale Agreement, dated as of the Cut-Off Date, by and between the Seller and GSMC.

     "GSMC Retained Interest Amount": With respect to each GSMC Retained Interest Loan, an amount equal to the amount of interest accrued on such Mortgage Loan (at the related Mortgage Rate) during the period from and after the related origination date of such Mortgage Loan up to but not including the date that is one month prior to the Due Date for such Mortgage Loan in November 1998. Such amount is set forth on Annex A hereto.

     "GSMC Retained Interest Loan": Any of the twelve Mortgage Loans identified on Annex A hereto.

     "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

     "Healthcare Adviser": A consultant who provides advice to the Special Servicer with respect to a Healthcare Adviser Loan that has become a Specially Serviced Mortgage Loan and the related Mortgaged Property, appointed by the Controlling Class Representative or the Special Servicer, as set forth herein.

     "Healthcare Adviser Fee": With respect to each Healthcare Adviser Loan that is a Specially Serviced Mortgage Loan and any Distribution Date, an amount paid to the Healthcare Advisor as compensation for its services hereunder. Such amount shall be negotiated by the Special Servicer in accordance with the Servicing Standard.

     "Healthcare Adviser Loans": The Mortgage Loans identified in the Mortgage Loan Schedule with the following Loan Numbers: 090001099, 090001100 and SP007.

     "Historical Loan Modification Report": A report substantially containing the content described in Exhibit Q-3 attached hereto, setting forth, among other things, those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report, have been modified pursuant to this Agreement (i) during the related Collection Period and (ii) since the Cut-Off Date, showing the original and the revised terms thereof.

     "Historical Loss Estimate Report": A report substantially containing the content described in Exhibit Q-4 attached hereto, setting forth, among other things, as of the close of business on the Determination Date immediately preceding the preparation of such report, (i) the aggregate amount of Liquidation Proceeds and Liquidation Expenses, both for the current period and historically, and (ii) the amount of Realized Losses occurring during the related Collection Period and historically, set forth on a Mortgage Loan-by-Mortgage Loan basis.

     "Holder": With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

     "Indemnified Party":  As defined in Section 8.05(c).

     "Indemnifying Party":  As defined in Section 8.05(c).

     "Independent": When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Seller, the Trustee, the Master Servicer, the Special Servicer, any Borrower or any Affiliate thereof, and (ii) is not connected with any such Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

     "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer and the Trustee has been delivered to the Trustee to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer, on behalf of itself and the Trustee, has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

     "Individual AIMCO Loan": Each of the fifteen first-lien mortgage loans comprising the AIMCO Multifamily Pool Loan, each evidenced by an individual Mortgage Note and secured by, among other things, a Mortgage on an individual Mortgaged Property.

     "Individual AIMCO Loan Agreed Valuation Amount": With respect to any Individual AIMCO Loan, at any date of determination, an amount equal to the "Agreed Valuation Amount" (as such term is defined in the related Loan Documents).

     "Individual Certificate": Any Certificate in definitive, fully registered form without interest coupons.

     "Initial Rate": With respect to an ARD Loan, the Mortgage Rate at which interest accrues on such ARD Loan until its Anticipated Repayment Date.

     "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act, or an entity in which all the equity owners meet such requirements.

     "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan (including any amounts paid by the Master Servicer pursuant to Section 3.08).

     "Interest Accrual Amount": With respect to any Distribution Date and any Class of Sequential Pay Certificates or any Class of Lower-Tier Regular Interests, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Principal Amount (provided, that for interest accrual purposes any distributions in reduction of Certificate Principal Amount or reductions in Certificate Principal Amount as a result of allocations of Realized Losses on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period). With respect to any Distribution Date and the Class X Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class for such Interest Accrual Period on the Class X Notional Amount (provided, that for interest accrual purposes any reductions in Notional Amount as a result of allocations of Realized Losses on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period). Calculations of interest due in respect of the Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

     "Interest Accrual Period": With respect to any Distribution Date and with respect to each Class of Certificates, the calendar month preceding the month in which such Distribution Date occurs. Each Interest Accrual Period with respect to each Class of Certificates is assumed to consist of 30 days.

     "Interest Distribution Amount": With respect to any Distribution Date and each Class of Regular Certificates and Lower-Tier Regular Interests, an amount equal to (A) the sum of (i) the Interest Accrual Amount for such Distribution Date and (ii) the Interest Shortfall, if any, for such Distribution Date, less
(B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date pursuant to Section 4.01(g).

     "Interest Reserve Account": The account created and maintained by the Trustee pursuant to Section 3.25, which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Interest Reserve Account" and which shall be an Eligible Account.

     "Interest Shortfall": With respect to any Distribution Date for any Class of Regular Certificates and Lower-Tier Regular Interests is the sum of (a) the excess, if any, of (i) the Interest Distribution Amount for such Class for the immediately preceding Distribution Date, over (ii) all distributions of interest (other than Excess Interest) made with respect to such Class on the immediately preceding Distribution Date, and (b) to the extent permitted by applicable law,
(i) other than in the case of the Class X Certificates, one month's interest on any such excess at the Pass-Through Rate applicable to such Class for the current Distribution Date, and (ii) in the case of the Class X Certificates, one month's interest on any such excess at the WAC Rate for such Distribution Date.

     "Interested Person": As of any date of determination, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, any Borrower, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

     "Investment Account":  As defined in Section 3.07(a).

     "Investment Representation Letter":  As defined in Section 5.02(c)(i)(A).

     "IRS":  The Internal Revenue Service.

     "Liquidation Expenses": Expenses incurred by the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent in connection with the liquidation of any Mortgage Loan or property acquired in respect thereof
(including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes) and any Property Protection Expenses incurred with respect to such Mortgage Loan or such property including interest on the related Property Advances at the Advance Rate not previously reimbursed from collections or other proceeds therefrom.

     "Liquidation Fee": With respect to any Mortgage Loan or REO Property which is sold or transferred or otherwise liquidated, an amount equal to the applicable Principal Recovery Percentage of the amount equal to (a) the Liquidation Proceeds of such Mortgage Loan or REO Property (other than any such proceeds specified in clause (i) of the definition of Liquidation Proceeds) minus (b) any broker's commission and related brokerage referral fees.

     "Liquidation Proceeds": The amount (other than Insurance Proceeds) received in connection with (i) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a Specially Serviced Mortgage Loan through a trustee's sale, foreclosure sale or otherwise or (iii) a sale of a Mortgage Loan or an REO Property in accordance with Section 3.18 or Section 9.01.

     "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

     "Loan Documents": With respect to any Mortgage Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan, or subsequently added to the related Mortgage File (including, without limitation, with respect to the Americold Pool Loan, the Co-Lender Agreement).

     "Loan Group":  Either Group 1 or Group 2.

     "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Seller or any sub-servicer for the Seller, as set forth in the Mortgage Loan Schedule.

     "Loan Sale Agreement": The Falcon Loan Sale Agreement or the GSMC Loan Sale Agreement.

     "Lock-Box Account": With respect to any Mortgaged Property, if applicable, any account created pursuant to any documents relating to a Mortgage Loan to receive rental or other income generated by the Mortgaged Property. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and
Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon.

     "Lock-Box Agreement": With respect to any Mortgage Loan, the lock-box or other similar agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

     "Lock-out Period": With respect to any Mortgage Loan, the period of time specified in the related Loan Documents during which voluntary prepayments by the related Borrower are prohibited.

     "Lower-Tier Distribution Account": The account or accounts created and maintained as a separate account or accounts by the Trustee pursuant to Section 3.05(b), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Lower-Tier Distribution Account" and which must be an Eligible Account.

     "Lower-Tier Regular Interests": The Class LA-1, Class LA-2, Class LA-3, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ and Class LK Interests.

     "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Default Interest, amounts collected on the AIMCO Multifamily Pool Conditional Debt and Excess Interest), collections thereon, any REO Property acquired in respect thereof and all proceeds of such REO Property, other property of the Trust Fund related thereto, and amounts held in respect thereof from time to time in the Collection Account, the Interest Reserve Account and the Lower-Tier Distribution Account.

     "MAI":  Member of the Appraisal Institute.

     "Management Agreement": With respect to any Mortgage Loan, the management agreement, if any, by and between the Manager and the related Borrower, or any successor management agreement between such parties.

     "Manager": With respect to any Mortgage Loan, any property manager for the related Mortgaged Properties.

     "Master Servicer": GMACCM or its successor in interest, or any successor Master Servicer appointed as herein provided.

     "Master Servicer Event of Default":  As defined in Section 7.01(a).

     "Master Servicer Remittance Date": With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

     "Master Servicer Remittance Report": A report prepared by the Master Servicer in such media as may be agreed upon by the Master Servicer and the Trustee containing such information regarding the Mortgage Loans as will permit the Trustee to calculate the amounts to be distributed pursuant to Section 4.01 and to furnish statements to Certificateholders pursuant to Section 4.02 and containing such additional information as the Master Servicer and the Trustee may from time to time agree.

     "Maturity Date": With respect to each Mortgage Loan, the maturity date as set forth on the Mortgage Loan Schedule.

     "Monthly Distribution Statement":  As defined in Section 4.02(a).

     "Monthly Payment": With respect to any Mortgage Loan (other than any REO Mortgage Loan) and any Due Date, the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate, which is payable by the related Borrower on such Due Date under the related Note or Notes. The Monthly Payment with respect to (i) an REO Mortgage Loan, or (ii) any Mortgage Loan which is delinquent at its respective Maturity Date and with respect to which the Special Servicer does not enter into an extension, is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged or the related Maturity Date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

     "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note.

     "Mortgage File": With respect to any Mortgage Loan, the mortgage documents listed in Section 2.01(i) through (xvi) pertaining to such particular Mortgage Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

     "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, the mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-Off Date. Such term shall include any REO Mortgage Loan or defeased Mortgage Loan.

     "Mortgage Loan Schedule": The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

         (a)      the Borrower's name;

         (b)      the Monthly Payment in effect as of the Cut-Off Date;

         (c) the Mortgage Rate (separately identifying the Excess Rate and the Revised Rate, if any), including the interest calculation convention (i.e., "30/360" or "actual/360");

         (d)      the Net Mortgage Rate in effect at the Cut-Off Date;

         (e)      the original principal balance;

         (f) the original term to stated maturity, remaining term to stated maturity, and Maturity Date;

         (g)      the original and remaining amortization terms;

         (h)      the Stated Principal Balance as of the Cut-Off Date;

         (i)      the loan-to-value ratio as of the Cut-Off Date;

         (j)      the applicable Servicing Fee Rate as of the Cut-Off Date;

         (k)      the applicable Loan Number;

         (l)      the number of Mortgaged Properties securing such Mortgage
                  Loan;

         (m)      the Anticipated Repayment Date, if any;

         (n)      the Originator; and

         (o)      the applicable Loan Group.

The Mortgage Loan Schedule shall also set forth the total of the amounts described under clauses (e) and (h) above for all of the Mortgage Loans.

     "Mortgage Loan Seller":  Each of Falcon and GSMC.

     "Mortgage Rate": With respect to any Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan as stated in the related Note, in each case without giving effect to the Excess Rate or the Default Rate with respect to any Mortgage Loan. Notwithstanding the foregoing, if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, for purposes of calculating the WAC Rate, the Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date shall be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one-month period at the related Mortgage Rate; provided, however, that with respect to each Mortgage Loan which accrues interest on the basis of a 360-day year and the actual number of days, (i) the Mortgage Rate for the one-month period preceding the Due Dates in January and February in any year which is not a leap year and in February in any year which is a leap year, shall be determined net of any Withheld Amounts and (ii) the Mortgage Rate for the one-month period preceding the Due Date in March shall be determined taking into account the addition of any such Withheld Amounts.

     "Mortgaged Property": The underlying property securing a Mortgage Loan, including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate, or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

     "Net Default Interest":  As defined in Section 3.05(c).

     "Net Insurance Proceeds": Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other Loan Documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

     "Net Liquidation Proceeds": The Liquidation Proceeds received with respect to any Mortgage Loan (including an REO Mortgage Loan) net of the amount of (i) Liquidation Expenses incurred with respect thereto and, (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

     "Net Mortgage Rate": With respect to any Mortgage Loan and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan minus the related Servicing Fee Rate (adjusted if necessary to accrue on the basis of a 360-day year consisting of twelve 30-day months); provided, however, that for purposes of calculating any Pass-Through Rate, the Net Mortgage Rate of such Mortgage Loan shall be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or similar proceeding involving the related Borrower.

     "Net REO Proceeds": With respect to each REO Property and any related REO Mortgage Loan, REO Proceeds with respect to such REO Property or REO Mortgage Loan (other than the proceeds of a liquidation thereof) net of any insurance premiums, taxes, assessments, ground rents and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b) of this Agreement.

     "New Lease": Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund if the Trust Fund has the right to renegotiate the terms of such lease.

     "NOI Adjustment Worksheet": A report prepared by the Master Servicer or the Special Servicer, as the case may be, substantially containing the content described in Exhibit Q-8 attached hereto, presenting the computations made in accordance with the methodology described in said Exhibit Q-8 to "normalize" the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement, sent to the Trustee with each annual operating statement for a Mortgaged Property pursuant to Section 3.13(d).

     "Non-U.S. Person":  A person other than a U.S. Person.

     "Nonrecoverable Advance": Any portion of an Advance proposed to be made or previously made which has not been previously reimbursed to the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, and which, in the good faith business judgment of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, will not or, in the case of a proposed Advance, would not be ultimately recoverable from late payments, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, in any case taking into account all prior unreimbursed Advances and the likelihood of recovery of anticipated Advance Interest Amounts. The judgment or determination by the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced in the case of the Master Servicer or Special Servicer, by a certificate of a Servicing Officer delivered to the Trustee, the Fiscal Agent, the Seller and, in the case of the Special Servicer, to the Master Servicer, and in the case of the Trustee or the Fiscal Agent, by a certificate of a Responsible Officer of the Trustee or Fiscal Agent, as applicable, delivered to the Seller (and the Trustee if the certificate is from the Fiscal Agent), which in each case sets forth such judgment or determination and the procedures and considerations of the Master Servicer, Special Servicer, Trustee or Fiscal Agent, as applicable, forming the basis of such determination (including, but not limited to, information selected by the Person making such judgment or determination in its good faith discretion, such as related income and expense statements, rent rolls, occupancy status, property inspections, Master Servicer, Special Servicer, Trustee or Fiscal Agent inquiries, third party engineering and environmental reports, and an appraisal conducted by an MAI appraiser in accordance with MAI standards or any Updated Appraisal thereof conducted within the past 12 months; copies of such documents to be included with the certificate of a Responsible Officer). Any determination of non-recoverability made by the Master Servicer may be made without regard to any value determination made by the Special Servicer other than pursuant to an Updated Appraisal. In addition, upon the determination by the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent that an Advance with respect to any Mortgage Loan would be a Nonrecoverable Advance, any future Advances with respect to such Mortgage Loan shall be deemed to be Nonrecoverable Advances until notice to the contrary is received from the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as the case may be.

     "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

     "Notice of Termination": Any of the notices given to the Trustee by the Master Servicer, the Seller or any Holder of a Class LR Certificate pursuant to
Section 9.01(c).

     "Notional Amount": For any date of determination, (a) with respect to the Class X Certificates, a notional principal amount equal to the aggregate of the principal amounts of the Class LA-1, Class LA-2, Class LA-3, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ and Class LK Interests, corresponding to the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, respectively, as of the preceding Distribution Date (after giving effect to the distributions of principal on such Distribution Date) or, in the case of the first Distribution Date, as of the Closing Date, and (b) in the case of each Component, the amount set forth in the applicable definition thereof.

     "Officers' Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer or the Special Servicer, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Seller, and delivered to the Seller, the Trustee or the Master Servicer, as the case may be.

     "Operating Statement Analysis": With respect to each Mortgage Loan and REO Mortgage Property, a report substantially containing the content described in Exhibit Q-7 attached hereto.

     "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Seller, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Trustee, except that any opinion of counsel relating to (a) qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor"), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Seller, the Special Servicer and the Master Servicer.

     "Originator":   Each  of  AMRESCO   Capital,   L.P.,  a  Delaware   limited
partnership, Archon, Central Park Capital, L.P., a Delaware limited partnership, Falcon, GSMC and MF VMF, LLC, a Delaware limited liability company.

     "Other Americold Pool Loan":  As defined in Section 2.01.

     "Ownership Interest": Any record or beneficial interest in a Class R or Class LR Certificate.

     "P&I Advance": As to any Mortgage Loan, any advance made by the Master Servicer, the Trustee, or the Fiscal Agent pursuant to Section 4.06. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to but without duplication, payment or reimbursement of interest thereon at the Advance Rate through the date of payment or reimbursement.

     "Pass-Through Rate": Each of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class X Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class J Pass-Through Rate and the Class K Pass-Through Rate. The Class Q, Class R and Class LR Certificates do not have Pass-Through Rates.

     "Paying Agent":  The paying agent appointed pursuant to Section 5.04.

     "Payment Reserve Account": The account created and maintained by the Trustee pursuant to Section 3.05(e), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Payment Reserve Account" and which shall be an Eligible Account.

     "Payment Reserve Release Date": The earlier to occur of (a) the Distribution Date immediately following the Distribution Date on which the Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero (or the Distribution Date on which such reduction occurs, if any other Class of Certificates would be entitled to distributions in reduction of the Certificate Principal Amount thereof on such Distribution Date in accordance with Section 4.01, without regard to amounts held in the Payment Reserve Account); or (b) the Distribution Date immediately following the earliest of (i) receipt of any unscheduled payment of principal on any Mortgage Loan (other than a Principal Prepayment in full on any ARD Loan on its Anticipated Repayment
Date), (ii) occurrence of a delinquency of 60 days or more with respect to any Mortgage Loan, or (iii) failure of any Mortgage Loan to be paid in full on its Maturity Date (or, with respect to any ARD Loan, on its Anticipated Repayment
Date) or within 30 days thereafter.

     "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class Q, Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Principal Amount or Notional Amount, as applicable, of such Class of Certificates. With respect to any Class Q, Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

     "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn and a maximum maturity of 365 days, regardless of whether issued by the Seller, the Master Servicer, the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to the Master Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates:

         (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

         (ii)     Federal Housing Administration debentures;

         (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system-wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

         (iv) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

         (v) demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

         (vi) debt obligations rated by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

         (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) that is rated by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates) in its highest short-term unsecured money market fund rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

         (viii) the Federated Prime Obligation Money Market Fund (the "Fund") so long as the Fund is rated by each Rating Agency in its highest short-term unsecured debt ratings category (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates); and

         (ix) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to the Master Servicer, Special Servicer or Trustee, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates;

provided, however, that, in the judgment of the Master Servicer, such instrument continues to qualify as a "cash flow investment" pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (iii) the rating for such instrument or security includes an "r" designation.

     Notwithstanding the foregoing, to the extent that the Loan Documents with respect to a particular Mortgage Loan require the funds in the related Borrower Accounts to be invested in investments other than those itemized in clause (i) through (ix) above, the Master Servicer shall invest the funds in such Borrower Accounts in accordance with the terms of the related Loan Documents.

     "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person that is a Qualified Institutional Buyer other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person may cause the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

     "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Plan":  As defined in Section 5.02(k).

     "Prepayment Assumption": The assumption that there will be zero prepayments with respect to the Mortgage Loans, other than the ARD Loans, which are assumed to prepay in full on their Anticipated Repayment Date.

     "Prepayment Interest Excess": With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan after the Due Date in such Prepayment Period, the amount of interest that accrued for such Mortgage Loan on the amount of such Principal Prepayment during the period commencing on the date after such Due Date and ending on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan, inclusive, to the extent collected from the related Borrower.

     "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to the Due Date in such Prepayment Period, the amount of interest, to the extent not collected from the related Borrower, that would have accrued such Mortgage Loan on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

     "Prepayment Period": With respect to any Distribution Date, the period beginning the day after the Determination Date in the month immediately preceding the month in which such Distribution Date occurs (or on the Cut-Off Date, in the case of the first Distribution Date) through and including the Determination Date immediately preceding such Distribution Date.

     "Principal Distribution Amount": For any Distribution Date and a Loan Group will be equal to the sum, without duplication, of:

         (i) the principal component of all scheduled Monthly Payments which became due on the related Due Date (if received, or advanced by the Master Servicer, the Trustee or Fiscal Agent, in respect of such Distribution
     Date) with respect to the Mortgage Loans in such Loan Group;

         (ii) the principal component of any payment on any Mortgage Loan in such Loan Group received or applied on or after the date on which such payment was due in the related Prepayment Period, net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan;

         (iii) the portion of Unscheduled Payments allocable to principal of any Mortgage Loan in such Loan Group (other than any amounts applied as AIMCO Multifamily Pool Conditional Debt) received or applied during the related Prepayment Period, net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan; and

         (iv) the Principal Shortfall, if any, for such Distribution Date and Loan Group.

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof. The Principal Distribution Amount for Group 1 will be decreased by the amount of any payments on the Mortgage Loans deposited during the applicable Prepayment Period into the Payment Reserve Account pursuant to Section 3.05(e). On the Payment Reserve Release Date, the Principal Distribution Amount for Group 1 will be increased by the amount of any funds released for such Distribution Date from the Payment Reserve Account representing principal collections on Mortgage Loans in Group 1. After the date upon which either (A) the Class A-1 and Class A-2 Certificates have been reduced to zero, or (B) the Class A-3 Certificates have been reduced to zero, the Principal Distribution Amount for both Loan Groups will not be reduced by any amounts deposited in the Payment Reserve Account.

     "Principal Prepayment": Any payment of principal made by a Borrower on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

     "Principal Recovery Percentage": With respect to (i) any Specially Serviced Mortgage Loan with a Stated Principal Balance greater than or equal to $50,000,000, 0.75%, and (ii) any Specially Serviced Mortgage Loan with a Stated Principal Balance less than $50,000,000, 1.00%.

     "Principal Shortfall": For any Distribution Date and any Loan Group, the amount, if any, by which (i) the Principal Distribution Amount for the preceding Distribution Date for such Loan Group exceeds (ii) the aggregate amount actually distributed with respect to principal on one or more Classes of Certificates on such preceding Distribution Date in respect of such Principal Distribution Amount.

     "Private Global Certificate": Each of the Regulation S Global Certificate or Rule 144A Global Certificate with respect to the Class F, Class G, Class H, Class J and Class K Certificates so long as any such Class of Certificates is registered in the name of a nominee of the Depository.

     "Property Advance": As to any Mortgage Loan, any advance made by the Master Servicer, Special Servicer, the Trustee or the Fiscal Agent in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or taxes and assessments or insurance premiums, pursuant to Section 3.04 or Section 3.22, as applicable. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance through and including the date of payment or reimbursement. Pursuant to the terms of the Co-Lender Agreement, Property Advances with respect to the Americold Loan will be required to be made by the servicer under the Series 1998-GL II Pooling Agreement and the Master Servicer shall reimburse such servicer with respect to such Servicing Advances as required pursuant to the Co-Lender Agreement.

     "Property Protection Expenses": Any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee pursuant to Sections 3.04, 3.08, 3.10(f), 3.10(g), 3.10(i) and 3.17(b) or indicated herein as being a cost or expense of the Lower-Tier REMIC (in respect of the Mortgage Loans), in each case to be advanced by the Master Servicer, the Special Servicer or the Trustee, as applicable.

     "Public Global Certificate": Each of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E and Class X Certificates so long as any such Class of Certificates is registered in the name of a nominee of the Depository.

     "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

     "Qualified Insurer": As used in Sections 3.08 and 5.08, in the case of (i) all policies not referred to in clause (ii) below, (a) an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated (x) in one of the three highest applicable rating categories by at least two nationally recognized statistical rating organizations (one of which must be S&P), and (y) either "A" by Fitch or at least A-IX by Best's Rating Guide, or (b) a company approved in the Loan Documents for any particular Mortgage Loan, and (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c), shall have a claim paying ability rated by each Rating Agency (and if such company is not rated by Fitch, is rated A-IX by Best's Key Rating Guide) no lower than two ratings categories (without regard to pluses or minuses) lower than the highest rating of any outstanding Class of Certificates from time to time, but in no event lower than "BBB" by Fitch and S&P unless in the case where such insurance is not rated by one or more Rating Agencies or where such insurance has a claims paying ability rated by one or more Rating Agencies in a rating category lower than required herein, either (a) such insurer's obligations are guaranteed or backed by a company having such a claim-paying ability rating, or (b) each such Rating Agency has confirmed in writing that obtaining the related insurance from an insurance company that is not rated by such Rating Agency (subject to the foregoing exceptions) or that has a lower claims paying ability than such requirements shall not result, in and of itself, in a downgrade, qualification or withdrawal of the then current ratings by such Rating Agency to any Class of Certificates.

     "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision).

     "Rated Final Distribution Date": The Distribution Date occurring in October 2030.

     "Rating Agency": Any of S&P or Fitch. References herein to the highest long-term unsecured debt rating category of S&P and Fitch shall mean "AAA" and in the case of any other rating agency shall mean such highest rating category or better without regard to any plus or minus or numerical qualification.

     "Rating Agency Monitoring Fee": The annual monitoring and surveillance fees charged by the Rating Agencies, plus any fees charged by the Rating Agencies in connection with assumptions of Mortgage Loans or written confirmations obtained from such Rating Agencies relating to the ratings of the Certificates. The Master Servicer shall pay, from its own funds, the annual monitoring and surveillance fees for S&P. On or prior to the Closing Date, the Seller shall pay a one time annual monitoring and surveillance fee for Fitch.

     "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

     "Realized Loss": With respect to any Distribution Date, the amount, if any, by which (A) the aggregate Certificate Principal Amount of the Certificates, after giving effect to distributions on such Distribution Date exceeds (B) the sum of (x) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to any payments of principal received or advanced with respect to the Due Date occurring immediately prior to such Distribution Date plus (y) prior to the Payment Reserve Release Date, any payments on the Mortgage Loans deposited into the Payment Reserve Account pursuant to Section 3.05(e).

     "Reassignment  of Assignment of Leases,  Rents and Profits":  As defined in
Section 2.01(viii).

     "Record Date": With respect to each Distribution Date and each Class of Certificates, the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.

     "Regular Certificates": The Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K and Class X Certificates.

     "Regulation D":  Regulation D under the Act.

     "Regulation S":  Regulation S under the Act.

     "Regulation S Global Certificates":  As defined in Section 5.01.

     "Regulation S Investor": With respect to a transferee of a Regulation S Global Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

     "Regulation S Transfer Certificate": A certificate substantially in the form of Exhibit K-1 or Exhibit K-2 hereto, as applicable.

     "Rehabilitation Fee": As to any Mortgage Loan that has been a Specially Serviced Mortgage Loan, on the occasion that such Mortgage Loan has not been a Specially Serviced Mortgage Loan for three consecutive Collection Periods, an amount equal to the Principal Recovery Percentage of the highest Stated Principal Balance of such Mortgage Loan while it was a Specially Serviced Mortgage Loan; provided, however, that such Rehabilitation Fee shall be due only once for each Mortgage Loan during the term of this Agreement.

     "Reinvestment Enhancement Instrument": Either (a) an irrevocable letter of credit in the amount of $2,990,126, issued by ABN AMRO Bank N.V. in favor of the Trustee on behalf of the Certificateholders as beneficiary, substantially in the form attached hereto as Exhibit R, or (b) funds maintained in the Reinvestment Reserve Account established by the Trustee pursuant to Section 4.08, or (c) another instrument or obligation provided by or on behalf of the Seller in accordance with Section 4.08 in lieu of either of the assets described in (a) or
(b) hereof. The Reinvestment Enhancement Instrument shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "Reinvestment Reserve Account": The account created and maintained by the Trustee pursuant to Section 4.08, which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Reinvestment Reserve Account" and which shall be an Eligible Account. All funds at any time held in such account shall be invested in Permitted Investments at the direction of the Seller. The Reinvestment Reserve Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

     "Related Certificate" and "Related Lower-Tier Regular Interest": For any Class of Lower-Tier Regular Interest, the related Certificates set forth below, and for any Class of Sequential Pay Certificates, the related Class of Lower-Tier Regular Interest set forth below:

                                            Related Lower-Tier
       Related Certificate                   Regular Interest
       -------------------                  ------------------

       Class A-1                                 Class LA-1

       Class A-2                                 Class LA-2

       Class A-3                                 Class LA-3

       Class B                                   Class LB

       Class C                                   Class LC

       Class D                                   Class LD

       Class E                                   Class LE

       Class F                                   Class LF

       Class G                                   Class LG

       Class H                                   Class LH

       Class J                                   Class LJ

       Class K                                   Class LK


     "REMIC": A "real estate mortgage  investment conduit" within the meaning of
Section 860D of the Code.

     "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

     "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

         (i) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

         (ii) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

         (iii) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

         (iv) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

         (v) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

     "REO Account":  As defined in Section 3.17(b).

     "REO Mortgage Loan": Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

     "REO Proceeds": With respect to any REO Property and the related REO Mortgage Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Mortgage Loan which do not constitute Liquidation Proceeds.

     "REO Property": A Mortgaged Property title to which has been acquired by the Master Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise.

     "REO Status Report": A report substantially containing the content described in Exhibit Q-5 attached hereto, setting forth, among other things, with respect to each REO Property that was included in the Trust Fund as of the close of business on the Determination Date immediately preceding the preparation of such report, (i) the acquisition date of such REO Property, (ii) the amount of income collected with respect to any REO Property net of related expenses and other amounts, if any, received on such REO Property during the related Collection Period and (iii) the value of the REO Property based on the most recent appraisal or other valuation thereof available to the Special Servicer as of such date of determination (including any prepared internally by the Special Servicer).

     "Repurchase Price": With respect to a Mortgage Loan shall be equal to the sum of:

         (i) the outstanding principal balance of such Mortgage Loan as of the date of purchase;

         (ii) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time, to but not including the Due Date in the Collection Period of purchase;

         (iii) all related unreimbursed Property Advances (including any Property Advances made or due and owing with respect to the Americold Pool Loan pursuant to the terms of the Co-Lender Agreement) plus accrued and unpaid interest on all related Advances at the Advance Rate and accrued and unpaid Special Servicing Fees allocable to such Mortgage Loan; and

         (iv) all reasonable out-of-pocket expenses reasonably incurred by the Master Servicer, the Special Servicer, the Seller and the Trustee in respect of the breach giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, which are reimbursable to such parties pursuant to the terms herein.

     "Request for Release": A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

     "Reserve Account Reinvestment Requirement": For any Distribution Date, one-twelfth (1/12) of the product of (x) the amount of payments on the Mortgage Loans deposited in the Payment Reserve Account prior to the month in which such Distribution Date occurs and (y) the weighted average of the Net Mortgage Rates on the Mortgage Loans in Group 1 with respect to which principal payments have previously been deposited in the Payment Reserve Account, with weighting determined for purposes of such calculation based on the aggregate amount of such principal payments on each such Mortgage Loan deposited in the Payment Reserve Account prior to the month in which such Distribution Date occurs.

     "Reserve Accounts": With respect to any Mortgage Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. To the extent not inconsistent with the related Mortgage Loan, each such Reserve Account shall be an Eligible Account.

     "Residual Certificates":  The Class R and Class LR Certificates.

     "Responsible Officer": Any officer of the Asset-Backed Securities Trust Services Group of the Trustee or the Fiscal Agent (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Fiscal Agent, as such list may from time to time be amended.

     "Responsible Party": Each of ACLI, ACMFLP, GSMC and Falcon, in their capacity of making certain representations and warranties in this Agreement.

     "Restricted Certificate":  As defined in Section 5.02(k).

     "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Underwriter and any other distributor (as defined in Regulation S) of the Certificates, and (b) the Closing Date.

     "Revised Rate": With respect to any ARD Loan, the revised Mortgage Rate on each such ARD Loan (in the absence of a default), as set forth on the Mortgage Loan Schedule.

     "Rule 144A":  Rule 144A under the Act.

     "Rule 144A Global Certificates":  As defined in Section 5.01.

     "S&P": Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., or its successor in interest.

     "Scheduled Final Distribution Date": The Distribution Date occurring in April 2028.

     "Securities Legend": With respect to each Rule 144A Global Certificate, Residual Certificate or any Individual Certificate, the legend set forth in, and substantially in the form of, Exhibit F hereto.

     "Seller": GS Mortgage Securities Corporation II, a Delaware corporation, and its successors and assigns.

     "Sequential Pay Certificates": The Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, collectively.

     "Series 1998-GL II":  As defined in Section 2.01.

     "Series 1998-GL II Master Servicer": GMACCM in its capacity as master servicer under the Series 1998-GL II Pooling Agreement.

     "Series 1998-GL II Pooling Agreement": That certain Pooling and Servicing Agreement, dated as of May 11, 1998, among the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, relating to the Series 1998-GL II.

     "Series 1998-GL II Special Servicer": GMACCM in its capacity as special servicer under the Series 1998-GL II Pooling Agreement.

     "Servicing Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount equal to the product of the Servicing Fee Rate and the Stated Principal Balance of such Mortgage Loan, computed for the same number of days respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed pursuant to the terms of the Mortgage Note and applicable law. Such amount includes the compensation payable to the Master Servicer and the Trustee Fee. With respect to any Distribution Date, to the extent that there are Prepayment Interest Shortfalls with respect to Principal Prepayments received during the related Collection Period, the Servicing Fee to which the Master Servicer would otherwise be entitled to with respect to all the Mortgage Loans for such Distribution Date (but not the fees payable to the Special Servicer, the Trustee or the Rating Agencies) shall be reduced by the amount sufficient to fully offset such Prepayment Interest Shortfalls; provided, however, that in no event shall the amount of such reduction exceed 0.04% per annum of the Stated Principal Balance of the Mortgage Loans for the related Collection Period.

     "Servicing Fee Rate": A per annum rate equal to 0.1275% (or, with respect to the Mortgage Loans whose Loan Numbers set forth in the Mortgage Loan Schedule are Loan Numbers O0148 and O0393, 0.2275%).

     "Servicing Officer": Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

     "Servicing Standard": With respect to the Master Servicer or Special Servicer shall mean the servicing of the Mortgage Loans by the Master Servicer or Special Servicer in the best interests of and for the benefit of all of the Certificateholders (as determined by the Master Servicer or Special Servicer as the case may be, in the exercise of its good faith and reasonable judgment) and in accordance with applicable law, the specific terms of the respective Mortgage Loans and this Agreement, and, in the case of the Americold Pool Loan, the Co-Lender Agreement, and to the extent not inconsistent with the foregoing, in the same manner in which, and with the same care, skill and diligence as is normal and usual in its general mortgage servicing and REO property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder, and in each event with a view to the timely collection of all scheduled payments of principal and interest under the Mortgage Loans or, if a Mortgage Loan comes into and continues in default and if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Mortgage Loan to the Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collection that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate), but in any case without regard to:

         (i) any known relationship that the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer may have with any Borrower or any other parties to this Agreement;

         (ii) the ownership of any Certificate by the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or Special Servicer, as applicable;

         (iii) the Master Servicer's or Special Servicer's obligation, as applicable, to make Advances; or

         (iv) the right of the Master Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation for its services hereunder or with respect to any particular transaction.

     "Special Servicer": GMACCM or its successor in interest, or any successor Special Servicer appointed as provided herein.

     "Special Servicer Event of Default":  As defined in Section 7.01(b).

     "Special Servicer's Appraisal Reduction Estimate": As defined in the definition of Appraisal Reduction Amount.

     "Special Servicing Compensation": With respect to any Mortgage Loan, any of the Special Servicing Fee, the Rehabilitation Fee, and the Liquidation Fee which shall be due to the Special Servicer.

     "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) one-twelfth of the Special Servicing Fee Rate and (ii) the Stated Principal Balance of such Specially Serviced Mortgage Loan; provided, that in connection with any partial interest payment, such amounts shall be computed for the same period respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed; provided further, that such fee for the first Interest Accrual Period shall be appropriately prorated to reflect the fact that the first Interest Accrual Period is less than a full month.

     "Special Servicing Fee Rate":  A rate equal to 0.25% per annum.

     "Specially Serviced Mortgage Loan": Subject to Section 3.24, any Mortgage Loan (other than the Americold Pool Loan) with respect to which:

         (i) the related Borrower has not made two consecutive Monthly Payments (and has not cured at least one such Delinquency by the next Due Date under the related Mortgage Loan), or any Balloon Mortgage Loan is delinquent as to its Balloon Payment for more than 30 days;

         (ii) the related Borrower has expressed to the Master Servicer an inability to pay or a hardship in paying the Mortgage Loan in accordance with its terms;

         (iii) the Master Servicer has received notice that the related Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

         (iv) the Master Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the Mortgaged Property securing such Mortgage Loan;

         (v) a default of which (a) the Master Servicer has notice (other than a failure by the related Borrower to pay principal or interest) and (b) which materially and adversely affects the interests of the Certificateholders has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan (or, if no grace period is specified, 60 days); provided that a default requiring a Property Advance shall be deemed to materially and adversely affect the interests of the Certificateholders; or

         (vi) in the opinion of the Master Servicer (consistent with the Servicing Standard) a default under a Mortgage Loan is imminent and such Mortgage Loan deserves the attention of the Special Servicer;

provided, however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan:

         (a) with respect to the circumstances described in clause (i) above, when the Borrower thereunder has brought the Mortgage Loan current and thereafter made three consecutive full and timely Monthly Payments including pursuant to any workout of the Mortgage Loan;

         (b) with respect to the circumstances  described in clause (ii), (iii),
     (iv) and (vi) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer; or

         (c) with respect to the circumstances described in clause (v) above, when such default is cured;

provided,  in any case, that at that time no circumstance  identified in clauses
(i) through (vi) above exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

     In the event the Other Americold Pool Loan becomes a specially serviced mortgage loan under the terms of the Series 1998-GL II Pooling Agreement, the Americold Pool Loan shall be a Specially Serviced Mortgage Loan under this Agreement. Pursuant to the Co-Lender Agreement, the special servicer under the Series 1998-GL II Pooling Agreement will be required to specially service both mortgage loans. When the Other Americold Pool Loan ceases to be a specially serviced mortgage loan under the Series 1998-GL II Pooling Agreement, the Americold Pool Loan shall cease to be a Specially Serviced Mortgage Loan hereunder.

     "Startup Day": The day designated as such pursuant to Section 2.06(a) hereof.

     "Stated Principal Balance": With respect to any Mortgage Loan, at any date of determination, an amount equal to (a) the principal balance (or, with respect to the AIMCO Multifamily Pool Loan, the AIMCO Multifamily Pool Agreed Valuation Amount) as of the Cut-Off Date of such Mortgage Loan, minus (b) the sum of (i) the principal portion of each Monthly Payment due on such Mortgage Loan after the Cut-Off Date and prior to such date of determination, if received from the Borrower or advanced by the Master Servicer, the Special Servicer, Trustee, or Fiscal Agent, (ii) all voluntary and involuntary principal prepayments and other unscheduled collections of principal received with respect to such Mortgage Loan, to the extent distributed to Certificateholders or applied to other payments required under this Agreement before such date of determination and
(iii) any adjustment thereto as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal amount due on such Mortgage Loan (or, with respect to the AIMCO Multifamily Pool Loan, the AIMCO Multifamily Pool Agreed Valuation Amount). The Stated Principal Balance of a Mortgage Loan with respect to which title to the related Mortgaged Property has been acquired by the Trust Fund is equal to the principal balance thereof outstanding on the date on which such title is acquired less any Net REO Proceeds allocated to principal on such Mortgage Loan. The Stated Principal Balance of a Specially Serviced Mortgage Loan with respect to which the Special Servicer has made a Final Recovery Determination is zero.

     "Strip Holder": John B. Levey or any heir, successor or assign with respect to the Broker Strip Amounts.

     "Subordinate Certificates": Any of the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates.

     "Tax Returns": The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC or Lower-Tier REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

     "Terminated Party":  As defined in Section 7.01(c).

     "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

     "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

     "Transferee Affidavit":  As defined in Section 5.02(l)(ii).

     "Transferor Letter":  As defined in Section 5.02(l)(ii).

     "Treasury Regulations": Applicable final or temporary regulation of the U.S. Department of the Treasury.

     "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto;
(ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     "Trust REMICs":  The Lower-Tier REMIC and the Upper-Tier REMIC.

     "Trustee": LaSalle National Bank, a national banking association, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

     "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) one-twelfth of the Trustee Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan; provided, that, in connection with any partial interest payment, such amounts shall be computed for the same period respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed; provided further, that such fee for the first Interest Accrual Period shall be appropriately prorated to reflect the fact that the first Interest Accrual Period is less than a full month.

     "Trustee Fee Rate":  A rate equal to 0.002% per annum.

     "Underwriter":  Goldman, Sachs & Co.

     "Unscheduled Payments": With respect to a Mortgage Loan and a Prepayment Period, all Net Liquidation Proceeds, Net Insurance Proceeds and net condemnation proceeds payable under such Mortgage Loan, any Principal Prepayment, the purchase price of any Mortgage Loan that is purchased pursuant to Sections 3.18 or 9.01, and any other payments under or with respect to such Mortgage Loan not scheduled to be made, but excluding Yield Maintenance Charges, Excess Interest, Default Interest, the Repurchase Price paid for any Mortgage Loan pursuant to Section 2.03 and any amount paid in connection with the release of the related Mortgaged Properties through defeasance.

     "Updated Appraisal": An appraisal of a Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-Off Date and in accordance with MAI standards, the costs of which shall be paid as a Property Advance by the Master Servicer. Updated Appraisals shall be conducted by an MAI appraiser selected by the Special Servicer.

     "Upper-Tier Distribution Account": The trust account or accounts created and maintained as a separate trust account or accounts by the Trustee pursuant to Section 3.05(b), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Upper-Tier Distribution Account" and which must be an Eligible Account.

     "Upper-Tier   REMIC":  A  segregated  asset  pool  within  the  Trust  Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

     "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence as of August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     "Voting Rights": The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class Q, Class R and Class LR Certificates, (b) 4%, in the case of the Class X Certificates; provided that the Voting Rights of the Class X Certificates shall be reduced to zero upon the reduction of the Notional Amount of such Class to zero (the applicable percentage for such Class is the "Fixed Voting Rights Percentage"); (c) in the case of any of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, a percentage equal to the product of (i) 100% minus the Fixed Voting Rights Percentage multiplied by (ii) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Principal Amount of any such Class (which will be reduced for this purpose by the amount of any Appraisal Reduction Amounts notionally allocated to such Class, if applicable) and the denominator of which is equal to the aggregate outstanding Certificate Principal Amounts of all Classes of Certificates. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests. The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder's Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates. Any Certificateholder may transfer its Voting Rights without transferring its ownership interest in the related Certificates provided that such Certificateholder provides notice of such transfer to the Trustee prior to the effectiveness of such transfer.

     "WAC Rate": With respect to any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates in effect for the Mortgage Loans as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances on such Due Dates; provided, however, for purposes of calculating the WAC Rate, payments on the Mortgage Loans deposited in the Payment Reserve Account shall be treated as if they had not been made until such time as such payments are released from the Payment Reserve Account.

     "Watch List": A report substantially containing the content described in Exhibit Q-6 attached hereto, setting forth, among other things, any Mortgage Loan that is in jeopardy of becoming a Specially Serviced Mortgage Loan.

     "Withheld Amounts":  As defined in Section 3.25.

     "Yield Maintenance Charge": With respect to any Mortgage Loan, the yield maintenance charge or prepayment premium, if any, payable under the related Mortgage Note in connection with certain prepayments.

     SECTION 1.02 Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

         (a) All calculations of interest with respect to the Mortgage Loans shall be made in accordance with the terms of the related Note and Mortgage.

         (b) The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan allocable to principal shall equal the total amount of such proceeds minus (a) any portion thereof payable to the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent pursuant to the provisions of this Agreement and (b) a portion thereof equal to the interest component of the Monthly Payment at the related Net Mortgage Rate from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Prepayment Period in which such proceeds are received.

         (c) For purposes of distribution of Yield Maintenance Charges pursuant to Section 4.01(c) on any Distribution Date, the Class of Certificates as to which any prepayment shall be deemed to be distributed shall be determined on the assumption that the portion of the Principal Distribution Amount paid to the Certificates on such Distribution Date in respect of principal shall consist first of scheduled payments included in the definition of Principal Distribution Amount and second of prepayments included in such definition.

         (d) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with
     Section 3.01(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

         (e) Any amounts received in respect of a Mortgage Loan as to which a default has occurred shall be applied to Default Interest and other amounts due on such Mortgage Loan prior to the application to late fees.

         (f) Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related Loan Documents may provide otherwise.

     SECTION 1.03 Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates; provided, however, that for purposes of determining the most subordinate Class of Certificates, in the event that the Class A Certificates are the only Class of Certificates outstanding (other than the Class X, Class Q, Class LR or Class R Certificates), the Class A Certificates and the Class X Certificates together will be treated as the most subordinate Class of Certificates. For purposes of this Agreement, each Class of Certificates other than the Class Q, Class LR and Class R Certificates shall be deemed to be outstanding only to the extent its respective Certificate Principal Amount or Notional Amount has not been reduced to zero; provided, however, that notwithstanding the foregoing, solely for the purpose of distributing Excess Interest in accordance with the terms and priorities set forth in Section 4.01(e), any Class of Certificates entitled to distributions of Excess Interest shall continue to be deemed to be outstanding for so long as the Mortgage Loans with respect to which such Class is entitled to distributions of Excess Interest received therefrom (as set forth in Section 4.01(e)) remain outstanding. For purposes of this Agreement, the Class Q Certificates shall be deemed to be outstanding so long as there are any Certificates outstanding, and the Class R and Class LR Certificates shall be deemed to be outstanding so long as the Trust REMICs have not been terminated pursuant to Section 9.01.


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

     SECTION 2.01 Conveyance of Mortgage Loans. The Seller, concurrently with the execution and delivery hereof, does hereby, sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Seller in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Seller, and all Reserve Accounts, Lock-Box Accounts, the Goldman Group Guaranty, the Reinvestment Enhancement Instrument, the Co-Lender Agreement and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans other than interest and principal due on or prior to the Cut-Off Date, and, with respect to the GSMC Retained Interest Loans, the applicable GSMC Retained Interest Amounts. In connection with such transfer and assignment, the Seller shall make a cash deposit to the Collection Account in an amount equal to the Cash Deposit. The Master Servicer shall remit any GSMC Retained Interest Amounts to GSMC in immediately available funds to an account designated in writing by GSMC promptly on the Master Servicer Remittance Date immediately following receipt. The Seller shall cause the Reserve Accounts and Lock-Box Accounts to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the applicable Originator.

     In connection with such transfer and assignment, the Seller shall, on or prior to the Closing Date, deliver to, and deposit with, the Custodian (on behalf of the Trustee), with copies to the Master Servicer and Special Servicer, the following documents or instruments with respect to each Mortgage Loan so assigned (other than the Americold Pool Loan, with respect to items (ii), (iii), (v) and (viii) below, which have previously been delivered pursuant to the pooling agreement related to Series 1998-GL II):

         (i) the original of the Note, endorsed without recourse to the order of the Trustee in one of the following forms: "Pay to the order of LaSalle National Bank, as Trustee for the GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 1998-C1, without recourse", "Pay to the order of LaSalle National Bank, as Trustee, without recourse", "Pay to the order of LaSalle National Bank, as Custodian, without recourse", "Pay to the order of LaSalle National Bank, as Custodial Agent without recourse", which Note and all endorsements thereon shall, unless the Mortgage Loan was originated by the related Originator, show a complete chain of endorsement from the related Originator to the Trustee;

         (ii) the original recorded Mortgage or counterpart thereof showing the related Originator as mortgagee or, if any such original Mortgage has not been returned from the applicable public recording office, a copy thereof certified to be a true and complete copy of the original thereof submitted for recording;

         (iii) an executed Assignment of Mortgage in suitable form for recordation in the jurisdiction in which the Mortgaged Property is located to either "LaSalle National Bank, as Trustee for the GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 1998-C1, without recourse", "LaSalle National Bank, as Trustee, without recourse", "LaSalle National Bank, as Custodian, without recourse" or "LaSalle National Bank, as Custodial Agent, without recourse";

         (iv) if the related security agreement is separate from the Mortgage, the original executed version or counterpart thereof of such security agreement and the assignment thereof to the Trustee;

         (v) a copy of the UCC-1 financing statement, together with an original executed UCC-2 or UCC-3 financing statement, in a form suitable for filing, disclosing the assignment to the Trustee of the security interest in the personal property (if any) constituting security for repayment of the Mortgage Loan;

         (vi) the original of the Loan Agreement or counterpart thereof relating to such Mortgage Loan, if any;

         (vii) the original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

         (viii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, the original executed version, together with an executed reassignment of such instrument to the Trustee (a "Reassignment of Assignment of Leases, Rents and Profits") in suitable form for recordation in the jurisdiction in which the Mortgaged Property is located (which reassignment, however, may be included in the Assignment of Mortgage and need not be a separate instrument);

         (ix) copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loan, if any, and copies of the original environmental indemnities, if any;

         (x) copies of the original Management Agreements, if any, for the Mortgaged Properties, collateral assignments thereof and any consents of manager;

         (xi) a copy of the related ground lease, if any, as amended, for the Mortgaged Properties, if any;

         (xii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

         (xiii) if any related Lock-Box Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related Originator's security interest in the Reserve Accounts and Lock-Box Accounts and all funds contained therein (and UCC-2 or UCC-3 financing statements assigning such security interest to the Trustee on behalf of the Certificateholders);

         (xiv) any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing;

         (xv)     [Reserved];

         (xvi) any letters of credit and other written agreements related to the Mortgage Loan; and

         (xvii)  with  respect  to  the  Americold   Pool  Loan,  the  Co-Lender
     Agreement.

     On or promptly following the Closing Date (but in no event later than (x) thirty Business Days following the Closing Date in the case of clause (1)(a) below and (y) 60 days following the Closing Date in the case of clauses 1(b) and 2 below), the Seller (or its designee) shall, at its expense, (1) record (a) each Assignment of Mortgage referred to in Section 2.01(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(viii) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) file each UCC-2 or UCC-3 financing statement referred to in
Section 2.01(v) or (xiii) which has not yet been submitted for filing. In the event that any such document is lost or returned unrecorded because of a defect therein, the Seller, or its designee, at the Seller's expense shall use its best efforts to promptly prepare a substitute document for signature by the Seller, and thereafter the Seller or such designee shall cause each such document to be duly recorded. The Trustee shall, promptly upon receipt of the original recorded copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian. Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Seller shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. If a pro forma title insurance policy has been delivered to the Custodian in lieu of an original title insurance policy, the Seller will promptly deliver to the Custodian the related original title insurance policy upon receipt thereof. The Seller shall promptly cause the UCC-1's referred to in Section 2.01(v), if not already filed, to be filed in the applicable public recording office and upon filing will promptly deliver to the Custodian the related UCC-1, with evidence of filing thereon. Copies of such recorded or filed documents shall be delivered to the Master Servicer by the Seller or the Trustee, as applicable.

     Notwithstanding anything to the contrary contained in this Section 2.01, if, on the Closing Date as to any Mortgage Loan, the Seller cannot deliver in complete and recordable form any one of the assignments in favor of the Trustee referred to in clauses (iii), (v), (viii) or (xiii) of the definition of "Mortgage File" solely because of the unavailability of recording information as to any existing document or instrument, the Seller may provisionally satisfy the delivery requirements of this Section 2.01(b) by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit P; provided that all required original assignments with respect to such Mortgage Loan, in fully complete and recordable form, are delivered by the Seller for recording within 180 days of the Closing Date (or within such longer period as the Trustee in its discretion may permit).

     The Americold Pool Loan is secured by Mortgaged Properties which also serve as security for another loan made by GSMC (the "Other Americold Pool Loan"). The Other Americold Pool Loan is included in a trust fund created in connection with the issuance of the Seller's Commercial Mortgage Pass-Through Certificates, Series 1998-GL II ("Series 1998-GL II"). Each of the Americold Pool Loan and the Other Americold Pool Loan is a pari passu loan, and each is entitled to payments made by the related Borrower and other amounts received in respect of the related Mortgaged Properties pro rata on the basis of amounts owing under each such loan.

     Under the terms of the Co-Lender Agreement, the servicer of the Series 1998-GL II will perform the functions of the Master Servicer for both the Americold Pool Loan and the Other Americold Pool Loan and the special servicer for the Series 1998-GL II will, to the extent necessary, specially service both the Americold Pool Loan and the Other Americold Pool Loan, in each case under the terms of the Co-Lender Agreement and the Series 1998-GL II Pooling
Agreement. Pursuant to the terms of the GSMC Loan Sale Agreement, GSMC has assigned its rights and obligations under the Co-Lender Agreement to the Seller. The Seller hereby assigns its rights and obligations under the Co-Lender Agreement to the Trustee on behalf of the Certificateholders. Nothing herein shall be deemed to override the provisions of the Co-Lender Agreement or the Series 1998-GL II Pooling Agreement.

     SECTION 2.02 Acceptance by Custodian and the Trustee. If the Seller cannot deliver any original or certified recorded document described in Section 2.01 on the Closing Date, the Seller shall use its best efforts, promptly upon receipt thereof and in any case not later than 45 days from the Closing Date, to deliver such original or certified recorded documents to the Custodian (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office in which case it shall notify the Custodian and the Trustee in writing of such delay and shall deliver such documents to the Custodian promptly upon the Seller's receipt thereof). By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders. The Trustee agrees to review each Mortgage File within 45 days after the later of (a) the Trustee's receipt of such Mortgage File or (b) execution and delivery of this Agreement, to ascertain that all documents (other than the Environmental Reports referred to in clause (ix) of Section 2.01 which shall be delivered to the Master Servicer) referred to in Section 2.01 above (in the case of the documents referred to in Section 2.01(iv), (v), (vi), (vii) (in the case of any endorsement thereto) and (viii) and (x) through (xvii), as identified to it in writing by the Seller) and any original recorded documents referred to in the first sentence of this Section 2.02 included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Trustee may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans, identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn, mutilated or otherwise defaced, the Trustee shall promptly so notify the Seller and the applicable Responsible Party by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The applicable Responsible Party shall deliver an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form has a material adverse effect on the security provided by the related Mortgaged Property, the applicable Responsible Party shall repurchase the related Mortgage Loan, in any case in the manner and within the time period provided in Section 2.03. None of the Master Servicer, the Special Servicer and the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report.

     The Trustee also hereby acknowledges the assignment to it and receipt by it of the Goldman Group Guaranty and the Co-lender Agreement and the Reinvestment Enhancement Instrument described in clause (a) of the definition thereof.

     The Trustee shall hold that portion of the Trust Fund delivered to the Trustee consisting of "instruments" (as such term is defined in Section 9-105(i) of the Uniform Commercial Code as in effect in Illinois on the date hereof) in Illinois and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Illinois, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Illinois) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

     SECTION 2.03 Representations and Warranties of the Seller and the Responsible Parties.

     (a) Each of the Seller and the Responsible Parties hereby represents and warrants that:

         (i) It is a corporation, limited partnership, or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (ii) It has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including (in the case of the Seller), but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

         (iii) This Agreement has been duly and validly authorized, executed and delivered by it and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of such Person hereunder are the legal, valid and binding obligations of such Person, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by such Person will not conflict with any provision of its certificate of incorporation, limited partnership, or organization, as applicable, or its bylaws or operating agreement, or any law or regulation to which it is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which such
     Person is a party or by which it is bound, or any order or decree applicable to it, or result in the creation or imposition of any lien on any of its assets or property, which would materially and adversely affect the ability of such Person to carry out the transactions contemplated by this Agreement. Such Person has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Person of this Agreement;

         (v) There is no action, suit or proceeding pending against it in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect its ability to carry out its obligations under this Agreement; and

         (vi) The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

     (b) Each Responsible Party hereby makes each of the applicable representations and warranties listed on Schedule I with respect to the Mortgage Loans for which it is designated as Responsible Party on the Mortgage Loan Schedule and agrees to cause to be delivered to the Trustee the applicable Mortgage Loan Documents in accordance with Sections 2.01 and 2.02.

     (c) It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Trustee until the termination of this Agreement, and shall inure to the benefit of the Certificateholders and the Master Servicer. No such representation or warranty shall be limited by the terms of any assignment, endorsement or allonge included in any Mortgage File.

     (d) Upon discovery by the Custodian, the Master Servicer, the Special Servicer, or the Trustee of a breach of any representation or warranty of the applicable Responsible Party in this Agreement, with respect to any Mortgage Loan, or that any document required to be included in the Mortgage File does not conform to the requirements of Section 2.01, such Person shall give prompt notice thereof to the applicable Responsible Party, the applicable Loan Seller and the Seller, and such Responsible Party shall either cure such breach or document defect or, if such breach or defect materially and adversely affects the value of said Mortgage Loan or the interests of the Certificateholders therein, repurchase said Mortgage Loan at the Repurchase Price, within 90 days of the receipt of notice of the breach; it being understood and agreed that none of the Custodian, the Master Servicer, the Special Servicer, and the Trustee has an obligation to conduct any investigation with respect to such matters (except, in the case of the Mortgage Files, to the extent provided in Section 2.01); provided, however, that in the event that such breach or non-conformity is capable of being cured but not within such 90 day period and the applicable Responsible Party has commenced and is diligently proceeding with the cure of such breach or non-conformity within such 90 day period (other than a breach that would cause a related Mortgage Loan to fail to qualify as a Qualified Mortgage), the applicable Responsible Party shall have an additional 90 days to complete such cure; provided, further, that with respect to such additional 90 day period such Responsible Party shall have delivered an officer's certificate to the Trustee and the Master Servicer setting forth the reason such breach is not capable of being cured within the initial 90 day period and what actions such Responsible Party is pursuing in connection with the cure thereof and stating that such Responsible Party anticipates that such breach will be cured within the additional 90 day period.

     (e) Upon receipt by the Master Servicer from the applicable Responsible Party of the Repurchase Price for the repurchased Mortgage Loan, the Master Servicer shall deposit such amount in the Collection Account and the Trustee, pursuant to Section 3.11, shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Master Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.03(d), release or cause to be released to the applicable Responsible Party the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Master Servicer to vest in the applicable Responsible Party any Mortgage Loan released pursuant hereto, and the Trustee and the Master Servicer shall have no further responsibility with regard to such Mortgage File.

     (f) In the event that the applicable Responsible Party incurs any expense in connection with curing a breach of a representation or warranty pursuant to
Section 2.03(c) which also constitutes a default under the related Mortgage Loan, such Responsible Party shall have a right, subrogated to that of the Trustee, as successor to the mortgagee, to recover the amount of such expenses from the related Borrower. The Master Servicer shall use reasonable efforts in recovering, or assisting the applicable Responsible Party in recovering, from the related Borrower the amount of any such expenses.

     SECTION 2.04 Representations, Warranties and Covenants of the Master Servicer and Special Servicer.

     (a) GMACCM, in its capacity as Master Servicer and Special Servicer hereunder, hereby represents, warrants and covenants that as of the Closing Date or as of such date specifically provided herein:

         (i) The Master Servicer and the Special Servicer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California; the Master Servicer and the Special Servicer is, and throughout the term of this Agreement shall remain, to the extent necessary duly authorized and qualified to transact in the jurisdiction where any Mortgaged Property is located any and all business contemplated by this Agreement; the Master Servicer and the Special Servicer, possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

         (ii) The execution and delivery of this Agreement and the Master Servicer's and the Special Servicer's performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate the Articles of Incorporation or By-Laws of the Master Servicer or the Special Servicer, respectively, or any other instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to the Master Servicer or the Special Servicer, respectively, and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any contract, agreement, or other instrument to which the Master Servicer or the Special Servicer, respectively, is a party or which may be applicable to any of its assets;

         (iii) The Agreement constitutes a valid, legal, and binding obligation of the Master Servicer and the Special Servicer, enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

         (iv) The Agreement has been duly executed and delivered by the Master Servicer and the Special Servicer;

         (v) All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Master Servicer and the Special Servicer, have been obtained or made; and

         (vi) There is no pending action, suit or proceeding, arbitration or governmental investigation against the Master Servicer and the Special Servicer, the outcome of which could reasonably be expected to materially affect the Master Servicer's or Special Servicer's, respectively, performance under this Agreement.

     (b) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Seller and the Master Servicer or Special Servicer, as the case may be. Upon discovery by the Seller, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto.

     SECTION 2.05 Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the related Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) the Trustee acknowledges the issuance of the Lower-Tier Regular Interests to the Seller and the execution, authentication, and delivery of the Class LR Certificates to or upon the order of the Seller, evidencing ownership of the entire Lower-Tier REMIC, in exchange for the Mortgage Loans (other than the Excess Interest and the Default Interest), receipt of which is hereby acknowledged, (ii) the Seller hereby conveys all rights, title and interest in and to the Lower-Tier Regular Interests to the Trustee and (iii) the Trustee acknowledges that it has executed and caused to be authenticated and delivered to and upon the order of the Seller, (A) in exchange for the Lower-Tier Regular Interests and the Excess Interest, the Regular Certificates and the Class R Certificates and (B) in exchange for the Default Interest, the Class Q Certificates, in authorized denominations, registered in the names set forth in such order and duly authenticated by the Trustee evidencing ownership of the Upper-Tier REMIC and the undivided interests in the Grantor Trust set forth in Section 2.06(b).

     SECTION 2.06 Miscellaneous REMIC and Grantor Trust Provisions.

     (a) The Class LA-1, Class LA-2, Class LA-3, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ and Class LK Interests are hereby designated as "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates are hereby designated as representing beneficial interests in "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the "Startup Day" of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The
"latest possible maturity date" of the Lower-Tier Regular Interests and the Regular Certificates for purposes of Section 860G(a)(1) of the Code is the Scheduled Final Distribution Date.

     (b) The Class Q Certificates represent pro rata undivided beneficial interests in the Default Interest (subject to the liability of the Trust Fund to pay interest on Advances at the Advance Rate), the AIMCO Multifamily Pool Conditional Debt and the Class Q Distribution Account. The Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F and Class G Certificates represent pro rata undivided beneficial interests in any Excess Interest with respect to the Mortgage Loans and related portions of the Excess Interest Distribution Account, pro rata based on their initial Certificate Principal Amounts. The Class Q Certificates do not represent regular or residual interests in either the Upper-Tier REMIC or the Lower-Tier REMIC. The Goldman Group is the beneficial owner of the Reinvestment Enhancement Instrument and the Reinvestment Reserve Account.

     (c) None of the Seller, the Trustee, the Master Servicer, the Fiscal Agent or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS

     SECTION 3.01 Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans.

     (a) The Master Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loans on behalf of the Trust Fund and the Trustee (as trustee for Certificateholders) in accordance with the Servicing Standard. To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement (and, with respect to the Americold Pool Loan, the Co-Lender Agreement), the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph
(c) of this Section 3.01 and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration which it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Mortgage Loan, to prepare, execute and deliver, on behalf of the Certificateholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Sections 3.09, 3.10, 3.26 and 3.27, any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Sections 3.09, 3.10, 3.26 and 3.27 hereof. The Master Servicer and Special Servicer shall service and administer the Mortgage Loans in accordance with applicable law and shall provide to the Borrowers any reports required to be provided to them thereby. Subject to Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer any powers of attorney and other documents prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. Each of the Master Servicer and the Special Servicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such powers of attorney by the Master Servicer or the Special Servicer, as applicable.

     The Master Servicer and Special Servicer agree to administer and enforce the terms of the Co-Lender Agreement on behalf of the Trustee and the Trust Fund in accordance with the Servicing Standard. Notwithstanding the foregoing, the Master Servicer and the Special Servicer shall not be required to take any action with respect to the Americold Pool Loan which would conflict with the terms of the Co-Lender Agreement or the servicing of the Americold Loan and Other Americold Loan under the Series 1998-GL II Pooling Agreement.

     (b) Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan on a date other than a Due Date to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment. Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any amounts received on U.S. Treasury obligations (which shall not be redeemed by the Master Servicer prior to the maturity thereof) in respect of a Mortgage Loan being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan as of the Due Date immediately following the receipt of such amounts.

     (c) Each of the Master Servicer and the Special Servicer may enter into sub-servicing agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement shall be consistent with the provisions of this Agreement, (ii) no sub-servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Sections 3.09, 3.10, 3.26 and 3.27, and (iii) such agreement shall be consistent with the Servicing Standard. Any such sub-servicing agreement may permit the sub-servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c). Any sub-servicing agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed or terminated by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, or by any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming or terminating party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02.

     Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loans involving a sub-servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as the case may be, and such sub-servicer alone, and the Trustee, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, except as set forth in Section 3.01(d) and no provision herein may be construed so as to require the Trust Fund to indemnify any such sub-servicer.

     (d) If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with
Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any sub-servicing agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c), subject to the right of termination by the Trustee set forth in Section 3.01(c). In such event, the Trustee or the successor Master Servicer or the successor Special Servicer, as applicable, shall be deemed to have assumed all of the Master Servicer's or the Special Servicer's interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such sub-servicing agreement to the same extent as if such sub-servicing agreement had been assigned to the Trustee or such successor Master Servicer or successor Special Servicer, as applicable, except that the Master Servicer or Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such sub-servicing agreement that accrued prior to the succession of the Trustee or the successor Master Servicer or successor Special Servicer, as applicable.

     In the event that the Trustee or any successor Master Servicer or successor Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, upon request of the Trustee, or such successor Master Servicer or Special Servicer, as applicable, the Master Servicer or Special Servicer shall at its own expense deliver to the Trustee or such successor Master Servicer or Special Servicer, as applicable, all documents and records relating to any sub-servicing agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its best efforts to effect the orderly and efficient transfer of any sub-servicing agreement to the Trustee or the successor Master Servicer or Special Servicer, as applicable.

     SECTION 3.02 Liability of the Master Servicer and Special Servicer.

     Notwithstanding any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Master Servicer or Special Servicer, as applicable, shall remain obligated and primarily liable for the servicing and administering of the Mortgage Loans in accordance with the provisions of this Agreement (and with respect to the Americold Pool Loan, the Co-Lender Agreement) without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from any Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer or Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans. Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

     SECTION 3.03 Collection of Certain Mortgage Loan Payments.

     (a) The Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans it is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures. The Master Servicer shall use its reasonable efforts to collect income statements, rent rolls and other reporting information from Borrowers as required by the related Loan Documents and the terms hereof. Consistent with the foregoing, the Master Servicer or Special Servicer, as applicable, may in its discretion waive any late payment charge in connection with any delinquent Monthly Payment with respect to any Mortgage Loan. In addition, the Master Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans as are permitted or required under Section 3.26 hereof.

     (b) In the event that the Master Servicer or Special Servicer receives, or receives notice from the related Borrower that it will be receiving, Excess Interest in any Collection Period, the Master Servicer or Special Servicer, as applicable, will promptly notify the Trustee. Notwithstanding any other provision of this Agreement or any Loan Document, so long as the related Mortgage Loan is part of the Trust Fund, neither the Master Servicer nor the Special Servicer shall enforce collection of any interest on any ARD Loan with respect to the applicable Revised Rate at a rate in excess of two percent (2.00%) per annum in excess of the applicable Initial Rate.

     SECTION 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

     (a) With respect to each Mortgage Loan (other than any REO Mortgage Loan), the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments, ground rents and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, the Master Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in its good faith business judgment that such Advance would be a Nonrecoverable Advance. In the event that any such advance is made by the servicer under the Series 1998-GL II Pooling Agreement, the Master Servicer shall, in accordance with the terms of the Co-Lender Agreement, make a Property Advance equal to the amount required under the terms of the Co-Lender Agreement. The Master Servicer shall be entitled to reimbursement of Advances, with interest thereon at the Advance Rate, that it makes pursuant to the preceding sentence from amounts received on or in respect of the related Mortgage Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

     (b) The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within two Business Days after receipt. The Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Permitted Investments to the extent required by Section 3.07(b) and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires or permits it to be held in an account that is not an Eligible Account) and shall be entitled, "GMAC Commercial Mortgage Corporation, as Master Servicer, in trust for LaSalle National Bank, as Trustee in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1 and Various Borrowers." Withdrawals from an Escrow Account may be made by the Master Servicer only:

         (i) to effect timely payments of items constituting Escrow Payments for the related Loan Documents and in accordance with the terms of the related Mortgage Loan;

         (ii) to transfer funds to the Collection Account to reimburse the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, for any Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

         (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

         (iv) to clear and terminate such Escrow Account upon the termination of this Agreement;

         (v) to pay from time to time to the related Borrower (a) any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Mortgage Loan, or otherwise to the Master Servicer and (b) any other funds required to be released to the related Borrowers pursuant to the related Loan Documents; and

         (vi) to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

     SECTION  3.05  Collection   Account;   Upper-Tier   Distribution   Account;
Lower-Tier Distribution Account; Class Q Distribution Account; Excess Interest Distribution Account; Payment Reserve Account.

     (a) The Master Servicer shall establish and maintain the Collection Account in the Trustee's name, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Collection Account within two Business Days following receipt the following payments and collections received or made by it on or with respect to the Mortgage Loans:

         (i) all payments on account of principal on the Mortgage Loans, including the principal component of Unscheduled Payments;

         (ii) all payments on account of interest on the Mortgage Loans and the interest portion of all Unscheduled Payments;

         (iii)    all Yield Maintenance Charges;

         (iv) any amounts required to be deposited pursuant to Section 3.07(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

         (v) all Net REO  Proceeds  withdrawn  from an REO  Account  pursuant to
     Section  3.17(b)  and  all  Net  Insurance  Proceeds  and  Net  Liquidation
     Proceeds;

         (vi) any amounts received from Borrowers which represent recoveries of Property Protection Expenses, to the extent not permitted to be retained by the Master Servicer as provided herein; and

         (vii) any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer, including, without limitation, proceeds of any repurchase of a Mortgage Loan pursuant to Sections 2.03(c) hereof.

     The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer and, to the extent permitted by applicable law, the Master Servicer shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans. In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Trustee of the location and account number of the Collection Account and shall notify the Trustee in writing of any subsequent change thereof.

     (b) The Trustee shall establish and maintain (i) the Lower-Tier Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests; and (ii) the Upper-Tier Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders. The Lower-Tier Distribution Account and Upper-Tier Distribution Account shall be established and maintained as Eligible Accounts or as sub-accounts of a single Eligible Account. With respect to each Distribution Date, on or before such date the Trustee shall make the withdrawals from the Lower-Tier Distribution Account, as set forth in Section 4.01 hereof, shall make the deposits into the Upper-Tier Distribution Account, as set forth in Section 4.01 hereof, and shall cause the amount of Available Funds (including P&I Advances) and Yield Maintenance Charges to be distributed in respect of the Certificates, pursuant to Section 4.01 hereof on such date.

     (c) The Trustee shall establish and maintain the Class Q Distribution Account in the name of the Trustee in trust for the benefit of the Holders of the Class Q Certificates. The Class Q Distribution Account shall be established and maintained as an Eligible Account. On or before the Master Servicer Remittance Date related to each Distribution Date, the Master Servicer shall remit to the Trustee for deposit in the Class Q Distribution Account an amount equal to the sum of (i) (A) the amount of the aggregate Default Interest received during the preceding Collection Period, minus (B) any portions thereof applied to pay the Advance Interest Amount in respect of Advances (such amount, if any, the "Net Default Interest" for such Distribution Date) plus amounts in respect of the AIMCO Multifamily Pool Conditional Debt received during the preceding Collection Period. Notwithstanding any other provision of this Agreement, no amounts shall be remitted for deposit in the Class Q Distribution Account with respect to collections on any Individual AIMCO Loan until the related Individual AIMCO Loan Agreed Valuation Amount has been paid in full in accordance with the terms of such Individual AIMCO Loan, and the Holders of the Class Q Certificates shall have no interest in any amounts collected on any Individual AIMCO Loan prior to such payment in full.

     (d) Prior to the Master Servicer Remittance Date relating to the Collection Period, if any, in which Excess Interest is received, the Trustee shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee in trust for the benefit of the Certificateholders as set forth in
Section 2.06(b). The Excess Interest Distribution Account shall be established and maintained as an Eligible Account. On or before the Master Servicer Remittance Date related to the applicable Distribution Date, the Master Servicer shall remit to the Trustee for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Collection Period.

     Following the distribution of Excess Interest to Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Excess Interest Distribution Account.

     (e) The Trustee shall establish and maintain the Payment Reserve Account in the name of the Trustee in trust for the benefit of the Holders of the Certificates. Funds in the Payment Reserve Account shall be invested in Permitted Investments.

     If at any time prior to July 1, 2008 (i) no unscheduled payment of principal on any Mortgage Loan has been received (other than a Principal Prepayment in full on any ARD Loan on its Anticipated Repayment Date), (ii) no delinquency of 60 days or more has occurred with respect to any Mortgage Loan, and (iii) no Mortgage Loan has failed to be paid in full on its Maturity Date (or, with respect to any ARD Loan, on its Anticipated Repayment Date) or within 30 days thereafter, commencing on the Master Servicer Remittance Date in July, 2008 the Master Servicer shall remit to the Trustee for deposit in the Payment Reserve Account the principal portion of all Monthly Payments and Balloon Payments due on Mortgage Loans in Group 1 (including the Americold Pool Loan) in the months of July, August and September, 2008, and all Principal Prepayments in full on ARD Loans in Group 1 whose Anticipated Repayment Dates occur in such period.

     On each Master Servicer Remittance Date occurring after August 1, 2008, but on or prior to the Payment Reserve Release Date, the Trustee shall withdraw from the Payment Reserve Account an amount equal to the lesser of (x) the total reinvestment income on funds in such account and (y) the Reserve Account Reinvestment Requirement and deposit such amount in the Lower-Tier Distribution Account. Any reinvestment income on funds in the Payment Reserve Account in excess of such amount shall be remitted by the Trustee to the Goldman Group or its designee on such Distribution Date by wire transfer to an account designated by the Goldman Group or such designee as compensation for directing the investment of funds in the Payment Reserve Account. In addition, on the Master Servicer Remittance Date immediately preceding the Payment Reserve Release Date, the Trustee shall withdraw from the Payment Reserve Account all remaining amounts held therein representing principal payments on the Group 1 Mortgage Loans deposited therein, together with reinvestment income on funds held in the Payment Reserve Account in an amount equal to the lesser of (v) the total of such reinvestment income or (w) the Reserve Account Reinvestment Requirement and deposit such amounts in the Lower-Tier Distribution Account and terminate the Payment Reserve Account. Any reinvestment income in excess of the Reserve Account Reinvestment Requirement shall be remitted to Goldman Group or its designee on such Distribution Date by wire transfer to an account designated by Goldman Group or such designee as compensation for directing the investment of funds in the Payment Reserve Account.

     SECTION 3.06 Permitted Withdrawals from the Collection Account.

     The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals):

         (i) to remit to the Trustee for deposit in the Lower-Tier Distribution Account, the Class Q Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Payment Reserve Account, the amounts required to be deposited in the Lower-Tier Distribution Account, the Class Q Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Payment Reserve Account, pursuant to Sections 4.01(a)(i), 3.05(c), 3.25, 3.05(d) and 3.05(e), respectively;

         (ii) to pay or reimburse the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent for Advances and any related Advance Interest Amounts (provided that the Trustee and the Fiscal Agent shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer's right to reimburse any such Person pursuant to this clause (ii) being limited to (x) any collections on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, or (y) any other amounts in the Collection Account in the event that such Advances have been deemed to be Nonrecoverable Advances or are not recovered from such recoveries in respect of the related Mortgage Loan or REO Property after a Final Recovery Determination;

         (iii)    [Reserved]

         (iv) to the extent not otherwise required to be applied against Prepayment Interest Shortfalls, to pay on or before each Master Servicer Remittance Date to the Master Servicer and the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Fee and Special Servicing Compensation (if any), respectively, in respect of the immediately preceding Interest Accrual Period, to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loan and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in the Collection Account;

         (v) to pay on or before each Distribution Date to the Seller, the applicable Responsible Party or any other applicable Person as the case may be, with respect to each Mortgage Loan or REO Property that has previously been purchased or repurchased by it pursuant to Section 2.03(c), Section
     3.18 or Section 9.01, all amounts received thereon during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

         (vi) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Master Servicer, the Trustee, the Special Servicer, the Seller or the Fiscal Agent, as applicable, for unpaid Servicing Fees, Special Servicing Compensation and other unpaid items incurred by such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a) and (b), Section 3.10, Section 3.12(d), Section 3.17(a), Section 3.18(b), Section 6.03, Section 7.04, Section 8.05(d) or
     Section 10.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

         (vii) to transfer to the Trustee for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05;

         (viii) to withdraw any amount deposited into the Collection Account that was not required to be deposited therein;

         (ix)     to remit any GSMC Retained Interest Amount; and

         (x) to clear and terminate the Collection Account pursuant to Section 9.01.

     The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (ii)-(vi) above.

     The Trustee, the Fiscal Agent, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), or Trustee Fees, Special Servicing Compensation, Advances, Advance Interest Amounts and their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Master Servicer or the Special Servicer, as applicable).

     The Trustee shall, upon receipt, deposit in the Lower-Tier Distribution Account, the Class Q Distribution Account, the Payment Reserve Account, the Interest Reserve Account and the Excess Interest Distribution Account any and all amounts received by the Trustee in accordance with Section 3.06(i). If, as of 3:00 p.m., New York City time, on any Master Servicer Remittance Date or on such other date as any amount referred to in the foregoing clause (i) is required to be delivered hereunder, the Master Servicer shall not have delivered to the Trustee for deposit in the Lower-Tier Distribution Account, the Class Q Distribution Account, the Payment Reserve Account, the Interest Reserve Account and the Excess Interest Distribution Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including, without limitation Section 3.06(i)), then the Trustee shall, to the extent that a Responsible Officer of the Trustee has such knowledge, provide notice of such failure to the Master Servicer by facsimile transmission sent to telecopy No.
(312) 845-8617 (or such alternative number provided by the Master Servicer to the Trustee in writing) and by telephone at telephone No. (312) 845-8585 (or such alternative number provided by the Master Servicer to the Trustee in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such day; provided, however, that the Master Servicer will pay the Trustee interest on such late payment at the prime rate until such late payment is received by the Trustee.

     SECTION 3.07 Investment of Funds in the Collection Account, the REO Account, the Interest Reserve Account, the Borrower Accounts, and Other Accounts.

     (a) The Master Servicer (or with respect to any REO Account, the Special Servicer) may direct any depository institution maintaining the Collection Account and any Borrower Accounts (subject to the second succeeding sentence) and any REO Account (each, for purposes of this Section 3.07, an "Investment Account"), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Master Servicer or the Special Servicer, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, or Reserve Account (the "Borrower Accounts"), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent the Master Servicer is required to do so under the terms of the respective Mortgage Loan or related documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer, or the Special Servicer, with respect to any REO Accounts), as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment direction of any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer), shall: (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

     (b) All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer, except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the Mortgage Loan or applicable law or (ii) any REO Account, which shall be for the benefit of the Special Servicer, and, if held in the Collection Account or REO Account shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.17(b), as applicable. The Master Servicer (or with respect to any REO Account, the Special Servicer) shall deposit from its own funds into any applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss (except with respect to losses incurred as a result of the related Borrower or Manager exercising its power under the related Loan Documents to direct such investment in such Borrower Account); provided, however, that the Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Borrower Account the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested for the benefit of the Borrower under the terms of the Mortgage Loan or applicable law.

     All amounts on deposit in the Lower-Tier Distribution Account, the Upper-Tier Distribution Account and the Class Q Distribution Account shall be held uninvested.

     (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Master Servicer may, but is not obligated to, take such action at its own cost and expense.

     SECTION 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

     (a) The Master Servicer on behalf of the Trustee, as mortgagee, shall use reasonable best efforts to cause the related Borrower to maintain, to the extent required by each Mortgage Loan (other than REO Mortgage Loans), and if the Borrower does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances to the extent the Trustee as mortgagee has an insurable interest and to the extent available at commercially reasonable rates), (i) fire and hazard insurance (and hurricane insurance, if applicable) with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (a) one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment, (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (b) the outstanding principal balance of the related Mortgage Loan or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance provisions and to prevent the Trustee thereunder from being deemed to be a co-insurer  and provided such policy shall include a  "replacement  cost" rider,
(ii) insurance providing coverage against 18 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of rent interruptions and (iii) such other insurance as is required in the related Mortgage Loan. The Special Servicer shall maintain fire and hazard insurance with extended coverage on each REO Property (subject to the provisions of this Agreement concerning Nonrecoverable Advances) in an amount which is at least equal to one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation. If the Special Servicer does not maintain the insurance described in the preceding sentence or the required flood insurance described below, the Master Servicer shall, as soon as practicable after receipt of notice of such failure, maintain such insurance, and if the Master Servicer does not maintain such insurance, the insurance required in the first sentence of this Section 3.08(a) or the required flood insurance described below (if the related Borrower fails to maintain such insurance), the Trustee shall, as soon as practicable after receipt of notice of such failure, maintain such insurance and if the Trustee does not maintain such insurance, the Fiscal Agent shall do so, provided that, in each such case, such obligation will be subject to the provisions of this Agreement concerning Nonrecoverable Advances and to the availability of such insurance at commercially reasonable rates. The Special Servicer shall maintain, with respect to each REO Property (i) public liability insurance providing such coverage against such risks as the Special Servicer determines, consistent with the related Loan Documents and the Servicing Standard, to be in the best interests of the Trust Fund, (ii) insurance providing coverage against 18 months (or such longer period of time as is consistent with the Loan Documents and the Servicing Standard) of rent interruptions and (iii) such other insurance as was required pursuant to the terms of the related Mortgage Loan. All insurance for an REO Property shall be from a Qualified Insurer. Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Borrower in accordance with the terms of the related Loan Documents) shall be deposited into the Collection Account pursuant to Section 3.05, subject to withdrawal pursuant to Section 3.06. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance subject to the conditions set forth below is to be required of any Borrower or to be maintained by the Master Servicer other than pursuant to the terms of the related Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property (other than an REO Property) is located in a federally designated special flood hazard area, the Master Servicer will use its reasonable best efforts to cause the related Borrower to maintain, to the extent required by each Mortgage Loan, and if the related Borrower does not so maintain, shall itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage Loan and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If a Mortgaged Property is related to a Mortgage Loan pursuant to which earthquake insurance was in place at the time of origination, is required to be maintained pursuant to the terms of the Mortgage Loan, the Master Servicer shall use its reasonable best efforts to cause the related Borrower to maintain, and if the related Borrower does not so maintain will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and for so long as such insurance continues to be available at commercially reasonable rates) and maintain earthquake insurance in respect thereof, in the amount required by the Mortgage Loan or, if not specified, in-place at origination. If an REO Property (i) is located in a federally designated special flood hazard area or (ii) is related to a Mortgage Loan pursuant to which earthquake insurance was in place at the time of origination and continues to be available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance and/or earthquake insurance in respect thereof providing the same coverage as described in the preceding sentences or, with respect to earthquake insurance, in the amount required by the Mortgage Loan or, if not specified, in-place at origination. If at any time during the term of this Agreement a recovery under an insurance policy in respect of an REO Property is not available but would have been available if such insurance were maintained thereon in accordance with the standards applied to Mortgaged Properties described herein, the Special Servicer shall (subject to the provisions hereof relating to Nonrecoverable Advances) either (i) immediately deposit into the Collection Account from its own funds the amount that would have been recovered or (ii) apply to the restoration and repair of the property from its own funds the amount that would have been recovered, if such application would be consistent with the Servicing Standard; provided, however, that the Special Servicer shall not be responsible for any shortfall in insurance proceeds resulting from an insurer's refusal or inability to pay a claim. In the case of any insurance otherwise required to be maintained by the Master Servicer or the Special Servicer, as applicable, that is not being so maintained because the Master Servicer or the Special Servicer, as applicable, has determined that it is not available at commercially reasonable rates, the Master Servicer or the Special Servicer, as applicable, shall deliver an Officers' Certificate to the Trustee, the Seller and each Rating Agency which details the steps that were taken in seeking such insurance and the factors which led to the determination that such insurance was not so available. Out-of-pocket expenses incurred by the Master Servicer or Special Servicer in maintaining insurance policies pursuant to this Section 3.08 shall be paid by the Master Servicer or Special Servicer as a Property Advance and shall be reimbursable to the Master Servicer or Special Servicer with interest at the Advance Rate. The Master Servicer (or the Special Servicer, with respect to the Specially Serviced Mortgage Loans) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders, claims under each related insurance policy maintained pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder. All insurance policies required hereunder shall name the Trustee or the Master Servicer or the Special Servicer, on behalf of the Trustee as the mortgagee, as loss payee, and, unless otherwise required under the related Loan Documents, shall be issued by Qualified Insurers.

     (b) (i) If the Master Servicer or the Special Servicer, as applicable, obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties) as to which the related Borrower has not maintained insurance required by the related Mortgage Loan or on all of the REO Properties, as the case may be, it shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a). Any such blanket insurance policy shall be maintained with a Qualified Insurer. A blanket insurance policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that
(i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Master Servicer or the Special Servicer hereunder, as applicable, the Master Servicer and the Special Servicer, respectively, agree to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

     (ii) If the Master Servicer or the Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy and such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section
3.08(a), then the Master Servicer or Special Servicer shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to Section 3.08(a). Such policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of
Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

     (c) The Master Servicer and the Special Servicer shall each maintain a fidelity bond in the form and amount that would meet the servicing requirements of FNMA or FHLMC, whichever is greater, with the Trustee named as certificateholder or loss payee, as applicable thereunder. The Master Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as applicable. In addition, the Master Servicer and the Special Servicer shall each keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans hereunder in the form and amount that would meet the servicing requirements of FNMA or FHLMC, whichever is greater, with the Trustee named as certificateholder or loss payee, as applicable thereunder. The Master Servicer and the Special Servicer shall cause each and every sub-servicer for it to maintain, or cause to be maintained by any agent or contractor servicing any Mortgage Loan on behalf of such sub-servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer pursuant to this Section 3.08(c). All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

     SECTION 3.09 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions.

     (a) If any Mortgage Loan contains a provision in the nature of a "due-on-sale" clause, which by its terms:

         (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or related Borrower, or

         (ii) provides that such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan is included in the Trust Fund, the Master Servicer or Special Servicer, as applicable, on behalf of the Trust Fund shall not be required to enforce such due-on-sale clause and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption to the extent permitted under the terms of the related Mortgage Loan if (x) such provision is not exercisable under applicable law or such exercise is reasonably likely to result in meritorious legal action by the related Borrower or (y) the Master Servicer or Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Net Mortgage
Rate), than would enforcement of such clause. If the Master Servicer or Special Servicer, as applicable, determines that granting of such consent would likely result in a greater recovery, the Master Servicer or Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan and substitute the new Borrower as obligor thereon, provided, that
(a) the credit status of the prospective new Borrower is in compliance with the Master Servicer's or Special Servicer's, as applicable, regular commercial mortgage origination or servicing standards and criteria (as evidenced in writing by the Master Servicer or Special Servicer) and the terms of the related Mortgage and (b) if the Stated Principal Balance of such Mortgage Loan as of the Cut-Off Date (either alone or when aggregated with all other Mortgage Loans to Borrowers that are Affiliates, or that are cross-collateralized with such Mortgage Loan) is at least 5% of the aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-Off Date, the Master Servicer or Special Servicer has received written confirmation from each Rating Agency that such assumption or substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates. In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer. The Master Servicer or Special Servicer, as applicable, shall notify the Trustee that any such assumption or substitution agreement has been completed by forwarding to the Trustee (with a copy to the Master Servicer, if applicable,) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

     Notwithstanding any other provision of this Agreement, upon receipt of the written consent of the Holder of a majority interest in the Controlling Class, the Master Servicer shall consent to, and execute any documents provided to it by the Controlling Class with respect to the one time sale of the Mortgaged Property securing the Mortgage Loan, identified as Loan No. SKY-II on the Mortgage Loan Schedule, the assumption by the purchaser of such Mortgage Loan.

     (b) Subject to Section 3.26, if any Mortgage Loan contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

         (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property, or

         (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property,

then the Master Servicer or Special Servicer, as applicable, on behalf of the Trust Fund, shall not be required to enforce such due-on-encumbrance clause and in connection therewith will not be required to (i) accelerate the payments on the related Mortgage Loan or (ii) withhold its consent to such lien or encumbrance if in either case the Master Servicer or Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard, that such enforcement would not be in the best interests of the Trust Fund and (y) receives prior written confirmation from each Rating Agency that granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then current ratings assigned to the Certificates.

     (c) Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

     (d) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special
Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or the related Note, other than pursuant to Section 3.27.

     (e) With respect to any Mortgage Loan which permits release of Mortgaged Properties through defeasance, and to the extent consistent with the terms of the related Loan Documents:

         (i) In the event such Mortgage Loan requires that the Master Servicer on behalf of the Trustee purchase the required U.S. government obligations, the Master Servicer shall, at the Borrower's expense (to the extent consistent with the Loan Documents), purchase such obligations in accordance with the terms of such Mortgage Loan and hold the same on behalf of the Trust Fund; provided, that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable U.S. government obligations have been identified.

         (ii) The Master Servicer shall require, to the extent the Loan Documents grant the mortgagor discretion to so require, the Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower (to the extent consistent with the Loan Documents)) to the effect that the Trustee has a first priority security interest in the defeasance deposit and the U.S. government obligations and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to the Master Servicer.

         (iii) To the extent consistent with the related Loan Documents, the Master Servicer shall obtain a certificate at the related Borrower's expense from an Independent certified public accountant certifying that the U.S. government obligations comply with the requirements of the related Loan Agreement or Mortgage.

         (iv) To the extent consistent with the related Loan Documents, prior to permitting release of any Mortgaged Properties through defeasance, the Master Servicer shall (at the Borrower's expense) obtain written confirmation from each Rating Agency that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates.

         (v) If the Mortgage Loan permits the related Borrower or the lender or its designee to cause an accommodation borrower to assume such defeased obligations, the Master Servicer shall establish at the Borrower's cost and expense (and shall use its reasonable best efforts to cause the related Borrower to consent to such assumption) a special purpose bankruptcy-remote entity to assume such obligations, the establishment of which will not, as evidenced in a writing of the Rating Agencies delivered to the Trustee, in and of itself, result in the downgrade, qualification or withdrawals of the ratings then assigned to the Certificates.

     SECTION 3.10 Realization Upon Defaulted Mortgage Loans.

     (a) Within 60 days after the occurrence of an Appraisal Reduction Event, the Special Servicer shall obtain an Updated Appraisal of the related Mortgaged Property or REO Property, as the case may be, the costs of which shall be a Property Advance to be advanced by the Master Servicer; provided, however, that the Special Servicer shall not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal which is less than twelve months old. The Master Servicer or Special Servicer, as applicable, shall obtain annual letter updates to the Updated Appraisal or new Updated Appraisals.

     (b) In connection with any foreclosure, enforcement of the Loan Documents or other acquisition, the Special Servicer shall pay the out-of-pocket costs and expenses in any such proceedings as a Property Advance unless the Special
Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance. The Special Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(ii) and Section 3.06(vi).

     If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officers' Certificate delivered to the Trustee.

     In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee (which shall not include the Master Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and on behalf of the holders of the Certificates. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall (except for purposes of Section 9.01) be considered to be a REO Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan shall be considered to be an outstanding Mortgage Loan:

         (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title remain in effect; and

         (ii) Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note in accordance with the terms of such Note. In the absence of such terms, Net REO Proceeds shall be deemed to have been received first in payment of the accrued interest (not including Default Interest or Excess Interest) that remained unpaid on the date that the related REO Property was acquired by the Trust Fund; second in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan deemed to be due and payable in accordance with the terms of such Note and such amortization schedule. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan.

     (c) Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

         (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

         (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

     (d) Notwithstanding any provision to the contrary in this Agreement, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trust Fund, obtain title to any direct or indirect partnership or membership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement, unless the Master Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

     (e) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership or membership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund or the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

         (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith; and

         (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property. In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

     (f) The environmental assessment contemplated by Section 3.10(e) shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. The Master Servicer shall advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in the manner set forth in
Section 3.06.

     (g) If the Special Servicer determines pursuant to Section 3.10(e)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund, but only if the Trustee has mailed notice to the Holders of the Regular Certificates of such proposed action, which notice shall be prepared by the Special Servicer and delivered to the Trustee, and only if the Trustee does not receive, within 30 days of such notification, instructions from the Holders of greater than 50% of the aggregate Voting Rights of such Classes directing the Special Servicer not to take such action. None of the Trustee, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(g) at the direction of the Certificateholders unless the Certificateholders agree to indemnify the Trustee, the Master Servicer and the Special Servicer with respect to such action or inaction. The Special Servicer shall advance the cost of any such compliance, containment, clean-up or remediation unless the Special
Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance. The Special Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06.

     (h) The Special Servicer shall report to the IRS and to the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property which is abandoned or foreclosed. The Special Servicer shall deliver a copy of any such report to the Trustee.

     (i) The costs of any appraisal or annual letter update obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as an Advance and shall be reimbursable from the Collection Account pursuant to Section 3.06.

     SECTION 3.11 Trustee to Cooperate; Release of Mortgage Files.

     Upon the payment in full of any Mortgage Loan or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Trustee or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

     From time to time upon request of the Master Servicer or Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Trustee shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan into an REO Property, receipt by the Trustee of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

     Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Mortgage Loan, or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Loan Documents or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage or other security agreement, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

     SECTION  3.12   Servicing   Fees,   Trustee  Fees  and  Special   Servicing
Compensation.

     (a) As compensation for its activities hereunder, the Master Servicer shall be entitled, with respect to each Mortgage Loan and each Interest Accrual Period, to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06(iv). The Master Servicer's rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement. In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, to the extent permitted by applicable law and the related Mortgage Loans, any late payment charges (except to the extent used to offset Advance Interest), Assumption Fees, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, aggregate Prepayment Interest Excess (but only to the extent such amount exceeds the aggregate Prepayment Interest Shortfall for the related Prepayment Period), or similar items (but not including any Net Default Interest or Yield Maintenance Charges), in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05; provided, however, that the Master Servicer shall not be entitled to apply or retain any amounts as additional compensation, including any late payment charges, with respect to a specific Mortgage Loan with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured and all delinquent amounts (including any Default Interest) due with respect to such Mortgage Loan have been paid. The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Sections 3.06(iv), 3.06(d) and 3.07(b) to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law) any interest or other income earned on deposits therein.

     Notwithstanding the foregoing, the aggregate Servicing Fee due to the Master Servicer with respect to any Distribution Date (but in no event the Trustee Fee payable on such Distribution Date out of the Servicing Fee) shall be reduced by the aggregate amount of any excess of Prepayment Interest Shortfalls over Prepayment Interest Excesses for the related Prepayment Period, up to an amount equal to 0.04% per annum of the aggregate Stated Principal Balance of the Mortgage Loans for the related Interest Accrual Period.

     As compensation for its activities hereunder, on each Distribution Date the Trustee shall be entitled with respect to each Mortgage Loan to the Trustee Fee, which shall be payable by the Master Servicer out of the aggregate Servicing Fee. The Trustee shall pay the routine fees and expenses of the Fiscal Agent, the Certificate Registrar, the Paying Agent, the Custodian and the Authenticating Agent. The Trustee's rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee's responsibilities and obligations under this Agreement.

     Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it. In addition, the Master Servicer shall pay the annual monitoring and surveillance fees for S&P. Except as otherwise provided herein, the Trustee shall pay all expenses incurred by it, the Fiscal Agent, the Certificate Registrar, the Paying Agent, the Custodian and the Authenticating Agent in connection with their activities hereunder.

     (b) As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Mortgage Loan to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06(iv). The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation, (i) to the extent permitted by applicable law and the related Specially Serviced Mortgaged Loans, any Assumption Fees, loan modification or forbearance fees, late payment charges (except to the extent used to offset Advance Interest), extension fees, loan service transaction fees or similar items, and (ii) any interest or other income earned on deposits in the REO Accounts.

     Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

     (c) In addition to the Special Servicing Fees provided for in this Agreement, and not in lieu thereof, the Special Servicer shall be entitled to the following fees and compensation:

         (i)      the Rehabilitation Fee; and

         (ii) the Liquidation Fee payable out of the Liquidation Proceeds prior to the deposit of the Net Liquidation Proceeds in the Collection Account. However, no Liquidation Fee will be payable in connection with, or out of, Liquidation Proceeds resulting from the purchase of any Specially Serviced Mortgage Loan or REO Property (i) by any Responsible Party, or (ii) by the Master Servicer, the Seller or the Certificateholders pursuant to Section
     2.03 or Section 9.01.

     (d) The Master Servicer, Special Servicer and Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations
Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(vi).

     (e) No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer, Trustee or Fiscal Agent, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

     If the Master Servicer, the Special Servicer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer's, the Special Servicer's or the Trustee's good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer or the Trustee, the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Borrower or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer's, the Special Servicer's or Trustee's expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

     (f) On each Master Servicer Remittance Date, the Master Servicer shall pay from the related Servicing Fee, each Broker Strip Amount by wire transfer in immediately available funds to an account designated by the Strip Holder.

     SECTION 3.13 Reports to the Trustee; Collection Account Statements.

     (a) [Reserved]

     (b) Not later than 30 days after each Distribution Date, the Master Servicer shall forward to the Trustee a statement prepared by the Master Servicer setting forth the status of the Collection Account as of the close of business on the last Business Day of the related Prepayment Period and showing the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit specified in Section 3.05 and each category of withdrawal specified in Section 3.06 for the related Prepayment Period. The Trustee and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

     (c) On the Master Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Trustee the following reports with respect to the Mortgage Loans (and, if applicable, the related REO Properties), providing the required information as of the Due Date: (i) a Comparative
Financial Status Report, (ii) a Delinquent Loan Status Report; (iii) an Historical Loss Estimate Report; (iv) an Historical Loan Modification Report; and (v) an REO Status Report. Not later than 4:00 PM New York City time on the third Business Day prior to the Distribution Date, the Master Servicer shall deliver or cause to be delivered to the Trustee the CSSA Data Files. Such reports shall be presented in writing and on a computer readable medium reasonably acceptable to the Trustee. The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer one Business Day after the related Determination Date in the form required by Section 3.13(f) or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required. In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and, absent manifest error, the Trustee shall be entitled to conclusively rely upon the Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein. Any of such reports may include any disclaimers the Master Servicer deems appropriate.

     (d) The Master Servicer shall deliver or cause to be delivered to the Trustee upon request the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer:

         (i) At least annually by June 30th, with respect to each Mortgage Loan and REO Mortgage Loan (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Mortgage Loan or REO Mortgage Loan), an Operating Statement Analysis for the related Mortgaged Property or REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Mortgage Loans and REO Properties, only to the extent requested by the Special Servicer) for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year. The Master Servicer shall use its reasonable efforts to obtain said annual operating statements and rent rolls with respect to each of the Mortgage Loans other than Specially Serviced Mortgage Loans or REO Mortgage Loans, to the extent such action is consistent with applicable law and the terms of the Mortgage Loans.

         (ii) Within thirty days after receipt by the Master Servicer (or twenty days after receipt by the Master Servicer from the Special Servicer in the case of a Specially Serviced Mortgage Loan or REO Property) of any annual operating statements with respect to any Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Mortgage Loan or REO Property), an NOI Adjustment Worksheet for such Mortgaged Property (with the annual operating statements attached thereto as an exhibit).

     The Master Servicer shall maintain one Operating Statement Analysis report for each Mortgaged Property and REO Property (to the extent prepared by and received from the Special Servicer in the case of any REO Property or any Mortgaged Property constituting security for a Specially Serviced Mortgage
Loan). The Operating Statement Analysis report for each Mortgaged Property (other than any such Mortgaged Property which is REO Property or constitutes security for a Specially Serviced Mortgage Loan) is to be updated by the Master Servicer and such updated report delivered to the Trustee on the Master Servicer Remittance Date which is no earlier than thirty days after receipt by the Master Servicer of updated operating statements for such Mortgaged Property. The Master Servicer will use the "normalized" column from the NOI Adjustment Worksheet to update the Operating Statement Analysis report and will use any operating statements received with respect to any Mortgaged Property (other than any such Mortgaged Property which is REO Property or constitutes security for a Specially Serviced Mortgage Loan) to update the Operating Statement Analysis report for such Mortgaged Property, such updates to be completed and copies thereof sent to the Trustee within thirty days after receipt of the necessary information.

     The Special Servicer shall deliver to the Master Servicer the information required pursuant to this Section 3.13(d) with respect to Specially Serviced
Mortgage Loans and REO Mortgage Loans on or before June 10th of each year, commencing on June 10, 1999, and within ten days after its receipt of any operating statement for any related Mortgaged Property or REO Property.

     (e) On each Master Servicer Remittance Date, the Master Servicer shall prepare and deliver to the Trustee and the Special Servicer, a Watch List of all Mortgage Loans that the Master Servicer has determined are in jeopardy of becoming Specially Serviced Mortgage Loans. For this purpose, Mortgage Loans that are in jeopardy of becoming Specially Serviced Mortgage Loans shall include, without limitation: (i) Mortgage Loans having a current debt service coverage ratio that is 80% or less of the debt service coverage ratio as of the Cut-Off Date or having a current debt service coverage ratio that is less than 1.00x, (ii) Mortgage Loans as to which any required inspection of the related Mortgaged Property conducted by the Master Servicer or Special Servicer indicates a problem that the Master Servicer determines can reasonably be expected to materially adversely affect the cash flow generated by such Mortgaged Property, (iii) Mortgage Loans which have come to the Master Servicer's attention in the performance of its duties under this Agreement (without any expansion of such duties by reason hereof) that (A) any tenant occupying 25% or more of the space in the related Mortgaged Property has vacated (without being replaced by a comparable tenant and lease) or been the subject of bankruptcy or similar proceedings or (B) relate to a borrower or an affiliate that is the subject of a bankruptcy or similar proceeding, (iv) Mortgage Loans that are at least one full Collection Period delinquent in payment, and (v) Mortgage Loans that are within 60 days of maturity. Any such Watch List may include any disclaimers the Master Servicer deems appropriate.

     The Special Servicer shall report to the Master Servicer any of the foregoing events promptly upon the Special Servicer having knowledge of such event. In addition, in connection with their servicing of the Mortgage Loans, the Master Servicer and the Special Servicer shall provide to each other and to the Trustee written notice of any event that comes to their knowledge with respect to a Mortgage Loan or REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with Servicing Standards, would have a material adverse effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

     (f) On the Business Day after each Determination Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Seller or any other Rating Agency, to such requesting party, the following reports with respect to the Specially Serviced Mortgage Loans (and, if applicable, the related REO Properties), providing the required information as of the Due Date: (i) a Delinquent Loan Status Report;
(ii) an Historical Loss Estimate Report; (iii) an Historical Loan Modification Report; (iv) an REO Status Report; (v) Comparative Financial Status Reports with respect to all Specially Serviced Mortgage Loans; and (vi) the CSSA Data Files. Such reports shall be presented in writing and on a computer readable magnetic medium.

     (g) Subject to Section 8.01(b) hereof, the Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Master Servicer or the Special Servicer pursuant to this Agreement.

     SECTION 3.14 Annual Statement as to Compliance.

     Each of the Master Servicer and the Special Servicer shall deliver to the Trustee, with a copy to the Rating Agencies and the Seller, on or before April 30th of each year, beginning in 1999, an Officer's Certificate stating, as to the signer thereof, that (i) a review of the activities of the Master Servicer or the Special Servicer, as the case may be, during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Master Servicer or the Special Servicer, as the case may be, has fulfilled in all material respects its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof, (iii) that it has maintained an effective internal control system over the servicing of mortgage loans including the Mortgage Loans, and (iv) the Master Servicer or the Special Servicer, as the case may be, has received no notice regarding qualification, or challenging the status, of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body or, if it has received any such notice, specifying the details thereof. A copy of such Officer's Certificate may be obtained by Certificateholders upon written request to the Trustee pursuant to Section 8.12 hereof.

     SECTION 3.15 Annual Independent Public Accountants' Servicing Report.

     On or before April 30th of each year, beginning in 1999, the Master Servicer at its expense shall cause a firm of nationally recognized Independent public accountants (which may also render other services to the Master Servicer) and that is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee and to the Seller to the effect that (i) it has obtained a letter of representation regarding certain matters from the management of the Master Servicer, which includes an assertion that the Master Servicer has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial and multifamily mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of commercial and multifamily mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of commercial and multifamily mortgage loans by sub-servicers, upon comparable reports of firms of independent certified public accounts rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those sub-servicers.

     SECTION 3.16 Access to Certain Documentation.

     The Master Servicer and Special Servicer shall provide to any Certificateholders that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer. Nothing in this Section 3.16 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

     SECTION 3.17 Title and Management of REO Properties.

     (a) In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund. The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property prior to the close of the third calendar year beginning after the Trust Fund acquires ownership of such REO Property for purposes of
Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or
(ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund), addressed to the Special Servicer and Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

     (b) The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement (and, with respect to the Americold Pool Loan, the Co-Lender Agreement), to do any and all things in connection with any REO Property as are consistent with the Servicing Standard and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders, and, in connection therewith, the Special Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any "net income from foreclosure property," within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Trustee in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "GMAC Commercial Mortgage Corporation, as Special Servicer, in trust for LaSalle National Bank, as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1 II, REO Account." The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b). The Special Servicer shall deposit or cause to be deposited in the REO Account within one Business Day after receipt all revenues received by it with respect to any REO Property (other than Liquidation Proceeds, which shall be remitted pursuant to Section 3.18(e) to the Collection Account), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

         (i) all insurance premiums due and payable in respect of any REO Property;

         (ii) all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

         (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property; and

         (iv) any taxes imposed on the Upper-Tier REMIC or Lower-Tier REMIC in respect of net income from foreclosure property in accordance with Section 4.05.

     To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above and the Special Servicer has provided written notice of such shortfall to the Master Servicer at least five Business Days prior to the date that such amounts are due, the Master Servicer shall advance the amount of such shortfall unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. If the Master Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance; and if the Trustee fails to make any such Advance, the Fiscal Agent shall make such Advance, unless in either case, the Trustee or the Fiscal Agent determines that such Advance would be a Nonrecoverable Advance. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Master
Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Trustee and the Fiscal Agent, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Master Servicer hereunder. The Master Servicer, the Trustee or the Fiscal Agent, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06. The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account on a monthly basis prior to the related Master Servicer Remittance Date the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses. Notwithstanding the foregoing, the Special Servicer shall not:

         (i) permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

         (ii) permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

         (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

         (iv) Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

     The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

         (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

         (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

         (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

         (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

     The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

     (c) When and as necessary, the Special Servicer shall send to the Trustee a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

     SECTION 3.18 Sale of Specially Serviced Mortgage Loans and REO Properties.

     (a) With respect to any Specially Serviced Mortgage Loan or REO Property which the Special Servicer has determined to sell in accordance with Section 3.10, the Special Servicer shall deliver to the Trustee an Officers' Certificate to the effect that, pursuant to Section 3.10, the Special Servicer has determined to sell such Specially Serviced Mortgage Loan or REO Property in accordance with this Section 3.18. The Special Servicer may then offer to sell to any Person any Specially Serviced Mortgage Loan which is in default or for which default is reasonably foreseeable or any REO Property or, subject to the following sentence, purchase any such Specially Serviced Mortgage Loan or REO Property (in each case at the Repurchase Price therefor), but shall, in any event, so offer to sell any REO Property no later than the time determined by the Special Servicer to be sufficient to result in the sale of such REO Property within the period specified in Section 3.17(a). The Special Servicer shall deliver such Officers' Certificate and give the Trustee not less than five Business Days' prior written notice of its intention to sell any Specially Serviced Mortgage Loan or REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any Specially Serviced Mortgage Loan or any REO Property in an amount at least equal to the Repurchase Price therefor or, at its option, if it has received no offer (of at least three offers) at least equal to the Repurchase Price therefor, purchase the Specially Serviced Mortgage Loan or REO Property at the Repurchase Price.

     In the absence of any such offer or purchase by the Special Servicer, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price, as determined in accordance with Section 3.18(b), for such Specially Serviced Mortgage Loan or REO Property, if the highest offeror is a Person other than an Interested Person, or if such offer is determined to be a fair price by the Trustee in accordance with Section 3.18(b), if the highest offeror is an Interested Person; provided, that the Trustee shall be entitled to engage, at the expense of the Trust Fund, an Independent appraiser to determine whether the highest offer is a fair price and, further provided, that if the highest offeror is an Interested Person such offer shall not be accepted if it is less than the Repurchase Price, without the prior written approval of the Trustee, who may conclusively rely on the determination of an agent reasonably selected as to the fairness of such offer. Such agent shall be hired at the expense of the Trust Fund. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer or purchase any Specially Serviced Mortgage Loan or any REO Property pursuant hereto.

     The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders. In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable), provided that the offeror is not the Special Servicer or an Affiliate of the Special Servicer.

     In the event that the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders and that the end of the disposition period referred to in Section 3.17(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such period in the manner described in Section 3.17(a); provided, however, that the Special Servicer shall use its best efforts, consistent with the Servicing Standard, to sell each Specially Serviced Mortgage Loan and any REO Property prior to the Rated Final Distribution Date.

     (b) In determining whether any offer received from an Interested Person represents a fair price for any Specially Serviced Mortgage Loan or any REO Property, the Trustee may conclusively rely on the opinion of an Independent appraiser or other expert in real estate matters retained by the Trustee at the expense of the Trust Fund. In determining whether any offer constitutes a fair price for any Specially Serviced Mortgage Loan or any REO Property, the Special Servicer (if the highest offeror is not an Interested Person) or the Trustee shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, any Updated Appraisal previously obtained, the period and amount of any delinquency on the affected Specially Serviced Mortgage Loan, the physical (including environmental) condition of the related Mortgaged Property or such REO Property, the state of the local economy and the Trust Fund's obligation to dispose of any REO Property within the time period specified in Section 3.17(a).

     (c) Subject to the provisions of Section 3.17, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan or REO Property, including the collection of all amounts payable in connection therewith. Any sale of a Specially Serviced Mortgage Loan or any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Fiscal Agent, the Seller, the Master Servicer, the Special Servicer or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund), and, if such sale is consummated in accordance with the duties of the Special Servicer, the Master Servicer, the Seller, the Fiscal Agent and the Trustee pursuant to the terms of this Agreement, no such Person who so performed shall have any liability to the Trust Fund or any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer, if the offeror is not an Interested Person (or the Trustee, if an Interested Person is an offeror).

     (d) The Special Servicer shall file information returns regarding the abandonment or foreclosure of Mortgaged Properties with the IRS at the time and in the manner required by the Code.

     (e) The proceeds of any sale pursuant to this Section 3.18 after deduction of the expenses of such sale incurred in connection therewith shall be promptly, and in any event within one Business Day following receipt thereof, deposited in the Collection Account in accordance with Section 3.05(a)(iv).

     SECTION 3.19 Additional Obligations of the Master Servicer; Inspections.

     The Master Servicer (or, with respect to Specially Serviced Mortgage Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property at such times and in such manner as are consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property
(i) with an Allocated Loan Amount of (a) $5,000,000 or more at least once every 12 months and (b) less than $5,000,000 at least once every 24 months, in each case commencing in October 1999 (or at such lesser frequency as each Rating Agency shall have confirmed in writing to the Master Servicer will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to any Class of the Certificates) and (ii) if any Mortgage Loan (a) becomes a Specially Serviced Mortgage Loan, (b) has a debt service coverage ratio (calculated as provided in the related Loan Documents) of less than 1.0x for the immediately preceding twelve-month period or (c) is delinquent for 60 days, the related Mortgaged Property shall be inspected by the Master Servicer (or the Special Servicer with respect to Specially Serviced Mortgage Loans) as soon as practicable and thereafter at least every 12 months for so long as such condition exists. The cost of any such inspection shall be borne by the Master Servicer unless the related Mortgage Loan is a Specially Serviced Mortgage Loan, in which case any out-of-pocket costs incurred with respect to such inspection shall be treated as a Property Advance and borne by the Trust Fund.

     Notwithstanding the foregoing, the inspections of the Americold Pool Properties will be conducted in accordance with the terms of the Co-Lender Agreement and the Series 1998-GL II Pooling Agreement.

     SECTION 3.20 Reports to the Securities and Exchange Commission; Available Information.

     (a) Based on information furnished to it by the Master Servicer and the Seller (in 80 column unformatted electronic format acceptable to the Trustee) the Trustee will prepare and file with the Securities and Exchange Commission on Forms 8-K and 10-K (including EDGAR filings), on behalf of the Trust Fund the Monthly Distribution Statements, any Special Event Reports provided to it by the Master Servicer in 80 column unformatted electronic format, and any other information reports requested by the Seller provided to it by the Seller in 80 column unformatted electronic format. The Trustee shall have no responsibility to file any items other than those specified in this Section. Prior to January 2, 1999 (and each anniversary thereafter until directed by the Seller to file a Form 15 delisting the transaction), the Trustee shall hire counsel selected by the Seller to file reports on Form 10-K on behalf of the Trust Fund for the preceding fiscal year. Any fees and expenses incurred by the Trustee in connection with this Section (including reasonable attorneys' fees) shall be reimbursed to it by the Seller. Manually-signed copies of each report shall be delivered to the Seller to the attention of the Secretary (or such other Persons as are designated in writing by the Seller), with a copy to the Trustee.

     (b) [Reserved]

     (c) The Master Servicer and the Special Servicer shall make available at its offices during normal business hours, or send to the requesting party at the expense of each such requesting party (other than the Rating Agencies) for review by the Seller, the Trustee, the Rating Agencies, any Certificateholder, any Person identified to the Master Servicer or the Special Servicer, as applicable, by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Master Servicer or the Special Servicer, as applicable, believes such disclosure to be appropriate the following items: (i) all financial statements, occupancy information, rent rolls and similar information received by the Master Servicer or the Special Servicer, as applicable, from each Borrower, (ii) the inspection reports prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, in connection with the property inspections pursuant to Section 3.19, (iii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Master Servicer or the Special Servicer, as applicable, and
(iv) any and all officer's certificates and other evidence delivered to the Trustee and the Seller to support the Master Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance. The Master Servicer may require that such party execute a reasonable confidentiality agreement customary in the industry (and approved by the Seller) with respect to such information.

     Copies of any and all of the foregoing items shall be available from the Master Servicer or the Special Servicer, as applicable, or the Trustee, as applicable, upon request at the requesting party's expense.

     SECTION 3.21 Lock-Box Accounts, Escrow Accounts and Reserve Accounts.

     The Master Servicer shall administer each Lock-Box Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement or Lock-Box Agreement, if any, and administer any letters of credit pursuant to the related letter of credit agreement and the Loan Documents.

     SECTION 3.22 Property Advances.

     (a) The Master Servicer (or, to the extent provided in Section 3.22(b), the Trustee or the Fiscal Agent or, to the extent specifically provided for in this Agreement, the Special Servicer) shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof. With respect to the Americold Pool Loan, determinations with respect to any Property Advances shall be made in accordance with the terms of the Co-Lender Agreement. The Master Servicer (and if the Master Servicer fails to do so, the Trustee or the Fiscal Agent) shall make Property Advances to pay any amounts required as reimbursements of Property Advances under the terms of the Co-Lender Agreement.

     For purposes of distributions to Certificateholders and compensation to the Master Servicer, Special Servicer or Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

     (b) The Master Servicer shall notify the Trustee and the Fiscal Agent, and the Special Servicer shall notify the Master Servicer, the Trustee and the Fiscal Agent, in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it will be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee (or with respect to a Property Advance required to be made by the Special Servicer, the Master Servicer, and if the Master Servicer so fails, the Trustee), subject to the provisions of Section 3.22(c), shall pay the amount of such Property Advance in accordance with such information and instructions. If the Trustee fails to make any Property Advance required to be made under this Section 3.22, the Fiscal Agent, subject to the provisions of
Section 3.22(c), shall make such Advance on the same day the Trustee was required to make such Property Advance and, thereby, the Trustee shall not be in default under this Agreement.

     (c) None of the Master Servicer, the Trustee, the Fiscal Agent or the Special Servicer shall be obligated to make a Property Advance as to any Mortgage Loan or REO Property if the Master Servicer, the Trustee, the Fiscal Agent or the Special Servicer, as applicable, determines that such Advance will be a Nonrecoverable Advance. The Trustee and the Fiscal Agent (or the Master Servicer with respect to a Property Advance required to be made by the Special Servicer) shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer, as applicable, that a Property Advance, if made, would be a Nonrecoverable Advance. The Trustee, the Fiscal Agent and the Special Servicer, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Master Servicer hereunder.

     (d) The Master Servicer, the Special Servicer, the Trustee and/or the Fiscal Agent, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(ii) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer and Special Servicer hereby covenant and agree to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

     SECTION 3.23 Appointment of Special Servicer.

     (a) The Master Servicer is hereby appointed as the initial Special Servicer to service each of the Mortgage Loans.

     (b) The Controlling Class Representative at any time shall be entitled to remove the Special Servicer with or without cause and to appoint a successor Special Servicer entitled to the same servicing compensation as its predecessor, provided that each Rating Agency confirms to the Trustee in writing that such appointment, in and of itself, would not have caused a downgrade, qualification or withdrawal of the then current ratings assigned to any Class of Certificates. Notwithstanding the foregoing, the Controlling Class Representative may not remove or replace the Series 1998-GL II Special Servicer. If there is a Special Servicer Event of Default, the Special Servicer shall be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Special Servicer may be removed by the Controlling Class Representative as aforesaid provided that a successor Special Servicer is appointed, in respect of the Mortgage Loans that the Special Servicer would no longer be servicing, as provided in this Section 3.23. The Controlling Certificateholders shall assume any costs relating to the removal without cause of the Special Servicer by the Controlling Class Representative and to the subsequent appointment of a successor Special Servicer.

     (c) The appointment of any such successor Special Servicer, shall not relieve the Master Servicer, the Trustee or the Fiscal Agent of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified in Section 3.23(a) above shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination of the Master Servicer as Special Servicer following the occurrence of an event of default hereunder) shall be paid by the Certificateholders so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

     (d) No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing satisfactory to the Trustee and each Rating Agency, as evidenced in writing and the Trustee has received written confirmation from each Rating Agency that such appointment would not cause any Rating Agency to qualify, withdraw or downgrade any of its then current ratings on any Certificates.

     (e)  Any  successor   Special   Servicer   shall  be  deemed  to  make  the
representations and warranties provided for in Section 2.04(a) mutatis mutandis as of the date of its succession.

     SECTION 3.24 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

     (a) Upon determining that any Mortgage Loan has become a Specially Serviced Mortgage Loan, the Master Servicer shall immediately give notice thereof to the Special Servicer and the Controlling Class Representative and shall use its best efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Master Servicer shall use its best efforts to comply with the preceding sentence within five Business Days of the date such Mortgage Loan became a Specially Serviced Mortgage Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan that becomes a Specially Serviced Mortgage Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan to the Master Servicer. If GMAC Commercial Mortgage Corporation ceases to be the Master Servicer or the Special Servicer, the successor Master Servicer or Special Servicer, as applicable, may agree that, notwithstanding the preceding sentence, with respect to each Mortgage Loan that became a Specially Serviced Mortgage Loan, the Master Servicer shall instruct the related Borrower to remit all payments in respect of such Mortgage Loan to the Special Servicer, provided that the payee in respect of such payments shall remain the Master Servicer. The Special Servicer shall remit to the Master Servicer any such payments received by it pursuant to the preceding sentence within one Business Day of receipt. The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Mortgage Loan to the Special Servicer who shall send such notice to the related Borrower.

     Upon determining that no event has occurred and is continuing with respect to a Mortgage Loan that causes such Mortgage Loan to be a Specially Serviced Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer and, upon giving such notice, such Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan in accordance with the first proviso of the definition of Specially Serviced Mortgage Loans, the Special Servicer's obligation to service such Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan as a Mortgage Loan that is not a Specially Serviced Mortgage Loan shall resume. In addition, if the related Borrower has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Borrower to remit all payments in respect of such Specially Serviced Mortgage Loan directly to the Master Servicer.

     (b) In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

     (c) [Reserved]

     (d) Notwithstanding the provisions of the preceding subsection (c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the Master
Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

     SECTION 3.25 Interest Reserve Account.

     The Trustee shall establish and maintain the Interest Reserve Account in the Trustee's name for the benefit of the Certificateholders. The Interest Reserve Account shall be established and maintained as an Eligible Account. On each Master Servicer Remittance Date occurring in February and on any Master Servicer Remittance Date occurring in January in a year which is not a leap year, the Trustee shall withdraw from the Lower-Tier Distribution Account, in respect of all the Mortgage Loans which accrue interest on the basis of a 360-day year and the actual number of days in the related month, for deposit into the Interest Reserve Account, an amount equal to one day's interest at the related Mortgage Rate on the Stated Principal Balance of each such Mortgage Loan as of the Due Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, "Withheld Amounts"). On or prior to the Master Servicer Remittance Date in March of each calendar year, the Trustee shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

     SECTION 3.26 Limitations on and Authorizations of the Master Servicer and Special Servicer with Respect to Specific Mortgage Loans.

     With respect to any Mortgage Loan which permits the related Borrower, with the consent or grant of a waiver by mortgagee, to incur additional indebtedness or to amend or modify the related Borrower's organizational documents, then the Master Servicer or the Special Servicer, as the case may be, may only consent to either such action, or grant a waiver with respect thereto, if the Master Servicer or the Special Servicer determines that such consent or waiver is likely to result in a greater recovery on a present value basis (discounted at the related Mortgage Rate) than would not consenting to such action and the Master Servicer or the Special Servicer first obtains written confirmation from each Rating Agency that such consent or grant of a waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then current ratings assigned to the Certificates. Any such consent or waiver shall also satisfy the criteria set forth in Section 3.09 (b), to the extent applicable.

     The Master Servicer shall receive bills from the Rating Agencies for monitoring, review and surveillance of the Certificates and the Mortgage Loans on behalf of the Seller and shall pay such amounts in a timely manner. In the event that Rating Agency confirmation is required in connection with any exercise of rights by the Master Servicer or the Special Servicer, as applicable, under any Mortgage Loan, the Master Servicer or Special Servicer, as the case may be, shall use its reasonable best efforts to cause the related Borrower to pay any fee required by the applicable Rating Agency for such confirmation. If the related Borrower does not pay such fee, and the Mortgage Loan is a Specially Serviced Mortgage Loan, such fee shall be paid by the Master Servicer or Special Servicer, as the case may be, as an Advance and shall be borne by the Trust Fund. If the Borrower does not pay such fee, and the Mortgage Loan is not a Specially Serviced Mortgage Loan, the Seller shall pay such fee.

     Prior to taking any enforcement action with respect to a Mortgage Loan secured in whole or in part by Mortgaged Properties located in a "one-action" state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel admitted to practice in the relevant jurisdiction, the fees and expenses of which shall be an expense of the Trust Fund.

     With respect to all Mortgage Loans that provide that the holder of the related Note may apply the monthly payment against principal, interest and any other sums due in the order as the holder shall determine, the Master Servicer shall apply such Monthly Payment to interest (other than Excess Interest or Default Interest) under the related Mortgage Loan prior to application to principal or any other sums due.

     With respect to each Mortgage Loan, neither the Master Servicer (nor the Special Servicer (including in its capacity as a Certificateholder, if applicable), shall take any enforcement action with respect to the payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collection, until the Maturity Date of the related Mortgage Loan; provided, that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Loan Documents.

     The obligations of the Master Servicer and Special Servicer set forth in this Section 3.26 shall be subject to the operative documents with respect to the related Mortgage Loan, and the failure or inability of the related Borrower to comply with the Master Servicer's or the Special Servicer's direction shall not be deemed to be an Event of Default of the Master Servicer or the Special Servicer hereunder.

     The Master Servicer shall send written notice to each Borrower and the related Manager and clearing bank that, if applicable, the Master Servicer and/or the Trustee has been appointed as the "Designee" of the "Lender" (or equivalent terminology) under any related Lock-Box Agreement.

     For any Mortgage Loan and with respect to which, under the terms of the related Loan Documents, the mortgagee may, in its discretion, apply Insurance Proceeds, condemnation awards or escrowed funds to the prepayment of such loan prior to the expiration of the related Lock-out Period, the Master Servicer or Special Servicer, as applicable, may only require such a prepayment if the Master Servicer or Special Servicer, as applicable, has determined in accordance with the Servicing Standard that such prepayment is in the best interests of the Certificateholders.

     SECTION 3.27 Modifications, Waivers and Amendments.

     (a) Subject to subsections (b) through (g) below, as applicable, each of the Master Servicer, any subservicer and the Special Servicer may agree to any modification, waiver or amendment of any term of any Mortgage Loan.

     (b) The Master Servicer, any subservicer or the Special Servicer, as applicable, shall determine, in accordance with the Servicing Standard, that any modification, waiver or amendment is appropriate.

     (c) None of the Master Servicer, any subservicer or the Special Servicer shall agree to any modification, waiver or amendment of any term of any Mortgage Loan if such modification, waiver or amendment would:

         (i) affect the amount or timing of any related scheduled payments of principal, interest or other amount (including Yield Maintenance Charges) payable under the Mortgage Loan;

         (ii) affect the obligation of the related Borrower to pay a Yield Maintenance Charge or permit a Principal Prepayment during the applicable Lock-out Period;

         (iii) except as expressly provided by the related Mortgage, or in connection with a material adverse environmental condition at the related Mortgaged Property, result in a release of the lien of the related Mortgage on any material portion of such Mortgaged Property without a corresponding Principal Prepayment; or

         (iv) in the judgment of the Master Servicer or the Special Servicer, as applicable, materially impair the security for the Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon.

     (d) Notwithstanding anything set forth in Section 3.27(c), the Master Servicer or the Special Servicer may, consistent with the Servicing Standard, and in compliance with any applicable Loan Document, only allow a substitution of collateral and the assumption of a Borrower's obligations with respect to a Mortgage Loan (i) in accordance with the terms thereof and (ii) provided the Master Servicer or Special Servicer, as applicable, has received an Opinion of Counsel at the expense of the party requesting such substitution, as applicable, or the Borrower to the effect that the substitution of such collateral will not result in a tax being imposed on the Trust Fund or cause any REMIC created pursuant to this Agreement to fail to qualify as a REMIC under the REMIC Provisions at any time the Certificates are outstanding.

     (e) Notwithstanding anything set forth in Section 3.27(c), the Special Servicer may, consistent with the Servicing Standard:

         (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Yield Maintenance Charge;

         (ii) reduce the amount or change the timing of the Monthly Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate;

         (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan;

         (iv) extend the Maturity Date of any Specially Serviced Mortgage Loan; and/or

         (v)  accept a Principal Prepayment during any Lock-out Period;

provided, however, that (x) the related Borrower is in default with respect to the Specially Serviced Mortgage Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable, (y) in the sole, good faith judgment of the Special Servicer, such modification, waiver or amendment would increase the recovery to Certificateholders on a net present value basis documented to the Trustee, by means of an Officer's Certificate of the Special Servicer setting forth the procedures and considerations of the Special Servicer forming the basis of the Special Servicer's determination (including but not limited to information such as related income and expense statements, rent rolls, occupancy status, property inspections, and an Independent MAI appraisal of the related Mortgaged Property, if otherwise required pursuant to this Agreement or the Servicing Standard), and (z) such modification, waiver or amendment does not result in a tax being imposed on the Trust Fund or cause any REMIC created pursuant to this Agreement to fail to qualify as a REMIC under the REMIC Provisions at any time the Certificates are outstanding, based on an Opinion of Counsel obtained at the expense of the Trust Fund.

     (f) Notwithstanding anything set forth in this Agreement, in no event shall the Special Servicer be permitted to:

         (i) extend the Maturity Date of a Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date; or

         (ii) if the Mortgage Loan is secured by a ground lease, extend the Maturity Date of such Mortgage Loan beyond a date which is 10 years prior to the expiration of the term of such ground lease.

     (g) The Master Servicer or the Special Servicer, as applicable, shall provide copies of any modifications, waivers, amendments or extensions to the Controlling Class Representative. All modifications, waivers, amendments and other actions entered into or taken in respect of the Mortgage Loans pursuant to this Section 3.27 shall be in writing. The Master Servicer or the Special Servicer, as applicable, shall notify the other servicer and the Trustee, in writing, of any modification, waiver, amendment or other action entered into or taken in respect of any Mortgage Loan pursuant to this Section 3.27, prior to the effective date thereof and the date as of which the related modification, waiver or amendment is to take effect, and shall deliver to the Trustee or the related Custodian for deposit in the related Mortgage File (with a copy to the Master Servicer) an original counterpart of the agreement relating to such modification, waiver, amendment or other action, promptly (and in any event within 10 Business Days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Mortgage Loan is effected shall be made available for review during normal business hours at the offices of the Special Servicer. Following the execution of any modification, waiver or amendment agreed to by the Master Servicer or the Special Servicer, as applicable, pursuant to subsection (a), (e) or (f) above, as applicable, such servicer shall deliver to the Trustee (with a copy to the Master Servicer, if such agreement is by the Special Servicer) an Officer's Certificate setting forth in reasonable detail the basis of the determination made by it pursuant to subsection (a), (e) or (f) above.

     (h) Any payment of interest which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit or that such interest may actually be capitalized.

     (i) Promptly after any Mortgage Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer shall request from the Trustee the name of the current Controlling Class Representative. Upon receipt of the name of such current Controlling Class Representative from the Trustee, the Special Servicer shall notify the Controlling Class Representative that such Mortgage Loan became a Specially Serviced Mortgage Loan. Officers of the Special Servicer shall, at the request of the Controlling Class Representative, be reasonably available during regular business hours to discuss with such Controlling Class Representative objectives and strategies.

     (j) No later than forty-five (45) days after the servicing of such Mortgage Loan is transferred to the Special Servicer, the Special Servicer shall deliver to the Trustee, the Master Servicer, each Rating Agency and the Controlling Class Representative a report (the "Asset Status Report") with respect to such Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

         (i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

         (ii) consideration of alternatives to the exercise of remedies (such as forbearance relief, modification of the terms and conditions of such Mortgage Loan, disposition of the Specially Serviced Mortgage Loan or the related Mortgaged Property and application of the proceeds of such disposition to the outstanding principal balance of such Mortgage Loan and interest thereon, or abandonment of the related Mortgaged Property);

         (iii) a discussion of the probable time frames and estimated amount of any related Property Advances applicable to each of the alternatives referred to above;

         (iv) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and a recommendation as to whether outside legal counsel should be retained;

         (v) estimated budgets for any operating or capital funds expected to be required for the related Mortgaged Property;

         (vi) the most current rent roll available for and any strategy for the leasing or releasing of the related Mortgaged Property;

         (vii) the Special Servicer's analysis and recommendations (which will include a discussion of alternative courses of action and a comparison of the probable benefits and detriments of each alternative course of action) on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Master Servicer for regular servicing under this Agreement or otherwise realized upon; and

         (viii) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

     The Controlling Class Representative may object to any Asset Status Report within ten (10) Business Days of receipt; provided, however, that the Special Servicer shall implement the recommended action as outlined in such Asset Status Report if it makes an affirmative determination that not taking such action would result in a violation of the Servicing Standard. If the Controlling Class Representative disapproves such Asset Status Report and the Special Servicer has not made the affirmative determination described above, the Special Servicer will revise such Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above until the Controlling Class Representative shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes an affirmative determination that such objection is inconsistent with the Servicing Standard; provided, however, in the event that the Controlling Class Representative and the Special Servicer have not agreed upon an Asset Status Report with respect to a Specially Serviced Mortgage Loan within 120 days of the Controlling Class Representative's receipt of the initial Asset Status Report with respect to such Specially Serviced Mortgage Loan, the Special Servicer shall implement the actions described in the most recent Asset Status Report submitted to the Controlling Class Representative by the Special Servicer. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interest of the
Certificateholders and it has made a reasonable effort to contact the Controlling Class Representative and (ii) in any case, shall determine whether such disapproval is not in the best interest of all the Certificateholders pursuant to the Servicing Standard.

     (k) The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Mortgage Loan and take such actions consistent with Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report except as provided in (j) above.

     (l) Upon request of any Certificateholder (or any Beneficial Owner, if applicable, which shall have provided the Trustee with evidence satisfactory to the Special Servicer and the Trustee of its interest in a Certificate) or Rating Agency, the Trustee shall mail, without charge, to the address specified in such request a copy of the most current Asset Status Report for any Specially Serviced Mortgage Loan or REO Property.

     (m) Prior to delivering an Asset Status Report to any Certificateholder or Beneficial Owner, the Trustee shall have obtained an acknowledgment from the recipient thereof that U.S. securities laws may restrict the use of the information in the Asset Status Report.

     (n) Notwithstanding the foregoing subsections of this Section 3.27, the Master Servicer or the Special Servicer, as applicable, shall be permitted to modify, waive or amend any term of a Mortgage Loan that is not in default or as to which default is not reasonably foreseeable, but only if such modification, waiver or amendment (a) would not be "significant" as such term is defined in Treasury Regulations Section 1.860G-2(b)(3), as determined by the Master Servicer or Special Servicer (and the Master Servicer or Special Servicer may rely on an Opinion of Counsel in making such determination), (b) would be in accordance with the Servicing Standard and (c) would not adversely affect in any material respect the interest of any Certificateholder not consenting thereto. The consent thereto of the majority of Percentage Interests of each Class of Certificates affected thereby or written confirmation from each Rating Agency that such modification, waiver or amendment will not result in a qualification, withdrawal or downgrading of the then current ratings assigned to the Certificates shall not be required but shall be conclusive evidence that such modification, waiver or amendment would not adversely affect in any material respect the interest of any Certificateholder not consenting thereto.

     SECTION 3.28 The Healthcare Adviser.

     (a) As soon as practicable after the Master Servicer determines that a Healthcare Advisor Loan has a debt service coverage ratio (calculated as provided in the related Mortgage Loan Documents) of less than 1.5x for the immediately preceding twelve-month period, it will notify the Special Servicer and provide all information reasonably requested by the Special Servicer with respect to such Healthcare Advisor Loan. Promptly (but in no event later than five days) after the Trustee receives written notice from the Master Servicer or the Special Servicer that any of the Healthcare Adviser Loans became a Specially Serviced Mortgage Loan, the Trustee shall request the Controlling Class Representative to appoint a Healthcare Adviser with respect to such Healthcare Adviser Loan and the related Mortgaged Property. In the event the Controlling Class Representative does not appoint a Healthcare Adviser within five days, the Trustee will notify the Special Servicer and the Special Servicer shall do so, provided that in no event will the appointment of the Healthcare Adviser be more than 30 days following the Trustee receiving notice of the related Healthcare Adviser Loan becoming a Specially Serviced Mortgage Loan. There shall not be a Healthcare Adviser for a Healthcare Adviser Loan that is not being specially serviced. Any Healthcare Adviser appointed pursuant to this Section must be an Eligible Healthcare Adviser.

     (b) The Trustee and the Special Servicer shall be required to deliver to the Healthcare Adviser all reports and other information they receive (to the extent received and Master Servicer routinely prepares such report), with respect to the related healthcare related Mortgaged Properties and Healthcare Adviser Loans. The Healthcare Adviser will monitor such Healthcare Adviser Loans and related Mortgaged Properties and will provide advice to the Special Servicer and the Controlling Class Representative with respect to them. The Special Servicer will be restricted from taking any material actions with respect to specially serviced Healthcare Adviser Loans and related Mortgaged Properties without first providing notice to, and consulting with, the Healthcare Adviser; provided, however, that the Special Servicer may take any actions it determines are necessary, in accordance with the Servicing Standard, and otherwise consistent with this Agreement, to respond to an emergency affecting a Healthcare Adviser Loan that is a Specially Serviced Mortgage Loan, so long as it consults with the Healthcare Adviser as soon as practicable. The Healthcare Adviser in turn will recommend to the Special Servicer what action should be taken with respect to such Mortgage Loans and Mortgaged Properties, provided that in no case will the Special Servicer be required to follow any recommendation given to it by the Healthcare Adviser.

     (c) The Healthcare Adviser will be entitled to receive from the Distribution Account the Healthcare Adviser Fee. The Healthcare Adviser Fee will be an expense of the Trust Fund that is in addition to compensation paid to the Special Servicer.

     (d) The Healthcare Adviser shall have no responsibility or liability to the Trust or any Class of Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided that the Healthcare Adviser will not be protected against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Healthcare Adviser may advise actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificate, and that the Healthcare Adviser may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates.


                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

     SECTION 4.01 Distributions.

     (a) (i) On each Master Servicer Remittance Date, to the extent of Available Funds, an amount held in the Collection Account equal to the sum of (A) Available Funds and (B) any Yield Maintenance Charges and the Trustee Fee for the related Distribution Date shall be withdrawn by the Master Servicer and remitted to the Trustee for deposit in the Lower-Tier Distribution Account and, if required pursuant to Section 3.05(e), the Payment Reserve Account. On each Master Servicer Remittance Date, the Trustee shall withdraw any amounts required pursuant to Section 3.05(e) from the Payment Reserve Account and shall deposit such amounts in the Lower-Tier Distribution Account, together with any amounts drawn under the Reinvestment Enhancement Instrument or from the Reinvestment Reserve Account pursuant to Section 4.08. On each Distribution Date, the amount that has been so transferred to the Lower-Tier Distribution Account from the Collection Account shall be distributed on the Lower-Tier Regular Interests to the Upper-Tier REMIC, in accordance with the provisions set forth herein. Thereafter, such amounts shall be considered to be held in the Upper-Tier Distribution Account until distributed to the Certificateholders.

     (ii) Principal amounts, rates of interest and timing of distributions on each Lower-Tier Regular Interest will be identical to such amounts, rates, and timing on the corresponding Related Certificates, except that, solely for this purpose, all calculations of interest with respect to the Related Lower-Tier Regular Interests shall be made as though the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificate Pass-Through Rates were equal to the WAC Rate and as though the Notional Amount of the Class X Certificates were zero at all times, such that the rates of interest and timing of interest distributions on each Related Lower-Tier Regular Interest represent the aggregate of the corresponding amounts on each Related Certificate and its related Component of the Class X Certificates; provided that interest shall be distributable on such Lower-Tier Regular Interest only to the extent actually distributed on such related Certificate or related Component.

     Any Yield Maintenance Charge that is to be paid to a Regular Certificate, other than the Class X Certificates, shall be paid to the Related Lower-Tier Regular Interest, and the balance of any such Yield Maintenance Charge, so long as any one or more of the Class LA-1, Class LA-2, Class LA-3, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ or Class LK Interests remain outstanding, shall be paid to such Lower-Tier Regular Interests, pro rata, in proportion to the Interest Distribution Amount for the Related Certificates for such Distribution Date. Realized Losses shall be allocated to, and shall reduce the Certificate Principal Amounts of, each Class of Lower-Tier Regular Interests without distribution on any Distribution Date, to the extent that the Certificate Principal Amount of such Class exceeds the Certificate Principal Amount of the corresponding Related Certificates because of Realized Losses allocated to such Related Certificates.

     On each Distribution Date, the Class LR Certificates shall receive distributions of any amounts remaining in the Lower-Tier Distribution Account after all payments have been made to the Trustee as the holder of the Lower-Tier Regular Interests in accordance with this Section 4.01(a).

     (b) On each Distribution Date prior to the Cross-over Date, Holders of each Class of Certificates (other than the Class Q, Class R and Class LR Certificates) shall receive distributions from amounts on deposit in the Upper-Tier Distribution Account in respect of interest and principal, to the extent of Available Funds, in the amounts and in the order of priority set forth below:

         (i) First, pro rata, in respect of interest, to the Class A-1, Class A-2, Class A-3 and Class X Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, the Interest Distribution Amounts of such Classes;

         (ii) Second, to the Class A Certificates, in reduction of their respective Certificate Principal Amounts pro rata: (A) first, to the Class A-1 Certificates, and second, to the Class A-2 Certificates, in each case up to an amount equal to the lesser of (i) the Certificate Principal Amount thereof and (ii) the Principal Distribution Amount for Group 1 for such Distribution Date (plus, after the Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero, the Principal Distribution Amount for Group 2 for such Distribution Date (or the portion remaining after making the required distributions to the Class A-3 Certificates pursuant to this paragraph)); and (B) to the Class A-3 Certificates, up to an amount equal to the lesser of (i) the Certificate Principal Amount thereof and (ii) the Principal Distribution Amount for Group 2 for such Distribution Date (plus, after the Certificate Principal Amounts of the Class A-1 and Class A-2 Certificates have been reduced to zero, the Principal Distribution Amount for Group 1 for such Distribution Date (or the portion remaining after making the required distributions to the Class A-1 and Class A-2 Certificates pursuant to this paragraph));

         (iii) Third, to the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (iv) Fourth, to the Class B Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (v) Fifth, to the Class B Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (vi) Sixth, to the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (vii) Seventh, to the Class C Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (viii) Eighth, to the Class C Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (ix) Ninth, to the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (x) Tenth, to the Class D Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xi) Eleventh, to the Class D Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (xii) Twelfth, to the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (xiii) Thirteenth, to the Class E Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xiv) Fourteenth, to the Class E Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (xv) Fifteenth, to the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (xvi) Sixteenth, to the Class F Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xvii) Seventeenth, to the Class F Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (xviii) Eighteenth, to the Class G Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (xix) Nineteenth, to the Class G Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xx) Twentieth, to the Class G Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (xxi) Twenty-first, to the Class H Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (xxii) Twenty-second, to the Class H Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xxiii) Twenty-third, to the Class H Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (xxiv) Twenty-fourth, to the Class J Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (xxv) Twenty-fifth, to the Class J Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xxvi) Twenty-sixth, to the Class J Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

         (xxvii) Twenty-seventh, to the Class K Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

         (xxviii) Twenty-eighth, to the Class K Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for Group 1 and Group 2, less the portion of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

         (xxix) Twenty-ninth, to the Class K Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

         (xxx) Thirtieth, to the Class LR Certificates, any amounts remaining in the Lower-Tier Distribution Account, and to the Class R Certificates, any amounts remaining in the Upper-Tier Distribution Account.

     On each Distribution Date occurring on and after the Cross-over Date, in place of the allocation of principal payments described in priority Second above, remaining Available Funds at such level will be distributed first up to an amount equal to the Principal Distribution Amount for such Distribution Amount to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, based on their respective Certificate Principal Amounts, in reduction of their respective Certificate Principal Amounts, until the Certificate Principal Amount of each such Class is reduced to zero, and, second, to the Class A-1, Class A-2 and Class A-3 Certificates for unreimbursed amounts of Realized Losses previously allocated to such Classes, pro rata, in accordance with the amount of such unreimbursed Realized Losses so allocated, plus interest thereon at their respective Pass-Through Rates compounded monthly from the date the related Realized Losses were allocated to such Classes. Any remaining Available Funds will then be allocated as provided in priorities Third through Twenty-first above.

     All references to "pro rata" in the preceding clauses with respect to interest and Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distributions of principal other than in reimbursement of Realized Losses shall mean pro rata based on Certificate Principal Amount, and with respect to distributions in reimbursement of Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

     (c) On any Distribution Date, any Yield Maintenance Charges collected on Mortgage Loans in Group 1 during the related Prepayment Period will be distributed to the Holders of the Classes of Certificates as follows: to the holders of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates, for each such Class an amount equal to the product of (a) a fraction, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and the denominator of which is the total amount distributed as principal to all Classes of Sequential Pay Certificates (other than the Class A-3 Certificates) on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Yield Maintenance Charges collected on such Principal Prepayment during the Prepayment Period. Any Yield Maintenance Charges collected on Mortgage Loans in Group 1 during such Prepayment Period remaining after such distributions will be distributed to the holders of the Class X Certificates.

     On any Distribution Date, any Yield Maintenance Charges collected on Mortgage Loans in Group 2 during the related Prepayment Period will be distributed to the Holders of the Class A-3 Certificates in an amount equal to the product of (a) a fraction, not greater than 1, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and the denominator of which is the total amount distributed as principal to all Classes of Sequential Pay Certificates from the Mortgage Loans in Group 2 on such
Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Yield Maintenance Charges collected on such Principal Prepayment during the Prepayment Period. Any Yield Maintenance Charges collected on Mortgage Loans in Group 2 during such Prepayment Period remaining after such distributions will be distributed to the holders of the Class X Certificates.

     After the Distribution Date on which the Certificate Principal Amounts of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates have been reduced to zero, all Yield Maintenance Charges collected with respect to Mortgage Loans in Group 1 will be distributed to the holders of the Class X Certificates. After the Distribution Date on which the Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero, all Yield Maintenance Charges collected with respect to Mortgage Loans in Group 2 will be distributed to the holders of the Class X Certificates.

     (d) Subject to Section 3.05(c), on each Distribution Date the Trustee shall withdraw from the Class Q Distribution Account the amount of any Net Default Interest and amounts remitted to the Trustee in respect of the AIMCO Multifamily Pool Conditional Debt received in the related Prepayment Period and shall distribute such funds to the holders of the Class Q Certificates.

     (e) On each Distribution Date, any Excess Interest received with respect to Mortgage Loans during the related Collection Period shall be distributed to holders of Certificates as follows: to the holders of the Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F and Class G Certificates, pro rata, based on their initial Certificate Principal Amounts. Notwithstanding the reduction of the Certificate Principal Amount of any of the aforementioned Classes of Certificates to zero, such Class may receive distributions in respect of Excess Interest in accordance with the allocations set forth herein.

     (f) [Reserved]

     (g) The  Certificate  Principal  Amount  of each  Class of  Sequential  Pay
Certificates entitled to distributions of principal will be reduced without distribution on any Distribution Date, as a write-off, to the extent of any Realized Loss allocated to such Class on such Distribution Date. Any such write-offs will be applied to such Classes of Sequential Pay Certificates in the following order, until each is reduced to zero; first, to the Class K Certificates; second, to the Class J Certificates, third, to the Class H
Certificates;  fourth,  to the  Class  G  Certificates;  fifth;  to the  Class F
Certificates;  sixth,  to the  Class E  Certificates;  seventh,  to the  Class D
Certificates; eighth, to the Class C Certificates; ninth, to the Class B Certificates, and, finally, pro rata to the Class A-1, Class A-2 and Class A-3 Certificates based on their respective Certificate Principal Amounts. Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates described above in the reverse order of allocation of Realized Losses thereto.

     Shortfalls in Available Funds resulting from additional servicing compensation other than the Servicing Fee, interest on Advances not covered by Default Interest, Additional Trust Fund Expenses, a reduction of the interest rate of a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or other unanticipated or default-related expenses (not constituting Realized Losses) will be allocated to interest due on each Class of Certificates in the same order as Realized Losses are applied to the Certificate Principal Amounts thereof. Excess Prepayment Interest Shortfalls will be allocated to each Class of Certificates, pro rata, based upon the amount of interest which would have otherwise been distributed to each Class of Certificates. The Notional Amount of the Class X Certificates will be reduced to reflect reductions in the Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates resulting from allocations of Realized Losses.

     (h) All amounts distributable, or reductions allocable on account of Realized Losses, to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date
(a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     (i) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Trustee shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates, on such date a notice to the effect that:

         (A) the Trustee reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

         (B) if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificate, or on the Related Lower-Tier Regular Interests from and after such Distribution Date;

provided, however, that the Class Q, Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

     Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor Trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this
Section 4.01(i). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner.

     (j) The Certificate Principal Amounts of the Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates will be notionally reduced (solely for purposes of determining the Voting Rights of the related Classes) on any Distribution Date to the extent of any Appraisal Reduction Amounts allocated to such Classes on such Distribution Date. To the extent that the aggregate of the Appraisal Reduction Amounts for any Distribution Date exceeds such Certificate Principal Amount, such excess will be applied, subject to any reversal described below, to notionally reduce the Certificate Principal Amounts of the next most subordinate Class of Certificates on the next Distribution Date. Any such reductions will be applied in the following order of priority: first, to the Class G Certificates; second, to the Class F Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Certificates; and finally, to the Class B Certificates (provided in each case that no Certificate Principal Amount in respect of any such Class may be notionally reduced below zero).

     SECTION 4.02 Statements to Certificateholders; Available Information; Information Furnished to Financial Market Publisher.

     (a) On each Distribution Date, the Trustee shall, based on information provided by the Master Servicer or provided by the Special Servicer to the Master Servicer (with respect to a Specially Serviced Mortgage Loan, an REO Property or the servicing responsibilities of the Special Servicer set forth herein including the Special Servicer's obligation to make Advances) and subject to receipt thereof, prepare and forward by mail to each Holder of a Certificate, with copies to the Seller, the Paying Agent, the Master Servicer, the Special Servicer, the Rating Agencies and up to three market reporting services designated by the Seller, a statement as to such distribution (a "Monthly Distribution Statement") setting forth the information set forth on Exhibit J hereto, and including among other things, for each Class, as applicable:

         (i) the Principal Distribution Amount for each Loan Group and the amount of Available Funds allocable to principal included therein;

         (ii) The Interest Distribution Amount distributable on such Class and the amount of Available Funds allocable thereto, together with any Interest Shortfall allocable to such Class;

         (iii) The amount of any P&I Advances by the Master Servicer, the Trustee or the Fiscal Agent included in the amounts distributed to Certificateholders not reimbursed since the previous Distribution Date;

         (iv) The initial Certificate Principal Amount or initial Notional Amount, as applicable, of each Class, and the Certificate Principal Amount or Notional Amount, as applicable, of each Class after giving effect to the distribution of amounts in respect of the Principal Distribution Amount on such Distribution Date;

         (v) Realized Losses (for such month and cumulative basis and on a Mortgage Loan by Mortgage Loan basis) and their allocation to the Certificate Principal Amount of any Class of Certificates;

         (vi) The Stated Principal Balance of the Mortgage Loans as of the Due Date immediately prior to such Distribution Date;

         (vii) The number and aggregate principal balance of Mortgage Loans (and the identity of each related Borrower) (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) as to which foreclosure proceedings have been commenced and (E) that otherwise constitute Specially Serviced Mortgage Loans, and, with respect to each Specially Serviced Mortgage Loan, the amount of Property Advances made during the related Prepayment Period, the amount of the P&I Advance made with respect to such Distribution Date, the aggregate amount of Property Advances theretofore made that remain unreimbursed and the aggregate amount of P&I Advances theretofore made that remain unreimbursed;

         (viii) With respect to any Mortgage Loan that became an REO Property during the preceding calendar month, the principal balance and appraised value (based on an Updated Appraisal, if required under Section 3.10(a)) of such Mortgage Loan as of the date it became an REO Mortgage Loan;

         (ix) (A) For any REO Property sold during the related Prepayment Period, the date on which the Special Servicer determined that a Final Recovery Determination was made and the amount of the proceeds of such sale deposited into the Collection Account,

         (B) the aggregate amount of other revenues collected by the Special Servicer with respect to each REO Property during the related Prepayment Period and credited to the Collection Account, in each case identifying such REO Property by name, and

         (C) the appraised value as determined by the most recent Updated Appraisal (or annual letter update thereof) of any REO Property, if required under Section 3.10(a);

         (x) The amount of the Servicing Fee, Trustee Fee and Special Servicing Compensation paid with respect to such Distribution Date;

         (xi) (A) The amount of Yield Maintenance Charges, if any, received during the related Prepayment Period, (B) the amount of Default Interest received during the related Prepayment Period and the Net Default Interest for such Distribution Date and (C) the amount of Excess Interest, if any, received during the related Prepayment Period;

         (xii) The outstanding principal balance and Repurchase Price of any Mortgage Loan purchased or repurchased pursuant to Sections 2.03(c), 3.18 or 9.01(c);

         (xiii) The amount of Excess Prepayment Interest Shortfalls with respect to such Distribution Date;

         (xiv) The account balance contained in the respective Reserve Accounts as of the related Due Date for each Mortgage Loan;

         (xv)     The CUSIP number for such Class of Certificates, if any;

         (xvi) The amount of negative amortization on the Mortgage Loans, created by any modification;

         (xvii)  The   Appraisal   Reduction   Amounts   with  respect  to  such
     Distribution Date;

         (xviii) The Pass-Through Rate for such Class for the preceding Interest Accrual Period;

         (xix) Account reconciliations with respect to the immediately preceding Distribution Date with respect to the Collection Account (giving effect to P&I Advances, Property Advances, Servicing Fees, Trustee Fees, additional servicing compensation, Yield Maintenance Charges, Default Interest, Net Default Interest, and Excess Interest); and

         (xx) other information reasonably requested by the Seller.

     In the case of  information  furnished  pursuant to subclauses  (i),  (ii),
(iv), (v), and (xi) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and for each Class of Certificates with a denomination of $1,000 initial Certificate Principal Amount or Notional Amount.

     Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate (except for a Class R or Class LR Certificate) a statement containing the information set forth in subclauses (i) and (ii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

     On each Distribution Date, the Trustee shall forward to each Holder of a Class R or Class LR Certificate a copy of the reports forwarded to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

     Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Class R or Class LR Certificate a statement containing the information provided pursuant to the previous paragraph aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

     Each Mortgage Loan Seller shall provide the Master Servicer with the applicable "CSSA Setup File" prior to the first Determination Date.

     (b) On or within two Business Days following each Distribution Date, the Trustee shall make available to the Financial Market Publisher and the Underwriter, using the format and media mutually agreed upon by the Trustee, the Financial Market Publisher and the Underwriter, the following information regarding each Mortgage Loan and any other information reasonably requested by the Underwriter and available to the Trustee:

         (i)      the Loan Number;

         (ii)     each related Mortgage Rate; and

         (iii) the principal balance as of such Distribution Date.

     In addition, on or within two Business Days following each Distribution Date, the Trustee shall make (x) certain information contained in the Monthly Distribution Statement available to Certificateholders through its ASAP System by Certificateholders dialing telephone number (312) 904-2200 and requesting statement No. 368, (y) certain information regarding the Mortgage Loans available in electronic format through its dial-up bulletin board service, by Certificateholders dialing telephone number (714) 282-3990, and (z) certain information regarding the Mortgage Loans accessible at the Trustee's web site at "www.lnbabs.com".

     The Trustee shall only be obligated to deliver the statements, reports and information contemplated by Section 4.02(a) and 4.02(b) to the extent it receives the necessary underlying information from the Master Servicer or the Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information and, if the Master Servicer is not the Special Servicer, the Master Servicer shall not be liable for any failure of the Special Servicer to provide such underlying information. Nothing herein shall obligate the Trustee, the Master Servicer or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Trustee, the Master Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

     (c) On each Distribution Date, the Trustee shall deliver or shall cause to be delivered by first class mail to each Certificateholder, each prospective investor in a Certificate (upon request), Beneficial Owner (if known), the Seller, each Placement Agent and each Rating Agency a copy of the Comparative Financial Status Report, the Delinquent Loan Status Report, the Historical Loss Estimate Report, the Historical Loan Modification Report, the REO Status Report and the Watch List provided by the Master Servicer to the Trustee pursuant to
Section 3.13(c) and 3.13(e) on the Master Servicer Remittance Date. The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer at least one Business Days after the related Determination Date. Absent manifest error, (i) none of the Master Servicer, the Special Servicer or the Trustee shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer or the Trustee, as applicable, (ii) the Trustee shall not be responsible for the accuracy or completeness of any information supplied to it by the Master
Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and (iii) the Trustee shall be entitled to conclusively rely upon the Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.

     The information contained in the reports in the preceding paragraph of this
Section 4.02(c) shall be made available to the Trustee electronically by the Master Servicer in the form of the standard CSSA Data File, and the Trustee will in lieu of mailing such reports as described in such preceding paragraph make such reports available electronically in such form to Certificateholders and Beneficial Owners using the media mutually agreed upon by the Trustee, each Placement Agent and the Seller; provided, however, that the Trustee will continue to provide Certificateholders with a written copy of such reports upon request in the manner described in such preceding paragraph.

     The Trustee shall deliver a copy of each Operating Statement Analysis report and NOI Adjustment Worksheet that it receives from the Master Servicer and Special Servicer to the Seller, each Placement Agent and each Rating Agency promptly after its receipt thereof. Upon request, the Trustee shall make such reports available to the Certificateholders and the Special Servicer. Upon request, the Trustee shall also make available any NOI Adjustment Worksheet for a Mortgaged Property or REO Property in the possession of the Trustee to any potential investor in the Certificates.

     SECTION 4.03 Compliance with Withholding Requirements.

     Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Certificateholder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8 or Form W-9 or an acceptable substitute form or a successor form and who is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(C) with respect to the Trust Fund or the Seller, or (ii) an effective Form 4224 or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

     SECTION 4.04 REMIC Compliance.

     (a) The parties intend that each of the Upper-Tier REMIC and the Lower-Tier REMIC shall constitute, and that the affairs of each of the Upper-Tier REMIC and the Lower-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each of the Upper-Tier REMIC and the Lower-Tier REMIC and shall on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC: (i) prepare, sign and file, or cause to be prepared and filed, all required Tax Returns for each of the Upper-Tier REMIC and the Lower-Tier REMIC, using a calendar year as the taxable year for each of the Upper-Tier REMIC and the Lower-Tier REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the Internal Revenue Service and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code and Section 4.07; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.05(a) is then required by the REMIC Provisions in order to maintain the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates may contact for tax information relating thereto (and the Trustee shall act as the representative of each of the Upper-Tier REMIC and the Lower-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Seller agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer or the Trustee and necessary to make such filing); and (vi) maintain such records relating to each of the Upper-Tier REMIC and the Lower-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis. The Holder of the largest Percentage Interest in the Class R or Class LR Certificates shall be the tax matters person of the Upper-Tier REMIC or the Lower-Tier REMIC, respectively, pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder should hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Trustee shall act as attorney-in-fact and agent for the tax matters person of each of the Upper-Tier REMIC and Lower-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Trustee's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Trustee in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund. The Trustee shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Trustee knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the Upper-Tier REMIC or the Lower-Tier REMIC or the imposition of tax on the Upper-Tier REMIC or the Lower-Tier REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Trustee shall not be required to take any action that the Trustee in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Trustee be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Trustee shall have no responsibility or liability with respect to any act or omission of the Seller or the Master Servicer which does not enable the Trustee to comply with any of clauses (i) through (vi) of the fifth preceding sentence or which results in any action contemplated by clauses (i) through (iii) of the next succeeding sentence. In this regard the Trustee shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Trustee an Opinion of Counsel (at such party's expense) that such occurrence would not (a) result in a taxable gain, (b) otherwise subject the Upper-Tier REMIC or Lower-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause any of the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow any of the Trust REMICs to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause) and (iii) not permit the creation of any "interests," within the meaning of the REMIC Provisions, in the Upper-Tier REMIC other than the Regular Certificates and the Class R Certificates or in the Lower-Tier REMIC other than the Lower-Tier Regular Interests and the Class LR Certificates. None of the Master Servicer, the Special Servicer or the Seller shall be responsible or liable for any failure by the Trustee to comply with the provisions of this Section 4.04. The Seller, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Trustee in supplying any information within the Seller's, the Master Servicer's or the Special Servicer's control (other than any confidential information) that is reasonably necessary to enable the Trustee to perform its duties under this Section 4.04.

     (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular
Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Seller and the Class LR Certificateholders will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by the applicable Responsible Party or the Seller pursuant to Article II hereof.

     SECTION 4.05 Imposition of Tax on the Trust Fund.

     In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Upper-Tier REMIC or Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Trustee amounts reasonably determined by the Trustee to be necessary to pay such taxes, which the Trustee shall maintain in a separate, non-interest-bearing account, and the Trustee shall deposit in the Collection Account the excess determined by the Trustee from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(viii) and the next sentence. Except as provided in the preceding sentence, the Trustee is hereby authorized to and shall retain or cause to be retained from the Collection Account in determining the amount of Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the Upper-Tier REMIC or Lower-Tier REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any "prohibited transaction" under Code Section 860F(a) or (ii) the amount of any contribution to the Upper-Tier REMIC or Lower-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the Internal Revenue Service, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates or to the Trustee in respect of the Lower-Tier Regular Interests, as applicable, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Master Servicer, the Special Servicer nor the Trustee shall be responsible for any taxes imposed on the Upper-Tier REMIC or Lower-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer, the Special Servicer or the Trustee or an act or omission of the Master Servicer, the Special Servicer or the Trustee in contravention of this Agreement in both cases, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Master Servicer or Special Servicer, as applicable, or Section 4.04 or 8.01, in the case of the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for Trustee's breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Master Servicer or the Special Servicer.

     SECTION 4.06 Remittances; P&I Advances.

     (a) "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (a) if such Mortgage Loan has been extended (other than pursuant to Section 3.27) in accordance with the terms and conditions otherwise set forth in this Agreement, the Monthly Payment on the Mortgage Loan prior to such extensions, and (b) if such Mortgage Loan is not described by the preceding clause (a) (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment; provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer, the Trustee or the Fiscal Agent, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Net Mortgage Rate plus the Trustee Fee Rate; and provided further that for purposes of determining the amount of any P&I Advance, the Monthly Payment shall be as reduced pursuant to any modification of a Mortgage Loan pursuant to
Section 3.27.

     (b) On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

         (i) remit to the Trustee for deposit in the Lower-Tier Distribution Account an amount equal to the Yield Maintenance Charges received by the Master Servicer in the Prepayment Period preceding such Distribution Date;

         (ii) remit to the Trustee for deposit in (a) the Lower-Tier Distribution Account an amount equal to the Available Funds (other than the amounts referred to in clause (iii) below and the amount described in clause (iii) of the definition of "Available Funds" and;

         (iii) make a P&I Advance, by deposit into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan (including the Americold Pool Loan) to the extent such amounts were not received on such Mortgage Loan prior to 10:00 A.M. (New York City time), on the Master Servicer Remittance Date (and therefore are not included in the remittance described in the preceding clause (ii)).

     The Master Servicer shall not be required or permitted to make an advance for Balloon Payments, Excess Interest, Default Interest, Yield Maintenance Charges. The amount required to be advanced in respect of Applicable Monthly Payments on Mortgage Loans that have been subject to an Appraisal Reduction Event will equal (i) the amount required to be advanced by the Master Servicer, without giving effect to such Appraisal Reduction Amounts less (ii) an amount equal to the product of (x) the amount required to be advanced by the Master Servicer in respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amounts, and (y) a fraction, the numerator of which is the Appraisal Reduction Amount with respect to such Mortgage Loan and the denominator of which is the Stated Principal Balance as of the last day of the related Collection Period.

     Any amount advanced by the Master Servicer pursuant to Section 4.06(b)(iii) shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer shall be entitled to reimbursement (with interest at the Advance Rate) thereof to the full extent as otherwise set forth in this Agreement.

     The Trustee shall notify the Master Servicer by telephone if as of 3:00 P.M. New York City time on the Master Servicer Remittance Date, the Trustee has not received the amount of a required P&I Advance hereunder. If as of 11:00 A.M., New York City time, on any Distribution Date the Master Servicer shall not have made the P&I Advance required to have been made on the related Master Servicer Remittance Date pursuant to Section 4.06(b)(iii), the Trustee shall immediately notify the Fiscal Agent by telephone promptly confirmed in writing, and the Trustee shall no later than 1:00 p.m., New York City time, on such Business Day deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer. If the Trustee fails to make any P&I Advance required to be made under this Section 4.06, the Fiscal Agent shall make such P&I Advance not later than 2:00 p.m., New York City time, on such Business Day and, thereby, the Trustee shall not be in default under this Agreement.

     None of the Master Servicer, the Trustee or the Fiscal Agent shall be obligated to make a P&I Advance as to any Monthly Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.06 if the Master Servicer, the Trustee or Fiscal Agent, as applicable, determines that such advance will be a Nonrecoverable Advance. The Master Servicer shall be required to provide notice to the Trustee and the Fiscal Agent on or prior to the Master Servicer Remittance Date of any such non-recoverability determination made on or prior to such date. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Master Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer that such Advance would be a Nonrecoverable Advance, the Trustee or Fiscal Agent, as applicable, shall make such advance within the time periods required by Section 4.06(e) unless the Trustee or the Fiscal Agent, in good faith, makes a determination prior to the times specified in Section 4.06(e) that such advance would be a Nonrecoverable Advance. The Trustee and the Fiscal Agent, in determining whether or not an Advance previously made is, or a proposed Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Master Servicer hereunder.

     The Master Servicer, the Trustee or the Fiscal Agent, as applicable, shall be entitled to the reimbursement of P&I Advances it makes (together with interest thereon) to the extent permitted pursuant to Section 3.06(ii) of this Agreement and the Master Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan.

     SECTION 4.07 Grantor Trust Reporting.

     The parties intend that the portions of the Trust Fund consisting of (i) the Default Interest, proceeds therefrom, the AIMCO Multifamily Pool Conditional Debt, proceeds therefrom, and the Class Q Distribution Account, (ii) Excess Interest, proceeds therefrom and the Excess Interest Distribution Account, and
(iii) the Reinvestment Enhancement Instrument and Reinvestment Reserve Account shall constitute, and that the affairs of the Trust Fund (exclusive of the Trust REMICs) shall be conducted so as to qualify such portion as, a "grantor trust" under the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall furnish or cause to be furnished to Certificateholders and shall file or cause to be filed with the Internal Revenue Service together with Form 1041 or such other form as may be applicable, (i) to the Holders of the Class Q Certificates, income with respect to their allocable share of Default Interest and the amount of any interest paid on unreimbursed Advances to the Master Servicer, the Trustee and the Fiscal Agent, as applicable, therefrom pursuant to Section 3.06(iii) the amount of all collections on the AIMCO Multifamily Pool Conditional Debt, at the time or times and in the manner required by the Code, (ii) to the Holders of the Classes of Regular Certificates entitled thereto as set forth in Section 2.06(b), income with respect to their allocable share of Excess Interest at the time or times and in the manner required by the Code and (iii) Goldman Group or its designee, income or expense with respect to the Reinvestment Enhancement Instrument and the Reinvestment Reserve Account.

     SECTION 4.08 Reinvestment Enhancement Instrument; Reinvestment Reserve Account.

     (a) On the Closing Date, the Seller will deliver the Reinvestment Enhancement Instrument to the Trustee. If for any Distribution Date occurring after August 1, 2008 the total reinvestment income earned from the second preceding Master Servicer Remittance Date to the Master Servicer Remittance Date related to such Distribution Date on payments on the Mortgage Loans deposited in the Payment Reserve Account pursuant to Section 3.05(e) is less than the Reserve Account Reinvestment Requirement, the Trustee shall draw on the Reinvestment Enhancement Instrument (or, if applicable, withdraw funds from the Reinvestment Reserve Account described in Section 4.08(b)) in an amount equal to the lesser of (i) the total amount available pursuant to the terms of the Reinvestment Enhancement Instrument (or held in the Reinvestment Reserve Account, as the case may be) and (ii) the amount of such shortfall, and shall deposit such amount in the Lower-Tier Distribution Account for distribution on the Lower-Tier Regular Interests in accordance with Section 4.01(b) on such Distribution Date.

     (b) If (i) the Seller does not renew the Reinvestment Enhancement Instrument prior to its expiration, or (ii) either Rating Agency reduces its rating of the long-term unsecured debt obligations of ABN AMRO Bank N.V. (or of the issuer of any letter of credit delivered to the Trustee as a substitute Reinvestment Enhancement Instrument) below "AA-," and in either case the Seller does not deliver to the Trustee a replacement letter of credit at least three
(3) Business Days prior to the earlier of (x) the expiration of the Reinvestment Enhancement Instrument or (y) ten (10) Business Days after the reduction of such rating, the Trustee will draw upon the Reinvestment Enhancement Instrument for the full amount thereof and deposit the proceeds in the Reinvestment Reserve Account. Any such replacement letter of credit shall be issued by an entity whose long-term unsecured debt obligations are rated at least "AA" by each Rating Agency, and in such amount and having such terms as would not result in a qualification, downgrade or withdrawal of any then-current rating assigned to any Class of Certificates, as evidenced by the written confirmation of each Rating Agency.

     Funds in the Reinvestment Reserve Account shall be invested at the direction of Goldman Group or its designee. Any reinvestment income earned on funds in the Reinvestment Reserve Account prior to the Distribution Date in July, 2008 (and after such date, any reinvestment income in excess of the Reserve Account Reinvestment Requirement) shall be remitted by the Trustee to Goldman Group or its designee by wire transfer to an account designated by Goldman Group or such designee as compensation for the directing of investment of funds in the Reinvestment Reserve Account.

     (c) At any time prior to July 1, 2008, the Seller or an Affiliate of the Seller may, at its option, replace the Reinvestment Enhancement Instrument (or any funds in lieu thereof then on deposit in the Reinvestment Reserve Account) with (i) a letter of credit, (ii) a guaranteed investment contract, (iii) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America that are Permitted Investments, or (iv) other obligations or financial instruments, in any case, issued by an entity and having such terms as would not result in a qualification, downgrade or withdrawal of any then-current rating assigned to any Class of Certificates, as evidenced by the written confirmation of each Rating Agency, whereupon the Trustee will release the Reinvestment Enhancement Instrument or funds being replaced to the Seller or such Affiliate. Any replacement Reinvestment Enhancement Instrument delivered to the Trustee pursuant to Section 4.08(b) shall meet the qualifications described in the preceding sentence.

     (d) If at any time prior to July, 2008, there occurs any one of the events set forth in clauses (i), (ii) or (iii) of the definition of "Payment Reserve Release Date," or thereafter on the Payment Reserve Release Date (after distributions to Certificateholders are made on such date), the Reinvestment Enhancement Instrument (or any funds held in the Reinvestment Reserve Account) shall be promptly delivered by the Trustee to Goldman Group, together with, if applicable, any reinvestment income on funds in the Reinvestment Reserve Account, which shall be remitted by the Trustee to Goldman Group or its designee in the same manner as set forth in Section 4.08(b).


                                    ARTICLE V

                                THE CERTIFICATES

     SECTION 5.01 The Certificates.

     The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class X Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E
Certificates,  the Class F Certificates,  the Class G Certificates,  the Class H
Certificates, the Class J Certificates, the Class K Certificates, the Class Q Certificates, the Class R Certificates, and the Class LR Certificates.

     The Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-16 respectively. The Certificates of each Class (other than the Class R Certificates) will be issuable in registered form only, in minimum denominations of authorized initial Certificate Principal Amount or Notional Amount, as applicable, as described in the succeeding table, and multiples of $1 in excess thereof. With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (a) set forth on the face thereof or (b) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the product of the Percentage Interest represented by such beneficial interest and the amount set forth on such schedule of the related Global Certificate, (ii) expressed in terms of initial Certificate Principal
Amount or Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth below. With respect to the Class F, Class G, Class H, Class J and Class K Certificates, on the Closing Date, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver (i) Rule 144A global Class F, Class G, Class H, Class J and Class K Certificates (the "Rule 144A Global Certificates") in definitive, fully registered form without interest coupons, (ii) Regulation S global Class F, Class G, Class H, Class J and Class K Certificates (the "Regulation S Global Certificates") in definitive, fully registered form without interest coupons, or
(iii) one or more, if any, Individual Certificates, in each case substantially in the form of Exhibits A-9 through A-16 hereto, respectively. Each Certificate will share ratably in all rights of the related Class. The Class Q, Class R and LR Certificates will each be issuable in one or more Individual Certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.


                                                      Aggregate Denominations of
                                                      all Certificates of Class
                                                      (in Initial Certificate
    Class                Minimum Denomination         Amount or Notional Amount)

   A-1                       $10,000.00                    $207,500,000

   A-2                       $10,000.00                    $436,033,000

   A-3                       $10,000.00                    $650,220,628

   B                         $10,000.00                    $102,384,000

   C                         $10,000.00                    $102,383,000

   D                         $10,000.00                    $107,038,000

   E                         $10,000.00                     $32,576,000

   F                         $10,000.00                     $83,768,000

   G                         $10,000.00                     $23,268,000

   H                         $10,000.00                     $55,846,000

   J                         $10,000.00                     $23,269,000

   K                         $10,000.00                     $37,232,197

   X                      $5,000,000.00                  $1,861,517,825


     The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above. The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

     Except insofar as pertains to any Individual Certificate, the Trust Fund, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of providing information pursuant to Section 3.20 or transmitting communications pursuant to Section 5.05(a), to the extent that the Seller has provided the Trustee with the names of Beneficial Owners, the Trustee shall provide such information to such Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Beneficial Owners and the Depository and Depository Participants. Except in the limited circumstances described below, Beneficial Owners of Public Global Certificates shall not be entitled to physical certificates for the Public Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in Section 5.02 and Applicable Procedures, a Beneficial Owner of a Private Global Certificate may request that the Seller, or an agent thereof, cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Seller shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Seller and the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

     Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository's instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

     "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

     The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

     If (i) the Depository advises the Trustee in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Seller is unable to locate a qualified successor, (ii) the Seller or the Trustee, at its sole option, elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Principal Amount or Notional Amount, as applicable, of the Global Certificate for any Class then outstanding advise the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interest of the Beneficial Owner or Owners of such Global Certificate, the Trustee shall notify the affected Beneficial Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owner or Owners requesting them. Upon surrender to the Trustee of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall issue the Individual Certificates. Neither the Trustee, the Fiscal Agent, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Seller shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Fiscal Agent, the Certificate Registrar, the Master Servicer, the Special Servicer, and the Seller shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

     If the Trustee, its agents or the Master Servicer or Special Servicer has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Master Servicer or the Special Servicer has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Master Servicer or the Special Servicer may in its sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Trustee or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Trustee or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

     If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Trustee shall make available to each Holder of a Class F, Class G, Class H, Class J, Class K, Class Q, Class R or Class LR Certificate, upon request of such a Holder, information substantially equivalent in scope to the information currently filed by the Master Servicer and/or the Trustee with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act which information shall be provided on a timely basis to the Trustee by the Master Servicer.

     Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the
Trustee or the Authenticating Agent and delivered to the Seller. All Certificates shall be executed by manual or facsimile signature on behalf of the Trustee or Authenticating Agent by an authorized officer or signatory.
Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Trustee or Authenticating Agent shall bind the Trustee or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-16 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

     SECTION 5.02 Registration, Transfer and Exchange of Certificates.

     (a) The Trustee shall keep or cause to be kept at the Corporate Trust Office books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Trustee, in such capacity, being the "Certificate Registrar"). The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Master Servicer, the Trustee, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at the Corporate Trust Office together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements of this Section 5.02. Upon request of the Trustee, the Certificate Registrar shall provide the Trustee with the names, addresses and Percentage Interests of the Holders.

     (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the applicable requirements of this Section 5.02, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the applicable provisions of this
Section 5.02.

     (c) In addition to the applicable provisions of this Section 5.02 and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

         (i) Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in the Class F, Class G, Class H, Class J, Class K, Class Q, Class R or Class LR Certificates to a transferee that takes delivery in the form of an Individual Certificate:

                           (A) The  Certificate  Registrar  shall  register  the
                  transfer of an Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

                           (B) The  Certificate  Registrar  shall  register  the
                  transfer of an Individual Certificate (other than a Residual Certificate) pursuant to Regulation S after the expiration of the Restricted Period if the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of a Regulation S Transfer Certificate; and

                           (C) The  Certificate  Registrar  shall  register  the
                  transfer of an Individual Certificate (other than a Residual Certificate) if prior to the transfer (i) two years have expired after the later of the Closing Date or the last date on which the Seller or any Affiliate thereof held such Certificate, or (ii) such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

         and, in each case the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust for any costs incurred by it in connection with the proposed transfer.

         (ii) Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global
     Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Private Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

     (A) Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and CEDEL or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and the Euroclear or CEDEL account, as the case may be) to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit L hereto given by the Beneficial Owner that is transferring such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or CEDEL, or both, as the case may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

     (B) Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or CEDEL account, as the case may be) to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit M hereto given by the Beneficial Owner that is transferring such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or CEDEL, or both, as the case may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

     (C) Regulation S Global Certificate to Rule 144A Global Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member (or, if such account is held for Euroclear or CEDEL, the Euroclear or CEDEL account, as the case may be) to be debited for such beneficial interest, and (3) with respect to a transfer of a beneficial interest in the Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit N hereto given by the Beneficial Owner, or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or CEDEL, or both, as the case may be) a beneficial interest in the Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

     (D) Transfers Within Regulation S Global Certificate During Restricted Period. If, during the Restricted Period, the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such certificate to a Person who wishes to take delivery thereof in the form of such Regulation S Global Certificate, such Beneficial Owner may transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(D) and all Applicable Procedures. Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in such Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member (or, if such account is held for Euroclear or CEDEL, the Euroclear or CEDEL account, as the case may be) to be debited for, such beneficial interest and (3) a certificate in the form of Exhibit O hereto given by the transferee, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or CEDEL, or both, as the case may
be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount specified in such instructions by which the account to be debited was reduced upon such transfer.

     (iii) Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

     (A) Transfers of a beneficial interest in a Private Global Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C).

     (B) Transfers of a beneficial interest in a Private Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Sections 5.02(c)(i)(A) and (B), respectively.

     (C) Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period. Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Seller in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

     (iv) Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures, and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and, in the case of any transfer pursuant to Regulation S, the Euroclear or CEDEL account, as the case may be) to be credited with such beneficial interest, and (4) (x) if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the
Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder, and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or CEDEL, or both, as the case may be) a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

     It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

     (v) All Transfers. An exchange of a beneficial interest in a Private Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in the Private Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and in the case of the Private Global Certificates, so long as the Private Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

     (d) If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or that such Certificate is not a "restricted security" within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

     (e) Subject to the  restrictions on transfer and exchange set forth in this
Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized Denomination) by surrendering such Certificate at the Corporate Trust Office or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such Corporate Trust Office, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the Corporate Trust Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of fifteen days preceding any Distribution Date.

     (f) An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Public Global Certificate pursuant
Section 5.01) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors in accordance with the provisions set forth herein. In the event that a Responsible Officer of the Certificate Registrar becomes aware that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

     (g) Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor's nominee.

     (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     (i) The Certificate Registrar may as a condition of the registration of any transfer of the Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates require the transferor to furnish other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

     (j) Neither the Seller, the Master Servicer, the Trustee nor the Certificate Registrar is obligated to register or qualify the Class F, Class G, Class H, Class J, Class K, Class Q, Class R or Class LR Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any such Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Seller, the Master Servicer, the Trustee and the Certificate Registrar against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

     (k) No transfer of any Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R or Class LR Certificate (each, a "Restricted Certificate") shall be made to (i) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or
(ii) a collective investment fund in which such Plans are invested, an insurance company that is using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan to acquire any such Restricted Certificate, other than (with respect to any transfer of a Restricted Certificate that is a Subordinate Certificate) an insurance company investing the assets of its general account under circumstances whereby the purchase and holding of such Restricted Certificate by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Prohibited Transaction Class Exemption 95-60. Each prospective transferee of a Restricted Certificate that takes the form of an Individual Certificate shall either (1) deliver to the Seller, the Certificate Registrar and the Trustee a representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (2) in the event the transferee is such a Person, except in the case of a Residual Certificate, which may not be transferred unless the transferee represents it is not such a Person, the prospective transferee shall provide to the Seller, the Trustee and the Certificate Registrar an opinion of counsel which establishes to the satisfaction of the Seller, the Trustee and the Certificate Registrar that the purchase or holding of the Restricted Certificates by or on behalf of a Plan will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to Title I of ERISA,
Section 4975 of the Code or Similar Law, will not constitute or result in a prohibited transaction within the meaning of ERISA or Section 4975 of the Code, or a materially similar characterization under any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Seller, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in this Agreement, which opinion of counsel shall not be an expense of the Trustee, the Trust Fund, the Master Servicer, the Special Servicer, the Certificate Registrar or the Seller. The Certificate Registrar shall not register the transfer of an Individual Certificate that is a Restricted Certificate unless the transferee has provided the representation letter or opinion of counsel referred to in the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Person or entity referred to in (i) or (ii) above. Any transfer of a Restricted Certificate that would result in a prohibited transaction under ERISA or Section 4975 of the Code, or a materially similar characterization under any Similar Law, shall be deemed absolutely null and void ab initio.

     (l) Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

         (i) Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

         (ii) No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") of the proposed transferee (a) that such proposed transferee is a Permitted Transferee and (b) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and
     (v) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(e) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

         (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Trustee agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Trustee, the Certificate Registrar and the Trustee may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

     SECTION 5.03 Mutilated, Destroyed, Lost or Stolen Certificates.

     If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Trustee and the Master Servicer harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

     SECTION 5.04 Appointment of Paying Agent

     The Trustee may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01. The Trustee shall cause such Paying Agent, if other than the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. Except for LaSalle National Bank, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "A" by Fitch and S&P, or shall be otherwise acceptable to each Rating Agency.

     SECTION 5.05 Access to Certificateholders' Names and Addresses.

     (a) If any  Certificateholder  (for  purposes  of  this  Section  5.05,  an
"Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

     (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

     SECTION 5.06 Actions of Certificateholders.

     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the Seller or the Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Seller and the Master Servicer, if made in the manner provided in this Section.

     (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

     (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Seller or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

     (d) The Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

     SECTION 5.07 Authenticating Agent.

     The Trustee may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Seller and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Seller, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Trustee shall serve as the initial Authenticating Agent and the Trustee hereby accepts such appointment.

     Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

     The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee and the Seller. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Seller. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.07, the Trustee promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Seller, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.07.

     The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Trustee. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Trustee.

     SECTION 5.08 Appointment of Custodians.

     The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee, by entering into a Custodial Agreement. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least "BBB" from Fitch and S&P, unless the Trustee shall have received prior written confirmation from Fitch that the appointment of such Custodian would not cause such Rating Agency to withdraw, qualify or downgrade any of its then-current ratings on the Certificates, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each
Custodial Agreement may be amended only as provided in Section 10.07. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. The Trustee shall serve as the initial Custodian. The Custodian, if the Custodian is not the Trustee, shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. The Custodian shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 5.08 shall be issued by a Qualified Insurer, or by any other insurer, that, as confirmed by each Rating Agency in writing to the Trustee, would not in and of itself result in the downgrade, withdrawal or qualification of any of the ratings assigned to any Class of Certificates.


                                   ARTICLE VI

            THE SELLER, THE MASTER SERVICER AND THE SPECIAL SERVICER

     SECTION 6.01 Liability of the Seller, the Master Servicer and the Special Servicer.

     The Seller, the Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement. Each of the Master Servicer and the Special Servicer shall indemnify the Seller, and any employee, director or officer of the Seller, and the Trust Fund and hold the Seller and any employee, director or officer of the Seller, and the Trust Fund harmless against any loss, liability or expense incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Master Servicer or the Special Servicer, as the case may be, or by reason of negligent disregard of the Master Servicer's or Special Servicer's, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Master Servicer or the Special Servicer, as the case may be, of any of its representations or warranties contained herein.

     SECTION 6.02 Merger or Consolidation of the Master Servicer and the Special Servicer.

     Subject to the following paragraph, each of the Master Servicer and the Special Servicer will keep in full effect its existence, rights and good standing as a corporation under the laws of the State of California and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

     Each of the Master Servicer and the Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer or the Special Servicer, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer or the Special Servicer, as applicable, hereunder, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or transfer of assets and succession, in and of itself, will not cause a downgrade, qualification or withdrawal of the then current ratings assigned by such Rating Agency to any Class of Certificates.

     SECTION 6.03 Limitation on Liability of the Seller, the Master Servicer and Others.

     Subject to Section 6.01, neither the Seller, the Master Servicer, the Special Servicer nor any of the directors, officers, employees or agents of the Seller or the Master Servicer or the Special Servicer shall be under any liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Seller or the Master Servicer or the Special Servicer or any such Person against liability which would be imposed by reason of (i) any breach of warranty or representation, or other specific liability provided herein, with respect to such respective party or (ii) any willful misconduct, bad faith, fraud or negligence in the performance of duties or by reason of reckless disregard of obligations or duties hereunder with respect to such respective party. The Seller, the Master Servicer, the Special Servicer and any director, officer, employee or agent of the Seller, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Seller, the Master Servicer, the Special Servicer and any director, officer, employee or agent of the Seller or the Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with, or relating to, this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses) (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations or duties hereunder, in each case by the Person being indemnified; (ii) imposed by any taxing authority if such loss, liability or expense is not specifically reimbursable pursuant to the terms of this Agreement or (iii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained herein. Neither the Seller nor the Master Servicer nor the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Seller or the Master Servicer or the Special Servicer may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Seller, the Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06 of this Agreement.

     SECTION 6.04 Limitation on Resignation of the Master Servicer or Special Servicer.

     (a) Each of the Master Servicer and each Special Servicer may assign its respective rights and delegate its respective duties and obligations under this Agreement with the prior written consent of the Seller, provided that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be satisfactory to the Trustee and to the Seller, (b) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of a servicer of mortgage loans or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02, and (c) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement;
(ii) as confirmed by a letter from each Rating Agency delivered to the Trustee, each Rating Agency's rating or ratings of the Regular Certificates in effect immediately prior to such assignment, sale, transfer or delegation will not be qualified, downgraded or withdrawn as a result of such assignment, sale, transfer or delegation; (iii) the Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04;
(iv) the rate at which the Servicing Fee or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and (v) the resigning Master Servicer or Special Servicer, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

     (b) Except as provided in this Section 6.04, the Master Servicer and the Special Servicer shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master
Servicer's or Special Servicer's expense) to such effect delivered to the Trustee.

     No resignation or removal of the Master Servicer or the Special Servicer as contemplated herein shall become effective until the Trustee or a successor Master Servicer or Special Servicer shall have assumed the Master Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be treated as a shortfall resulting in Realized Losses.

     SECTION 6.05 Rights of the Seller and the Trustee in Respect of the Master Servicer and Special Servicer. The Master Servicer and the Special Servicer shall afford the Seller, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, the Master Servicer and the Special Servicer shall furnish to the Seller, the Master Servicer, the Special Servicer and the Trustee its most recent publicly available annual financial statements and such other information in its possession regarding its business, affairs, property and condition, financial or otherwise as is reasonably relevant to the performance of the obligations hereunder of the Master Servicer and the Special Servicer. The Seller may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Seller or its designee. In the event the Seller or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. Neither the Seller nor the Trustee and neither the Master Servicer, with respect to the Special Servicer, nor the Special Servicer, with respect to the Master Servicer, shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.

     Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

     SECTION 6.06 Master Servicer or Special Servicer as Owner of a Certificate. The Master Servicer or an Affiliate of the Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof, except as otherwise expressly provided herein. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and
(iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Trustee shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.


                                   ARTICLE VII

                                     DEFAULT

     SECTION 7.01 Events of Default.

     (a) "Master Servicer Event of Default", wherever used herein, means any one of the following events:

         (i) any failure by the Master Servicer to remit to the Collection Account or any failure by the Master Servicer to remit to the Trustee for deposit into the Lower-Tier Distribution Account, Payment Reserve Account, Excess Interest Distribution Account, Interest Reserve Account or Class Q Distribution Account, any amount required to be so remitted by the Master Servicer (including a P&I Advance) pursuant to, and at the time specified by the terms of this Agreement, which failure, with respect to the Lower-Tier Distribution Account or Payment Reserve Account, is not remedied by 11:00 a.m., New York City time, on the related Distribution Date with interest thereon as provided in Section 3.06; or

         (ii) any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or agreements, or the material breach of its representations or warranties on the part of the Master Servicer contained in this Agreement, which continues unremedied for a period of 30 days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Master Servicer by the Seller or the Trustee, or to the Master
     Servicer, the Seller and the Trustee by the Holders of Certificates evidencing Percentage Interests of at least 25% of any Class affected thereby; provided that if such default is not capable of being cured within such 30 day period and the Master Servicer is diligently pursuing such cure, the Master Servicer shall be entitled to an additional 30 day period; provided further that the failure of the Master Servicer to perform any covenant or agreement contained herein (other than as provided in clause
     (i) above) as a result of an inconsistency between this Agreement and any Loan Document shall not be a Master Servicer Event of Default hereunder; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

         (iv) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer, or of or relating to all or substantially all of its property; or

         (v) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) the Master Servicer shall fail to make any Property Advance required to be made by the Master Servicer hereunder (whether or not the Trustee or the Fiscal Agent makes such Property Advance), which failure continues unremedied for a period of fifteen (15) days after the date on which such Advance was first due (or for any shorter period as may be required, if applicable, to avoid any lapse in insurance coverage required under any Mortgage or this Agreement with respect to any Mortgaged Property or to avoid any foreclosure or similar action with respect to any Mortgaged Property by reason of a failure to pay real estate taxes and assessments); provided, however, that in the event the Trustee or the Fiscal Agent makes a required Property Advance pursuant to Section 3.22(b) due to the Master Servicer's failure to make a required Property Advance, such Event of Default shall occur immediately upon the making of such Property Advance by the Trustee or the Fiscal Agent; or

         (vii) the Trustee shall receive written notice from Fitch that the continuation of the Master Servicer in such capacity would result (or the continuation in such capacity of the Master Servicer has resulted) in a downgrade, qualification or withdrawal of any rating then assigned by Fitch to any Class of Certificates;

then, and in each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates shall, terminate the Master Servicer.

     In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, the Master Servicer shall also be terminated as Special Servicer.

     (b) "Special Servicer Event of Default", wherever used herein, means any one of the following events:

         (i) any  failure by the  Special  Servicer  to remit to the  Collection
     Account or an REO Account any amount required to be so deposited by the Special Servicer pursuant to, and at the time specified, and in accordance with the terms of this Agreement; or

         (ii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements, or the material breach of any representations or warranties on the part of the Special Servicer contained in this Agreement, which continues unremedied for a period of 30 days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Master Servicer, the Seller, the Trustee or to the Special Servicer, the Master Servicer, the Seller and the Trustee by the Holders of Certificates evidencing Percentage Interests of at least 25% of any Class affected thereby; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

         (iv) the Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer, or of or relating to all or substantially all of its property; or

         (v) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

         (vi) the Special Servicer shall fail to make any Property Advance required to be made by the Special Servicer hereunder (whether or not the Trustee or the Fiscal Agent makes such Property Advance), which failure continues unremedied for a period of fifteen (15) days after the date on which such Advance was first due (or for any shorter period as may be required, if applicable, to avoid any lapse in insurance coverage required under any Mortgage or this Agreement with respect to any Mortgaged Property or to avoid any foreclosure or similar action with respect to any Mortgaged Property by reason of a failure to pay real estate taxes and assessments); provided, however, that in the event the Trustee or the Fiscal Agent makes a required Property Advance pursuant to Section 3.22(b) due to the Special Servicer's failure to make a required Property Advance, such Event of Default shall occur immediately upon the making of such Property Advance by the Trustee or the Fiscal Agent; or

         (vii) the Trustee shall receive written notice from Fitch that the continuation of the Special Servicer in such capacity would result (or the continuation in such capacity of the Special Servicer has resulted) in a downgrade, qualification or withdrawal of any rating then assigned by Fitch to any Class of Certificates;

then, and in each and every such case, so long as a Special Servicer Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates shall, terminate the Special Servicer.

     (c) In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the "Terminated Party"), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Master Servicer or Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the
Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agrees that, in the event it is terminated pursuant to this Section 7.01, to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Trustee with all documents and records requested by the Trustee to enable the Trustee to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or successor Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any REO Account or Lock-Box Account shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Trustee or such successor Master Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the Trustee or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Trustee or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.

     SECTION 7.02 Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall be its successor in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer's or the Special Servicer's termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as Master Servicer or Special Servicer. The Trustee shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Fee or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans that accrue after the date of the Trustee's succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer, the Special Servicer and the Trustee or the Fiscal Agent shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee or the Fiscal Agent (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee, or if the Rating Agencies do not provide written confirmation that the succession of the Trustee, as Master Servicer or Special Servicer, as applicable, will not cause a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which will not result in a downgrade, qualification or withdrawal of the then current rating or ratings assigned to any Class of Certificates as evidenced in writing by each Rating Agency, as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the Special Servicer, unless the Master Servicer is also the Special Servicer, the Master Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. The Seller, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

     SECTION 7.03 Notification to Certificateholders.

     (a) Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to each Rating Agency.

     (b) Within 30 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Certificates and to each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

     SECTION 7.04 Other Remedies of Trustee. During the continuance of any Master Servicer Event of Default or a Special Servicer Event of Default when the Master Servicer is also serving as Special Servicer, so long as such Master Servicer Event of Default or Special Servicer Event of Default, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Master Servicer Event of Default or Special Servicer Event of Default, if applicable.

     SECTION 7.05 Waiver of Past Events of Default; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates, waive any default by the Master Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon. Any costs and expenses incurred by the Trustee in connection with such default and prior to such waiver shall be reimbursed by the Master Servicer or the Special Servicer, as applicable, promptly upon demand therefor and if not reimbursed to the Trustee within 90 days of such demand, from the Trust Fund; provided, that the Trust Fund shall be reimbursed by the Master Servicer or the Special Servicer, as applicable, to the extent such amounts are reimbursed to the Trustee from the Trust Fund.


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

     SECTION 8.01 Duties of Trustee.

     (a) The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Sections 7.02 and 7.04, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     (b) The Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement to the extent specifically set forth herein; provided, however, that, the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee shall request a corrected instrument, and if the instrument is not corrected to the Trustee's reasonable satisfaction, the Trustee will provide notice thereof to the Certificateholders.

     (c) Neither the Trustee nor any of its officers, directors, employees, agents or "control" persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided, that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

         (i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

         (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

         (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

         (iv) Neither the Trustee nor any of its respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Seller or any other third Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

         (v) The Trustee shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund), and the Trustee shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises out of the negligence or bad faith of the Trustee or any breach of an obligation, representation, warranty or covenant of the Trustee contained herein; and

         (vi) The Trustee shall not be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee may be required to act, unless a Responsible Officer of the Trustee obtains actual knowledge of such failure. The Trustee shall be deemed to have actual knowledge of the Master Servicer's or the Special Servicer's failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee pursuant to this Agreement.

     None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee, or the Fiscal Agent, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Fiscal Agent, respectively, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Special Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Fiscal Agent shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Fiscal Agent shall be liable for any loss on any investment of funds pursuant to this Agreement (other than any funds invested with it in its commercial capacity).

     (d) The Trustee represents that it will use reasonable commercial efforts to cure (by August 1999) any deficiencies with regards to the manipulation or calculation of dates beyond December 31, 1999 in the internally maintained computer systems used by the Trustee in the conduct of its trust business which would materially and adversely affect its ability to perform its obligations under this agreement. The Trustee further represents that it will use reasonable commercial efforts to obtain reasonable assurances from each third party vendor of licensed computer software systems used by the Trustee in the conduct of its trust business that such vendors shall use reasonable commercial efforts to cure any deficiencies with regards to the manipulation or calculation of dates beyond December 31, 1999 in such systems which would materially and adversely affect the ability of the Trustee to perform its obligations under this agreement.

     SECTION 8.02 Certain Matters Affecting the Trustee.

     (a) Except as otherwise provided in Section 8.01:

         (i) The Trustee may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers' Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal,

         (ii) and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

         (iii) (A) The Trustee shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby;

         (B) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act; and

         (C) provided, that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs;

         (iv) Neither the Trustee nor any of its directors, officers, employees, Affiliates, agents or "control" persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

         (v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer or the Special Servicer, as applicable, if an Event of Default shall have occurred and be continuing relating to the Master Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

         (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

     (b) Following the Start-up Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause any of the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject any of the Upper-Tier REMIC or the Lower-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

     (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

     The Trustee shall have no duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

     SECTION 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Fiscal Agent, the Master Servicer, or the Special Servicer, and the Trustee, the Fiscal Agent, the Master Servicer and Special Servicer assume no responsibility for their correctness. The Trustee, the Fiscal Agent, the Master Servicer and Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. Neither the Trustee nor the Fiscal Agent shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Fiscal Agent shall be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except for its review thereof pursuant to Section 2.02); the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02); the compliance by the Seller, the Master Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to
Section 7.02), it being understood that the Trustee shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Seller, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-Master Servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02) or any sub-Master Servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any sub-Master Servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement. Neither the Trustee nor the Fiscal Agent shall be accountable for the use or application by the Seller, the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Seller, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, Lower-Tier Distribution Account, Upper-Tier Distribution Account, Class Q Distribution Account, Excess Interest Distribution Account, Lock Box Account, Reserve Accounts, Interest Reserve Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee or Fiscal Agent, as applicable. Neither the Trustee nor the Fiscal Agent shall have responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee shall assume that such payment is so permitted unless a Responsible Officer of the Trustee has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect that such payment is not permitted by applicable law.

     SECTION 8.04 Trustee May Own Certificates. The Trustee, the Fiscal Agent and any agent of the Trustee or Fiscal Agent in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Seller and the Master Servicer in banking transactions, with the same rights it would have if it were not Trustee, Fiscal Agent or such agent.

     SECTION 8.05 Payment of Trustee Fees and Expenses; Indemnification.

     (a) The  Trustee  or any  successor  Trustee  shall  be  entitled,  on each
Distribution Date, to the Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by the Trustee in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee, which Trustee Fee shall be paid to the Trustee prior to the distribution on such Distribution Date of amounts to the
Certificateholders. In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled.

     (b) The Trustee and the Fiscal Agent shall each be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Fiscal Agent pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are "unanticipated expenses" as described in clause (d) below, except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, neither the Trustee nor the Fiscal Agent shall refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses or any sums due to the Fiscal Agent.

     The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable out-of-pocket expenses incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

     (c) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Seller, the Master Servicer and the Special Servicer (each, an "Indemnifying Party") shall indemnify the Trustee and the Fiscal Agent and their respective Affiliates and each of the directors, officers, employees and agents of the Trustee, the Fiscal Agent and their respective Affiliates (each, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party's respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or sub-Master Servicer).

     (d) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates, in each case to the extent and only to the extent, such payments are expressly reimbursable under this Agreement, or are unanticipated expenses (as defined below), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Indemnified Party and (ii) those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(c). The term "unanticipated expenses" shall include any fees, expenses and disbursement of any separate trustee or co-trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date, and the losses, liabilities, damages, claims or incremental expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with (i) a default under any Mortgage Loan and (ii) any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

     (e) Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Fiscal Agent, as the case may be, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

     (f) This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

     SECTION 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least
$50,000,000 and a rating on its unsecured long-term debt of at least "BBB" by Fitch and S&P (or at any time when there is no Fiscal Agent appointed and acting hereunder or any such Fiscal Agent so appointed has a rating on its long-term unsecured debt that is lower than "AA" by Fitch and S&P the rating on the unsecured long term debt of the Trustee must be at least "AA" by Fitch and S&P or meet different standards provided that each Rating Agency shall have confirmed in writing that such different standards would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates) and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer pursuant to Section 7.02); provided that, notwithstanding that the long-term unsecured debt of LaSalle National Bank and ABN AMRO Bank N.V. are not rated by Fitch, LaSalle National Bank shall not fail to qualify as Trustee solely by virtue of the lack of such ratings until such time as Fitch shall notify the Trustee, the Master Servicer and the Special Servicer in writing that LaSalle National Bank is no longer exempt from the foregoing rating requirements imposed by this sentence. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to
(i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax from its own funds and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

     SECTION 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Seller, the Master Servicer and each Rating Agency. Upon such notice of resignation, the Fiscal Agent shall also be deemed to have been removed and, accordingly, the Master Servicer shall promptly appoint a successor Trustee, the appointment of which would not, as evidenced in writing by the Rating Agencies (other than S&P), in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, and a successor Fiscal Agent (if necessary to satisfy the requirements contained in Section 8.06), the appointment of which, if the successor Trustee is not rated by each Rating Agency in one of its two highest long-term debt rating categories, would not, as evidenced in writing, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, by written instrument, in triplicate, which instrument shall be delivered to the resigning Trustee, with a copy to the Fiscal Agent deemed removed, and the successor Trustee and successor Fiscal Agent. If no successor Trustee and successor Fiscal Agent shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee and the Fiscal Agent may petition any court of competent jurisdiction for the appointment of a successor Trustee and successor Fiscal Agent. The Trustee will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with such resignation.

     If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Seller or Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or upon a confirmation in writing by Fitch that not terminating the Trustee, or the Fiscal Agent, as applicable, would, in and of itself, cause the then-current rating assigned to any Class of Certificates to be qualified, withdrawn or downgraded, then the Seller may remove the Trustee and the Fiscal Agent and promptly appoint a successor Trustee and successor Fiscal Agent by written instrument, which shall be delivered to the Trustee and the Fiscal Agent so removed and to the successor Trustee and the successor Fiscal Agent. The Holders of Certificates entitled to more than 50% of the Voting Rights of all of the Certificates may at any time remove the Trustee and the Fiscal Agent (and any removal of the Trustee shall be deemed to be a removal also of the Fiscal Agent) and appoint a successor Trustee and, if necessary, successor Fiscal Agent by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Seller, one complete set to the Master Servicer, one complete set to the Trustee so removed, one complete set to the Fiscal Agent deemed removed, one complete set to the successor Trustee so appointed and one complete set to any successor Fiscal Agent so appointed.

     In the event of removal of the Trustee, the Fiscal Agent shall be deemed to have been removed.

     In the event that the Trustee or Fiscal Agent is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

     Any resignation or removal of the Trustee and Fiscal Agent and appointment of a successor Trustee and, if such trustee is not rated by each Rating Agency in one of its two highest long-term debt rating categories, a successor Fiscal Agent pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee and, if necessary, successor Fiscal Agent as provided in Section 8.08.

     SECTION 8.08 Successor Trustee and Fiscal Agent.

     (a) Any successor Trustee and any successor Fiscal Agent appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Seller, the Master Servicer and to the predecessor Trustee and predecessor Fiscal Agent, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee and predecessor Fiscal Agent shall become effective and such successor Trustee and successor Fiscal Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Fiscal Agent herein, provided that the appointment of such successor Trustee and successor Fiscal Agent shall not, as evidenced in writing by each Rating Agency, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates. The predecessor Trustee shall deliver to the successor Trustee all Mortgage Files and related documents and statements held by it hereunder, and the Seller and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee all such rights, powers, duties and obligations. No successor Trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions of
Section 8.06.

     The Fiscal Agent may not resign except (i) in the event of the resignation or removal of the Trustee, (ii) upon determination that it may no longer perform such obligations and duties under applicable law, or (iii) upon written confirmation from the Rating Agencies (other than S&P) that such resignation, without the appointment of a successor Fiscal Agent, will not in and of itself result in a downgrade qualification or withdrawal of the then current rating of any Class of Certificates. Any such determination in (ii) above is required to be evidenced by an opinion of counsel to such effect delivered to the Seller and the Trustee. No resignation or removal of the Fiscal Agent shall become effective until a successor fiscal agent acceptable to Fitch, as evidenced in writing (which may be Trustee) shall have assumed the Fiscal Agent's obligations and duties under this Agreement.

     Upon  acceptance of appointment by a successor  Trustee as provided in this
Section 8.08, the Seller shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Seller fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be mailed at the expense of the Seller.

     (b) Any successor Trustee or Fiscal Agent appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

     SECTION 8.09 Merger or Consolidation of Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Seller and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Seller and the Trustee may consider necessary or desirable. If the Seller shall not be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

     In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

     No trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Seller and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

     Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to, such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

     Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

     SECTION 8.11 Fiscal Agent Appointed; Concerning the Fiscal Agent.

     (a) The Trustee hereby appoints ABN AMRO Bank N.V. as the initial Fiscal Agent hereunder for the purposes of exercising and performing the obligations and duties imposed upon the Fiscal Agent hereunder. The Fiscal Agent undertakes to perform such duties and only such duties as are specifically set forth hereunder.

     (b) No provision of this Agreement shall be construed to relieve the Fiscal Agent from liability for its own negligent failure to act or its own willful misfeasance or for a breach of a representation or warranty contained herein; provided, however, that (i) the duties and obligations of the Fiscal Agent shall be determined solely by the express provisions of this Agreement, the Fiscal Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Fiscal Agent and, in the absence of bad faith on the part of the Fiscal Agent, the Fiscal Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Fiscal Agent by the Seller, the Master Servicer, the Special Servicer or the Trustee and which on their face do not contradict the requirements of this Agreement, and (ii) the provisions of clause
(ii) of Section 8.01(c) shall apply to the Fiscal Agent.

     SECTION  8.12   Controlling   Certificateholders   and  Controlling   Class
Representative.

     (a) Each Controlling Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Trustee and to notify the Trustee of the transfer of any Certificate of the Controlling Class, the selection of a Controlling Class Representative or the resignation or removal thereof. Any Certificateholder at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee when such Certificateholder is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Trustee will notify the Special Servicer of the identity of the Controlling Class Representative and any resignation or removal thereof.

     (b) Within thirty (30) days of the Closing Date, the Trustee shall notify the Certificateholders of the Controlling Class that they may select a Controlling Class Representative for purposes of Section 3.27 of this Agreement. Such notice shall set forth the process established by the Trustee in order to select a Controlling Class Representative.

     (c) Once a Controlling Class Representative has been selected pursuant to clause (b) above, each of the Master Servicer, the Special Servicer, the Seller, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Principal Amount, or such Controlling Class Representative shall have notified the Trustee and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon the resignation of a Controlling Class
Representative, the Trustee shall request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.

     (d) If at any time a Book-Entry Certificate belongs to the Controlling Class, the Trustee shall notify the related Beneficial Owner or Beneficial
Owners (through the Seller, unless the Trustee shall have been previously provided with the name and address of such Beneficial Owner or Beneficial Owners) of such event and shall request that it be informed of any change in the identity of the related Beneficial Owner from time to time.

     (e) Until it receives notice to the contrary each of the Master Servicer, the Special Servicer and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

     (f) The Controlling Class Representative will have no liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for error in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties.

     (g) By its acceptance of a Certificate, each Certificateholder shall be deemed to have confirmed its understanding that the Controlling Class Representative may take actions that favor the interest of one or more Classes of the Certificates over other Classes of the Certificates, and that the Controlling Class Representative may have special relationships and interests that conflict with those of holders of some Classes of the Certificate; and, absent willful misfeasance, bad faith or negligence on the part of the Controlling Class Representative, each Certificateholder shall be deemed to have agreed to take no action against the Controlling Class Representative or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict.


                                   ARTICLE IX

                  TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

     SECTION 9.01 Termination; Optional Mortgage Loan Purchase.

     (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created hereby with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to this Article IX on the Termination Date; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

     (b) The Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund with respect to the Trust REMICs shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the assets of each of the Upper-Tier REMIC and the Lower-Tier REMIC shall be sold for cash and that each such REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to
Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Master Servicer in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the REMICs or the Trust Fund, the Trustee shall be responsible for filing the final Tax Returns for the REMICs and applicable income tax or information returns for the Grantor Trust for the period ending with such termination, and shall maintain books and records with respect to the REMICs and the Grantor Trust for the period for which it maintains its own tax returns or other reasonable period.

     (c) The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

         (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the  fair  market  value  of all  other  property
                  included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid  interest  accrued  on such  principal
                  balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date;

                           (D) the  aggregate  amount of  unreimbursed  Property
                  Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

         (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

     Any Mortgage Loan purchased under the circumstances described in this subsection (c) will be purchased subject to a continuing right of (i) the holders of the Class Q Certificates to receive from the purchaser(s), from time to time, payments corresponding to Default Interest with respect to such Mortgage Loan, and payments corresponding to the AIMCO Multifamily Pool Conditional Debt, and (ii) the holders of the Classes of Certificates entitled to receive the Excess Interest with respect to such Mortgage Loan, as specified in Section 2.06(b), to receive from the purchaser(s), from time to time, payments corresponding to Excess Interest with respect to such Mortgage Loan.

     (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Trustee shall determine as soon as practicable the Distribution Date on which the Trustee reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full an amount equal to the remaining Certificate Principal Amount of each such Certificate, Lower-Tier Regular Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01 or
(ii) if no such Regular Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Account or the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account, in either case, following the later to occur of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (b) the liquidation or disposition pursuant to Section 3.18 of the last asset held by the Trust Fund, (iii) to the holders of the Class Q Certificates, of any amount remaining in the Class Q Distribution Account, including any remaining amounts attributable to the AIMCO Multifamily Pool Conditional Debt, (iv) to Goldman Group or its designee and remaining amounts attributable to the Reinvestment Enhancement Instrument or the Reinvestment Reserve Account, and (v) to the holders of Certificates entitled to receive Excess Interest, as provided in
Section 2.06(b), of any amount remaining in the Excess Interest Distribution Account.

     (e) Notice of any  termination  of the Trust Fund  pursuant to this Section
9.01 shall be mailed by the Trustee to affected Certificateholders with a copy to the Master Servicer and each Rating Agency at their addresses shown in the Certificate Registrar as soon as practicable after the Trustee shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Trustee to affected Certificateholders shall:

         (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

         (ii)   specify the amount of any such final distribution, if known; and

         (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

     If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Trustee shall promptly mail notice thereof to each affected Certificateholder.

     (f) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

     SECTION 10.01 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

     SECTION 10.02 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

     No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

     No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing Percentage Interests of at least 25% of each affected Class of Certificates shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

     SECTION 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 10.04 Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders Class Q, Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid) as follows:

     If to the Trustee, to:

                           LaSalle National Bank
                           135 South LaSalle Street
                           Suite 1625
                           Chicago, Illinois  60674-4107
                           Attention:  Asset-Backed Securities
                                       Trust Securities Group,
                                       GS Mortgage Securities
                                       Corporation II, Series 1998-C1

     If to the Fiscal Agent, to:

                           ABN AMRO Bank, N.V.
                           c/o LaSalle National Bank
                           135 South LaSalle Street
                           Suite 1625
                           Chicago, Illinois  60674-4107
                           Attention:  Asset-Backed Securities
                                       Trust Services Group,
                                       GS Mortgage Securities
                                       Corporation II, Series 1998-C1

     If to the Seller, to:

                           GS Mortgage Securities Corporation II
                           85 Broad Street
                           New York, New York  10004
                           Attention:  Marvin J. Kabatznick

     With a copy to:

                           Jay Strauss, Esq.

     If to the Master Servicer or the Special Servicer, to:

                           EVP
                           GMAC Commercial Mortgage Corporation
                           650 Dresher Road
                           Horsham, Pennsylvania  19044
                           Attention:  Servicing Manager

     With a copy to:

                           CMBS Manager
                           GMAC Commercial Mortgage Corporation
                           150 South Wacker, Suite 2800
                           Chicago, Illinois 60606
                           Attention: Gary Severyn

     If to the Underwriter, to:

                           Goldman, Sachs & Co.
                           85 Broad Street
                           New York, New York  10004
                           Attention: Rolf Edwards

     With a copy to:

                           Jay Strauss, Esq.

     If to GSMC, to:

                           Goldman Sachs Mortgage Company
                           85 Broad Street
                           New York, New York  10004
                           Attention: Rolf Edwards

     With a copy to:

                           Jay Strauss, Esq.

     If to ACLI, to:

                           AMRESCO Capital Limited, Inc.
                           700 North Pearl Street
                           Suite 2400, LB 342
                           Dallas, Texas 75201-7424
                           Attention: Ed Hurley

     If to ACMFLP, to:

                           AMRESCO Capital Limited, Inc.
                           700 North Pearl Street
                           Suite 2400, LB 342
                           Dallas, Texas 75201-7424
                           Attention: Ed Hurley

     If to Falcon, to:

                           Falcon Financial, LLC
                           2015 West Main Street
                           Stamford, Connecticut 06902
                           Attention: David Karp

     If to any Certificateholder, to:

                           the address set forth in the Certificate Register,

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

     SECTION 10.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

     SECTION 10.06 Notice to the Seller and Each Rating Agency.

     (a) The Trustee shall use its best efforts to promptly provide notice to the Seller and each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

          (i) any material change or amendment to this Agreement;

          (ii) the occurrence of any Event of Default that has not been cured;

          (iii) the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer, the Trustee or Fiscal Agent;

          (iv) the repurchase of Mortgage Loans pursuant to Section 2.03(c);

          (v) the final payment to any Class of Certificateholders;

          (vi) any change in the location of the Collection Account, the Payment
     Reserve  Account,   the  Reinvestment   Reserve  Account,   the  Lower-Tier
     Distribution Account or the Upper-Tier Distribution Account;

          (vii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

          (viii) any change in the lien priority of a Mortgage Loan;

          (ix) any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property; and

          (x) any material damage to a Mortgaged Property.

     (b) The Master Servicer (or the Trustee with respect to item (iv) below) shall promptly furnish to each Rating Agency copies of the following:

          (i)  each of its  annual  statements  as to  compliance  described  in
     Section 3.14;

          (ii) each of its annual independent public accountants' servicing reports described in Section 3.15;

          (iii) upon request, a copy of each operating and other financial statements, rent rolls, occupancy reports, and sales reports to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03;

          (iv) each report to  Certificateholders  described in Section 4.02 and
     Section 3.20; and

          (v) upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.19.

     (c) The Master Servicer shall furnish each Rating Agency with such information with respect to the Trust Fund, any Mortgaged Property, a Borrower and a non-performing or Specially Serviced Mortgage Loan as such Rating Agency shall reasonably request and which the Master Servicer can reasonably obtain. The Rating Agencies shall not be charged any fee or expense in connection therewith.

     (d) Notices to each Rating Agency shall be addressed as follows:

                  Fitch IBCA, Inc.
                  One State Street Plaza, 31st Floor
                  New York, New York  10004
                  Attention:  Commercial Mortgage Surveillance

                  Standard & Poor's Rating Services
                  26 Broadway
                  New York, New York  10004
                  Attention: Commercial Mortgage Surveillance Group

or in each case to such other address as any Rating Agency shall specify by written notice to the parties hereto.

     SECTION 10.07 Amendment. This Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions herein or therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes; (iv) to amend or supplement any provisions herein or therein that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, (v) to amend or supplement any provisions therein to the extent necessary or desirable to maintain the ratings assigned to each of the Classes of Certificates by each Rating Agency or (vi) to make any other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     This Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

         (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

         (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under this Agreement, without the consent of the Holders of all Certificates representing all of the Percentage Interest of the Class or Classes affected hereby;

         (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

         (iv) amend any section hereof which relates to the amendment of this Agreement without the consent of all the holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     In the event that neither the Seller nor any successor thereto, if any, is in existence, any amendment under this Section 10.07 shall be effective with the consent of the Trustee, the Fiscal Agent, and the Master Servicer, in writing, and to the extent required by this Section, the Certificateholders. Promptly after the execution of any amendment, the Master Servicer shall forward to the Trustee and the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder and each Rating Agency. It shall not be necessary for the consent of Certificateholders under this Section 10.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

     Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless, if requested by the Master Servicer and/or the Trustee, the Master Servicer and the Trustee shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause any of the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, will not cause a tax to be imposed on the Trust Fund under the REMIC Provisions (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property) and will not cause the Grantor Trust to fail to qualify as a grantor trust. Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Fiscal Agent, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii), (iii) or (v) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee and the Fiscal Agent may, but shall not be obligated to, enter into any such amendment which affects the Trustee's or the Fiscal Agent's own rights, duties or immunities under this Agreement.

     SECTION 10.08 Confirmation of Intent.

     It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Seller to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Seller of the Certificates be, and be treated for all purposes as, a sale by the Seller of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Seller to the Trustee to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Seller then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Seller to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Seller's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, Reinvestment Enhancement Instrument, Reinvestment Reserve Account, Lower-Tier Distribution Account, Upper-Tier
Distribution Account, Class Q Distribution Account, Payment Reserve Account, Excess Interest Distribution Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Delaware and Illinois Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller shall, and upon the request of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust
Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

     SECTION 10.09 No Intended Third-Party Beneficiaries.

     No Person other than a party to this Agreement and any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.

     Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, property manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the Seller, the Master Servicer, the Special Servicer, the Responsible Parties, the Trustee and the Fiscal Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

GS MORTGAGE SECURITIES CORPORATION II,
    as Seller


By:  _________________________________
     Name:
     Title:


                                 GOLDMAN SACHS MORTGAGE COMPANY,
                                    as Responsible Party

                                 By:  Goldman Sachs Real Estate Funding Corp.,
                                        its General Partner

                                      By:  _____________________________________
                                           Name:
                                           Title:


                                 FALCON FINANCIAL, LLC,
                                    as Responsible Party

                                 By:  __________________________________________
                                      Name:
                                      Title:


                                 AMRESCO CAPITAL LIMITED, INC.,
                                    as Responsible Party

                                 By:  __________________________________________
                                      Name:
                                      Title:


                                 AMRESCO COMMERCIAL MORTGAGE FUNDING, L.P.,
                                   as Responsible Party

                                 By:  AMRESCO Capital Conduit Corporation,
                                          its General Partner

                                       By:  ____________________________________
                                            Name:
                                            Title:


                                 GMAC COMMERCIAL MORTGAGE CORPORATION,
                                   as Master Servicer and as Special Servicer

                                 By:  __________________________________________
                                      Name:
                                      Title:


                                 LASALLE NATIONAL BANK, as Trustee,
                                    Custodian and Certificate Registrar

                                 By:  __________________________________________
                                      Name:
                                      Title:


                                 ABN AMRO BANK N.V.,
                                    as Fiscal Agent of the Trustee

                                  By:  _________________________________________
                                       Name:
                                       Title:

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

STATE OF _________   )
                     )  ss:
COUNTY OF _________  )



     On this ___ day of ______________, 1998, before me, the undersigned, a Notary Public in and for the State of _________, duly commissioned and sworn, personally appeared _________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at _________________________; that he/she is the _________ of
________________________, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.



NOTARY PUBLIC in and for the State of _________.


My Commission expires: _____________


(stamp)


(seal)


This instrument prepared by: _________________

                                   EXHIBIT A-1

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 1998-C1, CLASS A-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 1998-C1, CLASS A-1


Pass-Through Rate:  6.060000%

First Distribution Date: November 18, 1998       Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal          Scheduled Final Distribution
Amount  of  the Class A-1 Certificates:          Date: [_____] 2028
$207,500,000

CUSIP:  36228C CJ 0                              Initial Certificate Principal
                                                 Amount   of   this Certificate:
                                                 $[_______________]
ISIN:  US36228CCJ09

Common Code:  9198245

No.:  [_______]

     This certifies that [___________________________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

    The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-1 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

Dated:  [______________]

                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                    By:  _______________________________________
                                                  Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This is one of the Class A-1 Certificates referred to in the Pooling Agreement.

Dated: [______________]

                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By: ________________________________________
                                                 Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
_______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of
__________________________ account number _____________________________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                              By: ______________________________
                                                  [Please print or type name(s)]

                                                  ______________________________
                                                  Title:

                                                  ______________________________
                                                  Taxpayer Identification Number

                                   EXHIBIT A-2

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 1998-C1, CLASS A-2

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 1998-C1, CLASS A-2


Pass-Through Rate:  6.6200%

First Distribution Date: November 18, 1998        Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal           Scheduled Final Distribution
Amount of the Class A-2 Certificates:             Date:  October 2028
$436,033,000

CUSIP: 36228C CK7                                 Initial Certificate Principal
                                                  Certificate: $[______________]

ISIN:  US36228CCK71

Common Code:  9198296

No.:  [_______]

     This certifies that  [_________________________________]  is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-2 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

Dated:  [______________]

                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                    By: ________________________________________
                                                  Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This is one of the Class A-2 Certificates referred to in the Pooling Agreement.

Dated: [______________]

                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By: ________________________________________
                                                    Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
______________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________

     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number ______________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                       By: _____________________________________
                                           [Please print or type name(s)]

                                           _____________________________________
                                           Title:

                                           _____________________________________

                                           Taxpayer Identification Number

                                   EXHIBIT A-3

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 1998-C1, CLASS A-3

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 1998-C1, CLASS A-3


Pass-Through Rate:  6.1350%

First Distribution Date: November 18, 1998        Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal           Scheduled Final Distribution
Amount of the Class A-3 Certificates:             Date: October 2028
$650,220,628

CUSIP:  36228C CL 5                               Initial Certificate Principal
                                                  Amount of this Certificate:
                                                  $[_______________]

ISIN:  USU36228CCL54

Common Code:  9198300

No.:  [_______]

     This certifies that [__________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class A-3 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-3 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class A-3 Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By:  ____________________________________
                                                       Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This is one of the Class A-3 Certificates referred to in the Pooling Agreement.

Dated: [______________]

                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By: ________________________________________
                                                  Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
_______________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-3 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class A-3 Certificate of the entire Percentage Interest represented by the within Class A-3 Certificates to the above-named Assignee(s) and to deliver such Class A-3 Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:
Address  of  the   Assignee(s)   for  the  purpose  of  receiving   notices  and
distributions:

     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number __________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.

                                          By: __________________________________
                                              [Please print or type name(s)]

                                              __________________________________
                                              Title:

                                              __________________________________

                                              Taxpayer Identification Number

                                   EXHIBIT A-4

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS X

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL AMOUNT OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS X CERTIFICATES IS EQUAL TO THE AGGREGATE OF THE PRINCIPAL AMOUNTS OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G, CLASS H, CLASS J AND CLASS K COMPONENTS, AS SET FORTH IN THE POOLING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CLASS X CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AT AN ISSUE PRICE OF ___________% OF THE INITIAL NOTIONAL AMOUNT, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ALL INTEREST DISTRIBUTIONS HEREON, AND IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DESCRIBED IN THE PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 1998 WITH RESPECT TO THE OFFERING OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL NOTIONAL AMOUNT OF THIS CERTIFICATE IS APPROXIMATELY __________%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY ________%; AND (III) THE AMOUNT OF OID FOR THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 THROUGH NOVEMBER 12, 1998), COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL NOTIONAL AMOUNT HEREOF, IS APPROXIMATELY ___________%.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS X


Pass-Through Rate: As determined in
accordance with the Pooling Agreement.

First Distribution Date: November 18, 1998        Cut-Off Date: October 11, 1998

Aggregate Initial Notional Amount of the          Scheduled Final Distribution
Class X Certificates: $1,861,517,825              Date: October 2028


CUSIP: 36228C CM 3                                Initial Notional Amount of
                                                  this Certificate: $[_________]

ISIN: US36228CCM38

Common Code: 9198318

No.: [_______]

     This certifies that [_________________________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class X Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class X Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class X Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By: _____________________________________
                                                   Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  X  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By: ________________________________________
                                                  Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
____________________________________________________  (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class X Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class X Certificate of the entire Percentage Interest represented by the within Class X Certificates to the above-named Assignee(s) and to deliver such Class X Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________

     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number ______________________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.

                                       By: _____________________________________
                                           [Please print or type name(s)]

                                           _____________________________________
                                           Title:

                                           _____________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-5

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS B

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CLASS B CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS B


Pass-Through Rate:  6.9700%

First Distribution Date:  November 18, 1998      Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal Amount   Scheduled Final Distribution
of  the Class B Certificates: $102,384,000       Date: October 2028

CUSIP:  36228C CN 1                              Initial Certificate Principal
                                                 Amount of this Certificate:
                                                 $[_______________]
ISIN:  US36228CCN11

Common Code:  9198326

No.:  [_______]

     This  certifies that  [___________________________________________]  is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                           (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class B Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By: _____________________________________
                                                       Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  B  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as
                                       Authenticating Agent


                                       By: _____________________________________
                                                       Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
__________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________


     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number ____________________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.

                                       By: _____________________________________
                                           [Please print or type name(s)]

                                           _____________________________________
                                           Title:

                                           _____________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-6

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS C

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CLASS C CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF %, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 11 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO, OTHER THAN ARD LOANS, WHICH ARE ASSUMED TO PREPAY ON THEIR ANTICIPATED REPAYMENT DATES, WHICH
ASSUMPTION WAS USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 2.50069444%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _____%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 TO NOVEMBER 18, 1998) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE EXACT METHOD, IS APPROXIMATELY _____%.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS C


Pass-Through Rate:  6.910000%

First Distribution Date: November 18, 1998    Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal       Scheduled Final Distribution
Amount of the of the Class C Certificates:    Date: October 2028
$102,383,000

                                              Initial Certificate Principal
                                              Amount of this Certificate:
                                              $[_______________]

CUSIP:  36228C CP6

ISIN: US36228CCP68

Common Code:  9198342

No.:  [_______]

     This certifies that [__________________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class C Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By: _____________________________________
                                                       Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  C  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                               LASALLE NATIONAL BANK, not in its
                                               individual capacity but solely as
                                               Authenticating Agent


                                               By: _____________________________
                                                       Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
_______________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:


Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________

    Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number _____________________________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                       By:______________________________________
                                          [Please print or type name(s)]

                                          ______________________________________
                                          Title:

                                          ______________________________________
                                          Taxpayer Identification Number

                                   EXHIBIT A-7

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS D

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR *OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CLASS D CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF %, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 11 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO, OTHER THAN ARD LOANS, WHICH ARE ASSUMED TO PREPAY ON THEIR ANTICIPATED REPAYMENT DATES, WHICH
ASSUMPTION WAS USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 2.50069444%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _____%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 TO NOVEMBER 18, 1998) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE EXACT METHOD, IS APPROXIMATELY _____%.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS D


Pass-Through Rate: As determined in
accordance with the Pooling Agreement

First Distribution Date: November 18, 1998        Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal           Scheduled Final Distribution
Amount of the Class D Certificates:               Date: October 2028
$107,038,000

CUSIP:  36228C CQ 4                               Initial Certificate Principal
                                                  Amount of this Certificate:
                                                  $[_______________]

ISIN:  US36228CCQ42

Common Code:  9198377

No.:  [_______]

     This certifies that [______________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, Class R, Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

    This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.


     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class D Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By: _____________________________________
                                                      Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  D  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                               LASALLE NATIONAL BANK, not in its
                                               individual capacity but solely as
                                               Authenticating Agent


                                               By: _____________________________
                                                        Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
__________________________________________  (please  print or typewrite  name(s)
and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________


     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number ________________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.

                                    By: ________________________________________
                                        [Please print or type name(s)]

                                        ________________________________________
                                        Title:

                                        ________________________________________
                                        Taxpayer Identification Number

                                   EXHIBIT A-8

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS E

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CLASS E CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF ____________% OF ITS INITIAL PRINCIPAL BALANCE, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 8 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING (A) THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DESCRIBED IN THE PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 1998 WITH RESPECT TO THE OFFERING OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES) USED TO PRICE THIS CERTIFICATE, AND (B) THAT THE PASS-THROUGH RATE HEREON CHANGES IN ACCORDANCE WITH SUCH PREPAYMENT ASSUMPTION: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY __________%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY ________%; AND (III) THE AMOUNT OF OID FOR THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 THROUGH NOVEMBER 12, 1998), COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE THEREOF, IS APPROXIMATELY ___________%.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS E


Pass-Through Rate: As determined in
accordance with the Pooling Agreement

First Distribution Date: November 18, 1998        Cut-Off Date: October 11, 1998

Aggregate  Initial  Certificate  Principal        Scheduled Final Distribution
Amount  of  the Class E Certificates:             Date: October 2028
$32,576,000

CUSIP:  36228C CR2                                Initial Certificate Principal
                                                  Amount of this Certificate:
                                                  $[_______________]
ISIN:  US36228CCR25

Common Code:  9198385

No.:  [_______]


     This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class F, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class E Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class E Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By: _____________________________________
                                                  Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  E  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                               LASALLE NATIONAL BANK, not in its
                                               individual capacity but solely as
                                               Authenticating Agent


                                               By: _____________________________
                                                       Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
___________________________________________________  (please  print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________

     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number ____________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.

                                     By: _______________________________________
                                         [Please print or type name(s)]

                                         _______________________________________

                                         Title:

                                         _______________________________________
                                         Taxpayer Identification Number

                                   EXHIBIT A-9

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS F

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

[If Restricted Certificates issued to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and Institutional Accredited Investors that are not qualified institutional buyers within the meaning of Rule 144A under the Securities Act, insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR (4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.]

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND THE ORIGINAL ISSUE DATE OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificates issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS F CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF _____________% OF ITS INITIAL PRINCIPAL BALANCE, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 8 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING (A) THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DESCRIBED IN THE PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 1998 WITH RESPECT TO THE OFFERING OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES) USED TO PRICE THIS CERTIFICATE, AND (B) THAT THE PASS-THROUGH RATE HEREON CHANGES IN ACCORDANCE WITH SUCH PREPAYMENT ASSUMPTION: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY _____________%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _______%; AND (III) THE AMOUNT OF OID FOR THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 THROUGH NOVEMBER 12, 1998), COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE THEREOF, IS APPROXIMATELY ____________%.

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS F


Pass-Through Rate:  6.000000%

First Distribution Date: November 18, 1998        Cut-Off Date: October 11, 1998

Aggregate Initial Certificate Principal           Scheduled Final Distribution
Amount of the Class F Certificates:               Date: October 2028
$83,768,000

                                                  Certificate Principal Amount
CUSIP:        [for 144A:  36228C CS 0]            of this Certificate:
              [for Reg. S:  U03911 AP 6]          $[_______________]
              [for Reg. D:  36228C CX 9]

Common Code:  9201025

No.:  [_______]

     This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class F Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration Of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller, or the Controlling Class Representative and the Seller, or the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class F Certificate to be duly executed.

Dated:  [______________]

                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By: _____________________________________
                                                  Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  F  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                               LASALLE NATIONAL BANK, not in its
                                               individual capacity but solely as
                                               Authenticating Agent


                                               By: _____________________________
                                                       Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
___________________________________________________  (please  print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above-named Assignee(s) and to deliver such Class F Certificate to the following address:

Date: _________________

                                        ________________________________________
                                        Signature by or on behalf of Assignor(s)

                                        ________________________________________
                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

Address  of  the   Assignee(s)   for  the  purpose  of  receiving   notices  and
distributions:

    Distributions,  if being made by wire  transfer  in  immediately  available
funds     to      __________________________      for     the     account     of
__________________________ account number ______________________________.

   This   information  is  provided  by   ______________________________   the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                           By: _________________________________
                                               [Please print or type name(s)]

                                               _________________________________
                                               Title:

                                               _________________________________
                                               Taxpayer Identification Number

                                  EXHIBIT A-10

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS G

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET
FORTH  HEREIN.   ACCORDINGLY,   THE  OUTSTANDING  CERTIFICATE  BALANCE  OF  THIS
CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

[If Restricted Certificates issued to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and Institutional Accredited Investors that are not qualified institutional buyers within the meaning of Rule 144A under the Securities Act, insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR (4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.]

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND THE ORIGINAL ISSUE DATE OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificates issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS G CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D, CLASS E AND CLASS F CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF _____%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 11 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO, OTHER THAN ARD LOANS, WHICH ARE ASSUMED TO PREPAY ON THEIR ANTICIPATED REPAYMENT DATES, WHICH ASSUMPTION WAS USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY _____%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _____%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 TO NOVEMBER 18,
1998) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE EXACT METHOD, IS APPROXIMATELY _____%.

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS G



Pass-Through Rate:  6.0000%

First Distribution Date: November 18, 1998    Cut-Off  Date:  October 11, 1998

Aggregate Initial Certificate Principal       Scheduled Final Distribution Date:
Amount of the Class G Certificates:           October 2028
$23,268,000

CUSIP: [for 144A: 36228C CT 8]                Initial Certificate Principal
       [for Reg. S: U03911 AQ 4]              Amount of this Certificate:
       [for Reg.  D: 36228C CY 7]             $[_______________]

ISIN: USU03911AQ47

Common Code:  9201076

No.:  [___]

     This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and certain other assets.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class G Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class G Certificate to be duly executed.

Dated:  [______________]

                         LASALLE NATIONAL BANK, not in its
                         individual capacity but solely as Trustee


                         By: ______________________________________
                                       Authorized Officer

                         Certificate of Authentication

                         -----------------------------

  This is one of the Class G Certificates referred to in the Pooling Agreement.

Dated: [______________]


                                        LASALLE NATIONAL BANK, not in its
                                        individual capacity but solely as
                                        Authenticating Agent


                                        By: ____________________________________
                                                      Authorized Officer

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________
________________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:

Date: _________________


                                      Signature by or on behalf of Assignor(s)


                                      Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of
__________________________ account number _____________________________________.

     This   information  is  provided  by   ______________________________,  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                                 By:


                                                 [Please print or type name(s)]


                                                 Title:


                                                 Taxpayer Identification Number

                                  EXHIBIT A-11

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS H

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

[If Restricted Certificates issued to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and Institutional Accredited Investors that are not qualified institutional buyers within the meaning of Rule 144A under the Securities Act, insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR (4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.]

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND THE ORIGINAL ISSUE DATE OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificates issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F AND CLASS G CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF _____%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 11 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO, OTHER THAN ARD LOANS, WHICH ARE ASSUMED TO PREPAY ON THEIR ANTICIPATED REPAYMENT DATES, WHICH ASSUMPTION WAS USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY _____%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _____%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 TO NOVEMBER 18,
1998) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE EXACT METHOD, IS APPROXIMATELY _____%.

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS H


Pass-Through Rate:  6.0000%

First Distribution Date:  November 18, 1998     Cut-Off Date:  October 11, 1998

Aggregate Initial Certificate Principal Amount  Scheduled Final Distribution
of the Class H Certificates:                    Date: October 2028
$55,846,000

CUSIP:  [for 144A:  36228C CU 5]                Initial Certificate Principal
        [for Reg. S:  U03911 AR 2]              Amount of this Certificate:
        [for Reg. D: 36228C CZ 4]               $[_______________]

ISIN:  USU03911AR20

Common Code:  9201114

No.:  [___]

     This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class J, Class K, Class Q, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class H Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

   IN WITNESS WHEREOF, the Trustee has caused this Class H Certificate to be duly executed.

Dated:  [______________]

                                    LASALLE NATIONAL BANK, not in its
                                    individual capacity but solely as Trustee


                                    By:_______________________________
                                            Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This is one of the Class H Certificates referred to in the Pooling Agreement. Dated: [______________]


                                LASALLE NATIONAL BANK, not in its
                                individual capacity but solely as Authenticating Agent


                                 By:___________________________________
                                         Authorized Officer

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________
________________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class H Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class H Certificate of the entire Percentage Interest represented by the within Class H Certificates to the above-named Assignee(s) and to deliver such Class H Certificate to the following address:

Date: _________________


                                      Signature by or on behalf of Assignor(s)


                                      Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions, if being made by wire transfer in immediately available funds to ______________________ for the account of __________________________
account  number  ____________________________.

     This  information  is  provided  by   ________________________________  the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.

                                           By:


                                                [Please print or type name(s)]


                                                Title:


                                                Taxpayer Identification Number

                                  EXHIBIT A-12

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS J

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

[If Restricted Certificates issued to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and Institutional Accredited Investors that are not qualified institutional buyers within the meaning of Rule 144A under the Securities Act, insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR (4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.]

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND THE ORIGINAL ISSUE DATE OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificates issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G AND CLASS H CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF _____%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 11 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO, OTHER THAN ARD LOANS, WHICH ARE ASSUMED TO PREPAY ON THEIR ANTICIPATED REPAYMENT DATES, WHICH ASSUMPTION WAS USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY _____%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _____%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 TO NOVEMBER 18,
1998) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE EXACT METHOD, IS APPROXIMATELY _____%.

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS J


Pass-Through Rate:  6.0000%

First Distribution Date:  November 18, 1998     Cut-Off Date:  October 11, 1998

Aggregate Initial Certificate Principal Amount  Scheduled Final Distribution
of the Class J Certificates:                    Date: October 2028
$23,269,000

CUSIP:  [for 144A:  36228C CV 3]    Initial Certificate Principal Amount of this
        [for Reg. S:  U03911 AS 0]  Certificate:  $[_______________]
        [for Reg. D: 36228C DA 8]

ISIN:  USU03911AS03

Common Code:  9201149

No.:  [___]

     This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class K, Class Q, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement. Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class J Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class J Certificate to be duly executed.

Dated:  [______________]


                                       LASALLE NATIONAL BANK, not in its
                                       individual capacity but solely as Trustee


                                       By:_______________________________
                                             Authorized Officer


                          Certificate of Authentication

                          -----------------------------

   This is one of the Class J Certificates referred to in the Pooling Agreement.

Dated: [______________]


                                LASALLE NATIONAL BANK, not in its
                                individual capacity but solely as Authenticating Agent


                                By:___________________________________
                                      Authorized Officer

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________
______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class J Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class J Certificate of the entire Percentage Interest represented by the within Class J Certificates to the above-named Assignee(s) and to deliver such Class J Certificate to the following address:

Date: _________________


                                        Signature by or on behalf of Assignor(s)


                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions, if being made by wire transfer in immediately available funds to ______________________ for the account of __________________________
account number ____________________________.

     This   information  is  provided  by   ______________________________   the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                      By:


                                               [Please print or type name(s)]


                                               Title:


                                               Taxpayer Identification Number

                                  EXHIBIT A-13

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS K

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

[If Restricted Certificates issued to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and Institutional Accredited Investors that are not qualified institutional buyers within the meaning of Rule 144A under the Securities Act, insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR (4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.]

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND THE ORIGINAL ISSUE DATE OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificates issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND
HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL
SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS X, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G, CLASS H AND CLASS J CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A PRO RATA UNDIVIDED BENEFICIAL INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THIS CERTIFICATE IS ISSUED ON OCTOBER 29, 1998, AND BASED ON ITS ISSUE PRICE OF _____%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE (PLUS 11 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO, OTHER THAN ARD LOANS, WHICH ARE ASSUMED TO PREPAY ON THEIR ANTICIPATED REPAYMENT DATES, WHICH ASSUMPTION WAS USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY _____%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY _____%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (OCTOBER 29, 1998 TO NOVEMBER 18,
1998) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE EXACT METHOD, IS APPROXIMATELY _____%.

                      GS MORTGAGE SECURITIES CORPORATION II
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1998-C1, CLASS K


Pass-Through Rate:  6.0000%

First Distribution Date:  November 18, 1998    Cut-Off Date:  October 11, 1998

Aggregate Initial Certificate Principal        Scheduled Final Distribution Date
Amount of the Class K Certificates:            Date: October 2028
$37,232,197

CUSIP:  [for 144A:  36228C CW 1]               Initial Certificate Principal
        [for Reg. S:  U03911 AT 8]             Amount of this Certificate:
        [for Reg. D: 36228C DB 6]              $[_______________]

ISIN:  USU03911AT85

Common Code:  9205853

No.:  [___]

     This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class Q, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class K Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class K Certificate to be duly executed.

Dated:  [______________]


                             LASALLE NATIONAL BANK, not in its
                             individual capacity but solely as Trustee


                              By:________________________________
                                    Authorized Officer


                          Certificate of Authentication
                          -----------------------------

     This  is  one  of the  Class  K  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]


                                  LASALLE NATIONAL BANK, not in its
                                  individual capacity but solely as
                                  Authenticating Agent


                                   By:____________________________________
                                        Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
___________________________________________________  (please  print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class K Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class K Certificate of the entire Percentage Interest represented by the within Class K Certificates to the above-named Assignee(s) and to deliver such Class K Certificate to the following address:

Date: _________________


                                        Signature by or on behalf of Assignor(s)


                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions, if being made by wire transfer in immediately available funds to ______________________ for the account of __________________________
account number ____________________________.

     This   information  is  provided  by   ______________________________   the
Assignee(s) named above, or  ____________________________________ as its (their)
agent.


                                           By:


                                                  [Please print or type name(s)]


                                                  Title:


                                                  Taxpayer Identification Number

                                  EXHIBIT A-14

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS Q

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR
(4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND
(B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND SECTION 4975 OF THE CODE UNDER
PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE
(A) OR (B) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO TITLE I OF ERISA,
SECTION 4975 OF THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA OR SECTION 4975 OF THE CODE OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER SIMILAR LAW, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE SELLER, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT, WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE SELLER. EACH TRANSFEREE OF A BENEFICIAL INTEREST HEREIN SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

                       MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS Q

Percentage Interest:  100%

Cut-Off Date:  October 11, 1998

No.:  [_____]

     This certifies that [______________] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class Q Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class R, and Class LR Certificates (together with the Class Q Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of Net Default Interest plus amounts in respect of the AIMCO Multifamily Pool
Conditional Debt then distributable, if any, allocable to the Class Q Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class Q Certificate to be duly executed.

Dated:  [______________]


                                 LASALLE NATIONAL BANK, not in it
                                 individual capacity but solely as Trustee


                                 By:_______________________________
                                       Authorized Officer


                          Certificate of Authentication
                          -----------------------------

     This  is  one  of the  Class  Q  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]


                                         LASALLE NATIONAL BANK, not in its
                                         individual capacity but solely as
                                         Authenticating Agent


                                         By:___________________________________
                                                     Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class Q Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class Q Certificate of the entire Percentage Interest represented by the within Class Q Certificates to the above-named Assignee(s) and to deliver such Class Q Certificate to the following address:

Date: _________________


                                        Signature by or on behalf of Assignor(s)


                                        Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to     ___________________________      for     the     account     of
_____________________________ account number ______________________.

     This information is provided by __________________________ the Assignee(s) named above, or ________________________________________________ as its (their)
agent.


                                         By:


                                                  [Please print or type name(s)]


                                                  Title:


                                                  Taxpayer Identification Number

                                  EXHIBIT A-15

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY THAT IS USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED
TRANSFEREE  (AS  DEFINED IN THE  POOLING  AND  SERVICING  AGREEMENT  REFERRED TO
HEREIN), (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE
FUNCTIONS OF A "TAX MATTERS PERSON" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                             SERIES 1998-C1, CLASS R

Percentage Interest:  100%

Cut-Off Date:  October 11, 1998

No.:  [_____]

     This certifies that[________________] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class R Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, allocable to the Class R Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class R Certificate to be duly executed.

Dated:  [______________]

                                LASALLE NATIONAL BANK, not in its
                                individual capacity but Solely as Trustee


                                By: ___________________________________________
                                            Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This  is  one  of the  Class  R  Certificates  referred  to in the  Pooling
Agreement.

Dated: [______________]

                                   LASALLE NATIONAL BANK, not in its
                                   individual capacity but solely as
                                   Authenticating Agent


                                    By: ________________________________________
                                                Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
___________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class R Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class R Certificate of the entire Percentage Interest represented by the within Class R Certificates to the above-named Assignee(s) and to deliver such Class R Certificate to the following address:

Date:_________________

                                      Signature by or on behalf of Assignor(s)

                                      Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions, if being made by wire transfer in immediately available funds to ___________________________ for the account of
_____________________________ account number __________________________________.

     This information is provided by __________________________ the Assignee(s) named above, or ________________________________________________ as its (their)
agent.

                                      By:


                                          [Please print or type name(s)]


                                          Title:

                                          Taxpayer Identification Number

                                  EXHIBIT A-16

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 1998-C1, CLASS LR

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT, THE UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE OR ANY INTEREST HEREIN SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR
(B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY THAT IS USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE SELLER, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A) OR (B) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(1) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED
TRANSFEREE  (AS  DEFINED IN THE  POOLING  AND  SERVICING  AGREEMENT  REFERRED TO
HEREIN), (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE
FUNCTIONS OF A "TAX MATTERS PERSON" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

                      GS MORTGAGE SECURITIES CORPORATION II
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 1998-C1, CLASS LR

Percentage Interest:  100%

Cut-Off Date:  October 11, 1998

No.:  [_____]

     This certifies that [__________] is owner the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class LR Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class Q, and Class R Certificates (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

     This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

     This Certificate represents a pro rata undivided beneficial interest in a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

     The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

     Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 18th day of each month (or, if such 18th day is not a Business Day, the next succeeding Business Day), commencing on November 18, 1998 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, allocable to the Class LR Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

     All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

     Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class LR Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

     This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

     As provided in the Pooling Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (other than any GSMC Retained Interest Amounts); (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guarantees given as additional security for any Mortgage Loans; (viii) all assets deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Payment Reserve Account, the Reinvestment Reserve Account, the Class Q Distribution Account and any REO Account including reinvestment income thereon; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Goldman Group Guaranty; and (xi) the Reinvestment Enhancement Instrument.

     This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

     As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Article V of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Article V of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

     Prior to due presentation of this Certificate for registration of transfer, the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Seller, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

     No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders; (i) to cure any ambiguity; (ii) to correct or supplement any provisions in the Pooling Agreement or any Custodial Agreement that may be defective or inconsistent with any other provisions in such agreement; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and the Lower-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any material state or local taxes on the Trust Fund; (iv) to amend or supplement any provisions in either of such agreements that shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment, or as evidenced by confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates; (v) to amend or supplement any provisions in either of such agreements to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; or (vi) to make any other provisions with respect to matters or questions arising under the Pooling Agreement, which shall not be inconsistent with the provisions of the Pooling Agreement and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing. Expenses incurred with respect to any amendment pursuant to clause (vi) shall be borne by the party requesting such amendment.

     Further, the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMIC as two separate REMICs or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Seller, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates evidencing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, payments on any Certificate without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby;

                  (iii) alter the Servicing Standard or the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance, as applicable, without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

                  (iv) amend any section of the Pooling Agreement which relates to the amendment thereof, without the consent of all the Holders of all Certificates representing all Percentage Interests of the Class or Classes affected thereby.

     The Holders at the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Seller, the Trustee and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

                  (i)      the sum of

                           (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                           (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                           (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date; and

                           (D) the aggregate amount of unreimbursed Property Advances, and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate; and

                  (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

     The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Seller, or if neither the Seller nor such Holders do, the Master Servicer or, if neither such Holders nor the Seller nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if it first notifies the Controlling Class Representative, the Seller and the Master Servicer, respectively, through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither the Seller nor the Master Servicer as the case may be, terminates the Trust Fund as described above within such 30-day period. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to
Section 9.01(c) of the Pooling Agreement.

     The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Seller, the Trustee and the Fiscal Agent created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to
Article IX of the Pooling Agreement on the Termination Date; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

     Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

     IN WITNESS WHEREOF, the Trustee has caused this Class LR Certificate to be duly executed.

Dated:  [______________]

                                   LASALLE NATIONAL BANK, not in its
                                   individual capacity but solely as Trustee


                                   By: ______________________________________
                                                 Authorized Officer


                          Certificate of Authentication

                          -----------------------------

     This is one of the Class LR Certificates referred to in the Pooling Agreement.

Dated: [______________]

                                             LASALLE NATIONAL BANK, not in its
                                             individual capacity but solely as
                                             Authenticating Agent


                                             By: ______________________________
                                                      Authorized Officer

                                   ASSIGNMENT

     FOR  VALUE  RECEIVED,  the  undersigned   ("Assignor(s)")  hereby  sell(s),
assign(s)                 and                  transfer(s)                  unto
________________________________________________________________________________
____________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class LR Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Class LR Certificate of the entire Percentage Interest represented by the within Class LR Certificates to the above-named Assignee(s) and to deliver such Class LR Certificate to the following address:

Date:_________________

                                      Signature by or on behalf of Assignor(s)

                                      Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS

     The Assignee(s) should include the following for purposes of distribution:

     Address of the Assignee(s) for the purpose of receiving notices and distributions:

     Distributions,  if being made by wire  transfer  in  immediately  available
funds     to     ___________________________      for     the     account     of
_____________________________ account number ___________________________.

     This information is provided by __________________________ the Assignee(s) named above, or ________________________________________________ as its (their)
agent.

                                          By:


                                               [Please print or type name(s)]


                                               Title:

                                               Taxpayer Identification Number

                                   EXHIBIT B

                      GS Mortgage Securities Corporation II
          Commercial Mortgage Pass-Through Certificates, Series 1998-C1
                             Mortgage Loan Schedule

                                                       Current
                                                       -------
  Loan                                                 Monthly     Current      Revised Rate    Excess Rate
  ----                                                 -------     -------      ------------    -----------
 Number                Borrower Name                   Payment  Interest Rate    (ARD Loans)    (ARD Loans)
 ------                -------------                   -------  -------------    -----------    -----------
07-0000000   Ming Avenue Limited Partnership          13,071.72     8.4400        10.4400(4)        2.0000
09-0001031   PDL, Inc. & Associates, LC              120,927.79     7.3800         9.3800(4)        2.0000
09-0001032   Colonial Plaza Associates, LLC           13,478.70     6.8400         -                     -
09-0001034   Concourse Plaza II, LTD.                 10,709.39     7.0600         -                     -
09-0001035   Marks/Bloom McKinney Apts., Ltd.          4,604.44     6.9300         -                     -
09-0001036   Marks/Bloom McKinney Apts., Ltd.          3,902.54     6.9300         -                     -
09-0001037   WVM Partners, Ltd.                       69,098.35     7.1800         -                     -
09-0001038   Brandon Lakes Plaza, Ltd.                16,147.41     7.2800         -                     -
09-0001039   Salina Street Development, LLC           14,175.11     7.0300         -                     -
09-0001040   Bercar II LLC                            84,425.84     7.1500         -                     -
09-0001041   Affordable I, L.L.C.                     45,927.66     7.1500         9.1500(4)        2.0000
09-0001042   Texas Briarwood Village Apts, Ltd.       64,805.22     6.9400         -                     -
09-0001044   Florida Housing Corp. et al              36,514.10     7.9500         -                     -
09-0001045   2002-2006 Ellis Avenue Corp.             20,485.64     7.2600         -                     -
09-0001046   Stoneville Investment Properties, L      12,332.00     7.1100         -                     -
09-0001051   Town View Apartments, L.P.               13,957.93     7.2800         -                     -
09-0001053   Rowayton Marine Realty, LLC              23,722.57     7.3300         -                     -
09-0001054   PSPR, Inc.                               12,897.38     7.9300         -                     -
09-0001055   CDI Centre, L.L.C.                       55,437.43     7.4000         -                     -
09-0001056   Sonesta West LLC                         20,727.92     7.5500         -                     -
09-0001057   FGR & DY Realty, Johnson City, LLC        9,192.51     6.9900         -                     -
09-0001058   Five N's, Inc.                           13,101.55     8.1700         -                     -
09-0001059   Rama Hotel Corporation                   12,211.59     7.8700         -                     -
09-0001060   M.K.K. Hotel Corporation                 11,350.82     8.0700         -                     -
09-0001061   Canton Street Development, LLC           14,506.94     7.0500         -                     -
09-0001062   Par Realty Group, Inc.                   23,107.61     7.5900         -                     -
09-0001063   Rivertech Associates Limited Partne      30,423.71     7.1600         -                     -
09-0001064   Manir Properties                         28,537.80     7.9300         -                     -
09-0001065   Saunders New Mexico Properties LLC       39,905.52     7.5000         -                     -
09-0001066   S.S.N.H.R., Inc.                         52,827.07     7.7400         -                     -
09-0001067   Shree Narayan, Inc.                      20,623.37     7.7000         -                     -
09-0001069   Yogi Investments, L.L.C.                  8,299.63     7.7800         -                     -
09-0001070   Number One Sierra, Ltd.                  12,193.83     7.1800         -                     -
09-0001071   Jagdish Investment Group, Inc.           14,194.00     7.8600         -                     -
09-0001072   Angleton Investments, Ltd.               11,551.71     7.2700         -                     -
09-0001073   Ridgecrest Shopping Center, LTD           9,920.11     7.2700         -                     -
09-0001074   Laxim Hotels, Inc.                       15,007.37     7.8400         -                     -
09-0001075   Shadow Glen Apartments, LLC               7,323.42     7.3400         -                     -
09-0001076   Intervest-First Place Tulsa LP          225,565.99     7.2700         -                     -
09-0001077   Cosmo, Inc.                               6,501.23     8.6100         -                     -
09-0001079   Vikas Hotels, Inc.                       14,034.56     7.7100         -                     -
09-0001080   Akanksha, Inc.                           13,570.02     7.6600         -                     -
09-0001081   Shri Nath, L.L.C.                        15,077.97     7.7200         -                     -
09-0001082   Colorado Place Limited Partnership       36,217.83     6.9300         -                     -
09-0001083   Nikita Investment Corporation            12,907.63     7.8100         -                     -
09-0001084   Fort Worth Credit Partners, LTD          15,720.61     7.3800         -                     -
09-0001085   41st Street Partners, L.P.               10,901.58     7.5600         9.5600(4)        2.0000
09-0001086   O,M-Bernardo Industrial, Ltd.            22,843.82     6.9500         8.9500(4)        2.0000
09-0001087   1709 SOUTHLAKE OAKS, LTD                 15,612.13     7.2000         -                     -
09-0001088   Franklin Hospitality Group, Inc.         16,532.39     7.7300         -                     -
09-0001091   Larchmont Boulevard Building, Ltd.        9,569.47     7.2700         -                     -
09-0001093   SKN Properties, LLC                      12,295.15     7.9500         -                     -
09-0001094   Marvin & Donna Cavaness Family Trust     10,608.18     6.9000         -                     -
09-0001095   Domain NZ Partners Limited Partners      10,253.00     7.2700         -                     -
09-0001096   Pasha, Inc.                              14,049.88     8.3800         -                     -
09-0001097   Felix Payal "LLC"                        12,043.58     7.7900         -                     -
09-0001098   Jay Bhagwan, Inc.                        24,653.98     7.6500         -                     -
09-0001099   Four Winds, Inc.                        186,089.20     9.4700         -                     -
09-0001100   FW of Saratoga, Inc.                     88,468.64     9.4700         -                     -
09-0001101   Medallion Bellevue Inn, L.L.C.           75,197.43     7.4200         9.4200(4)        2.0000
09-0001102   8th and Pine Joint Venture               98,859.60     7.2900         9.2900(4)        2.0000
09-0001104   BEENA, Inc.                              29,921.95     7.5300         -                     -
09-0001105   Jay Ambe, Inc.                           10,161.51     7.7100         -                     -
09-0001106   Hearthside Skilled Nursing Facility      19,249.87     7.8800         -                     -
09-0001107   Southgate, Inc.                          21,508.80     7.8100         -                     -
09-0001110   13405 Stemmons, Ltd.                     30,873.90     7.4400         9.4400(4)        2.0000
09-0001111   All-Coast Enterprises Inc.               25,140.22     7.2100         -                     -
09-0001112   502 East Highland Partners, L.P.         13,176.01     7.3100         -                     -
09-0001113   Arshco, Inc.                             21,619.02     7.6800         -                     -
09-0001114   EP Acquisition L.P.                      22,767.76     7.4300         9.4300(4)        2.0000
09-0001115   Vance Hotel Associates Limited Part      92,211.34     7.4800         9.4800(4)        2.0000
09-0001116   The Westcoast Benson Hotel Limited      178,194.09     7.3200         9.3200(4)        2.0000
09-0001117   LTC-Ohio, Inc.                          125,992.69     7.2700         -                     -
09-0001118   Trupti, LLC                              12,033.45     7.6900         -                     -
09-0001119   Golden-T Holdings, Inc.                  13,910.74     7.7900         -                     -
09-0001120   Gulab, Inc.                               9,867.94     7.6600         -                     -
09-0001122   TMP Investments, Inc.                    96,869.03     7.2500         -                     -
09-0001123   Springdale Villa L.P.                    66,458.42     6.9400         -                     -
09-0001124   Jaymine Enterprises, Inc.                16,419.56     7.6400         -                     -
09-0001128   FSH Associates LP                       177,074.61     7.3900         9.3900(4)        2.0000
09-0001130   Spring Park Plaza Associates Limite      22,883.00     7.1300         -                     -
09-0001132   Globe Corporation                        14,537.41     7.6000         -                     -
09-0001133   Consolidated Storage Properties, In      39,400.72     7.1500         -                     -
09-0001134   Gokul, Inc., a Virginia corporation      17,070.08     7.5100         -                     -
09-0001135   S.W. Farmington, Inc.                    55,720.03     7.4400         -                     -
09-0001136   S.W. Roswell, Inc.                       43,105.21     7.5400         -                     -
09-0001137   S.W. Grants, Inc.                        11,283.67     7.4400         -                     -
09-0001138   S.W. Gallup, Inc.                        32,233.82     7.4400         -                     -
09-0001139   Malkus, Inc., a Florida Corporation      22,217.13     7.6700         -                     -
09-0001140   Nirab Amare, L.L.C.                      29,860.82     7.6300         -                     -
09-0001141   Kush, Inc.                               10,583.39     7.5300         -                     -
09-0001142   Westheimer Hospitality, L.L.C.           19,732.35     7.3900         -                     -
09-0001147   T.C. Hospitality, Inc.                   12,766.60     7.1300         -                     -
09-0001160   Patro, Ltd.                              25,865.68     6.6000         -                     -
09-0001163   Lancaster Mobile Homes Estates Limi      18,296.27     6.1600         -                     -
09-0001167   Centerra Marketplace, Inc.               47,651.41     6.1700         -                     -
09-0001168   Clearview - Kenosha, LLC                141,311.52     6.8800         -                     -
09-1001006   EPT DownREIT II, Inc.                   689,147.83     6.7720         8.7720(1)        2.0000
400027540    Phoenix Construction, Inc.               25,120.22     8.5650         -                     -
400027560    Concord Summit, LTD.                     23,893.00     8.2700         -                     -
400028210    Royal Village, L.L.C.                    29,177.20     8.8320         -                     -
400028225    APA III LTD.                            143,434.75     8.3200         -                     -
400028228    Sterling Ponds Shopping Center, LLC      66,144.79     8.4600         -                     -
400028269    Westmoor I, LTD.                         14,579.39     7.1900         -                     -
400028275    R & W Arizona Properties, L.L.C.         72,454.54     7.2700         9.2700(2)        2.0000
400028277    Kenneth L. Shimm                         54,050.58     7.5400         -                     -
400028286    Zephyr Hills Limited Partnership         15,783.29     7.2300         -                     -
400028304    Thirty Six Hundred LP                    24,760.74     7.6200         -                     -
400028305    Bowman Business Park, L.L.C.             24,308.06     7.0100         -                     -
400029116    Cafferty Stoneybrook Associates, L.      26,181.78     7.5000         -                     -
400029119    6011 Durand Associates                   17,507.91     7.1200         -                     -
400029121    Saxon Enterprises, Inc.                  26,432.90     7.6100         -                     -
400029126    Shiloh Place I, Ltd.                      8,844.49     7.4700         -                     -
400029129    Imperial Hawthorne Limited Partners      24,541.69     6.9700         -                     -
400029134    Middletown Properties Co. Limited        30,515.00     7.1900         -                     -
400029137    Shirley Court Holdings, L.P.             25,398.14     6.9800         -                     -
400029139    Prospect Venture, L.P.                   35,936.04     7.0500         9.0500(2)        2.0000
400029140    Select Sites of Attleborough, Inc.       12,129.03     7.4400         -                     -
400029141    Willow Run Business Center I, L.L.C     161,975.77     7.5700         -                     -
400029143    Marketplace East Associates LP           20,367.36     6.9400         -                     -
400029145    West Pacific Development                 17,208.45     7.1600         -                     -
400029147    American National Bank and Trust Co      28,890.80     7.4800         -                     -
400029148    Grand Rapids Associates LP               15,135.89     7.1100         -                     -
400029149    Ames Business Center, L.L.P.             20,064.21     7.2200         -                     -
400029150    Harry H. Hahamovitch                     12,047.24     7.4600         -                     -
400029154    901 Argyle Partnership                   21,448.21     7.3600         -                     -
400029155    Hopedale Business Park Corporation       11,468.15     7.8900         -                     -
400029156    Megapolis, Corporation                   14,311.46     7.2400         -                     -
400029157    BBR Realty Partners, LP                  19,229.21     7.9600         -                     -
400029158    B/P Investments, Inc.                    21,302.83     7.6300         -                     -
400029160    10201 Olde School, L.L.C.                16,669.04     7.2800         -                     -
400029161    W-W Mill Plain Limited Partnership       33,736.56     7.1400         -                     -
400029162    Featherstone Associates, LP              15,322.51     7.4600         -                     -
400029163    Fresno Clinton Way Operating Ass. L      18,731.11     7.4200         -                     -
400029164    Milton Associates S.C., Inc.             26,621.00     7.8300         -                     -
400029166    Property Operations, Inc., as Trust      31,751.04     7.3600         -                     -
400029167    PO Limited Partnership                   18,460.78     7.4300         -                     -
400029168    Ira L. Giddens, Inc.                     11,034.31     7.0800         -                     -
400029169    Braden Creek L.L.C.                      31,729.57     7.0400         -                     -
400029171    Freeway Properties III                   33,500.51     7.0700         -                     -
400029172    The Armory LLC                           39,361.12     7.3200         -                     -
400029173    Udolf Investments, LLC                   31,553.20     7.4200         -                     -
400029174    Partridge Square, LLC                    10,990.89     7.3200         -                     -
400029178    422 Mystic Avenue Realty, L.L.C.         23,568.34     7.1200         -                     -
400029180    SRK Blue Ash Associates Limited          10,320.45     7.1550         -                     -
400029181    Benchmark Stuyvesant Associates LP       24,771.42     7.0550         -                     -
400029182    Windward Realty Trust                    10,202.14     7.2200         -                     -
400029183    Fairlawn Gardens Corp.                   15,394.75     7.0600         -                     -
400029184    La Porte Properties, L.L.C.              42,973.99     8.3600         -                     -
400029185    CKL Realty. Ltd.                         11,875.27     7.1400         -                     -
400029186    Stornaway LLC                            20,236.07     8.0300         -                     -
400029187    Donovan LLC                              17,844.53     8.0300         -                     -
400029188    Lillian Cove, LLC                        13,671.01     6.9700         -                     -
400029189    83 LLC                                   20,267.81     7.0700         -                     -
400029190    Ganpati Hospitality, Inc.                24,417.49     7.9400         -                     -
400029191    WB Properties Trust                      13,879.50     7.6300         -                     -
400029192    Rescom-Avery, LLC                        16,124.57     7.1600         -                     -
400029194    Mil-Pine Plaza Associates LP             16,461.91     7.1400         -                     -
400029196    Little Neck Commons, LLC                 14,654.30     7.7900         -                     -
400029197    Renaissance Campanelli, LLC              21,936.10     7.3800         -                     -
400029199    Thompson Associates                      19,525.46     7.6300         -                     -
400029200    Exchange Street Parking Associates,      41,485.74     7.4100         -                     -
400029201    D.P. Associates, Limited Partnershi      17,774.18     7.6200         -                     -
400029202    York Properties of Houston, L.L.C.       30,829.36     7.1600         -                     -
400029204    Victor R. Young and Patricia C. You      15,933.10     7.6300         -                     -
400029205    Walden Properties, LLC                   41,117.42     7.1300         -                     -
400029206    8304 Sherwick Court L.P.                 12,933.28     7.4300         -                     -
400029207    Northway Plaza Associates, LLC           87,840.08     7.3100         -                     -
400029208    98 Summit, L.L.C.                        14,562.85     6.9500         -                     -
400029209    Centennial Square Retail L.L.C.          19,274.05     7.3200         -                     -
400029210    Romar Investors LLC                       7,356.14     7.5200         -                     -
400029211    Mt. Zion Decatur, LLC                    15,751.83     7.7800         -                     -
400029212    Sterling Ponds Shopping Center, LLC      20,677.92     7.8200         -                     -
400029213    Hallendale Professional Park             20,976.44     7.5000         -                     -
400029214    NVIEMPIRE SPE LLC                        36,121.74     7.7500         -                     -
400029215    NVIBBR, LTD. CO.                         17,239.92     7.7500         -                     -
400029216    Central Holdings Properties, LLC         15,972.69     7.3000         -                     -
400029217    38-Britcher, L.L.C.                      30,589.31     7.4900         -                     -
400029218    T.L.S. NYC Real Estate, LLC              40,584.06     7.4200         -                     -
400029219    T.L.S. NYC Real Estate, LLC              17,690.49     7.4200         -                     -
400029220    T.L.S. NYC Real Estate, LLC              47,590.89     7.4200         -                     -
400029221    T.L.S. NYC Real Estate, LLC              43,150.92     7.4200         -                     -
400029222    T.L.S. NYC Real Estate, LLC              26,917.29     7.4200         -                     -
400029223    T.L.S. NYC Real Estate, LLC              22,546.70     7.4200         -                     -
400029224    T.L.S. NYC Real Estate, LLC              69,027.60     7.4200         -                     -
400029225    T.L.S. NYC Real Estate, LLC              11,654.91     7.4200         -                     -
400029226    T.L.S. NYC Real Estate, LLC              31,287.89     7.4200         -                     -
400029227    T.L.S. NYC Real Estate, LLC              22,685.45     7.4200         -                     -
400029228    Canyon Road Galleries, Inc.              11,026.39     7.4400         -                     -
400029232    Riverside Village Investments, LLC       26,935.24     7.1200         -                     -
400029233    G-WHIS/BELLMEAD, L.P.                    12,211.15     7.1800         -                     -
400029234    Center of Clewiston Land Trust           24,334.07     7.5300         -                     -
400029235    440 East Sample Road, Inc.                9,123.86     7.3600         -                     -
400029236    Lomond Place, LLC                        19,256.28     7.3600         -                     -
400029237    PTW Holding LLLP                         33,338.08     7.2800         -                     -
400029238    Pulaski 3800 Storage LLLP                16,594.93     7.2300         -                     -
400029246    Columbia East Dundee II, Limited Pa       3,703.28     7.5900         -                     -
400029248    6800 Associates Limited Partnership      14,456.85     8.0200         -                     -
400029250    Farragut Acquisition Partners I, LP      23,268.38     7.4700         -                     -
400029251    Poplar Center Development, Ltd.          35,414.21     6.9500         -                     -
400029252    Triad Lauderdale Limited                 26,965.89     6.9000         -                     -
400029253    J & D 1616, LLC                           7,601.18     7.3800         -                     -
400029255    J & D Woodward Village, LLC              45,011.04     7.4800         -                     -
400029257    Indian Lookout Apartments, Limited       32,387.10     7.1400         -                     -
400029258    C & H Development/Concord                12,758.05     7.4700         -                     -
400029262    Coldwell Building General Partnersh      33,079.18     7.4400         -                     -
400029267    301 West Broad Street Limited Partn      28,548.16     6.8300         -                     -
400029274    B.K. Enterprises LLC                     32,597.96     7.0400         -                     -
400029282    MHVI Medical Center                      60,210.68     7.2800         -                     -
400029290    Whitehall Partnership                    10,928.92     7.5300         -                     -
400029291    Partridge Square, LLC                     6,220.73     7.3900         -                     -
400029294    Wailuku Polaris, Inc.                    15,650.37     7.1200         -                     -
400029297    Towerview Condominium, LLC               10,032.59     7.4800         -                     -
400029299    Ogden Manor Associates                   26,183.67     6.8400         -                     -
400029300    Harrisonburg Inn Limited Partnershi      20,058.55     7.1500         -                     -
400029304    Gateway Development, LLC                  7,929.63     7.2200         -                     -
400029306    UG Venture, LTD.                         25,803.69     6.8200         -                     -
400029308    BA Dallas Market Center I, L.P.          91,136.27     6.9100         -                     -
400029309    W & B Properties, Inc.                   16,838.58     7.2100         -                     -
400029310    Airport Place Building, LLC              15,124.87     7.2100         -                     -
400029311    Prime Plaza, Inc.                        11,719.18     7.4000         -                     -
400030866    Annapolis W.H. LLC, et al                16,506.21     7.1700         -                     -
400030867    Arcadia Landmark                         39,396.68     7.2100         -                     -
400030868    GPI Cascades, Ltd.                       17,768.56     7.0400         -                     -
400030869    GPI Park Square, Ltd.                     7,347.90     7.0400         -                     -
400030870    GPI Park Ridge, Ltd.                      6,042.22     7.0900         -                     -
400030871    Padonia Park, LLC                        11,209.92     7.4200         -                     -
400030875    Grand Rapids AFG, LLC                    27,834.25     7.5500         -                     -
400030876    Lansing AFG LLC                          27,439.01     7.5400         -                     -
400030880    Cavalier Associates, L.L.C. etal         57,564.72     7.8200         -                     -
400030886    Ash Investment Company, LLC & Ja         29,067.33     7.8200         -                     -
400030890    Pacific Mini-Storage Limited Partne      20,600.77     7.4500         -                     -
400030893    1202 Airport Road Limited Partnersh      13,508.14     7.1500         -                     -
400030896    Bend Towne Center Limited Partnersh      28,552.47     7.1100         -                     -
400030913    761 Partnership, a New York General      98,228.05     7.1800         -                     -
400030914    Lexington Lancaster LLC                  74,997.70     7.0200         -                     -
400030915    The Saddlery, LLP                        17,173.27     7.3200         -                     -
400030922    666 Pennsylvania Avenue Associates       35,286.97     6.9700         -                     -
400030925    DEVON INVESTMENT, INC., a Florid         12,268.34     6.9100         -                     -
400030934    Woodwinds Office Center, L.L.C.          10,020.29     7.1400         -                     -
400030935    Nashville Heritage, LLC                  59,135.22     7.2600         -                     -
400030964    JAGI Cleveland - Hudson, LLC            103,445.77     8.0900         -                     -
400030965    JAGI Cleveland-Independence,LLC         169,557.73     8.0900         -                     -
400030966    JAGI NORTH CANTON, LLC.                  42,000.54     8.0900         -                     -
400030967    JAGI MONTROSE WEST, LLC                  27,222.57     8.0900         -                     -
400031048    Palm Springs Village Apts., L.P.         30,789.50     7.0600         -                     -
400031123    Whitewood Oaks Apartments, Inc.          11,890.94     6.9300         -                     -
400031128    Hilgard Apartments 962, LLC              19,537.78     6.7900         -                     -
ANADC        Lowe Enterprises, Inc./Ohio Public      273,187.50     6.7500         -                     -
I0074        Dime Circle, Ltd                          9,157.43     7.4200         -                     -
I0099        2800 Black Lake Place Associates         12,181.65     7.1700         -                     -
L0137        Walber Broadway Co.                      89,254.17     6.9100         -                     -
L0149        Lake Natoma Lodging, L.P.                58,651.77     7.2700         -                     -
L0171        RNA, LLC                                 23,393.47     8.1200         -                     -
L0184        J & M Hospitality, Inc.                  15,618.62     7.7100         -                     -
L0200        The Impala Corporation                   16,393.51     7.9400         -                     -
L0202        CMLC, Inc.                               15,304.07     7.9000         -                     -
L0237        ZDZ, Inc. and Zandor Investments, L      22,622.32     7.2600         -                     -
L0300        Marger, Inc.                             16,337.78     7.7600         -                     -
M0171        Fremont Gardens Investors LLC            65,597.48     7.4800         -                     -
M0172        Roxbury Crossing Limited Partnershi       4,634.97     7.5400         -                     -
M0220        Inwood Mansions, LLC                      9,337.28     7.5800         -                     -
M0262        Oakwood Heights Real Estate LP            8,987.35     7.1700         -                     -
M0263        Country Acres Estates LP                 21,042.43     7.2000         -                     -
M0264        Executive East Apartments, LLC           11,878.79     7.2000         -                     -
M0288        SV Apartments, LLC                        7,127.28     7.2000         -                     -
M0289        The Crossings Apartments LLC              6,787.88     7.2000         -                     -
M0290        Geneva Place Limited Partnership          8,967.05     7.1700         -                     -
M0330        John Montesano, LLC                      29,938.61     7.0000         -                     -
M0364        Riverchase Partners, L.P.                 6,614.13     7.3500         -                     -
M0415        Northridge Villa Investors LLC           27,175.53     7.3100         -                     -
M0429        The Seasons Townhouses Limited Pa        30,060.81     7.4000         -                     -
M0443        Treehouse of Jacksonville, Ltd.          15,694.19     6.8300         -                     -
M0462        Cottonwood, LLC                          57,036.49     6.8100         -                     -
M0487        II Frances Place Apartments Partner      22,974.19     7.0800         -                     -
M0514        Hobbit's Grove LLC                       73,889.84     6.3700         -                     -
M0537        Cedar Shores, Ltd.                       17,786.75     6.8300         -                     -
MH0020       Grand Valley Village LP & GVV Mobil      29,344.34     6.4900         -                     -
MU0036       Landi, LLC                               13,813.69     7.1400         -                     -
MU0114       Landi, LLC                                4,401.77     7.1400         -                     -
O0090        Village Square of HSV, L.L.C.            52,146.84     7.7200         -                     -
O0148        312 Marshall Limited Partnership         45,337.42     7.3200         -                     -
O0179        Jayco Vista, LLC                         73,574.36     7.3300         -                     -
O0244        Talweg L.L.C.                            44,540.03     7.2950         -                     -
O0253        G & H Six, L.L.C.                        10,312.43     7.8800         -                     -
O0259        1501 Harbor Bay, L.P.                    22,840.60     7.1700         -                     -
O0265        Vornado-Westport L.L.C.                  49,737.78     7.2200         -                     -
O0311        Dunwoody Park Partners, Inc.             64,484.88     7.2000         -                     -
O0320        Medical Landmark I & The Rehabilita      66,973.08     7.6930        12.6930(3)        5.0000
O0348        Liberty 2000 Investors, Ltd.              9,467.14     7.5300         -                     -
O0359        Concord Management Ltd., et al           30,241.44     7.1000         -                     -
O0393        Brit Limited Partnership                 19,842.40     7.3500         -                     -
O0422        Enterprise Center Properties, Inc.       24,193.15     7.1000         -                     -
O0541        Ace Allen                                 8,461.03     7.4500         -                     -
R0134        Hardscrabble, LLC                        44,348.66     7.1600         -                     -
R0254        Silver Spring Plaza Corp.                14,822.58     7.2400         -                     -
R0280        K.M. Valdosta Associates                 72,148.22     7.2600         -                     -
R0297        New Country Corners LP                   44,960.35     7.3900         -                     -
R0304        Alturas Partners                         24,314.64     7.1500         -                     -
R0311        The Lakes - Folsom, LLC                  36,314.13     7.3900         -                     -
R0315        Kentucky Development Venture I           27,999.14     7.0200         -                     -
R0412        G.W.C.H. Limited Partnership             11,025.15     7.6300         -                     -
R0421        Fairbanks Equity, Ltd.                   88,087.58     7.5800         -                     -
R0458        Dexter Ridge Shopping Center, L.L.C      29,199.09     7.2300         -                     -
R0463        Ruston Center, L.L.C.                    32,560.85     7.0900         -                     -
R0464        Sunshine Heights, L.L.C.                 31,341.49     7.4600         -                     -
R0480        BB Westland Associates, LLC              12,622.83     7.5300         -                     -
R0497        Canary Creek Shoppes LLC                 10,132.22     7.3200         -                     -
R0514        Metzerott Plaza, Inc.                    34,408.04     7.1000         -                     -
R0533        JAH Investments, LLC                     34,909.96     7.3000         -                     -
R0559        BC Investments - Lincoln LLC             38,597.64     7.2000         -                     -
R0597        BenCen Limited Partnership               16,948.71     7.3500         -                     -
R0633        Newton Land Corporation                  12,686.54     7.0900         -                     -
R0634        Newton Land Corporation                   6,245.68     7.0900         -                     -
R0743        Town Center Shoppes, Ltd.                24,790.13     6.8300         -                     -
R0807        Fla II Trustee, Inc.                     14,364.67     6.7700         -                     -
R0886        Landi, LLC                                4,008.12     7.1400         -                     -
R0887        Landi, LLC                                8,195.17     7.1400         -                     -
SP007        H.M. Holdings, Inc. etal                158,800.60     8.3200        10.3200(1)        2.0000
SkyII        15th Skyline Assoc. LP & 9th Skylin     592,148.22     7.0490         9.0490(1)        2.0000
ACS          Americold Real Estate, L.P.           1,048,596.30     6.8940         8.8940(4)        2.0000
AIM-1        VMS National Properties                 879,519.87     8.5000         -                     -



  Loan                                                                                            Original   Original   Remaining
  ----                                                                                            --------   --------   ---------
 Number                Borrower Name                  Interest Accrual Method      Net Rate       Balance    Loan Term  Loan Term
 ------                -------------                  -----------------------      --------       -------    ---------  ---------
07-0000000   Ming Avenue Limited Partnership       Actual Days / 360 Year-Days      8.3125     1,500,000.00     120        117
09-0001031   PDL, Inc. & Associates, LC            Actual Days / 360 Year-Days      7.2525    17,500,000.00     120        115
09-0001032   Colonial Plaza Associates, LLC        30 Month-Days / 360 Year-Days    6.7125     1,500,000.00     177        172
09-0001034   Concourse Plaza II, LTD.              Actual Days / 360 Year-Days      6.9325     1,600,000.00     120        114
09-0001035   Marks/Bloom McKinney Apts., Ltd.      30 Month-Days / 360 Year-Days    6.8025       697,000.00     120        114
09-0001036   Marks/Bloom McKinney Apts., Ltd.      30 Month-Days / 360 Year-Days    6.8025       590,750.00     120        114
09-0001037   WVM Partners, Ltd.                    Actual Days / 360 Year-Days      7.0525    10,200,000.00     120        115
09-0001038   Brandon Lakes Plaza, Ltd.             Actual Days / 360 Year-Days      7.1525     2,360,000.00     120        115
09-0001039   Salina Street Development, LLC        30 Month-Days / 360 Year-Days    6.9025     1,780,860.00     228        223
09-0001040   Bercar II LLC                         Actual Days / 360 Year-Days      7.0225    12,500,000.00     120        115
09-0001041   Affordable I, L.L.C.                  Actual Days / 360 Year-Days      7.0225     6,800,000.00     120        115
09-0001042   Texas Briarwood Village Apts, Ltd.    Actual Days / 360 Year-Days      6.8125     9,800,000.00     120        114
09-0001044   Florida Housing Corp. et al           Actual Days / 360 Year-Days      7.8225     5,000,000.00     120        115
09-0001045   2002-2006 Ellis Avenue Corp.          Actual Days / 360 Year-Days      7.1325     3,000,000.00     120        115
09-0001046   Stoneville Investment Properties, L   30 Month-Days / 360 Year-Days    6.9825     1,577,089.00     240        237
09-0001051   Town View Apartments, L.P.            Actual Days / 360 Year-Days      7.1525     2,040,000.00     120        117
09-0001053   Rowayton Marine Realty, LLC           Actual Days / 360 Year-Days      7.2025     3,450,000.00     120        116
09-0001054   PSPR, Inc.                            Actual Days / 360 Year-Days      7.8025     1,550,000.00     240        236
09-0001055   CDI Centre, L.L.C.                    Actual Days / 360 Year-Days      7.2725     8,006,795.00     121        116
09-0001056   Sonesta West LLC                      Actual Days / 360 Year-Days      7.4225     2,950,000.00     120        116
09-0001057   FGR & DY Realty, Johnson City, LLC    30 Month-Days / 360 Year-Days    6.8625     1,200,000.00     247        244
09-0001058   Five N's, Inc.                        Actual Days / 360 Year-Days      8.0425     1,200,000.00     144        140
09-0001059   Rama Hotel Corporation                Actual Days / 360 Year-Days      7.7425     1,600,000.00     120        116
09-0001060   M.K.K. Hotel Corporation              Actual Days / 360 Year-Days      7.9425     1,350,000.00     240        236
09-0001061   Canton Street Development, LLC        30 Month-Days / 360 Year-Days    6.9225     1,827,400.00     230        226
09-0001062   Par Realty Group, Inc.                Actual Days / 360 Year-Days      7.4625     2,825,000.00     240        236
09-0001063   Rivertech Associates Limited Partne   Actual Days / 360 Year-Days      7.0325     4,500,000.00     120        116
09-0001064   Manir Properties                      Actual Days / 360 Year-Days      7.8025     3,400,000.00     240        236
09-0001065   Saunders New Mexico Properties LLC    Actual Days / 360 Year-Days      7.3725     5,400,000.00     120        116
09-0001066   S.S.N.H.R., Inc.                      Actual Days / 360 Year-Days      7.6125     7,000,000.00     120        116
09-0001067   Shree Narayan, Inc.                   Actual Days / 360 Year-Days      7.5725     2,500,000.00     240        237
09-0001069   Yogi Investments, L.L.C.              Actual Days / 360 Year-Days      7.6525     1,000,000.00     240        237
09-0001070   Number One Sierra, Ltd.               Actual Days / 360 Year-Days      7.0525     1,800,000.00     120        117
09-0001071   Jagdish Investment Group, Inc.        Actual Days / 360 Year-Days      7.7325     1,700,000.00     240        237
09-0001072   Angleton Investments, Ltd.            Actual Days / 360 Year-Days      7.1425     1,690,000.00     120        117
09-0001073   Ridgecrest Shopping Center, LTD       Actual Days / 360 Year-Days      7.1425     1,370,000.00     120        117
09-0001074   Laxim Hotels, Inc.                    Actual Days / 360 Year-Days      7.7125     1,800,000.00     240        237
09-0001075   Shadow Glen Apartments, LLC           Actual Days / 360 Year-Days      7.2125     1,064,000.00     120        117
09-0001076   Intervest-First Place Tulsa LP        Actual Days / 360 Year-Days      7.1425    33,000,000.00     120        116
09-0001077   Cosmo, Inc.                           Actual Days / 360 Year-Days      8.4825       800,000.00     120        117
09-0001079   Vikas Hotels, Inc.                    Actual Days / 360 Year-Days      7.5825     1,700,000.00     240        237
09-0001080   Akanksha, Inc.                        Actual Days / 360 Year-Days      7.5325     1,650,000.00     240        237
09-0001081   Shri Nath, L.L.C.                     Actual Days / 360 Year-Days      7.5925     1,825,000.00     240        237
09-0001082   Colorado Place Limited Partnership    Actual Days / 360 Year-Days      6.8025     5,482,500.00     120        117
09-0001083   Nikita Investment Corporation         Actual Days / 360 Year-Days      7.6825     1,700,000.00     120        117
09-0001084   Fort Worth Credit Partners, LTD       Actual Days / 360 Year-Days      7.2525     2,275,000.00     120        117
09-0001085   41st Street Partners, L.P.            Actual Days / 360 Year-Days      7.4325     1,550,000.00     120        118
09-0001086   O,M-Bernardo Industrial, Ltd.         Actual Days / 360 Year-Days      6.8225     3,451,000.00     120        117
09-0001087   1709 SOUTHLAKE OAKS, LTD              Actual Days / 360 Year-Days      7.0725     2,300,000.00     120        118
09-0001088   Franklin Hospitality Group, Inc.      Actual Days / 360 Year-Days      7.6025     2,000,000.00     240        239
09-0001091   Larchmont Boulevard Building, Ltd.    Actual Days / 360 Year-Days      7.1425     1,400,000.00     120        118
09-0001093   SKN Properties, LLC                   Actual Days / 360 Year-Days      7.8225     1,462,500.00     240        237
09-0001094   Marvin & Donna Cavaness Family Tru    Actual Days / 360 Year-Days      6.7725     1,180,000.00     180        177
09-0001095   Domain NZ Partners Limited Partners   Actual Days / 360 Year-Days      7.1425     1,500,000.00     120        117
09-0001096   Pasha, Inc.                           Actual Days / 360 Year-Days      8.2525     1,762,500.00     120        117
09-0001097   Felix Payal "LLC"                     Actual Days / 360 Year-Days      7.6625     1,450,000.00     240        237
09-0001098   Jay Bhagwan, Inc.                     Actual Days / 360 Year-Days      7.5225     3,000,000.00     240        237
09-0001099   Four Winds, Inc.                      Actual Days / 360 Year-Days      9.3425    21,350,000.00     120        117
09-0001100   FW of Saratoga, Inc.                  Actual Days / 360 Year-Days      9.3425    10,150,000.00     120        117
09-0001101   Medallion Bellevue Inn, L.L.C.        Actual Days / 360 Year-Days      7.2925    10,150,000.00     120        118
09-0001102   8th and Pine Joint Venture            Actual Days / 360 Year-Days      7.1625    13,500,000.00     120        118
09-0001104   BEENA, Inc.                           Actual Days / 360 Year-Days      7.4025     3,675,000.00     240        238
09-0001105   Jay Ambe, Inc.                        Actual Days / 360 Year-Days      7.5825     1,350,000.00     120        118
09-0001106   Hearthside Skilled Nursing Facility   Actual Days / 360 Year-Days      7.7525     2,520,000.00     120        118
09-0001107   Southgate, Inc.                       Actual Days / 360 Year-Days      7.6825     2,985,000.00     120        118
09-0001110   13405 Stemmons, Ltd.                  Actual Days / 360 Year-Days      7.3125     4,200,000.00     120        119
09-0001111   All-Coast Enterprises Inc.            Actual Days / 360 Year-Days      7.0825     3,700,000.00     120        119
09-0001112   502 East Highland Partners, L.P.      Actual Days / 360 Year-Days      7.1825     1,920,000.00     120        118
09-0001113   Arshco, Inc.                          Actual Days / 360 Year-Days      7.5525     2,625,000.00     240        238
09-0001114   EP Acquisition L.P.                   Actual Days / 360 Year-Days      7.3025     3,100,000.00     120        118
09-0001115   Vance Hotel Associates Limited Part   Actual Days / 360 Year-Days      7.3525    12,500,000.00     120        118
09-0001116   The Westcoast Benson Hotel Limited    Actual Days / 360 Year-Days      7.1925    24,500,000.00     120        118
09-0001117   LTC-Ohio, Inc.                        Actual Days / 360 Year-Days      7.1425    17,400,000.00     120        119
09-0001118   Trupti, LLC                           Actual Days / 360 Year-Days      7.5625     1,460,000.00     240        238
09-0001119   Golden-T Holdings, Inc.               Actual Days / 360 Year-Days      7.6625     1,675,000.00     240        238
09-0001120   Gulab, Inc.                           Actual Days / 360 Year-Days      7.5325     1,200,000.00     240        238
09-0001122   TMP Investments, Inc.                 Actual Days / 360 Year-Days      7.1225    14,200,000.00     120        118
09-0001123   Springdale Villa L.P.                 Actual Days / 360 Year-Days      6.8125    10,050,000.00     120        118
09-0001124   Jaymine Enterprises, Inc.             Actual Days / 360 Year-Days      7.5125     2,000,000.00     240        239
09-0001128   FSH Associates LP                     Actual Days / 360 Year-Days      7.2625    25,600,000.00     120        119
09-0001130   Spring Park Plaza Associates Limite   Actual Days / 360 Year-Days      7.0025     3,200,000.00     120        119
09-0001132   Globe Corporation                     Actual Days / 360 Year-Days      7.4725     1,950,000.00     120        119
09-0001133   Consolidated Storage Properties, In   Actual Days / 360 Year-Days      7.0225     5,500,000.00     120        119
09-0001134   Gokul, Inc., a Virginia corporation   Actual Days / 360 Year-Days      7.3825     2,100,000.00     240        239
09-0001135   S.W. Farmington, Inc.                 Actual Days / 360 Year-Days      7.3125     7,580,000.00     120        119
09-0001136   S.W. Roswell, Inc.                    Actual Days / 360 Year-Days      7.4125     5,812,500.00     120        119
09-0001137   S.W. Grants, Inc.                     Actual Days / 360 Year-Days      7.3125     1,535,000.00     120        119
09-0001138   S.W. Gallup, Inc.                     Actual Days / 360 Year-Days      7.3125     4,385,000.00     120        119
09-0001139   Malkus, Inc., a Florida Corporation   Actual Days / 360 Year-Days      7.5425     2,700,000.00     240        239
09-0001140   Nirab Amare, L.L.C.                   Actual Days / 360 Year-Days      7.5025     3,640,000.00     240        239
09-0001141   Kush, Inc.                            Actual Days / 360 Year-Days      7.4025     1,300,000.00     240        239
09-0001142   Westheimer Hospitality, L.L.C.        Actual Days / 360 Year-Days      7.2625     2,450,000.00     240        239
09-0001147   T.C. Hospitality, Inc.                Actual Days / 360 Year-Days      7.0025     1,400,000.00     180        179
09-0001160   Patro, Ltd.                           Actual Days / 360 Year-Days      6.4725     4,050,000.00     120        120
09-0001163   Lancaster Mobile Homes Estates Limi   Actual Days / 360 Year-Days      6.0325     3,000,000.00     120        120
09-0001167   Centerra Marketplace, Inc.            Actual Days / 360 Year-Days      6.0425     6,514,000.00     240        240
09-0001168   Clearview - Kenosha, LLC              Actual Days / 360 Year-Days      6.7525    21,500,000.00     120        120
09-1001006   EPT DownREIT II, Inc.                 Actual Days / 360 Year-Days      6.6445   105,000,000.00     120        117
400027540    Phoenix Construction, Inc.            30 Month-Days / 360 Year-Days    8.4375     3,247,500.00     180        166
400027560    Concord Summit, LTD.                  30 Month-Days / 360 Year-Days    8.1425     2,800,000.00     240        229
400028210    Royal Village, L.L.C.                 30 Month-Days / 360 Year-Days    8.7045     3,525,000.00     180        164
400028225    APA III LTD.                          30 Month-Days / 360 Year-Days    8.1925    18,968,000.00      84         69
400028228    Sterling Ponds Shopping Center, LLC   30 Month-Days / 360 Year-Days    8.3325     8,242,000.00     120        107
400028269    Westmoor I, LTD.                      Actual Days / 360 Year-Days      7.0625     2,150,000.00     120        114
400028275    R & W Arizona Properties, L.L.C.      30 Month-Days / 360 Year-Days    7.1425    10,600,000.00     120        111
400028277    Kenneth L. Shimm                      30 Month-Days / 360 Year-Days    7.4125     7,700,000.00     120        110
400028286    Zephyr Hills Limited Partnership      Actual Days / 360 Year-Days      7.1025     2,000,000.00     120        112
400028304    Thirty Six Hundred LP                 30 Month-Days / 360 Year-Days    7.4925     3,500,000.00     180        171
400028305    Bowman Business Park, L.L.C.          30 Month-Days / 360 Year-Days    6.8825     3,650,000.00     120        113
400029116    Cafferty Stoneybrook Associates, L.   Actual Days / Actual Year-Days   7.3725     3,250,000.00     240        231
400029119    6011 Durand Associates                30 Month-Days / 360 Year-Days    6.9925     2,600,000.00     120        113
400029121    Saxon Enterprises, Inc.               Actual Days / 360 Year-Days      7.4825     3,740,000.00     120        113
400029126    Shiloh Place I, Ltd.                  30 Month-Days / 360 Year-Days    7.3425     1,200,000.00     120        113
400029129    Imperial Hawthorne Limited Partners   30 Month-Days / 360 Year-Days    6.8425     3,700,000.00     120        112
400029134    Middletown Properties Co. Limited     30 Month-Days / 360 Year-Days    7.0625     4,500,000.00     120        113
400029137    Shirley Court Holdings, L.P.          30 Month-Days / 360 Year-Days    6.8525     3,600,000.00     120        113
400029139    Prospect Venture, L.P.                30 Month-Days / 360 Year-Days    6.9225     5,200,000.00     120        113
400029140    Select Sites of Attleborough, Inc.    30 Month-Days / 360 Year-Days    7.3125     1,650,000.00     180        173
400029141    Willow Run Business Center I, L.L.C   Actual Days / 360 Year-Days      7.4425    20,000,000.00     240        231
400029143    Marketplace East Associates LP        Actual Days / 360 Year-Days      6.8125     3,080,000.00      84         78
400029145    West Pacific Development              30 Month-Days / 360 Year-Days    7.0325     2,400,000.00     120        112
400029147    American National Bank and Trust Co   30 Month-Days / 360 Year-Days    7.3525     4,140,000.00     120        113
400029148    Grand Rapids Associates LP            30 Month-Days / 360 Year-Days    6.9825     2,250,000.00     120        113
400029149    Ames Business Center, L.L.P.          30 Month-Days / 360 Year-Days    7.0925     2,950,000.00     120        113
400029150    Harry H. Hahamovitch                  30 Month-Days / 360 Year-Days    7.3325     1,500,000.00     120        111
400029154    901 Argyle Partnership                30 Month-Days / 360 Year-Days    7.2325     3,110,000.00     121        114
400029155    Hopedale Business Park Corporation    30 Month-Days / 360 Year-Days    7.7625     1,500,000.00     120        113
400029156    Megapolis, Corporation                30 Month-Days / 360 Year-Days    7.1125     2,100,000.00     120        115
400029157    BBR Realty Partners, LP               Actual Days / 360 Year-Days      7.8325     2,500,000.00     120        112
400029158    B/P Investments, Inc.                 Actual Days / 360 Year-Days      7.5025     2,850,000.00     120        113
400029160    10201 Olde School, L.L.C.             30 Month-Days / 360 Year-Days    7.1525     2,300,000.00     120        114
400029161    W-W Mill Plain Limited Partnership    30 Month-Days / 360 Year-Days    7.0125     5,000,000.00     120        115
400029162    Featherstone Associates, LP           Actual Days / 360 Year-Days      7.3325     2,200,000.00     108        101
400029163    Fresno Clinton Way Operating Ass. L   Actual Days / 360 Year-Days      7.2925     2,700,000.00      84         78
400029164    Milton Associates S.C., Inc.          Actual Days / 360 Year-Days      7.7025     3,500,000.00     121        114
400029166    Property Operations, Inc., as Trust   Actual Days / 360 Year-Days      7.2325     4,350,000.00     120        113
400029167    PO Limited Partnership                30 Month-Days / 360 Year-Days    7.3025     2,000,000.00     180        172
400029168    Ira L. Giddens, Inc.                  Actual Days / 360 Year-Days      6.9525     1,550,000.00     120        113
400029169    Braden Creek L.L.C.                   Actual Days / 360 Year-Days      6.9125     4,750,000.00     120        112
400029171    Freeway Properties III                Actual Days / 360 Year-Days      6.9425     5,000,000.00     120        113
400029172    The Armory LLC                        30 Month-Days / 360 Year-Days    7.1925     5,730,000.00     120        115
400029173    Udolf Investments, LLC                30 Month-Days / 360 Year-Days    7.2925     4,300,000.00     120        115
400029174    Partridge Square, LLC                 30 Month-Days / 360 Year-Days    7.1925     1,600,000.00     120        115
400029178    422 Mystic Avenue Realty, L.L.C.      30 Month-Days / 360 Year-Days    6.9925     3,500,000.00     120        114
400029180    SRK Blue Ash Associates Limited       30 Month-Days / 360 Year-Days    7.0275     1,440,000.00     120        113
400029181    Benchmark Stuyvesant Associates LP    30 Month-Days / 360 Year-Days    6.9275     3,487,500.00     120        114
400029182    Windward Realty Trust                 30 Month-Days / 360 Year-Days    7.0925     1,500,000.00     120        115
400029183    Fairlawn Gardens Corp.                Actual Days / 360 Year-Days      6.9325     2,300,000.00     120        114
400029184    La Porte Properties, L.L.C.           Actual Days / 360 Year-Days      8.2325     5,400,000.00     120        113
400029185    CKL Realty. Ltd.                      Actual Days / 360 Year-Days      7.0125     1,760,000.00     120        114
400029186    Stornaway LLC                         Actual Days / 360 Year-Days      7.9025     2,750,000.00     120        115
400029187    Donovan LLC                           Actual Days / 360 Year-Days      7.9025     2,425,000.00     120        115
400029188    Lillian Cove, LLC                     Actual Days / 360 Year-Days      6.8425     1,680,000.00     216        210
400029189    83 LLC                                Actual Days / 360 Year-Days      6.9425     3,025,000.00     120        114
400029190    Ganpati Hospitality, Inc.             Actual Days / 360 Year-Days      7.8125     3,180,000.00     120        114
400029191    WB Properties Trust                   Actual Days / 360 Year-Days      7.5025     1,960,000.00     120        116
400029192    Rescom-Avery, LLC                     Actual Days / 360 Year-Days      7.0325     2,385,000.00     120        114
400029194    Mil-Pine Plaza Associates LP          Actual Days / 360 Year-Days      7.0125     2,300,000.00     120        115
400029196    Little Neck Commons, LLC              Actual Days / 360 Year-Days      7.6625     1,980,000.00     120        116
400029197    Renaissance Campanelli, LLC           Actual Days / 360 Year-Days      7.2525     3,000,000.00     120        116
400029199    Thompson Associates                   30 Month-Days / 360 Year-Days    7.5025     2,400,000.00     120        115
400029200    Exchange Street Parking Associates,   Actual Days / 360 Year-Days      7.2825     4,500,000.00     120        115
400029201    D.P. Associates, Limited Partnershi   Actual Days / 360 Year-Days      7.4925     2,380,000.00     120        115
400029202    York Properties of Houston, L.L.C.    Actual Days / 360 Year-Days      7.0325     4,560,000.00     120        114
400029204    Victor R. Young and Patricia C. You   Actual Days / 360 Year-Days      7.5025     2,250,000.00     120        114
400029205    Walden Properties, LLC                30 Month-Days / 360 Year-Days    7.0025     6,100,000.00     120        115
400029206    8304 Sherwick Court L.P.              30 Month-Days / 360 Year-Days    7.3025     1,614,000.00     120        116
400029207    Northway Plaza Associates, LLC        Actual Days / 360 Year-Days      7.1825    12,800,000.00     120        116
400029208    98 Summit, L.L.C.                     Actual Days / 360 Year-Days      6.8225     2,200,000.00     120        114
400029209    Centennial Square Retail L.L.C.       Actual Days / 360 Year-Days      7.1925     2,650,000.00     120        116
400029210    Romar Investors LLC                   Actual Days / 360 Year-Days      7.3925     1,050,000.00     120        116
400029211    Mt. Zion Decatur, LLC                 Actual Days / 360 Year-Days      7.6525     2,080,000.00     120        115
400029212    Sterling Ponds Shopping Center, LLC   30 Month-Days / 360 Year-Days    7.6925     2,700,000.00     113        107
400029213    Hallendale Professional Park          Actual Days / 360 Year-Days      7.3725     3,000,000.00     120        116
400029214    NVIEMPIRE SPE LLC                     Actual Days / 360 Year-Days      7.6225     4,400,000.00     120        115
400029215    NVIBBR, LTD. CO.                      Actual Days / 360 Year-Days      7.6225     2,100,000.00     120        115
400029216    Central Holdings Properties, LLC      Actual Days / 360 Year-Days      7.1725     2,200,000.00     120        117
400029217    38-Britcher, L.L.C.                   Actual Days / 360 Year-Days      7.3625     3,800,000.00     240        236
400029218    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     5,850,000.00     120        116
400029219    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     2,550,000.00     120        116
400029220    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     6,860,000.00     120        116
400029221    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     6,220,000.00     120        116
400029222    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     3,880,000.00     120        116
400029223    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     3,250,000.00     120        116
400029224    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     9,950,000.00     120        116
400029225    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     1,680,000.00     120        116
400029226    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     4,510,000.00     120        116
400029227    T.L.S. NYC Real Estate, LLC           30 Month-Days / 360 Year-Days    7.2925     3,270,000.00     120        116
400029228    Canyon Road Galleries, Inc.           Actual Days / 360 Year-Days      7.3125     1,500,000.00     120        115
400029232    Riverside Village Investments, LLC    Actual Days / 360 Year-Days      6.9925     4,000,000.00     120        116
400029233    G-WHIS/BELLMEAD, L.P.                 Actual Days / 360 Year-Days      7.0525     1,700,000.00     120        116
400029234    Center of Clewiston Land Trust        Actual Days / 360 Year-Days      7.4025     3,470,000.00     120        116
400029235    440 East Sample Road, Inc.            Actual Days / 360 Year-Days      7.2325     1,250,000.00     120        116
400029236    Lomond Place, LLC                     30 Month-Days / 360 Year-Days    7.2325     2,600,000.00     120        116
400029237    PTW Holding LLLP                      30 Month-Days / 360 Year-Days    7.1525     4,600,000.00     120        117
400029238    Pulaski 3800 Storage LLLP             30 Month-Days / 360 Year-Days    7.1025     2,300,000.00     120        117
400029246    Columbia East Dundee II, Limited Pa   Actual Days / 360 Year-Days      7.4625       525,000.00     120        117
400029248    6800 Associates Limited Partnership   30 Month-Days / 360 Year-Days    7.8925     1,650,000.00     216        212
400029250    Farragut Acquisition Partners I, LP   Actual Days / 360 Year-Days      7.3425     3,157,000.00     120        116
400029251    Poplar Center Development, Ltd.       Actual Days / 360 Year-Days      6.8225     5,350,000.00     120        117
400029252    Triad Lauderdale Limited              30 Month-Days / 360 Year-Days    6.7725     3,850,000.00     120        116
400029253    J & D 1616, LLC                       Actual Days / 360 Year-Days      7.2525     1,100,000.00     120        118
400029255    J & D Woodward Village, LLC           Actual Days / 360 Year-Days      7.3525     6,450,000.00     120        116
400029257    Indian Lookout Apartments, Limited    Actual Days / 360 Year-Days      7.0125     4,800,000.00     120        116
400029258    C & H Development/Concord             30 Month-Days / 360 Year-Days    7.3425     1,830,000.00     120        117
400029262    Coldwell Building General Partnersh   Actual Days / 360 Year-Days      7.3125     4,500,000.00     120        117
400029267    301 West Broad Street Limited Partn   30 Month-Days / 360 Year-Days    6.7025     3,210,000.00     180        178
400029274    B.K. Enterprises LLC                  Actual Days / 360 Year-Days      6.9125     4,880,000.00     120        117
400029282    MHVI Medical Center                   Actual Days / 360 Year-Days      7.1525     8,800,000.00     120        117
400029290    Whitehall Partnership                 Actual Days / 360 Year-Days      7.4025     1,475,000.00     120        117
400029291    Partridge Square, LLC                 30 Month-Days / 360 Year-Days    7.2625       850,000.00     120        116
400029294    Wailuku Polaris, Inc.                 Actual Days / 360 Year-Days      6.9925     2,000,000.00     120        117
400029297    Towerview Condominium, LLC            30 Month-Days / 360 Year-Days    7.3525     1,360,000.00     120        117
400029299    Ogden Manor Associates                Actual Days / 360 Year-Days      6.7125     4,000,000.00     120        117
400029300    Harrisonburg Inn Limited Partnershi   Actual Days / 360 Year-Days      7.0225     2,800,000.00     120        119
400029304    Gateway Development, LLC              Actual Days / 360 Year-Days      7.0925     1,100,000.00     120        118
400029306    UG Venture, LTD.                      Actual Days / 360 Year-Days      6.6925     3,950,000.00     120        118
400029308    BA Dallas Market Center I, L.P.       Actual Days / 360 Year-Days      6.7825    13,000,000.00     120        117
400029309    W & B Properties, Inc.                Actual Days / 360 Year-Days      7.0825     2,137,000.00     120        119
400029310    Airport Place Building, LLC           Actual Days / 360 Year-Days      7.0825     2,100,000.00     120        119
400029311    Prime Plaza, Inc.                     Actual Days / 360 Year-Days      7.2725     1,600,000.00     120        118
400030866    Annapolis W.H. LLC, et al             Actual Days / 360 Year-Days      7.0425     2,300,000.00     120        119
400030867    Arcadia Landmark                      Actual Days / 360 Year-Days      7.0825     5,470,000.00     120        118
400030868    GPI Cascades, Ltd.                    Actual Days / 360 Year-Days      6.9125     2,660,000.00     180        178
400030869    GPI Park Square, Ltd.                 Actual Days / 360 Year-Days      6.9125     1,100,000.00     180        178
400030870    GPI Park Ridge, Ltd.                  Actual Days / 360 Year-Days      6.9625       900,000.00     180        178
400030871    Padonia Park, LLC                     30 Month-Days / 360 Year-Days    7.2925     1,400,000.00     240        238
400030875    Grand Rapids AFG, LLC                 Actual Days / 360 Year-Days      7.4225     3,750,000.00     120        118
400030876    Lansing AFG LLC                       Actual Days / 360 Year-Days      7.4125     3,700,000.00     120        118
400030880    Cavalier Associates, L.L.C. etal      Actual Days / 360 Year-Days      7.6925     7,575,000.00     120        118
400030886    Ash Investment Company, LLC & Ja      Actual Days / 360 Year-Days      7.6925     3,825,000.00     120        118
400030890    Pacific Mini-Storage Limited Partne   Actual Days / 360 Year-Days      7.3225     2,800,000.00     120        119
400030893    1202 Airport Road Limited Partnersh   Actual Days / 360 Year-Days      7.0225     2,000,000.00     120        119
400030896    Bend Towne Center Limited Partnersh   Actual Days / 360 Year-Days      6.9825     4,000,000.00     120        119
400030913    761 Partnership, a New York General   Actual Days / 360 Year-Days      7.0525    14,500,000.00     120        119
400030914    Lexington Lancaster LLC               Actual Days / 360 Year-Days      6.8925    11,250,000.00     180        179
400030915    The Saddlery, LLP                     Actual Days / 360 Year-Days      7.1925     2,500,000.00     120        119
400030922    666 Pennsylvania Avenue Associates    Actual Days / 360 Year-Days      6.8425     5,320,000.00     120        119
400030925    DEVON INVESTMENT, INC., a Florid      Actual Days / 360 Year-Days      6.7825     1,750,000.00     120        119
400030934    Woodwinds Office Center, L.L.C.       Actual Days / 360 Year-Days      7.0125     1,400,000.00     120        119
400030935    Nashville Heritage, LLC               Actual Days / 360 Year-Days      7.1325     8,660,000.00     120        119
400030964    JAGI Cleveland - Hudson, LLC          Actual Days / 360 Year-Days      7.9625    13,300,000.00     120        119
400030965    JAGI Cleveland-Independence,LLC       Actual Days / 360 Year-Days      7.9625    21,800,000.00     120        119
400030966    JAGI NORTH CANTON, LLC.               Actual Days / 360 Year-Days      7.9625     5,400,000.00     120        119
400030967    JAGI MONTROSE WEST, LLC               Actual Days / 360 Year-Days      7.9625     3,500,000.00     120        119
400031048    Palm Springs Village Apts., L.P.      30 Month-Days / 360 Year-Days    6.9325     4,600,000.00     120        118
400031123    Whitewood Oaks Apartments, Inc.       Actual Days / 360 Year-Days      6.8025     1,800,000.00     120        118
400031128    Hilgard Apartments 962, LLC           Actual Days / 360 Year-Days      6.6625     3,000,000.00     144        143
ANADC        Lowe Enterprises, Inc./Ohio Public    Actual Days / 360 Year-Days      6.6225    47,000,000.00     120        120
I0074        Dime Circle, Ltd                      Actual Days / 360 Year-Days      7.2925     1,320,000.00     120        118
I0099        2800 Black Lake Place Associates      Actual Days / 360 Year-Days      7.0425     1,800,000.00     120        119
L0137        Walber Broadway Co.                   Actual Days / 360 Year-Days      6.7825    15,000,000.00     120        112
L0149        Lake Natoma Lodging, L.P.             Actual Days / 360 Year-Days      7.1425     8,100,000.00     120        117
L0171        RNA, LLC                              Actual Days / 360 Year-Days      7.9925     3,000,000.00     120        114
L0184        J & M Hospitality, Inc.               Actual Days / 360 Year-Days      7.5825     2,075,000.00     120        117
L0200        The Impala Corporation                Actual Days / 360 Year-Days      7.8125     2,135,000.00     120        116
L0202        CMLC, Inc.                            Actual Days / 360 Year-Days      7.7725     2,000,000.00     120        116
L0237        ZDZ, Inc. and Zandor Investments, L   Actual Days / 360 Year-Days      7.1325     3,127,000.00     120        119
L0300        Marger, Inc.                          Actual Days / 360 Year-Days      7.6325     2,100,000.00     120        118
M0171        Fremont Gardens Investors LLC         Actual Days / 360 Year-Days      7.3525     9,400,000.00     120        115
M0172        Roxbury Crossing Limited Partnershi   Actual Days / 360 Year-Days      7.4125       625,000.00     120        115
M0220        Inwood Mansions, LLC                  Actual Days / 360 Year-Days      7.4525     1,325,000.00     120        114
M0262        Oakwood Heights Real Estate LP        Actual Days / 360 Year-Days      7.0425     1,328,000.00     120        114
M0263        Country Acres Estates LP              Actual Days / 360 Year-Days      7.0725     3,100,000.00     120        114
M0264        Executive East Apartments, LLC        Actual Days / 360 Year-Days      7.0725     1,750,000.00     120        114
M0288        SV Apartments, LLC                    Actual Days / 360 Year-Days      7.0725     1,050,000.00     120        114
M0289        The Crossings Apartments LLC          Actual Days / 360 Year-Days      7.0725     1,000,000.00     120        114
M0290        Geneva Place Limited Partnership      Actual Days / 360 Year-Days      7.0425     1,325,000.00     120        114
M0330        John Montesano, LLC                   Actual Days / 360 Year-Days      6.8725     4,500,000.00     120        118
M0364        Riverchase Partners, L.P.             Actual Days / 360 Year-Days      7.2225       960,000.00     120        119
M0415        Northridge Villa Investors LLC        Actual Days / 360 Year-Days      7.1825     3,960,000.00     120        116
M0429        The Seasons Townhouses Limited Pa     Actual Days / 360 Year-Days      7.2725     3,760,000.00     240        238
M0443        Treehouse of Jacksonville, Ltd.       Actual Days / 360 Year-Days      6.7025     2,400,000.00     120        119
M0462        Cottonwood, LLC                       Actual Days / 360 Year-Days      6.6825     8,740,000.00     120        119
M0487        II Frances Place Apartments Partner   Actual Days / 360 Year-Days      6.9525     2,945,000.00     240        239
M0514        Hobbit's Grove LLC                    Actual Days / 360 Year-Days      6.2425    11,850,000.00     120        119
M0537        Cedar Shores, Ltd.                    Actual Days / 360 Year-Days      6.7025     2,720,000.00     120        119
MH0020       Grand Valley Village LP & GVV Mobil   Actual Days / 360 Year-Days      6.3625     4,350,000.00     120        120
MU0036       Landi, LLC                            Actual Days / 360 Year-Days      7.0125     1,930,000.00     120        120
MU0114       Landi, LLC                            Actual Days / 360 Year-Days      7.0125       615,000.00     120        120
O0090        Village Square of HSV, L.L.C.         Actual Days / 360 Year-Days      7.5925     7,300,000.00     120        116
O0148        312 Marshall Limited Partnership      Actual Days / 365 Year-Days      7.0925     6,600,000.00     120        113
O0179        Jayco Vista, LLC                      Actual Days / 360 Year-Days      7.2025    10,700,000.00      84         81
O0244        Talweg L.L.C.                         Actual Days / 360 Year-Days      7.1675     6,500,000.00     120        113
O0253        G & H Six, L.L.C.                     Actual Days / 360 Year-Days      7.7525     1,350,000.00     120        117
O0259        1501 Harbor Bay, L.P.                 Actual Days / 360 Year-Days      7.0425     3,375,000.00     120        113
O0265        Vornado-Westport L.L.C.               Actual Days / 360 Year-Days      7.0925     8,000,000.00     120        112
O0311        Dunwoody Park Partners, Inc.          Actual Days / 360 Year-Days      7.0725     9,500,000.00     120        115
O0320        Medical Landmark I & The Rehabilita   Actual Days / 360 Year-Days      7.5655     9,400,000.00     120        116
O0348        Liberty 2000 Investors, Ltd.          Actual Days / 360 Year-Days      7.4025     1,350,000.00     120        118
O0359        Concord Management Ltd., et al        Actual Days / 360 Year-Days      6.9725     4,500,000.00     120        119
O0393        Brit Limited Partnership              Actual Days / 360 Year-Days      7.1225     2,880,000.00     120        116
O0422        Enterprise Center Properties, Inc.    Actual Days / 360 Year-Days      6.9725     3,600,000.00     120        120
O0541        Ace Allen                             Actual Days / 360 Year-Days      7.3225     1,150,000.00     120        119
R0134        Hardscrabble, LLC                     Actual Days / 360 Year-Days      7.0325     5,650,000.00     240        231
R0254        Silver Spring Plaza Corp.             Actual Days / 360 Year-Days      7.1125     2,175,000.00     120        114
R0280        K.M. Valdosta Associates              Actual Days / 360 Year-Days      7.1325     9,440,000.00     260        251
R0297        New Country Corners LP                Actual Days / 360 Year-Days      7.2625     6,500,000.00     120        116
R0304        Alturas Partners                      Actual Days / 360 Year-Days      7.0225     3,600,000.00     120        114
R0311        The Lakes - Folsom, LLC               Actual Days / 360 Year-Days      7.2625     5,250,000.00     120        116
R0315        Kentucky Development Venture I        Actual Days / 360 Year-Days      6.8925     4,200,000.00     120        118
R0412        G.W.C.H. Limited Partnership          Actual Days / 360 Year-Days      7.5025     1,475,000.00     120        116
R0421        Fairbanks Equity, Ltd.                Actual Days / 360 Year-Days      7.4525    12,500,000.00     180        175
R0458        Dexter Ridge Shopping Center, L.L.C   Actual Days / 360 Year-Days      7.1025     3,700,000.00     240        239
R0463        Ruston Center, L.L.C.                 Actual Days / 360 Year-Days      6.9625     4,850,000.00     120        120
R0464        Sunshine Heights, L.L.C.              Actual Days / 360 Year-Days      7.3325     4,500,000.00     120        117
R0480        BB Westland Associates, LLC           Actual Days / 360 Year-Days      7.4025     1,800,000.00     120        119
R0497        Canary Creek Shoppes LLC              Actual Days / 360 Year-Days      7.1925     1,475,000.00     120        119
R0514        Metzerott Plaza, Inc.                 Actual Days / 360 Year-Days      6.9725     5,120,000.00     120        117
R0533        JAH Investments, LLC                  Actual Days / 360 Year-Days      7.1725     4,400,000.00     240        238
R0559        BC Investments - Lincoln LLC          Actual Days / 360 Year-Days      7.0725     4,965,000.00     248        246
R0597        BenCen Limited Partnership            Actual Days / 360 Year-Days      7.2225     2,460,000.00     120        119
R0633        Newton Land Corporation               Actual Days / 360 Year-Days      6.9625     1,625,000.00     240        238
R0634        Newton Land Corporation               Actual Days / 360 Year-Days      6.9625       800,000.00     240        238
R0743        Town Center Shoppes, Ltd.             Actual Days / 360 Year-Days      6.7025     3,240,000.00     240        239
R0807        Fla II Trustee, Inc.                  30 Month-Days / 360 Year-Days    6.6425     1,875,000.00     237        236
R0886        Landi, LLC                            Actual Days / 360 Year-Days      7.0125       560,000.00     120        120
R0887        Landi, LLC                            Actual Days / 360 Year-Days      7.0125     1,145,000.00     120        120
SP007        H.M. Holdings, Inc. etal              Actual Days / 360 Year-Days      8.1925    21,000,000.00     119        113
SkyII        15th Skyline Assoc. LP & 9th Skylin   Actual Days / 360 Year-Days      6.9215    87,700,000.00     122        118
ACS          Americold Real Estate, L.P.           Actual Days / 360 Year-Days      6.7665   148,500,000.00     120        115
AIM-1        VMS National Properties               Actual Days / 360 Year-Days      8.3725   110,000,000.00     120        111

                                                                      Original      Remaining
                                                                      --------      ---------
  Loan                                                              Amortization  Amortization  Cut-Off Date   Cut-off   Servicing
  ----                                                              ------------  ------------  ------------   -------   ---------
 Number                Borrower Name                  Maturity Date     Term          Term         Balance     Date LTV     Fee
 ------                -------------                  -------------     ----          ----         -------     --------     ---
07-0000000   Ming Avenue Limited Partnership            07/01/18         240          237       1,493,091.77      47       0.1275
09-0001031   PDL, Inc. & Associates, LC                 05/11/28         360          355      17,443,569.19      79       0.1275
09-0001032   Colonial Plaza Associates, LLC             01/31/13         177          172       1,475,073.96      87       0.1275
09-0001034   Concourse Plaza II, LTD.                   04/01/08         360          354       1,593,060.83      71       0.1275
09-0001035   Marks/Bloom McKinney Apts., Ltd.           04/01/08         360          354         693,473.85      79       0.1275
09-0001036   Marks/Bloom McKinney Apts., Ltd.           04/01/08         360          354         587,761.39      79       0.1275
09-0001037   WVM Partners, Ltd.                         05/01/08         360          355      10,165,354.40      68       0.1275
09-0001038   Brandon Lakes Plaza, Ltd.                  05/01/08         360          355       2,352,188.46      75       0.1275
09-0001039   Salina Street Development, LLC             05/01/17         228          223       1,761,928.29      97       0.1275
09-0001040   Bercar II LLC                              05/01/08         360          355      12,457,214.01      70       0.1275
09-0001041   Affordable I, L.L.C.                       05/01/28         360          355       6,776,724.40      74       0.1275
09-0001042   Texas Briarwood Village Apts, Ltd.         04/10/08         360          354       9,756,251.02      81       0.1275
09-0001044   Florida Housing Corp. et al                05/01/08         300          295       4,986,189.47      80       0.1275
09-0001045   2002-2006 Ellis Avenue Corp.               05/01/08         360          355       2,990,018.39      70       0.1275
09-0001046   Stoneville Investment Properties, L        07/01/18         240          237       1,568,072.54      80       0.1275
09-0001051   Town View Apartments, L.P.                 07/01/08         360          357       2,036,057.71      85       0.1275
09-0001053   Rowayton Marine Realty, LLC                06/01/08         360          356       3,440,723.57      75       0.1275
09-0001054   PSPR, Inc.                                 06/01/18         240          236       1,539,964.38      70       0.1275
09-0001055   CDI Centre, L.L.C.                         06/10/08         360          355       7,981,111.60      77       0.1275
09-0001056   Sonesta West LLC                           06/01/08         360          356       2,942,495.64      75       0.1275
09-0001057   FGR & DY Realty, Johnson City, LLC         01/31/19         246          243       1,193,353.91      62       0.1275
09-0001058   Five N's, Inc.                             06/01/10         144          140       1,180,618.34      58       0.1275
09-0001059   Rama Hotel Corporation                     06/01/08         300          296       1,593,764.45      72       0.1275
09-0001060   M.K.K. Hotel Corporation                   06/01/18         240          236       1,341,429.53      67       0.1275
09-0001061   Canton Street Development, LLC             08/01/17         230          226       1,812,182.69      97       0.1275
09-0001062   Par Realty Group, Inc.                     06/01/18         240          236       2,805,041.69      71       0.1275
09-0001063   Rivertech Associates Limited Partne        06/01/08         360          356       4,487,380.79      64       0.1275
09-0001064   Manir Properties                           06/01/18         240          236       3,376,989.29      63       0.1275
09-0001065   Saunders New Mexico Properties LLC         06/01/08         300          296       5,377,413.61      90       0.1275
09-0001066   S.S.N.H.R., Inc.                           06/01/08         300          296       6,972,027.84      55       0.1275
09-0001067   Shree Narayan, Inc.                        07/01/18         240          237       2,487,245.40      73       0.1275
09-0001069   Yogi Investments, L.L.C.                   07/01/18         240          237         994,951.78      75       0.1275
09-0001070   Number One Sierra, Ltd.                    07/01/08         360          357       1,796,427.15      86       0.1275
09-0001071   Jagdish Investment Group, Inc.             07/01/18         240          237       1,691,511.81      72       0.1275
09-0001072   Angleton Investments, Ltd.                 07/01/08         360          357       1,686,725.30      59       0.1275
09-0001073   Ridgecrest Shopping Center, LTD            07/01/08         300          297       1,365,668.01      55       0.1275
09-0001074   Laxim Hotels, Inc.                         07/01/18         240          237       1,790,985.17      70       0.1275
09-0001075   Shadow Glen Apartments, LLC                07/01/08         360          357       1,061,976.89      86       0.1275
09-0001076   Intervest-First Place Tulsa LP             06/11/08         360          356      32,909,935.58      73       0.1275
09-0001077   Cosmo, Inc.                                07/01/08         300          297         798,086.54      57       0.1275
09-0001079   Vikas Hotels, Inc.                         07/01/18         240          237       1,691,338.31      69       0.1275
09-0001080   Akanksha, Inc.                             07/01/18         240          237       1,641,537.47      68       0.1275
09-0001081   Shri Nath, L.L.C.                          07/01/18         240          237       1,815,713.70      75       0.1275
09-0001082   Colorado Place Limited Partnership         07/01/08         360          357       5,470,880.14      90       0.1275
09-0001083   Nikita Investment Corporation              07/01/08         300          297       1,695,178.04      74       0.1275
09-0001084   Fort Worth Credit Partners, LTD            07/01/08         360          357       2,270,721.07      77       0.1275
09-0001085   41st Street Partners, L.P.                 08/01/28         360          358       1,548,047.23      77       0.1275
09-0001086   O,M-Bernardo Industrial, Ltd.              07/01/28         360          357       3,443,723.58      73       0.1275
09-0001087   1709 SOUTHLAKE OAKS, LTD                   08/01/08         360          358       2,296,827.63      80       0.1275
09-0001088   Franklin Hospitality Group, Inc.           09/01/18         240          239       1,996,350.94      70       0.1275
09-0001091   Larchmont Boulevard Building, Ltd.         08/01/08         360          358       1,398,102.24      74       0.1275
09-0001093   SKN Properties, LLC                        07/01/18         240          237       1,455,281.69      75       0.1275
09-0001094   Marvin & Donna Cavaness Family Tru         07/01/13         180          177       1,168,919.93      49       0.1275
09-0001095   Domain NZ Partners Limited Partners        07/01/08         360          357       1,497,093.46      71       0.1275
09-0001096   Pasha, Inc.                                07/01/08         300          297       1,758,067.01      73       0.1275
09-0001097   Felix Payal "LLC"                          07/01/18         240          237       1,442,689.81      74       0.1275
09-0001098   Jay Bhagwan, Inc.                          07/01/18         240          237       2,984,593.27      59       0.1275
09-0001099   Four Winds, Inc.                           07/01/08         300          297      21,308,138.43      62       0.1275
09-0001100   FW of Saratoga, Inc.                       07/01/08         300          297      10,130,098.58      55       0.1275
09-0001101   Medallion Bellevue Inn, L.L.C.             08/01/23         300          298      10,127,154.87      63       0.1275
09-0001102   8th and Pine Joint Venture                 08/01/23         300          298      13,468,953.81      62       0.1275
09-0001104   BEENA, Inc.                                08/01/18         240          238       3,662,007.80      75       0.1275
09-0001105   Jay Ambe, Inc.                             08/01/08         300          298       1,347,305.91      73       0.1275
09-0001106   Hearthside Skilled Nursing Facility        08/01/08         300          298       2,515,133.74      50       0.1275
09-0001107   Southgate, Inc.                            08/01/08         360          358       2,981,475.39      62       0.1275
09-0001110   13405 Stemmons, Ltd.                       09/01/23         300          299       4,195,166.10      67       0.1275
09-0001111   All-Coast Enterprises Inc.                 09/01/08         360          359       3,697,090.61      80       0.1275
09-0001112   502 East Highland Partners, L.P.           08/01/08         360          358       1,917,423.21      80       0.1275
09-0001113   Arshco, Inc.                               08/01/18         240          238       2,615,894.70      65       0.1275
09-0001114   EP Acquisition L.P.                        08/01/23         300          298       3,093,474.45      61       0.1275
09-0001115   Vance Hotel Associates Limited Part        08/01/23         300          298      12,473,934.96      70       0.1275
09-0001116   The Westcoast Benson Hotel Limited         08/01/23         300          298      24,447,348.54      71       0.1275
09-0001117   LTC-Ohio, Inc.                             09/01/08         300          299      17,379,422.31      65       0.1275
09-0001118   Trupti, LLC                                08/01/18         240          238       1,454,942.15      75       0.1275
09-0001119   Golden-T Holdings, Inc.                    08/01/18         240          238       1,669,270.69      59       0.1275
09-0001120   Gulab, Inc.                                08/01/18         240          238       1,195,826.99      75       0.1275
09-0001122   TMP Investments, Inc.                      08/01/08         360          358      14,180,655.35      81       0.1275
09-0001123   Springdale Villa L.P.                      08/01/08         360          358      10,035,228.58      79       0.1275
09-0001124   Jaymine Enterprises, Inc.                  09/01/18         260          259       1,996,313.77      69       0.1275
09-0001128   FSH Associates LP                          09/01/28         360          359      25,580,578.72      80       0.1275
09-0001130   Spring Park Plaza Associates Limite        09/01/08         300          299       3,196,130.33      62       0.1275
09-0001132   Globe Corporation                          09/01/08         300          299       1,947,812.59      65       0.1275
09-0001133   Consolidated Storage Properties, In        09/01/08         300          299       5,493,370.11      69       0.1275
09-0001134   Gokul, Inc., a Virginia corporation        09/01/18         240          239       2,096,072.42      72       0.1275
09-0001135   S.W. Farmington, Inc.                      09/01/08         300          299       7,571,275.97      72       0.1275
09-0001136   S.W. Roswell, Inc.                         09/01/08         300          299       5,805,916.67      75       0.1275
09-0001137   S.W. Grants, Inc.                          09/01/08         300          299       1,533,233.33      64       0.1275
09-0001138   S.W. Gallup, Inc.                          09/01/08         300          299       4,379,953.18      75       0.1275
09-0001139   Malkus, Inc., a Florida Corporation        09/01/18         240          239       2,695,040.37      75       0.1275
09-0001140   Nirab Amare, L.L.C.                        09/01/18         240          239       3,633,283.51      69       0.1275
09-0001141   Kush, Inc.                                 09/01/18         240          239       1,297,574.11      67       0.1275
09-0001142   Westheimer Hospitality, L.L.C.             09/01/18         240          239       2,445,355.57      75       0.1275
09-0001147   T.C. Hospitality, Inc.                     09/01/13         180          179       1,395,551.73      46       0.1275
09-0001160   Patro, Ltd.                                10/01/08         360          360       4,050,000.00      82       0.1275
09-0001163   Lancaster Mobile Homes Estates Limi        10/01/08         360          360       3,000,000.00      48       0.1275
09-0001167   Centerra Marketplace, Inc.                 10/01/18         240          240       6,514,000.00      69       0.1275
09-0001168   Clearview - Kenosha, LLC                   10/01/08         360          360      21,500,000.00      79       0.1275
09-1001006   EPT DownREIT II, Inc.                      07/11/28         360          357     104,748,391.85      62       0.1275
400027540    Phoenix Construction, Inc.                 08/01/12         360          346       3,219,025.80      78       0.1275
400027560    Concord Summit, LTD.                       11/01/17         240          229       2,747,661.62      74       0.1275
400028210    Royal Village, L.L.C.                      06/01/12         300          284       3,470,312.76      73       0.1275
400028225    APA III LTD.                               07/01/04         360          345      18,780,204.30      77       0.1275
400028228    Sterling Ponds Shopping Center, LLC        09/01/07         300          287       8,132,960.23      79       0.1275
400028269    Westmoor I, LTD.                           04/01/08         360          354       2,140,966.21      78       0.1275
400028275    R & W Arizona Properties, L.L.C.           01/01/28         360          351      10,524,052.20      73       0.1275
400028277    Kenneth L. Shimm                           12/01/07         360          350       7,641,680.82      73       0.1275
400028286    Zephyr Hills Limited Partnership           02/01/08         240          232       1,970,285.14      74       0.1275
400028304    Thirty Six Hundred LP                      01/01/13         360          351       3,476,590.00      63       0.1275
400028305    Bowman Business Park, L.L.C.               03/01/08         360          353       3,628,728.27      67       0.1275
400029116    Cafferty Stoneybrook Associates, L.        01/01/18         240          231       3,195,298.50      71       0.1275
400029119    6011 Durand Associates                     03/01/08         360          353       2,585,169.41      73       0.1275
400029121    Saxon Enterprises, Inc.                    03/01/08         360          353       3,723,851.94      69       0.1275
400029126    Shiloh Place I, Ltd.                       03/01/08         300          293       1,190,197.00      74       0.1275
400029129    Imperial Hawthorne Limited Partners        02/01/08         360          352       3,675,091.17      67       0.1275
400029134    Middletown Properties Co. Limited          03/01/08         360          353       4,474,681.01      72       0.1275
400029137    Shirley Court Holdings, L.P.               03/01/08         300          293       3,568,243.16      79       0.1275
400029139    Prospect Venture, L.P.                     03/01/25         324          317       5,161,626.68      79       0.1275
400029140    Select Sites of Attleborough, Inc.         03/01/13         300          293       1,636,456.97      74       0.1275
400029141    Willow Run Business Center I, L.L.C        01/01/18         240          231      19,682,136.95      58       0.1275
400029143    Marketplace East Associates LP             04/01/05         360          354       3,066,250.29      79       0.1275
400029145    West Pacific Development                   02/01/08         300          292       2,376,404.04      65       0.1275
400029147    American National Bank and Trust Co        03/01/08         360          353       4,117,998.37      74       0.1275
400029148    Grand Rapids Associates LP                 03/01/08         360          353       2,237,140.75      69       0.1275
400029149    Ames Business Center, L.L.P.               03/01/08         360          353       2,933,499.26      73       0.1275
400029150    Harry H. Hahamovitch                       01/01/08         240          231       1,474,881.68      74       0.1275
400029154    901 Argyle Partnership                     04/01/08         360          353       3,093,076.35      79       0.1275
400029155    Hopedale Business Park Corporation         03/01/08         300          293       1,488,536.31      73       0.1275
400029156    Megapolis, Corporation                     05/01/08         360          355       2,091,693.07      75       0.1275
400029157    BBR Realty Partners, LP                    02/01/08         300          292       2,479,427.09      69       0.1275
400029158    B/P Investments, Inc.                      03/01/08         300          293       2,829,759.43      66       0.1275
400029160    10201 Olde School, L.L.C.                  04/01/08         300          294       2,283,456.62      67       0.1275
400029161    W-W Mill Plain Limited Partnership         05/01/08         360          355       4,979,828.59      61       0.1275
400029162    Featherstone Associates, LP                03/01/07         360          353       2,190,119.53      71       0.1275
400029163    Fresno Clinton Way Operating Ass. L        04/01/05         360          354       2,689,283.59      75       0.1275
400029164    Milton Associates S.C., Inc.               03/31/08         300          293       3,476,093.44      71       0.1275
400029166    Property Operations, Inc., as Trust        03/01/08         300          293       4,317,461.30      66       0.1275
400029167    PO Limited Partnership                     02/01/13         180          172       1,950,313.63      40       0.1275
400029168    Ira L. Giddens, Inc.                       03/01/08         300          293       1,537,777.58      72       0.1275
400029169    Braden Creek L.L.C.                        02/01/08         360          352       4,720,294.41      79       0.1275
400029171    Freeway Properties III                     03/01/08         360          353       4,975,195.73      67       0.1275
400029172    The Armory LLC                             05/01/08         360          355       5,707,688.86      76       0.1275
400029173    Udolf Investments, LLC                     05/01/08         300          295       4,274,866.77      64       0.1275
400029174    Partridge Square, LLC                      05/01/08         360          355       1,593,770.01      74       0.1275
400029178    422 Mystic Avenue Realty, L.L.C.           04/01/08         360          354       3,482,938.63      79       0.1275
400029180    SRK Blue Ash Associates Limited            03/01/08         300          293       1,427,639.51      71       0.1275
400029181    Benchmark Stuyvesant Associates LP         04/01/08         300          294       3,461,513.70      74       0.1275
400029182    Windward Realty Trust                      05/01/08         360          355       1,494,043.04      75       0.1275
400029183    Fairlawn Gardens Corp.                     04/01/08         360          354       2,290,024.94      76       0.1275
400029184    La Porte Properties, L.L.C.                03/01/08         300          293       5,366,848.33      69       0.1275
400029185    CKL Realty. Ltd.                           04/01/08         360          354       1,752,513.92      76       0.1275
400029186    Stornaway LLC                              05/01/08         360          355       2,742,573.99      66       0.1275
400029187    Donovan LLC                                05/01/08         360          355       2,418,451.63      65       0.1275
400029188    Lillian Cove, LLC                          04/01/16         216          210       1,657,161.50      79       0.1275
400029189    83 LLC                                     04/01/08         360          354       3,011,912.38      73       0.1275
400029190    Ganpati Hospitality, Inc.                  04/01/08         300          294       3,161,534.18      73       0.1275
400029191    WB Properties Trust                        06/01/08         360          356       1,955,114.97      73       0.1275
400029192    Rescom-Avery, LLC                          04/01/08         360          354       2,374,904.91      72       0.1275
400029194    Mil-Pine Plaza Associates LP               05/01/08         300          295       2,287,334.34      59       0.1275
400029196    Little Neck Commons, LLC                   06/01/08         324          320       1,973,590.52      68       0.1275
400029197    Renaissance Campanelli, LLC                06/01/08         300          296       2,987,165.77      74       0.1275
400029199    Thompson Associates                        05/01/08         240          235       2,378,399.77      69       0.1275
400029200    Exchange Street Parking Associates,        05/01/08         180          175       4,433,463.01      72       0.1275
400029201    D.P. Associates, Limited Partnershi        05/01/08         300          295       2,368,055.34      72       0.1275
400029202    York Properties of Houston, L.L.C.         04/01/08         360          354       4,540,698.73      80       0.1275
400029204    Victor R. Young and Patricia C. You        04/01/08         360          354       2,241,531.92      77       0.1275
400029205    Walden Properties, LLC                     05/01/08         360          355       6,075,342.45      73       0.1275
400029206    8304 Sherwick Court L.P.                   06/01/08         240          236       1,602,130.61      73       0.1275
400029207    Northway Plaza Associates, LLC             06/01/08         360          356      12,765,411.20      77       0.1275
400029208    98 Summit, L.L.C.                          04/01/08         360          354       2,190,202.35      84       0.1275
400029209    Centennial Square Retail L.L.C.            06/01/08         300          296       2,638,535.29      74       0.1275
400029210    Romar Investors LLC                        06/01/08         360          356       1,047,308.49      62       0.1275
400029211    Mt. Zion Decatur, LLC                      05/01/08         300          295       2,069,886.49      61       0.1275
400029212    Sterling Ponds Shopping Center, LLC        09/01/07         293          287       2,681,198.50      79       0.1275
400029213    Hallendale Professional Park               06/01/08         360          356       2,992,270.87      72       0.1275
400029214    NVIEMPIRE SPE LLC                          05/01/08         240          235       4,363,850.76      53       0.1275
400029215    NVIBBR, LTD. CO.                           05/01/08         240          235       2,082,746.97      66       0.1275
400029216    Central Holdings Properties, LLC           07/01/08         300          297       2,193,084.52      70       0.1275
400029217    38-Britcher, L.L.C.                        06/01/18         240          236       3,773,849.59      77       0.1275
400029218    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       5,832,189.42      79       0.1275
400029219    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       2,542,236.41      56       0.1275
400029220    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       6,839,114.39      76       0.1275
400029221    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       6,201,062.91      71       0.1275
400029222    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       3,868,187.17      61       0.1275
400029223    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       3,240,105.23      60       0.1275
400029224    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       9,919,706.75      72       0.1275
400029225    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       1,674,885.16      62       0.1275
400029226    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       4,496,269.06      68       0.1275
400029227    T.L.S. NYC Real Estate, LLC                06/01/08         360          356       3,260,044.34      72       0.1275
400029228    Canyon Road Galleries, Inc.                05/01/08         300          295       1,492,202.28      71       0.1275
400029232    Riverside Village Investments, LLC         06/01/08         360          356       3,988,672.50      78       0.1275
400029233    G-WHIS/BELLMEAD, L.P.                      06/01/08         300          296       1,692,451.60      74       0.1275
400029234    Center of Clewiston Land Trust             06/01/08         360          356       3,461,127.78      71       0.1275
400029235    440 East Sample Road, Inc.                 06/01/08         300          296       1,244,632.36      75       0.1275
400029236    Lomond Place, LLC                          06/01/08         288          284       2,586,639.26      74       0.1275
400029237    PTW Holding LLLP                           07/01/08         300          297       4,583,606.72      74       0.1275
400029238    Pulaski 3800 Storage LLLP                  07/01/08         300          297       2,291,738.13      72       0.1275
400029246    Columbia East Dundee II, Limited Pa        07/05/08         360          357         524,068.17      73       0.1275
400029248    6800 Associates Limited Partnership        06/01/16         216          212       1,636,144.47      73       0.1275
400029250    Farragut Acquisition Partners I, LP        06/01/08         300          296       3,143,720.44      77       0.1275
400029251    Poplar Center Development, Ltd.            07/01/08         360          357       5,338,719.53      68       0.1275
400029252    Triad Lauderdale Limited                   06/01/08         300          296       3,830,519.22      74       0.1275
400029253    J & D 1616, LLC                            08/01/08         360          358       1,098,549.38      71       0.1275
400029255    J & D Woodward Village, LLC                06/01/08         360          356       6,433,298.05      79       0.1275
400029257    Indian Lookout Apartments, Limited         06/01/08         360          356       4,786,473.35      79       0.1275
400029258    C & H Development/Concord                  07/01/08         360          357       1,825,875.53      79       0.1275
400029262    Coldwell Building General Partnersh        07/01/08         300          297       4,486,242.38      55       0.1275
400029267    301 West Broad Street Limited Partn        08/01/13         180          178       3,189,385.68      82       0.1275
400029274    B.K. Enterprises LLC                       07/01/08         360          357       4,869,948.99      80       0.1275
400029282    MHVI Medical Center                        07/01/08         360          357       8,782,994.05      79       0.1275
400029290    Whitehall Partnership                      07/01/08         300          297       1,470,571.13      75       0.1275
400029291    Partridge Square, LLC                      06/01/08         300          296         846,018.82      62       0.1275
400029294    Wailuku Polaris, Inc.                      07/01/08         240          237       1,989,378.90      59       0.1275
400029297    Towerview Condominium, LLC                 07/01/08         300          297       1,355,305.08      80       0.1275
400029299    Ogden Manor Associates                     07/01/08         360          357       3,991,323.54      62       0.1275
400029300    Harrisonburg Inn Limited Partnershi        09/01/08         300          299       2,796,624.78      73       0.1275
400029304    Gateway Development, LLC                   08/01/08         300          298       1,097,591.45      65       0.1275
400029306    UG Venture, LTD.                           08/01/08         360          358       3,944,024.44      76       0.1275
400029308    BA Dallas Market Center I, L.P.            07/01/08         300          297      12,955,915.53      60       0.1275
400029309    W & B Properties, Inc.                     09/01/08         240          239       2,133,001.23      75       0.1275
400029310    Airport Place Building, LLC                09/01/08         300          299       2,097,492.63      78       0.1275
400029311    Prime Plaza, Inc.                          08/01/08         300          298       1,596,614.47      75       0.1275
400030866    Annapolis W.H. LLC, et al                  09/01/08         300          299       2,297,236.29      72       0.1275
400030867    Arcadia Landmark                           08/01/08         300          298       5,458,000.66      55       0.1275
400030868    GPI Cascades, Ltd.                         08/01/13         360          358       2,656,184.08      80       0.1275
400030869    GPI Park Square, Ltd.                      08/01/13         360          358       1,098,421.99      60       0.1275
400030870    GPI Park Ridge, Ltd.                       08/01/13         360          358         898,724.58      70       0.1275
400030871    Padonia Park, LLC                          08/01/18         240          238       1,394,877.71      47       0.1275
400030875    Grand Rapids AFG, LLC                      08/01/08         300          298       3,742,283.73      77       0.1275
400030876    Lansing AFG LLC                            08/01/08         300          298       3,692,372.13      78       0.1275
400030880    Cavalier Associates, L.L.C. etal           08/01/08         300          298       7,560,200.80      73       0.1275
400030886    Ash Investment Company, LLC & Ja           08/01/08         300          298       3,817,527.15      75       0.1275
400030890    Pacific Mini-Storage Limited Partne        09/01/08         300          299       2,796,782.56      53       0.1275
400030893    1202 Airport Road Limited Partnersh        09/01/08         360          359       1,998,408.53      64       0.1275
400030896    Bend Towne Center Limited Partnersh        09/01/08         300          299       3,995,147.53      68       0.1275
400030913    761 Partnership, a New York General        09/01/08         360          359      14,488,530.28      72       0.1275
400030914    Lexington Lancaster LLC                    09/01/13         360          359      11,240,814.80      74       0.1275
400030915    The Saddlery, LLP                          09/01/08         360          359       2,498,076.73      83       0.1275
400030922    666 Pennsylvania Avenue Associates         09/01/08         360          359       5,315,613.36      72       0.1275
400030925    DEVON INVESTMENT, INC., a Florid           09/01/08         300          299       1,747,808.74      74       0.1275
400030934    Woodwinds Office Center, L.L.C.            09/01/08         300          299       1,398,309.71      72       0.1275
400030935    Nashville Heritage, LLC                    09/01/08         360          359       8,653,257.78      81       0.1275
400030964    JAGI Cleveland - Hudson, LLC               09/01/08         300          299      13,286,218.40      71       0.1275
400030965    JAGI Cleveland-Independence,LLC            09/01/08         300          299      21,777,410.60      86       0.1275
400030966    JAGI NORTH CANTON, LLC.                    09/01/08         300          299       5,394,404.46      60       0.1275
400030967    JAGI MONTROSE WEST, LLC                    09/01/08         300          299       3,496,373.26      64       0.1275
400031048    Palm Springs Village Apts., L.P.           08/01/08         360          358       4,592,525.74      76       0.1275
400031123    Whitewood Oaks Apartments, Inc.            08/01/08         360          358       1,797,347.98      78       0.1275
400031128    Hilgard Apartments 962, LLC                09/01/10         360          359       2,997,437.22      75       0.1275
ANADC        Lowe Enterprises, Inc./Ohio Public         10/11/08         300                   47,000,000.00      54       0.1275
I0074        Dime Circle, Ltd                           08/01/08         360          358       1,318,277.10      64       0.1275
I0099        2800 Black Lake Place Associates           09/01/08         360          359       1,798,573.35      74       0.1275
L0137        Walber Broadway Co.                        02/01/08                               15,000,000.00      52       0.1275
L0149        Lake Natoma Lodging, L.P.                  07/01/08         300          297       8,074,387.18      68       0.1275
L0171        RNA, LLC                                   03/31/08         300          294       2,983,179.27      74       0.1275
L0184        J & M Hospitality, Inc.                    07/01/08         300          297       2,068,992.50      77       0.1275
L0200        The Impala Corporation                     06/01/08         300          296       2,126,792.02      71       0.1275
L0202        CMLC, Inc.                                 06/01/08         300          296       1,992,250.89      69       0.1275
L0237        ZDZ, Inc. and Zandor Investments, L        09/01/08         300          299       3,123,296.03      74       0.1275
L0300        Marger, Inc.                               08/01/08         276          274       2,094,922.31      68       0.1275
M0171        Fremont Gardens Investors LLC              05/01/08         360          355       9,370,479.37      71       0.1275
M0172        Roxbury Crossing Limited Partnershi        05/01/08         300          295         621,813.64      69       0.1275
M0220        Inwood Mansions, LLC                       04/01/08         360          354       1,319,949.68      73       0.1275
M0262        Oakwood Heights Real Estate LP             04/01/08         360          354       1,322,392.40      80       0.1275
M0263        Country Acres Estates LP                   04/01/08         360          354       3,087,006.64      79       0.1275
M0264        Executive East Apartments, LLC             04/01/08         360          354       1,742,664.68      76       0.1275
M0288        SV Apartments, LLC                         04/01/08         360          354       1,045,599.41      73       0.1275
M0289        The Crossings Apartments LLC               04/01/08         360          354         995,808.82      74       0.1275
M0290        Geneva Place Limited Partnership           04/01/08         360          354       1,319,404.83      79       0.1275
M0330        John Montesano, LLC                        08/01/08         360          358       4,493,480.97      79       0.1275
M0364        Riverchase Partners, L.P.                  09/01/08         360          359         959,265.87      80       0.1275
M0415        Northridge Villa Investors LLC             06/01/08         360          356       3,949,299.16      81       0.1275
M0429        The Seasons Townhouses Limited Pa          08/01/18         240          238       3,746,987.23      79       0.1275
M0443        Treehouse of Jacksonville, Ltd.            09/01/08         360          359       2,397,965.81      80       0.1275
M0462        Cottonwood, LLC                            09/01/08         360          359       8,732,563.01      77       0.1275
M0487        II Frances Place Apartments Partner        09/01/18         240          239       2,939,401.31      76       0.1275
M0514        Hobbit's Grove LLC                         09/01/08         360          359      11,839,013.91      74       0.1275
M0537        Cedar Shores, Ltd.                         09/01/08         360          359       2,717,694.58      80       0.1275
MH0020       Grand Valley Village LP & GVV Mobil        10/01/08         300          300       4,350,000.00      75       0.1275
MU0036       Landi, LLC                                 10/01/08         300          300       1,930,000.00      69       0.1275
MU0114       Landi, LLC                                 10/01/08         300          300         615,000.00      62       0.1275
O0090        Village Square of HSV, L.L.C.              06/01/08         360          356       7,282,222.99      72       0.1275
O0148        312 Marshall Limited Partnership           02/28/08         360          353       6,565,267.15      66       0.2275
O0179        Jayco Vista, LLC                           07/01/05         360          357      10,679,599.83      79       0.1275
O0244        Talweg L.L.C.                              02/28/08         360          353       6,469,537.85      68       0.1275
O0253        G & H Six, L.L.C.                          07/01/08         300          297       1,346,225.39      64       0.1275
O0259        1501 Harbor Bay, L.P.                      02/28/08         360          353       3,358,672.94      67       0.1275
O0265        Vornado-Westport L.L.C.                    02/01/08                                8,000,000.00      49       0.1275
O0311        Dunwoody Park Partners, Inc.               05/01/08         360          355       9,467,897.29      70       0.1275
O0320        Medical Landmark I & The Rehabilita        06/01/28         360          356       9,376,947.66      58       0.1275
O0348        Liberty 2000 Investors, Ltd.               08/01/08         360          358       1,348,285.63      75       0.1275
O0359        Concord Management Ltd., et al             09/01/08         360          359       4,496,383.56      75       0.1275
O0393        Brit Limited Partnership                   06/01/08         360          356       2,872,295.10      80       0.2275
O0422        Enterprise Center Properties, Inc.         10/01/08         360          360       3,600,000.00      75       0.1275
O0541        Ace Allen                                  09/01/08         300          299       1,148,678.55      60       0.1275
R0134        Hardscrabble, LLC                          12/31/17         240          231       5,555,331.59      76       0.1275
R0254        Silver Spring Plaza Corp.                  04/01/08         360          354       2,165,972.98      75       0.1275
R0280        K.M. Valdosta Associates                   08/31/19         260          251       9,307,091.94      79       0.1275
R0297        New Country Corners LP                     06/01/08         360          356       6,482,782.62      80       0.1275
R0304        Alturas Partners                           04/01/08         360          354       3,584,724.85      72       0.1275
R0311        The Lakes - Folsom, LLC                    06/01/08         360          356       5,236,093.38      75       0.1275
R0315        Kentucky Development Venture I             07/31/08         360          358       4,193,945.59      74       0.1275
R0412        G.W.C.H. Limited Partnership               06/01/08         300          296       1,468,980.76      73       0.1275
R0421        Fairbanks Equity, Ltd.                     05/01/13         360          355      12,461,778.14      81       0.1275
R0458        Dexter Ridge Shopping Center, L.L.C        09/01/18         240          239       3,693,093.41      69       0.1275
R0463        Ruston Center, L.L.C.                      10/01/08         360          360       4,850,000.00      71       0.1275
R0464        Sunshine Heights, L.L.C.                   07/01/08         360          357       4,491,719.15      75       0.1275
R0480        BB Westland Associates, LLC                09/01/08         360          359       1,798,672.17      75       0.1275
R0497        Canary Creek Shoppes LLC                   09/01/08         360          359       1,473,865.28      68       0.1275
R0514        Metzerott Plaza, Inc.                      07/01/08         360          357       5,109,619.44      80       0.1275
R0533        JAH Investments, LLC                       08/01/18         240          238       4,384,561.60      75       0.1275
R0559        BC Investments - Lincoln LLC               04/01/19         247          245       4,948,330.47      75       0.1275
R0597        BenCen Limited Partnership                 09/01/08         360          359       2,458,118.79      72       0.1275
R0633        Newton Land Corporation                    08/01/18         240          238       1,619,132.70      73       0.1275
R0634        Newton Land Corporation                    08/01/18         240          238         797,111.48      69       0.1275
R0743        Town Center Shoppes, Ltd.                  09/01/18         240          239       3,233,650.87      73       0.1275
R0807        Fla II Trustee, Inc.                       06/01/18         237          236       1,871,213.46      84       0.1275
R0886        Landi, LLC                                 10/01/08         300          300         560,000.00      68       0.1275
R0887        Landi, LLC                                 10/01/08         300          300       1,145,000.00      74       0.1275
SP007        H.M. Holdings, Inc. etal                   04/01/28         360          354      20,934,186.13      57       0.1275
SkyII        15th Skyline Assoc. LP & 9th Skylin        06/11/28         360          356      87,423,946.05      71       0.1275
ACS          Americold Real Estate, L.P.                05/11/23         300          295     147,597,677.40      57       0.1275
AIM-1        VMS National Properties                    01/01/08         320          311     109,149,602.22      61       0.1275

                                                       Number of    Anticipated
                                                       ---------    -----------
  Loan                                                Properties     Repayment
  ----                                                ----------     ---------
 Number                Borrower Name                 Securing Loan      Date        Seller     Loan Pool
 ------                -------------                 -------------      ----        ------     ---------
07-0000000   Ming Avenue Limited Partnership              1            7/1/08 Falcon Financial Group 1
09-0001031   PDL, Inc. & Associates, LC                   1           5/11/08 Archon Financial Group 1
09-0001032   Colonial Plaza Associates, LLC               1                   Archon Financial Group 1
09-0001034   Concourse Plaza II, LTD.                     1                   Archon Financial Group 1
09-0001035   Marks/Bloom McKinney Apts., Ltd.             1                   Archon Financial Group 2
09-0001036   Marks/Bloom McKinney Apts., Ltd.             1                   Archon Financial Group 2
09-0001037   WVM Partners, Ltd.                           1                   Archon Financial Group 2
09-0001038   Brandon Lakes Plaza, Ltd.                    1                   Archon Financial Group 2
09-0001039   Salina Street Development, LLC               1                   Archon Financial Group 1
09-0001040   Bercar II LLC                                3                   Archon Financial Group 1
09-0001041   Affordable I, L.L.C.                         3            5/1/08 Archon Financial Group 1
09-0001042   Texas Briarwood Village Apts, Ltd.           1                   Archon Financial Group 2
09-0001044   Florida Housing Corp. et al                  1                   Archon Financial Group 1
09-0001045   2002-2006 Ellis Avenue Corp.                 1                   Archon Financial Group 2
09-0001046   Stoneville Investment Properties, L          1                   Archon Financial Group 1
09-0001051   Town View Apartments, L.P.                   1                   Archon Financial Group 2
09-0001053   Rowayton Marine Realty, LLC                  1                   Archon Financial Group 1
09-0001054   PSPR, Inc.                                   1                   Archon Financial Group 1
09-0001055   CDI Centre, L.L.C.                           1                   Archon Financial Group 1
09-0001056   Sonesta West LLC                             1                   Archon Financial Group 2
09-0001057   FGR & DY Realty, Johnson City, LLC           1                   Archon Financial Group 1
09-0001058   Five N's, Inc.                               1                   Archon Financial Group 1
09-0001059   Rama Hotel Corporation                       1                   Archon Financial Group 1
09-0001060   M.K.K. Hotel Corporation                     1                   Archon Financial Group 1
09-0001061   Canton Street Development, LLC               1                   Archon Financial Group 1
09-0001062   Par Realty Group, Inc.                       1                   Archon Financial Group 1
09-0001063   Rivertech Associates Limited Partne          1                   Archon Financial Group 1
09-0001064   Manir Properties                             1                   Archon Financial Group 1
09-0001065   Saunders New Mexico Properties LLC           1                   Archon Financial Group 2
09-0001066   S.S.N.H.R., Inc.                             1                   Archon Financial Group 1
09-0001067   Shree Narayan, Inc.                          1                   Archon Financial Group 1
09-0001069   Yogi Investments, L.L.C.                     1                   Archon Financial Group 1
09-0001070   Number One Sierra, Ltd.                      1                   Archon Financial Group 2
09-0001071   Jagdish Investment Group, Inc.               1                   Archon Financial Group 1
09-0001072   Angleton Investments, Ltd.                   1                   Archon Financial Group 2
09-0001073   Ridgecrest Shopping Center, LTD              1                   Archon Financial Group 2
09-0001074   Laxim Hotels, Inc.                           1                   Archon Financial Group 1
09-0001075   Shadow Glen Apartments, LLC                  1                   Archon Financial Group 2
09-0001076   Intervest-First Place Tulsa LP               1                   Archon Financial Group 1
09-0001077   Cosmo, Inc.                                  1                   Archon Financial Group 1
09-0001079   Vikas Hotels, Inc.                           1                   Archon Financial Group 1
09-0001080   Akanksha, Inc.                               1                   Archon Financial Group 1
09-0001081   Shri Nath, L.L.C.                            1                   Archon Financial Group 1
09-0001082   Colorado Place Limited Partnership           1                   Archon Financial Group 2
09-0001083   Nikita Investment Corporation                1                   Archon Financial Group 1
09-0001084   Fort Worth Credit Partners, LTD              1                   Archon Financial Group 2
09-0001085   41st Street Partners, L.P.                   1            8/1/08 Archon Financial Group 2
09-0001086   O,M-Bernardo Industrial, Ltd.                1            7/1/08 Archon Financial Group 2
09-0001087   1709 SOUTHLAKE OAKS, LTD                     1                   Archon Financial Group 1
09-0001088   Franklin Hospitality Group, Inc.             1                   Archon Financial Group 1
09-0001091   Larchmont Boulevard Building, Ltd.           1                   Archon Financial Group 2
09-0001093   SKN Properties, LLC                          1                   Archon Financial Group 1
09-0001094   Marvin & Donna Cavaness Family Tru           1                   Archon Financial Group 1
09-0001095   Domain NZ Partners Limited Partners          1                   Archon Financial Group 1
09-0001096   Pasha, Inc.                                  1                   Archon Financial Group 1
09-0001097   Felix Payal "LLC"                            1                   Archon Financial Group 1
09-0001098   Jay Bhagwan, Inc.                            1                   Archon Financial Group 1
09-0001099   Four Winds, Inc.                             1                   Archon Financial Group 1
09-0001100   FW of Saratoga, Inc.                         1                   Archon Financial Group 1
09-0001101   Medallion Bellevue Inn, L.L.C.               1            8/1/08 Archon Financial Group 1
09-0001102   8th and Pine Joint Venture                   1            8/1/08 Archon Financial Group 1
09-0001104   BEENA, Inc.                                  1                   Archon Financial Group 1
09-0001105   Jay Ambe, Inc.                               1                   Archon Financial Group 1
09-0001106   Hearthside Skilled Nursing Facility          1                   Archon Financial Group 2
09-0001107   Southgate, Inc.                              1                   Archon Financial Group 2
09-0001110   13405 Stemmons, Ltd.                         1            9/1/08 Archon Financial Group 1
09-0001111   All-Coast Enterprises Inc.                   1                   Archon Financial Group 2
09-0001112   502 East Highland Partners, L.P.             1                   Archon Financial Group 1
09-0001113   Arshco, Inc.                                 1                   Archon Financial Group 1
09-0001114   EP Acquisition L.P.                          1            8/1/08 Archon Financial Group 1
09-0001115   Vance Hotel Associates Limited Part          1            8/1/08 Archon Financial Group 1
09-0001116   The Westcoast Benson Hotel Limited           1            8/1/08 Archon Financial Group 1
09-0001117   LTC-Ohio, Inc.                               4                   Archon Financial Group 1
09-0001118   Trupti, LLC                                  1                   Archon Financial Group 1
09-0001119   Golden-T Holdings, Inc.                      1                   Archon Financial Group 1
09-0001120   Gulab, Inc.                                  1                   Archon Financial Group 1
09-0001122   TMP Investments, Inc.                        1                   Archon Financial Group 2
09-0001123   Springdale Villa L.P.                        1                   Archon Financial Group 2
09-0001124   Jaymine Enterprises, Inc.                    1                   Archon Financial Group 1
09-0001128   FSH Associates LP                            1            9/1/08 Archon Financial Group 2
09-0001130   Spring Park Plaza Associates Limite          1                   Archon Financial Group 1
09-0001132   Globe Corporation                            1                   Archon Financial Group 1
09-0001133   Consolidated Storage Properties, In          3                   Archon Financial Group 1
09-0001134   Gokul, Inc., a Virginia corporation          1                   Archon Financial Group 1
09-0001135   S.W. Farmington, Inc.                        1                   Archon Financial Group 1
09-0001136   S.W. Roswell, Inc.                           1                   Archon Financial Group 1
09-0001137   S.W. Grants, Inc.                            1                   Archon Financial Group 1
09-0001138   S.W. Gallup, Inc.                            1                   Archon Financial Group 1
09-0001139   Malkus, Inc., a Florida Corporation          1                   Archon Financial Group 1
09-0001140   Nirab Amare, L.L.C.                          1                   Archon Financial Group 1
09-0001141   Kush, Inc.                                   1                   Archon Financial Group 1
09-0001142   Westheimer Hospitality, L.L.C.               1                   Archon Financial Group 1
09-0001147   T.C. Hospitality, Inc.                       1                   Archon Financial Group 1
09-0001160   Patro, Ltd.                                  1                   Archon Financial Group 1
09-0001163   Lancaster Mobile Homes Estates Limi          1                   Archon Financial Group 1
09-0001167   Centerra Marketplace, Inc.                   1                   Archon Financial Group 1
09-0001168   Clearview - Kenosha, LLC                     1                   Archon Financial Group 2
09-1001006   EPT DownREIT II, Inc.                        8           7/11/08 Large Loan       Group 1
400027540    Phoenix Construction, Inc.                   1                   Amresco Capital L. Group 1
400027560    Concord Summit, LTD.                         1                   Amresco Capital L. Group 1
400028210    Royal Village, L.L.C.                        1                   Amresco Capital L. Group 1
400028225    APA III LTD.                                 1                   Amresco Capital L. Group 1
400028228    Sterling Ponds Shopping Center, LLC          1                   Amresco Capital L. Group 1
400028269    Westmoor I, LTD.                             1                   Amresco Capital L. Group 2
400028275    R & W Arizona Properties, L.L.C.             2            1/1/08 Amresco Capital L. Group 1
400028277    Kenneth L. Shimm                             1                   Amresco Capital L. Group 2
400028286    Zephyr Hills Limited Partnership             1                   Amresco Capital L. Group 1
400028304    Thirty Six Hundred LP                        1                   Amresco Capital L. Group 1
400028305    Bowman Business Park, L.L.C.                 1                   Amresco Capital L. Group 2
400029116    Cafferty Stoneybrook Associates, L.          1                   Amresco Capital L. Group 1
400029119    6011 Durand Associates                       1                   Amresco Capital L. Group 2
400029121    Saxon Enterprises, Inc.                      1                   Amresco Capital L. Group 2
400029126    Shiloh Place I, Ltd.                         1                   Amresco Capital L. Group 2
400029129    Imperial Hawthorne Limited Partners          1                   Amresco Capital L. Group 2
400029134    Middletown Properties Co. Limited            1                   Amresco Capital L. Group 2
400029137    Shirley Court Holdings, L.P.                 1                   Amresco Capital L. Group 2
400029139    Prospect Venture, L.P.                       1            3/1/08 Amresco Capital L. Group 2
400029140    Select Sites of Attleborough, Inc.           1                   Amresco Capital L. Group 1
400029141    Willow Run Business Center I, L.L.C          1                   Amresco Capital L. Group 1
400029143    Marketplace East Associates LP               1                   Amresco Capital L. Group 1
400029145    West Pacific Development                     1                   Amresco Capital L. Group 2
400029147    American National Bank and Trust Co          1                   Amresco Capital L. Group 1
400029148    Grand Rapids Associates LP                   1                   Amresco Capital L. Group 2
400029149    Ames Business Center, L.L.P.                 1                   Amresco Capital L. Group 2
400029150    Harry H. Hahamovitch                         1                   Amresco Capital L. Group 1
400029154    901 Argyle Partnership                       1                   Amresco Capital L. Group 2
400029155    Hopedale Business Park Corporation           1                   Amresco Capital L. Group 1
400029156    Megapolis, Corporation                       1                   Amresco Capital L. Group 2
400029157    BBR Realty Partners, LP                      3                   Amresco Capital L. Group 2
400029158    B/P Investments, Inc.                        1                   Amresco Capital L. Group 2
400029160    10201 Olde School, L.L.C.                    1                   Amresco Capital L. Group 1
400029161    W-W Mill Plain Limited Partnership           1                   Amresco Capital L. Group 1
400029162    Featherstone Associates, LP                  1                   Amresco Capital L. Group 1
400029163    Fresno Clinton Way Operating Ass. L          1                   Amresco Capital L. Group 1
400029164    Milton Associates S.C., Inc.                 1                   Amresco Capital L. Group 1
400029166    Property Operations, Inc., as Trust          1                   Amresco Capital L. Group 1
400029167    PO Limited Partnership                       1                   Amresco Capital L. Group 1
400029168    Ira L. Giddens, Inc.                         1                   Amresco Capital L. Group 2
400029169    Braden Creek L.L.C.                          1                   Amresco Capital L. Group 2
400029171    Freeway Properties III                       1                   Amresco Capital L. Group 2
400029172    The Armory LLC                               1                   Amresco Capital L. Group 2
400029173    Udolf Investments, LLC                       5                   Amresco Capital L. Group 1
400029174    Partridge Square, LLC                        1                   Amresco Capital L. Group 1
400029178    422 Mystic Avenue Realty, L.L.C.             1                   Amresco Capital L. Group 2
400029180    SRK Blue Ash Associates Limited              1                   Amresco Capital L. Group 2
400029181    Benchmark Stuyvesant Associates LP           1                   Amresco Capital L. Group 1
400029182    Windward Realty Trust                        1                   Amresco Capital L. Group 2
400029183    Fairlawn Gardens Corp.                       1                   Amresco Capital L. Group 2
400029184    La Porte Properties, L.L.C.                  1                   Amresco Capital L. Group 2
400029185    CKL Realty. Ltd.                             1                   Amresco Capital L. Group 2
400029186    Stornaway LLC                                6                   Amresco Capital L. Group 1
400029187    Donovan LLC                                  5                   Amresco Capital L. Group 2
400029188    Lillian Cove, LLC                            1                   Amresco Capital L. Group 1
400029189    83 LLC                                       1                   Amresco Capital L. Group 2
400029190    Ganpati Hospitality, Inc.                    1                   Amresco Capital L. Group 2
400029191    WB Properties Trust                          1                   Amresco Capital L. Group 2
400029192    Rescom-Avery, LLC                            2                   Amresco Capital L. Group 1
400029194    Mil-Pine Plaza Associates LP                 1                   Amresco Capital L. Group 1
400029196    Little Neck Commons, LLC                     1                   Amresco Capital L. Group 1
400029197    Renaissance Campanelli, LLC                  1                   Amresco Capital L. Group 1
400029199    Thompson Associates                          2                   Amresco Capital L. Group 1
400029200    Exchange Street Parking Associates,          1                   Amresco Capital L. Group 2
400029201    D.P. Associates, Limited Partnershi          1                   Amresco Capital L. Group 2
400029202    York Properties of Houston, L.L.C.           1                   Amresco Capital L. Group 2
400029204    Victor R. Young and Patricia C. You          1                   Amresco Capital L. Group 2
400029205    Walden Properties, LLC                       1                   Amresco Capital L. Group 2
400029206    8304 Sherwick Court L.P.                     1                   Amresco Capital L. Group 1
400029207    Northway Plaza Associates, LLC               1                   Amresco Capital L. Group 2
400029208    98 Summit, L.L.C.                            1                   Amresco Capital L. Group 2
400029209    Centennial Square Retail L.L.C.              1                   Amresco Capital L. Group 2
400029210    Romar Investors LLC                          1                   Amresco Capital L. Group 2
400029211    Mt. Zion Decatur, LLC                        1                   Amresco Capital L. Group 1
400029212    Sterling Ponds Shopping Center, LLC          1                   Amresco Capital L. Group 1
400029213    Hallendale Professional Park                 1                   Amresco Capital L. Group 1
400029214    NVIEMPIRE SPE LLC                            9                   Amresco Capital L. Group 1
400029215    NVIBBR, LTD. CO.                             3                   Amresco Capital L. Group 1
400029216    Central Holdings Properties, LLC             4                   Amresco Capital L. Group 2
400029217    38-Britcher, L.L.C.                          1                   Amresco Capital L. Group 1
400029218    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029219    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029220    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029221    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 2
400029222    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029223    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 2
400029224    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029225    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029226    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029227    T.L.S. NYC Real Estate, LLC                  1                   Amresco Capital L. Group 1
400029228    Canyon Road Galleries, Inc.                  1                   Amresco Capital L. Group 1
400029232    Riverside Village Investments, LLC           1                   Amresco Capital L. Group 2
400029233    G-WHIS/BELLMEAD, L.P.                        1                   Amresco Capital L. Group 1
400029234    Center of Clewiston Land Trust               1                   Amresco Capital L. Group 1
400029235    440 East Sample Road, Inc.                   1                   Amresco Capital L. Group 2
400029236    Lomond Place, LLC                            1                   Amresco Capital L. Group 1
400029237    PTW Holding LLLP                             1                   Amresco Capital L. Group 1
400029238    Pulaski 3800 Storage LLLP                    1                   Amresco Capital L. Group 1
400029246    Columbia East Dundee II, Limited Pa          1                   Amresco Capital L. Group 2
400029248    6800 Associates Limited Partnership          1                   Amresco Capital L. Group 1
400029250    Farragut Acquisition Partners I, LP          2                   Amresco Capital L. Group 2
400029251    Poplar Center Development, Ltd.              1                   Amresco Capital L. Group 2
400029252    Triad Lauderdale Limited                     1                   Amresco Capital L. Group 2
400029253    J & D 1616, LLC                              1                   Amresco Capital L. Group 2
400029255    J & D Woodward Village, LLC                  1                   Amresco Capital L. Group 1
400029257    Indian Lookout Apartments, Limited           1                   Amresco Capital L. Group 2
400029258    C & H Development/Concord                    1                   Amresco Capital L. Group 1
400029262    Coldwell Building General Partnersh          1                   Amresco Capital L. Group 2
400029267    301 West Broad Street Limited Partn          1                   Amresco Capital L. Group 1
400029274    B.K. Enterprises LLC                         1                   Amresco Capital L. Group 2
400029282    MHVI Medical Center                          1                   Amresco Capital L. Group 1
400029290    Whitehall Partnership                        1                   Amresco Capital L. Group 1
400029291    Partridge Square, LLC                        1                   Amresco Capital L. Group 1
400029294    Wailuku Polaris, Inc.                        1                   Amresco Capital L. Group 2
400029297    Towerview Condominium, LLC                   1                   Amresco Capital L. Group 1
400029299    Ogden Manor Associates                       1                   Amresco Capital L. Group 2
400029300    Harrisonburg Inn Limited Partnershi          1                   Amresco Capital L. Group 1
400029304    Gateway Development, LLC                     1                   Amresco Capital L. Group 1
400029306    UG Venture, LTD.                             1                   Amresco Capital L. Group 2
400029308    BA Dallas Market Center I, L.P.              1                   Amresco Capital L. Group 1
400029309    W & B Properties, Inc.                       1                   Amresco Capital L. Group 1
400029310    Airport Place Building, LLC                  1                   Amresco Capital L. Group 1
400029311    Prime Plaza, Inc.                            1                   Amresco Capital L. Group 2
400030866    Annapolis W.H. LLC, et al                    1                   Amresco Capital L. Group 1
400030867    Arcadia Landmark                             1                   Amresco Capital L. Group 2
400030868    GPI Cascades, Ltd.                           1                   Amresco Capital L. Group 1
400030869    GPI Park Square, Ltd.                        1                   Amresco Capital L. Group 1
400030870    GPI Park Ridge, Ltd.                         1                   Amresco Capital L. Group 1
400030871    Padonia Park, LLC                            1                   Amresco Capital L. Group 1
400030875    Grand Rapids AFG, LLC                        1                   Amresco Capital L. Group 1
400030876    Lansing AFG LLC                              1                   Amresco Capital L. Group 1
400030880    Cavalier Associates, L.L.C. etal             6                   Amresco Capital L. Group 1
400030886    Ash Investment Company, LLC & Ja             2                   Amresco Capital L. Group 1
400030890    Pacific Mini-Storage Limited Partne          1                   Amresco Capital L. Group 1
400030893    1202 Airport Road Limited Partnersh          1                   Amresco Capital L. Group 2
400030896    Bend Towne Center Limited Partnersh          1                   Amresco Capital L. Group 1
400030913    761 Partnership, a New York General          1                   Amresco Capital L. Group 2
400030914    Lexington Lancaster LLC                      1                   Amresco Capital L. Group 1
400030915    The Saddlery, LLP                            1                   Amresco Capital L. Group 2
400030922    666 Pennsylvania Avenue Associates           1                   Amresco Capital L. Group 1
400030925    DEVON INVESTMENT, INC., a Florid             1                   Amresco Capital L. Group 1
400030934    Woodwinds Office Center, L.L.C.              1                   Amresco Capital L. Group 2
400030935    Nashville Heritage, LLC                      1                   Amresco Capital L. Group 2
400030964    JAGI Cleveland - Hudson, LLC                 1                   Amresco Capital L. Group 2
400030965    JAGI Cleveland-Independence,LLC              1                   Amresco Capital L. Group 2
400030966    JAGI NORTH CANTON, LLC.                      1                   Amresco Capital L. Group 2
400030967    JAGI MONTROSE WEST, LLC                      1                   Amresco Capital L. Group 2
400031048    Palm Springs Village Apts., L.P.             1                   Amresco Capital L. Group 2
400031123    Whitewood Oaks Apartments, Inc.              1                   Amresco Capital L. Group 2
400031128    Hilgard Apartments 962, LLC                  1                   Amresco Capital L. Group 1
ANADC        Lowe Enterprises, Inc./Ohio Public           1                   Goldman Sachs Group 1
I0074        Dime Circle, Ltd                             1                   Central Park Capita Group 1
I0099        2800 Black Lake Place Associates             1                   Central Park Capita Group 1
L0137        Walber Broadway Co.                          1                   Central Park Capita Group 1
L0149        Lake Natoma Lodging, L.P.                    1                   Central Park Capita Group 1
L0171        RNA, LLC                                     1                   Central Park Capita Group 1
L0184        J & M Hospitality, Inc.                      1                   Central Park Capita Group 2
L0200        The Impala Corporation                       1                   Central Park Capita Group 1
L0202        CMLC, Inc.                                   1                   Central Park Capita Group 1
L0237        ZDZ, Inc. and Zandor Investments, L          1                   Central Park Capita Group 1
L0300        Marger, Inc.                                 1                   Central Park Capita Group 1
M0171        Fremont Gardens Investors LLC                1                   Central Park Capita Group 2
M0172        Roxbury Crossing Limited Partnershi          1                   Central Park Capita Group 2
M0220        Inwood Mansions, LLC                         1                   Central Park Capita Group 2
M0262        Oakwood Heights Real Estate LP               1                   Central Park Capita Group 2
M0263        Country Acres Estates LP                     1                   Central Park Capita Group 2
M0264        Executive East Apartments, LLC               1                   Central Park Capita Group 2
M0288        SV Apartments, LLC                           1                   Central Park Capita Group 2
M0289        The Crossings Apartments LLC                 1                   Central Park Capita Group 2
M0290        Geneva Place Limited Partnership             1                   Central Park Capita Group 2
M0330        John Montesano, LLC                          2                   Central Park Capita Group 2
M0364        Riverchase Partners, L.P.                    1                   Central Park Capita Group 2
M0415        Northridge Villa Investors LLC               1                   Central Park Capita Group 2
M0429        The Seasons Townhouses Limited Pa            1                   Central Park Capita Group 1
M0443        Treehouse of Jacksonville, Ltd.              1                   Central Park Capita Group 2
M0462        Cottonwood, LLC                              1                   Central Park Capita Group 2
M0487        II Frances Place Apartments Partner          1                   Central Park Capita Group 1
M0514        Hobbit's Grove LLC                           1                   Central Park Capita Group 2
M0537        Cedar Shores, Ltd.                           1                   Central Park Capita Group 2
MH0020       Grand Valley Village LP & GVV Mobil          1                   Central Park Capita Group 1
MU0036       Landi, LLC                                   1                   Central Park Capita Group 2
MU0114       Landi, LLC                                   1                   Central Park Capita Group 2
O0090        Village Square of HSV, L.L.C.                1                   Central Park Capita Group 1
O0148        312 Marshall Limited Partnership             1                   Central Park Capita Group 2
O0179        Jayco Vista, LLC                             1                   Central Park Capita Group 2
O0244        Talweg L.L.C.                                1                   Central Park Capita Group 1
O0253        G & H Six, L.L.C.                            1                   Central Park Capita Group 2
O0259        1501 Harbor Bay, L.P.                        1                   Central Park Capita Group 2
O0265        Vornado-Westport L.L.C.                      1                   Central Park Capita Group 2
O0311        Dunwoody Park Partners, Inc.                 1                   Central Park Capita Group 2
O0320        Medical Landmark I & The Rehabilita          1            6/1/08 Central Park Capita Group 1
O0348        Liberty 2000 Investors, Ltd.                 1                   Central Park Capita Group 1
O0359        Concord Management Ltd., et al               1                   Central Park Capita Group 2
O0393        Brit Limited Partnership                     1                   Central Park Capita Group 1
O0422        Enterprise Center Properties, Inc.           2                   Central Park Capita Group 2
O0541        Ace Allen                                    1                   Central Park Capita Group 2
R0134        Hardscrabble, LLC                            1                   Central Park Capita Group 1
R0254        Silver Spring Plaza Corp.                    1                   Central Park Capita Group 2
R0280        K.M. Valdosta Associates                     1                   Central Park Capita Group 1
R0297        New Country Corners LP                       1                   Central Park Capita Group 2
R0304        Alturas Partners                             1                   Central Park Capita Group 2
R0311        The Lakes - Folsom, LLC                      1                   Central Park Capita Group 2
R0315        Kentucky Development Venture I               1                   Central Park Capita Group 2
R0412        G.W.C.H. Limited Partnership                 1                   Central Park Capita Group 2
R0421        Fairbanks Equity, Ltd.                       1                   Central Park Capita Group 1
R0458        Dexter Ridge Shopping Center, L.L.C          1                   Central Park Capita Group 1
R0463        Ruston Center, L.L.C.                        1                   Central Park Capita Group 2
R0464        Sunshine Heights, L.L.C.                     1                   Central Park Capita Group 2
R0480        BB Westland Associates, LLC                  1                   Central Park Capita Group 2
R0497        Canary Creek Shoppes LLC                     1                   Central Park Capita Group 2
R0514        Metzerott Plaza, Inc.                        1                   Central Park Capita Group 2
R0533        JAH Investments, LLC                         1                   Central Park Capita Group 1
R0559        BC Investments - Lincoln LLC                 1                   Central Park Capita Group 1
R0597        BenCen Limited Partnership                   1                   Central Park Capita Group 2
R0633        Newton Land Corporation                      1                   Central Park Capita Group 1
R0634        Newton Land Corporation                      1                   Central Park Capita Group 1
R0743        Town Center Shoppes, Ltd.                    1                   Central Park Capita Group 1
R0807        Fla II Trustee, Inc.                         1                   Central Park Capita Group 1
R0886        Landi, LLC                                   1                   Central Park Capita Group 2
R0887        Landi, LLC                                   1                   Central Park Capita Group 2
SP007        H.M. Holdings, Inc. etal                     1            3/1/08 Central Park Capita Group 1
SkyII        15th Skyline Assoc. LP & 9th Skylin          2           8/11/08 Large Loan       Group 1
ACS          Americold Real Estate, L.P.                 29           5/11/08 Large Loan       Group 1
AIM-1        VMS National Properties                     15                   VM               Groups 1 and 2

Footnotes:

(1) For the following loans, the Revised Rate shall be the greater of (a) the initial interest rate plus 2% or (b) the Treasury rate plus 2%. For the purposes of this schedule, we have chosen to reflect the initial interest rate plus 2%.

(2) For the following loans, the Revised Rate shall be the lesser of the maximum rate permitted by applicable law or the greater of (a) the initial interest rate plus 2% or (b) the Treasury rate plus 2%. For the purposes of this schedule, we have chosen to reflect the initial interest rate plus 2%.

(3) For the following loan, the Revised Rate shall be the greater of (a) the initial interest rate plus 5% or (b) the Treasury rate plus 5%. For the purposes of this schedule, we have chosen to reflect the initial interest rate plus 5%.

(4) For the following loans, the Revised Rate shall be the lesser of (a) initial interest rate plus 2% or (b) the maximum rate permitted by law. For the purposes of this schedule, we have chosen to reflect the initial interest rate plus 2%.

                                   EXHIBIT C-1

        AFFIDAVIT PURSUANT TO SECTION 860E(e)(4) OF THE INTERNAL REVENUE
                            CODE OF 1986, AS AMENDED

STATE OF NEW YORK         )
                          ) ss.:
COUNTY OF NEW YORK        )

             _______________________, being first duly sworn, deposes and says:

     1. That he/she is the ____________ of __________________ (the "Purchaser"),
a ____________ duly organized and existing under the laws of the State of __________, on behalf of which he makes this affidavit.

     2. That the Purchaser's Taxpayer Identification Number is ____________.

     3. That the Purchaser of the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class [R] [LR] (the "Class [R] [LR] Certificate") is a Permitted Transferee (as defined in
Article I of the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent, or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

     4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

     5. That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

     6. That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

     7. That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

     8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4 and paragraph 7 hereof.

     9. That, if a "tax matters person" is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC], the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters person" of the [Upper-Tier REMIC] [Lower-Tier REMIC] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Trustee as the Purchaser's agent in performing the function of "tax matters person."

     10. The Purchaser  agrees to be bound by and to abide by the  provisions of
Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

     Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

     IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its _______________ this ___th day of __________], 1998.

                                   [Purchaser]


                                    By: ________________________________________
                                        Name:
                                        Title:


                                    Dated:

     The above-named ___________________ personally appeared before me and is known or proved to me to be the same person who executed the foregoing instrument and to be the ____________ of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

     Subscribed and sworn before me this __th day of ____________, 1998.

                                             NOTARY PUBLIC
                                             COUNTY OF
                                             STATE OF

                                             My commission expires the __th day
                                             of ________________, ____.

                                   EXHIBIT C-2

                            FORM OF TRANSFEROR LETTER

                                                                          [Date]

[CERTIFICATE REGISTRAR]

     Re: GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through
         Certificates, Series 1998-C1

Ladies and Gentlemen:

     [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the information contained in paragraph 4 thereof is not true.

                                                     Very truly yours,

                                   EXHIBIT D-1

                    FORM OF INVESTMENT REPRESENTATION LETTER

LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention:        Asset-Backed Securities
                  Trust Services Group-GS98-C1

GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

Attention:        [J. Theodore Borter]
                  [Jay Strauss]

     Re: Transfer of GS Mortgage Securities  Corporation II, Commercial Mortgage
         Pass-Through Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     In connection with the purchase by the undersigned (the "Purchaser") of $__________ [Certificate Principal Amount] [Notional Amount] of Class [_____] Certificates the ("Certificate"), the Purchaser hereby represents and agrees as follows (capitalized terms used but not defined herein shall have the meanings given them in the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent):

     1. [For Institutional Accredited Investors only] The Purchaser is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificate, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of such investment. The Purchaser is acquiring the Certificate purchased by it for its own account or for one or more accounts (each of which qualifies as an "accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the trust created pursuant to the Pooling and Servicing Agreement (the "Trust") for any costs incurred by it in connection with this transfer.

     [For Qualified Institutional Buyers only] The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

     2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions meeting the requirements of Rule 144A,
(ii) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 under the Securities Act (if available),
(iii) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iv) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, if the Purchaser is a "qualified institutional buyer," or purchased from a "qualified institutional buyer," subject in the case of this clause (iv) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, and (c) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

     3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

     4. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

     5. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

     6. Check one of the following:

                            [_] The Purchaser is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

                            [_] The Purchaser is not a "U.S. Person" and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate(s). The Purchaser has attached hereto either (i) a duly executed IRS Form W-8 (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person or (ii) two duly executed copies of IRS Form 4224 (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated IRS Forms W-8 or IRS Forms 4224, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

     For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate that is subject to U.S. federal income tax regardless of the source of its income or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     Please make all payments due on the Transferred Interests:*

     ______ (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

     Account number __________ Institution ___________

     ______ (b) by mailing a check or draft to the following address:

     -------------------------
     -------------------------
     -------------------------
     -------------------------
     -------------------------

                                                     Very truly yours,

                                                     [The Purchaser]


                                               By: ____________________________
                                                     Name:
                                                     Title:

                                               Dated:

                                   EXHIBIT D-2

                       FORM OF ERISA REPRESENTATION LETTER

LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60674-4107

Attention:        Asset Backed Securities
                  Trust Services Group-GS98-C1

GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

Attention: ________________

     Re: GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through
         Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     __________________________  (the  "Purchaser")  intends  to  purchase  from
____________________   (the  "Seller")   $_____________   initial   [Certificate
Principal Amount] [Notional Amount] or _____% Percentage Interest of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class [_], CUSIP No. [____] (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

     The Purchaser hereby certifies, represents and warrants to, and covenants with, the Seller, the Certificate Registrar and the Trustee that:

     1. The Purchaser is neither (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any Federal, State or local law (a "Similar Law"), which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), nor (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (with respect to any transfer of a Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J or Class Q Certificate) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Prohibited Transaction Class Exemption 95-60.

     2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or 1(b) above, except in the case of the Class R or Class LR Certificates, which may not be transferred unless the transferee represents it is not such a Person, such Purchaser is required to provide to the Seller, the Trustee and the Certificate Registrar an Opinion of Counsel in form and substance satisfactory to the Seller, the Trustee and the Certificate Registrar that the purchase or holding of the Certificates will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to Title I of ERISA, Section 4975 of the Code or Similar Law, will not constitute or result in a prohibited transaction within the meaning of ERISA or Section 4975 of the Code or a materially similar characterization under Similar Law, and will not subject the Master Servicer, the Special Servicer, the Seller, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Trustee, the Trust Fund, the Master Servicer, the Special Servicer, the Certificate Registrar or the Seller.

     IN WITNESS WHEREOF, the Purchaser hereby executes the ERISA Representation Letter on _________________, ____.

                                   [Purchaser]


                                    By:___________________________________
                                        Name:
                                        Title:


                                    Dated:

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE
                             (FOR TRUSTEE/CUSTODIAN)

Loan Information:
Name of Mortgagor: __________________
Master Servicer Loan No.: __________________
Custodian/Trustee
Name: __________________
Address: __________________
------------------
Custodian/Trustee Mortgage File No.: __________________
[Seller]
Name: __________________
Address: __________________

------------------

     Certificates:  GS Mortgage  Securities  Corporation II, Commercial Mortgage
                    Pass-Through Certificates, Series 1998-C1, Class [____]

     The undersigned Master Servicer hereby acknowledges that it has received from LaSalle National Bank, as Trustee for the Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, the documents referred to below (the "Documents"). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among the Trustee, ABN AMRO Bank N.V., as Fiscal Agent, GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, and GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer.

    ( ) Promissory Note dated _________, _____, in the original principal sum of $_____, made by _______, payable to, or endorsed to the order of, the Trustee.

     ( ) Mortgage recorded on ____________ as instrument no. ________ in the County Recorder's Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

     ( ) Deed of Trust recorded on __________ as instrument no. ________ in the County Recorder's Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

     ( )  Assignment  of Mortgage or Deed of Trust to the  Trustee,  recorded on
_____________ as instrument no. _______ in the County Recorder's Office of the County of _________, State of _______ in book/reel/docket __________ of official records at page/image _____________.

     ( ) Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

     ( ) _______________________________

     ( ) _______________________________

     ( ) _______________________________

     ( ) _______________________________

     The undersigned Master Servicer hereby acknowledges and agrees as follows:

     (1) The Master Servicer shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

     (2) The Master Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Master Servicer assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

     (3) The Master Servicer shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

     (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Master Servicer shall at all times be earmarked for the account of the Trustee, and the Master Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Master Servicer's possession, custody or control.

                                      GMAC COMMERCIAL MORTGAGE CORPORATION

                                      By: __________________________________
                                          Name:
                                          Title:

                                      Dated:

                                    EXHIBIT F

                                SECURITIES LEGEND

     Subject to the Pooling and Servicing Agreement, the Rule 144A Global Certificates, the Residual Certificates and the Individual Certificates will bear a legend (with respect to such Certificates, the "Securities Legend") to the following effect, unless the Seller determines otherwise in accordance with applicable law:

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY
                  (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB"), WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, OR (4) BY AN INITIAL INVESTOR THAT IS A QIB, OR BY A SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL ACCREDITED INVESTOR MEETING THE REQUIREMENTS OF REGULATION D AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

     Notwithstanding anything to the contrary, the Residual Certificates will not bear clauses (A)(2), (A)(3) and (A)(4) of the Securities Legend.

                                    EXHIBIT G

                                   [Reserved]

                                    EXHIBIT H

                                   [Reserved]

                                    EXHIBIT I

                                 GSMSC II, 98-C1
                                 Summary Report

--------------------------------------------------------------------------------
GMAC #                                         PROPERTY:
SUB-SERVICER:
SUB-SERVICER NUMBER:                           INTEREST RATE:
P&I:                                           QUARTER ENDED:
CURRENT PRINCIPAL BALANCE:

OCCUPANCY:                                     VACANCY:
--------------------------------------------------------------------------------

INCOME                                            QUARTER/YEAR ENDED                     QUARTER/YEAR ENDED
---------------------------------------- -------------------------------------- --------------------------------------
GROSS INCOME
---------------------------------------- -------------------------------------- --------------------------------------
VACANCIES
---------------------------------------- -------------------------------------- --------------------------------------
BAD DEBT / UNCOLL.
---------------------------------------- -------------------------------------- --------------------------------------
ADDITIONAL INCOME
---------------------------------------- -------------------------------------- --------------------------------------
TOTAL INCOME
---------------------------------------- -------------------------------------- --------------------------------------


EXPENSES
---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------
REAL ESTATE TAXES
---------------------------------------- -------------------------------------- --------------------------------------
PROPERTY INSURANCE
---------------------------------------- -------------------------------------- --------------------------------------
MANAGEMENT FEES
---------------------------------------- -------------------------------------- --------------------------------------
UTILITIES
---------------------------------------- -------------------------------------- --------------------------------------
ADMINISTRATIVE
---------------------------------------- -------------------------------------- --------------------------------------
MAINTENANCE/REPAIRS
---------------------------------------- -------------------------------------- --------------------------------------
REPLACEMENT RESERVES
---------------------------------------- -------------------------------------- --------------------------------------
RR RELEASES
---------------------------------------- -------------------------------------- --------------------------------------
MISC.
---------------------------------------- -------------------------------------- --------------------------------------
NET EXPENSES
---------------------------------------- -------------------------------------- --------------------------------------
DEPRECIATION
---------------------------------------- -------------------------------------- --------------------------------------
AMORT. / INTEREST
---------------------------------------- -------------------------------------- --------------------------------------
TOTAL EXPENSES
---------------------------------------- -------------------------------------- --------------------------------------


----------------------------------------  --------------------------------------  --------------------------------------
NET OPERATING INCOME
----------------------------------------  --------------------------------------  --------------------------------------
1st MTG. DEBT SERVICE
----------------------------------------  --------------------------------------  --------------------------------------
NET INCOME / LOSS
----------------------------------------  --------------------------------------  --------------------------------------
DEBT COVERAGE
----------------------------------------  --------------------------------------  --------------------------------------



----------------------------------------  --------------------------------------  --------------------------------------
OTHER DEBT
----------------------------------------  --------------------------------------  --------------------------------------
NET INCOME / LOSS
----------------------------------------  --------------------------------------  --------------------------------------
NEW DEBT COVERAGE
----------------------------------------  --------------------------------------  --------------------------------------
EXPENSE RATIO
----------------------------------------  --------------------------------------  --------------------------------------


---------------------------------------------------------------------
COMMENTS:





---------------------------------------------------------------------
This summary was printed on

                                    EXHIBIT J

                     FORM OF MONTHLY DISTRIBUTION STATEMENT




ABN AMRO
LASALLE NATIONAL BANK

Administrator:
Carissa Pogue (800) 246-5761
135 S. Lasalle Street Suite 1740
Chicago, Il 60603

                     GS MORTGAGE SECURITIES CORPORATION II
    GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:

WAC:
WAMM:


                                                                Number of Pages
                                                                ---------------

Table of Contents


TOTAL PAGES INCLUDED IN THIS PACKAGE


Specially Serviced Loan Detail              Appendix A
Modified Loan Detail                        Appendix B
Realized Loss Detail                        Appendix C

INFORMATION IS AVAILABLE FOR THIS ISSUE FROM THE FOLLOWING SOURCES

LaSalle Web Site                           www.Inbabs.com

LaSalle Bulletin Board                     (714) 282-3990
LaSalle ASAP Fax System                    (312) 904-2200

ASAP #:
Monthly Data File Name:

ABN AMRO
LASALLE NATIONAL BANK

Administrator:
Carissa Pogue (800) 246-5761
135 S. Lasalle Street Suite 1740
Chicago, Il 60603

                     GS MORTGAGE SECURITIES CORPORATION II
    GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:

WAC:
WAMM:

              ORIGINAL       OPENING      PRINCIPAL     PRINCIPAL       NEGATIVE     CLOSING     INTEREST
CLASS       FACE VALUE(1)    BALANCE       PAYMENT    ADJ. OR LOSS    AMORTIZATION   BALANCE      PAYMENT
CUSIP        PER $1,000     PER $1,000   PER $1,000    PER $1,000      PER $1,000   PER $1,000  PER $1,000
-----       -------------   ----------   -----------   ----------      ----------   ----------  ----------
INTEREST     PASS-THROUGH
ADJUSTMENT      RATE(2)
PER $1,000    NEXT RATE(3)









----------   -------------  ----------   -----------   ----------      ---------     --------   ----------
0.00         0.00           0.00         0.00          0.00            0.00          0.00       0.00
====         ====           ====         ====          ====            ====          ====       ====

                                                                                 TOTAL P&I PAYMENT          0.00
                                                                                                            ====


Notes:
(1)  N denotes notional balance not included in total
(2)  Interest Paid minus  Interest  Adjustment  minus Deferred  Interest  equals
     Accrual
(3)  Estimated

ABN AMRO
LASALLE NATIONAL BANK

Administrator:
Carissa Pogue (800) 246-5761
135 S. Lasalle Street Suite 1625
Chicago, Il 60674-4107

                     GS MORTGAGE SECURITIES CORPORATION II
    GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:

WAC:
WAMM:

                           OTHER RELATED INFORMATION

                          SERVICER / POOL INFORMATION

BEGINNING   SCHEDULED        UNSCHEDULED      REALIZED      ENDING       SCHEDULED       PREPAYMENT INTEREST
BALANCE      PRINCIPAL        PRINCIPAL        LOSSES      BALANCE       INTEREST     SHORTFALL          EXCESS
-------      ---------        ---------        ------      -------       --------     ---------          ------


             BEGINNING         ENDING           GROSS          W/AVG MONTHS      PREPAYMENT       DISPOSITION
            LOAN COUNT        LOAN COUNT     SERVICING FEES    TO MATURITY       PENALTIES              FEES
            ----------        ----------     --------------    -----------       ---------              ----





                                                            CURRENT           CUMULATIVE
                                                           UNPAID                UNPAID
             CLASS                                         INTEREST             INTEREST
             -----                                         --------             --------










             TOTAL
             -----


ABN AMRO
LaSalle National Bank

Administrator:
 Carissa Pogue (800) 246-5761
 135 S. LaSalle Street Suite 1625
 Chicago, IL 60674-4107

                     GS MORTGAGE SECURITIES CORPORATION II
    GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C1


Statement Date:
Payment Date:
Prior Payment:
Record Date:

                          OTHER RELATED INFORMATION

                                                            BEGINNING    CURRENT                   ENDING
                  P&I ADVANCES MADE BY:                   UNREIMBURSED    PERIOD   REIMBURSED   UNREIMBURSED
                  ---------------------                   ------------    ------   ----------   ------------
    Servicer
    Trustee
    Fiscal Agent
     Total P&I Advances

    SUMMARY OF EXPENSES:
      Current Period Servicing Fees
      Current Period Trustee Fees
      Current Period Special Servicing Fees
      Principal Recovery Fees
      Other Servicing Compensation--Interest on Advances
      Total
      Net Aggregate PPIS Allocable to the Bonds
      Trust Fund Expenses
      Current Realized Losses on Mortgage Loans
      Cumulative Realized Losses on Mortgage Loans

ABN AMRO
LaSalle National Bank


Administrator:
 Carissa Pogue (800) 246-5761
 135 S. LaSalle Street Suite 1625
 Chicago, IL 60674-4107

                     GS MORTGAGE SECURITIES CORPORATION II
    GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:

                           OTHER RELATED INFORMATION

    REO PROPERTY SOLD OF DISPOSED OF DURING THE RELATED
                     COLLECTION PERIOD
                                                 PORTION         FINAL
            REALIZED                           INCLUDED IN     RECOVERY
  LOAN        LOSS         SALE       OTHER     AVAILABLE    DETERMINATION
 NUMBER   ATTRIBUTABLE   PROCEEDS   PROCEEDS      FUNDS          DATE
-------- -------------- ---------- ---------- ------------- --------------
1
2
3
 Totals


REO PROPERTY INCLUDED
     IN THE TRUST
               MOST       AGGREGATE     AGGREGATE       PORTION
              RECENT        AMOUNT        AMOUNT      INCLUDED IN
  LOAN      APPRAISAL       OF NET       OF OTHER      AVAILABLE
 NUMBER     VALUATION       INCOME       REVENUES        FUNDS
--------   -----------   -----------   -----------   ------------
1
2
3
 Totals

ABN AMRO
LaSalle National Bank

Administrator:
 Carissa Pogue (800) 246-5761
 135 S. LaSalle Street Suite 1625
 Chicago, IL 60674-4107

                     GS MORTGAGE SECURITIES CORPORATION II
    GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:


                           OTHER RELATED INFORMATION


 MORTGAGED PROPERTIES THAT BECAME REO DURING
        THE PRECEDING CALENDAR MONTH
                                                            UNPAID
                                      DEBT                 PRINCIPAL
                                     SERVICE     STATED     BALANCE
  LOAN                   PROPERTY   COVERAGE   PRINCIPAL   AS OF REO
 NUMBER   CITY   STATE     TYPE       RATIO     BALANCE      DATE
-------- ------ ------- ---------- ---------- ----------- ----------
Totals

                          APPRAISAL REDUCTION AMOUNTS

                 CURRENT       TOTAL
 LOAN NUMBER      PERIOD     REDUCTION
-------------   ---------   ----------
1
2
3
 Totals                         0.00

ABN AMRO
LASALLE NATIONAL BANK

Administrator:
 Carissa Pogue (800) 246-5761
 135 S. LaSalle Street Suite 1740
 Chicago, IL 60603

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:



                 DELINQ 1 MONTH    DELINQ 2 MONTHS   DELINQ 3+ MONTHS   FORECLOSURE/BANKRUPTCY     REO
 DISTRIBUTION    --------------    ---------------   ----------------   ---------------------- --------------
    DATE          #    BALANCE      #      BALANCE    #      BALANCE     #       BALANCE        #     BALANCE
--------------    ---   --------   ---     -------   ---     --------   ---      --------      ---    -------
    11/18/98       0         0      0         0       0         0        0          0           0        0
                0.00%    0.000%  0.00%    0.000%   0.00%    0.000%    0.00%     0.000%       0.00%   0.000%













                                             CURR WEIGHTED
                 MODIFICATIONS  PREPAYMENTS       AVG.
 DISTRIBUTION    -------------  -----------  --------------
    DATE          #    BALANCE   #  BALANCE  COUPON   REMIT
--------------   ---   -------  --- -------  ------   -----
    11/18/98       0       0      0     0
                0.00%   0.000% 0.00% 0.000%
















 Note: Foreclosure and REO Totals are Included in the Appropriate Delinquency
                                 Aging Category

ABN AMRO
LASALLE NATIONAL BANK

Administrator:
 Carissa Pogue (800) 246-5761
 135 S. LaSalle Street Suite 1740
 Chicago, IL 60603

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:

                            DELINQUENT LOAN DETAIL

                PAID               OUTSTANDING   OUT. PROPERTY                     SPECIAL
DISCLOSURE DOC  THRU  CURRENT P&I      P&I        PROTECTION        ADVANCE       SERVICER     FORECLOSURE
  CONTROL #     DATE   ADVANCE      ADVANCES**     ADVANCES      DESCRIPTION(1) TRANSFER DATE     DATE
--------------  ----  -----------  -----------  ---------------  -------------- -------------  -----------
BANKRUPTCY      DATE
DATE            REO







A. P&I ADVANCE--LOAN IN GRACE PERIOD  1. P&I ADVANCE--LOAN DELINQUENT 1 MONTH   3. P&I ADVANCE--LOAN DELINQUENT 3
MONTHS OR MORE
B. P&I ADVANCE--LATE PAYMENT BUT      2. P&I ADVANCE--LOAN DELINQUENT 2 MONTHS  4. MATURED BALLOON/ASSUMED
SCHEDULED PAYMENT
   LESS THAN  ONE MONTH DELINQ







** Outstanding P&I Advances include the current period P&I Advance

ABN AMRO
LASALLE NATIONAL BANK

Administrator:
 Carissa Pogue (800)-246-5761
135 S. LaSalle Street Suite 1740
Chicago, IL 60603

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1998-C1

Statement Date:
Payment Date:
Prior Payment:
Record Date:

                                  POOL TOTAL


             DISTRIBUTION OF PRINCIPAL BALANCES                            DISTRIBUTION OF PROPERTY TYPES
--------------------------------------------------------------
--------------------------------------------------
 (2) CURRENT SCHEDULED         NUMBER  (2) SCHEDULED  BASED ON                           NUMBER   (2) SCHEDULED
BASED ON
       BALANCES               OF LOANS    BALANCE     BALANCE          PROPERTY TYPES    OF LOANS     BALANCE
BALANCE
----------------------------  -------- -------------  --------         ----------------  -------- -------------
--------
         $0  TO  $   500,000
   $500,000  TO  $ 1,000,000
 $1,000,000  TO  $ 1,500,000
 $1,500,000  TO  $ 2,000,000
 $2,000,000  TO  $ 2,500,000
 $2,500,000  TO  $ 3,000,000
 $3,000,000  TO  $ 3,500,000
 $3,500,000  TO  $ 4,000,000
 $4,000,000  TO  $ 5,000,000
 $5,000,000  TO  $ 6,000,000
 $6,000,000  TO  $ 7,000,000
 $7,000,000  TO  $ 8,000,000
 $8,000,000  TO  $ 9,000,000                                                TOTAL           0
0          0.00%
 $9,000,000  TO  $10,000,000                                           ----------------  -------- -------------
--------
$10,000,000  TO  $11,000,000
$11,000,000  TO  $12,000,000
$12,000,000  TO  $13,000,000                                                   DISTRIBUTION OF MORTGAGE INTEREST
RATES
$13,000,000  TO  $14,000,000
--------------------------------------------------
$14,000,000  TO  $15,000,000                                            CURRENT MORTGAGE   NUMBER  (2) SCHEDULED
BASED ON
$15,000,000   &  ABOVE                                                  INTEREST RATE     OF LOANS    BALANCE
BALANCE
-----------  --  -----------                                            ----------------- -------- -------------
--------
            TOTAL                0          0          0.00 %
----------------------------  -------- -------------  --------          7.000% OR LESS
AVERAGE SCHEDULED BALANCE IS                              0             7.000% TO  7.125%
MAXIMUM SCHEDULED BALANCE IS                              0             7.125% TO  7.375%
MINIMUM SCHEDULED BALANCE IS                              0             7.375% TO  7.625%
                                                                        7.625% TO  7.875%
                                                                        7.875% TO  8.125%
                                                                        8.125% TO  8.375%
                                                                        8.375% TO  8.625%
                                                                        8.625% TO  8.875%
                                                                        8.875% TO  9.125%
                                                                        9.125% TO  9.375%
                                                                        9.375% TO  9.625%
                                                                        9.625% TO  9.875%
                                                                        9.875% TO 10.125%
                                                                        10.125% & ABOVE
                                                                        ----------------- -------- -------------
--------

                                                                           TOTAL             0
0          0.00%
                                                                        ----------------- -------- -------------
--------
                                                                        W/AVG MORTGAGE INTEREST RATE IS
0.0000%
                                                                        MINIMUM MORTGAGE INTEREST RATE IS
0.0000%
                                                                        MAXIMUM MORTGAGE INTEREST RATE IS
0.0000%


              GEOGRAPHIC DISTRIBUTION
 ---------------------------------------------------
                        NUMBER   SCHEDULED  BASED ON
  GEOGRAPHIC LOCATION  OF LOANS   BALANCE   BALANCE
 --------------------  --------  ---------  --------












 --------------------  --------  ---------  --------
       TOTAL                0         0       0.00%

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1988-C1

ABN AMRO                                          Statement Date:
LA SALLE NATIONAL BANK                            Payment Date:
                                                  Prior Payment:
Administrator:                                    Record Date:
Carissa Pogue (800) 246-5761
135 S. LaSalle Street Suite 1740
Chicago, IL 60603






                                  POOL TOTAL

             LOAN SEASONING

                        NUMBER      (2) SCHEDULED    BASED ON
  NUMBER OF YEARS      OF LOANS        BALANCE       BALANCE




                               Weighted Average Seasoning is 0.0


                        DISTRIBUTION OF REMAINING TERM
                               FULLY AMORTIZING

 FULLY AMORTIZING      NUMBER    (2) SCHEDULED   BASED ON
  MORTGAGE LOANS      OF LOANS      BALANCE      BALANCE
 60 months or less
 61 to 120 months
121 to 180 months
181 to 240 months
241 to 360 months
       Total             0            0          0.00%
              Weighted Average Months to Maturity is    0


                             DISTRIBUTION OF DSCR

  DEBT SERVICE
 COVERAGE RATIO     NUMBER    (2) SCHEDULED  BASED ON
       (1)         OF LOANS      BALANCE     BALANCE
0.500 or less
0.500 to 0.625
0.625 to 0.750
0.750 to 0.875
0.875 to 1.000
1.000 to 1.125
1.125 to 1.250
1.250 to 1.375
1.375 to 1.500
1.500 to 1.625
1.625 to 1.750
1.750 to 1.875
1.875 to 2.000
2.000 to 2.125
2.125 & above
Unknown
      Total            0            0          0.00%
Weighted Average Debt Service Coverage Ratio is    0.000


                      DISTRIBUTION OF AMORTIZATION TYPE

                     NUMBER    (2) SCHEDULED  BASED ON
AMORTIZATION TYPE   OF LOANS      BALANCE     BALANCE






       Total            0            0          0.00%

                        DISTRIBUTION OF REMAINING TERM
                                BALLOON LOANS

      BALLOON         NUMBER    (2) SCHEDULED  BASED ON
  MORTGAGE LOANS     OF LOANS      BALANCE     BALANCE
 12 months or less
 13 to 24 months
 25 to 36 months
 37 to 48 months
 49 to 60 months
 61 to 120 months
121 to 180 months
181 to 240 months
       Total             0            0          0.00%
       Weighted Average Months to Maturity is    0


                                  NOI AGING

                   NUMBER    (2) SCHEDULED  BASED ON
    NOI DATE      OF LOANS      BALANCE     BALANCE
1 year or less
1 to 2 years
2 Years or More
Unknown
      Total           0            0          0.00%

------------
(1) Debt Service Coverage Ratios are calculated as described in the prospectus, values are updated periodically as new NOI figures became available from borrowers on an asset level. Neither the Trustee, Servicer, Special Servicer or Underwriter makes any representation as to the accuracy of the data provided by the borrower for this calculation.

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1988-C1

ABN AMRO                                          Statement Date:
LA SALLE NATIONAL BANK                            Payment Date:
                                                  Prior Payment:
Administrator:                                    Record Date:
Carissa Pogue (800) 246-5761
135 S. LaSalle Street Suite 1740
Chicago, IL 60603

                         ABN AMRO ACCT: 99-9999-99-9

                        SPECIALLY SERVICED LOAN DETAIL

                  BEGINNING                                                SPECIALLY
   DISCLOSURE     SCHEDULED      INTEREST     MATURITY      PROPERTY       SERVICED
   CONTROL #       BALANCE         RATE         DATE          TYPE      STATUS CODE (1)     COMMENTS









(1) Legend:

 1) Request for waiver of Prepayment Penalty   4) Loan with Borrower Bankruptcy    7) Loans Paid Off
 2) Payment default                            5) Loan in Process of Foreclosure   8) Loans Returned to Master
Servicer
 3) Request for Loan Modification or Workout   6) Loan now REO Property


                                                                     APPENDIX A

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1988-C1

ABN AMRO                                          Statement Date:
LA SALLE NATIONAL BANK                            Payment Date:
                                                  Prior Payment:
Administrator:                                    Record Date:
Carissa Pogue (800) 246-5761
135 S. LaSalle Street Suite 1740
Chicago, IL 60603

                         ABN AMRO ACCT: 99-9999-99-9

                             MODIFIED LOAN DETAIL

   DISCLOSURE     MODIFICATION      MODIFICATION
   CONTROL #          DATE          DESCRIPTION

                                                                     APPENDIX B

                    GS MORTGAGE SECURITIES CORPORATION II
   GMAC COMMERCIAL MORTGAGE CORP., AS MASTER SERVICER AND SPECIAL SERVICER
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1988-C1

ABN AMRO                                          Statement Date:
LA SALLE NATIONAL BANK                            Payment Date:
                                                  Prior Payment:
Administrator:                                    Record Date:
Carissa Pogue (800) 246-5761
135 S. LaSalle Street Suite 1740
Chicago, IL 60603

                         ABN AMRO ACCT: 99-9999-99-9

                             REALIZED LOSS DETAIL


                                          BEGINNING            GROSS PROCEEDS   AGGREGATE        NET       NET
PROCEEDS
DIST.  DISCLOSURE  APPRAISAL  APPRAISAL   SCHEDULED  GROSS       AS A % OF      LIQUIDATION   LIQUIDATION    AS A
% OF      REALIZED
DATE   CONTROL #   DATE       VALUE       BALANCE    PROCEEDS  SCHED PRINCIPAL  EXPENSES*      PROCEEDS    SCHED.
BALANCE    LOSS







CURRENT
 TOTAL                          0.00                   0.00          0.00
0.00                                       0.00
CUMULATIVE                      0.00                   0.00          0.00
0.00                                       0.00


                                                                     APPENDIX C

* Aggregate liquidation expenses also include outstanding P&I advances and unpaid servicing fees, unpaid trustee fees, etc.

                                   EXHIBIT K-1

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                     FOR TRANSFERS DURING RESTRICTED PERIOD


LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention:        Asset Backed Securities
                  Trust Services Group-GS98-C1

         Re: Transferor of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent, on behalf of the holders of the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, 1998-C1, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________ [Certificate
Principal Amount] [Notional Amount] of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate [Certificate Principal Amount] [Notional Amount] in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest"). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

     In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

                  (1) the offer of the Transferred Interest was not made to a person in the United States;

                  (2) [at the time the buy order was originated, the Transferee was outside the United States or the
                           Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

                  (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a person acting for the account or benefit of a U.S. Person, and upon completion of the transaction, the Transferred Interest will be held with the Depository through [Euroclear] [CEDEL];**

                  (4)      no  directed   selling  efforts  have  been  made  in
                           contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

                  (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

     This certificate and the statements contained herein are made for your benefit and the benefit of the Seller, the Trustee, the Master Servicer and the Fiscal Agent.

                                                     [Name of Transferor]


                                                     By: _______________________
                                                          Name:
                                                          Title:

                                                     Dated:

                                    EXHIBIT K-2

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                      FOR TRANSFERS AFTER RESTRICTED PERIOD


LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention:        Asset Backed Securities
                  Trust Services Group-GS98-C1

         Re: Transferor of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent, on behalf of the holders of the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, 1998-C1, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________ [Certificate
Principal Amount] [Notional Amount] of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate [Certificate Principal Amount] [Notional Amount] in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest"). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

     In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

                  (1) the offer of the Transferred Interest was not made to a person in the United States;

                  (2) [at the time the buy order was originated, the Transferee was outside the United States or the
                           Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

                  (3)      no  directed   selling  efforts  have  been  made  in
                           contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

                  (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

     This certificate and the statements contained herein are made for your benefit and the benefit of the Seller, the Trustee, the Master Servicer and the Fiscal Agent.

                                                     [Name of Transferor]


                                                     By: ______________________
                                                          Name:
                                                          Title:

                                                     Dated:

                                    EXHIBIT L

              FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR TRANSFER
                FROM RULE 144A GLOBAL CERTIFICATE TO REGULATION S
                 GLOBAL CERTIFICATE DURING THE RESTRICTED PERIOD

     (Pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement) LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention:   Asset Backed Securities
             Trust Services Group-GS98-C1

     Re: Transfer of GS Mortgage Securities  Corporation II, Commercial Mortgage
         Pass-Through Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     Reference is hereby made to the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

     This letter relates to US $[_______] aggregate [Certificate Principal Amount] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. __________) to be held with [Euroclear] [CEDEL]* (Common Code No. ____________) through the Depositary.

     In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

                  (1) the offer of the Certificates was not made to a person in the United States,

                  (2) [at the time the buy order was originated, the transferee was outside the United States or the
                           Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States],*

                  (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a Person acting for the account or benefit of a U.S. Person,

                  (4)      no  directed   selling  efforts  have  been  made  in
                           contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable,

                  (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and

                  (6) upon completion of the transaction, the beneficial interest being transferred as described above will be held with the Depository through [Euroclear] [CEDEL].**

     This certificate and the statements contained herein are made for your benefit and the benefit of the Seller, the Trustee, the Master Servicer and the Fiscal Agent.

                                       [Insert Name of Transferor]


                                       By: _________________________
                                           Name:
                                           Title:

                                       Dated:

                                    EXHIBIT M

              FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR TRANSFER
                FROM RULE 144A GLOBAL CERTIFICATE TO REGULATION S
                 GLOBAL CERTIFICATE AFTER THE RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

LaSalle National Bank,
  as Trustee  and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention:  Asset Backed Securities
            Trust Services Group-GS98-C1

     Re: Transfer of GS Mortgage Securities  Corporation II, Commercial Mortgage
         Pass-Through Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     Reference is hereby made to the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

     This letter relates to US $[________] aggregate [Certificate Principal Amount] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. ________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No. ________).

     In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

     (1) the offer of the Certificates was not made to a person in the United States;

     (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

     (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

     (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

     This certificate and the statements contained herein are made for your benefit and the benefit of the Seller, the Master Servicer, the Trustee and the Fiscal Agent.

                           [Insert Name of Transferor]


                                       By: ____________________________
                                           Name:
                                           Title:

                                       Dated:

                                    EXHIBIT N

              FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR TRANSFER
                FROM REGULATION S GLOBAL CERTIFICATE TO RULE 144A
                 GLOBAL CERTIFICATE DURING THE RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(C) of the Pooling and Servicing Agreement)

LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention:  Asset Backed Securities
            Trust Services Group-GS98-C1

     Re: Transfer of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class [____]

     Reference is hereby made to the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer (collectively, the "Servicer"), LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

     This letter relates to US $[________] aggregate [Certificate Principal Amount] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Regulation S Global Certificate (CUSIP No. _______) with [Euroclear] [CEDEL]* (Common Code No. __________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No. ____________).

     In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any jurisdiction.

     This certificate and the statements contained herein are made for your benefit and the benefit of the Seller, the Trustee, the Master Servicer, Fiscal Agent and underwriter and placement agent of the offering of the Certificates.

                                       [Insert Name of Transferor]


                                       By:_______________________________
                                            Name:
                                            Title:

                                       Dated:

                                    EXHIBIT O

                  FORM OF TRANSFER CERTIFICATE FOR REGULATION S
                   GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(D) of the Pooling and Servicing Agreement)

LaSalle National Bank,
  as Trustee and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60674-4107

Attention: Asset Backed Securities
           Trust Services Group-GS98-C1

     Re: Transferor of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Class [____]

Ladies and Gentlemen:

     This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of October 11, 1998 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Seller, Goldman Sachs Mortgage Company, as a Responsible Party, Falcon Financial, LLC, as a Responsible Party, AMRESCO Capital Limited, Inc., as a Responsible Party, AMRESCO Commercial Mortgage Funding, L.P., as a Responsible Party, GMAC Commercial Mortgage Corporation, as Master Servicer and Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent, on behalf of the holders of the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, 1998-C1 in connection with the transfer by _______________ of a beneficial interest of $___________ [Certificate Principal Amount] [Notional Amount] in a Private Global Certificate during the Restricted Period to the undersigned (the "Transferee"). The Transferee desires to beneficially own such transferred interest in the form of the Regulation S Global Certificate. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

     In connection with such transfer, the Transferee does hereby certify that it is not a "U.S. Person" (within the meaning of Rule 902 Regulation S under the Securities Act of 1933, as amended). This certificate and the statements contained herein are made for your benefit and the benefit of the Seller, the Trustee and the Master Servicer.

                                       [Insert Name of Transferor]


                                       By: _______________________________
                                           Name:
                                           Title:

                                       Dated:

                                    EXHIBIT P

                           FORM OF OMNIBUS ASSIGNMENT


     Goldman Sachs Mortgage Company, a New York limited partnership, having an address at 85 Broad Street, New York, New York 10004 (the "Assignor") for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto LaSalle National Bank, a national banking association, as trustee for the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates Series 1998-C1 (the "Assignee"), having an address at 135 South LaSalle Street, Chicago, Illinois 60674-4107, its successors and assigns, all right, title and interest of the Assignor in and to those security instruments described on Schedule A attached hereto (the "Security Instruments"), the related notes described on Schedule A attached hereto (the "Notes"), those certain assignment of leases and rents given in connection therewith, and all of the Assignor's right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Note.

     IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the _____ day of October, 1998.

                                 GOLDMAN SACHS MORTGAGE COMPANY,
                                 a New York limited partnership

                                 By: Goldman Sachs Real Estate Funding Corp.,
                                     a Delaware corporation, its general partner


                                 By: ___________________________________________
                                      Name:
                                      Title:

                                 Dated:


                                 By: ___________________________________________
                                      Name:
                                      Title:

                                   EXHIBIT Q-1

                   FORM OF COMPARATIVE FINANCIAL STATUS REPORT

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-


                                                                         Original Underwriting Information
                                                                         ---------------------------------
                               Last       Ending
                              Property  Scheduled  Paid     Annual   Financial
Prospectus                   Inspection Principal  Thru      Debt     Info as      %     Total        $
 Number     City     State     Date      Balance   Date     Service  of Date     Occ    Revenue     NOI      DSCR



      Prior Full Year Operating Information
      -------------------------------------
   As of Y-E-YYYY                Normalized

  Financial
  Info        %      Total       $
   as of     Occ    Revenue     NOI      DSCR
   Date



          Current Annual Operating Information                             "Actual" YTD Financial Information
          ------------------------------------                             ----------------------------------
    As of Y-E-YYYY                       Normalized                                 Month Reported
 Financial                                                    FS         FS
Info as of       %        Total         $                    Start       End         %         Total        $
   Date         Occ      Revenue       NOI        DSCR       Date       Date        Occ       Revenue      NOI        DSCR


         Net Change
      Current & Basis
                   %
       %         Total
      Occ         Rev        DSCR


Financial Information:
Current Full Year:
Current Full Yr. received with DSC less than 1:
Prior Full Year:
Prior Full Yr. received with DSC less than 1:


               Received                                  Required
Loans                           Balance                               Balance
#              %                $               %        %            $

                                   EXHIBIT Q-2

                      FORM OF DELINQUENT LOAN STATUS REPORT

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-




                                                                                                                      Ending
  Prospectus        Borrower        Property                                        Sq Ft or         Paid to        Scheduled
      ID              Name            Type            City           State            Units            Date          Balance



   Total O/S
      P&I          Total O/S
  Advances to     Expenses to
      Date            Date


                                        Other
    Advances                             Current           Current                              LTM
    (Taxes &            Total            Monthly           Interest           Mat.              NOI
   Insurance)          Exposure            P&I               Rate             Date              Date            LTM NOI


  LTM             Cap Rate
  DSCR            Assigned

                      FORM OF DELINQUENT LOAN STATUS REPORT



                                                                   Value Using     Valuation/        Appraisal,        Loss Using
   Prospectus   Borrower     Property                               NOI & Cap      Appraisal          BPO, or        92% Appraisal
       ID         Name         Type         City     State             Rate           Date         Internal Value        or BPO





              Total Appraisal                                                           Expected
 Estimated       Reduction     Transfer       Resolution           FCL Start            FCL Sale      Workout
Recovery %        Realized       Date            Date                 Date                Date        Strategy      Comments


                                   EXHIBIT Q-3


                  FORM OF HISTORICAL LOAN MODIFICATION REPORT

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-



                                                                 Balance
                                                                   when     Balance at
                                      Modification  Modification  sent to      the
 Prospectus      City       State         or        Effective     Special    Effective    Old Rate    New Rate   # of Months
     ID                                Ext Flag       Date       Servicer     Date






 Old P&I     New P&I        Old
                        Maturity

                   FORM OF HISTORICAL LOAN MODIFICATION REPORT



                                                                                                      Estimated
                                    New              Months for Mod          Realized Loss        Interest Loss to
Prospectus ID       City         Maturity                Change                to Trust                 Trust             Comments


                                   EXHIBIT Q-4

     FORM OF HISTORICAL LOSS ESTIMATE REPORT (REO-SOLD OR DISCOUNTED PAYOFF)

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-



                                                                       Latest
                                                                      Appraisal
Prospectus   Borrower    Property                          % Rec         or      Effective
    ID         Name        Type       City       State       from      Brokers   Date of      Sales
                                                             Sale      Opinion      Sale       Price


 Net Amount    Scheduled    Total P&I     Total       Servicing
 Received      Balance         Paid       Expenses       Fees
    from        (As of      (Advances)  (Outstanding)  Expense
    Sale       Resolution)

     FORM OF HISTORICAL LOSS ESTIMATE REPORT (REO-SOLD OR DISCOUNTED PAYOFF)



                                                                                          Date Loss
  Prospectus                    Property                                  Actual Losses     Passed     Minor Adj to
      ID          Borrower        Type           City       Net Proceeds     Passed        Through         Trust
                    Name                                                     Through



   Date
 Minor Adj                    Loss % of
  Passed       Total Loss     Scheduled
  Through         with         Balance
               Adjustment

                                   EXHIBIT Q-5

                            FORM OF REO STATUS REPORT

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-




                                                                                                       Paid           Ending
  Prospectus        Borrower        Property                                        Sq Ft or           thru         Scheduled
      ID              Name            Type            City           State            Units            Date          Balance



     Total P&I         Total
    Advances to     Expenses to
        Date            Date


    Other
    Advances                                                                   LTM
   (Taxes &                             Current           Maturity            NOI                                LTM
   Insurance)       Total Exposure     Monthly P&I           Date             Date            LTM NOI             DSCR


                    Valuation/
  Cap Rate         Appraisal
   Assigned            Date

                            FORM OF REO STATUS REPORT



                                                                                                      Total       Special
                                                    Value       Appraisal/  Loss Using               Appraisal    Servicing
 Prospectus    Borrower    Property                  using       BPO or        92%      Estimated   Reduction    Transfer
     ID          Name        Type        City      NOI & Cap   Internal     Appraisal   Recovery %   Realized      Date
                                                      Rate       Value       or BPO




    REO          Pending
 Acquisition    Resolution
    Date           Date         Comments

                                   EXHIBIT Q-6

                           FORM OF SERVICER WATCH LIST

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-




                                                                                     Ending
  Prospectus        Borrower        Property                                        Scheduled       Paid thru
      ID              Name            Type            City           State           Balance           Date

  Maturity                     Comment/Reason
    Date          LTM DSCR     on Watch List

                                   EXHIBIT Q-7

                   FORM OF OPERATING STATEMENT ANALYSIS REPORT

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-


As of

PROPERTY OVERVIEW:
    Prospectus Number
    Sched Balance/Paid to Date
    Property Name
    Property Type
    Property Address
    City, State
    Net Rentable Square Feet
    Year Built/Renovated
    Year of Operations           Underwriting        1995           1996           1997         1998 YTD
    Occupancy Rate
    Average Rental Rate

INCOME:
    No. of Months Annualized                                                                  # of months
    Period Ended                 Underwriting        1995           1996           1997         1998 YTD      1997-Base    1997-1996
    Statement Classification         Basis        Normalized     Normalized     Normalized                     Variance    Variance
    Rental Income - Category 1
    Rental Income - Category 2
    Rental Income - Category 3
    Pass Through/Escalations
    Other Income

    Effective Gross Income

OPERATING EXPENSES:
    Real Estate Taxes
    Property insurance
    Utilities
    General and Administration
    Repairs and Maintenance
    Management Fees
    Payroll and Benefits
    Advertising and Marketing
    Professional Fees
    Other Expenses
    Ground Rent

Total Operating Expenses

Operating Expense Ratio

Net Operating Income

    Leasing Commissions
    Tenant Improvements
    Replacement Reserves
    Other Capital Expense
Total Capital Items

NOI after Capital Items

Debt Service (per servicer)
Cash Flow after Debt Service

DSCR (NOI/Debt Service)

DSCR (after reserves\cap exp)

Source of Financial Data:

Income Comments:

Expense Comments:

Capital Items Comments:

                                   EXHIBIT Q-8

                        FORM OF NOI ADJUSTMENT WORKSHEET

                                      CSSA
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-


AS OF MM/DD/YY

PROPERTY OVERVIEW:
   Prospectus Number
   Sched Balance/Paid to Date
   Property Name
   Property Type
   Property Address
   City, State
   Net Rentable Square Feet
   Year Built/Renovated
   Year of Operations       Borrower                       Adjustment         Normalized
   Occupancy Rate
   Average Rental Rate

INCOME:
   No. of Months Annualized                                                   # of months
   Period Ended                 Underwriting                                   1998 YTD
   Statement Classification   Basis                        Normalized
   Rental Income - Category 1
   Rental Income - Category 2
   Rental Income - Category 3
   Pass Through/Escalations
   Other Income

   Effective Gross Income

OPERATING EXPENSES:
   Real Estate Taxes
   Property insurance
   Utilities
   General and Administration
   Repairs and Maintenance
   Management Fees
   Payroll and Benefits
   Advertising and Marketing
   Professional Fees
   Other Expenses
   Ground Rent

Total Operating Expenses

Operating Expense Ratio

Net Operating Income

   Leasing Commissions
   Tenant Improvements
   Replacement Reserves
   Other Capital Expense
Total Capital Items

NOI after Capital Items

Debt Service (per servicer)
Cash Flow after Debt Service

DSCR (NOI/Debt Service)

DSCR (after reserves\cap exp)

Source of Financial Data:

Income Comments:

Expense Comments:

Capital Items Comments:

                                  EXHIBIT Q-9
                           CSSA SURVEILLANCE REPORTS

Type                     Standard                    Difference
                         Categories                  from
                                                     SASCO
                                                     draft

Office:                  INCOME:                     o   Separate Vacancy,
                         Base Rent                       Concessions, Bad Debt
                         Expense Reimbursements          Subtractions
                         Parking Income              o   Clarify Payroll Expense
                         Other Income                    as Unallocated Payroll
                         Less Vacancy                    Expense
                         Less Concessions            o   Add CAM Expense and
                         Less Bad Debt                   delete Janitorial
                                                     o   Add Assumed Lease
                         EXPENSE:                        Obligation Expense
                         Management Fee              o   Add Marketing &
                         Unallocated Payroll             Advertising Expense
                         General & Administrative    o   Add Other under
                         CAM                             CAPEX
                         Repairs & Maintenance
                         Utilities
                         Marketing & Advertising
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Retail:                  INCOME:                     o   Separate Vacancy,
                         Base Rent                       Concessions, Bad Debt
                         Percentage Rent                 Subtractions
                         Expense Reimbursements      o   Add Unallocated Payroll
                         Other Income                    Expense
                         Less Vacancy                o   Add CAM Expense and
                         Less Concessions                delete Janitorial
                         Less Bad Debt               o   Add Other under CAPEX

                         EXPENSE
                         Management Fee
                         Unallocated Payroll
                         General & Administrative
                         CAM
                         Repairs & Maintenance
                         Utilities
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Multifamily:             INCOME:                     o   Make consistent with
                         Base Rent                       FNMA standard
                         Parking Income              o   Delete Storage Income
                         Laundry Income                  and Add Commercial
                         Commercial Income               Income
                         Other Income                o   Separate Vacancy,
                         Less Vacancy                    Concessions, Bad Debt
                         Less Concessions                Subtractions
                         Less Bad Debt               o   Delete Janitorial
                                                         expense
                                                     o   Add Water & Sewer
                         EXPENSE:                    o   Delete Marketing &
                         Management Fee                  Advertising
                         Payroll                     o   Add Other under
                         General & Administrative        CAPEX
                         Repairs & Maintenance
                         Utilities
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Industrial               INCOME:                     o   Separate Vacancy,
and                      Base Rent                       Concessions, Bad Debt
Warehouse:               Expense Reimbursements          Subtractions
                         Other Income                o   Clarify Payroll Expense
                         Less Vacancy                    as Unallocated Payroll
                         Less Concessions                Expense
                         Less Bad Debt               o   Add Other under CAPEX

                         EXPENSE:
                         Management Fee
                         Unallocated Payroll
                         General & Administrative
                         Janitorial
                         Repairs & Maintenance
                         Utilities
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Health Care:             INCOME:                     o   Replace Base Rent with
                         Private Pay                     Private Pay, Medicare,
                         Medicare                        and Medicaid
                         Medicaid                    o   Add Nursing/Medical
                         Nursing/Medical Income          Income
                         Meals Income                o   Add Meals Income
                                                     o   Add Auxiliary Income
                         Other Income                o   Delete Storage Income,
                         Less Vacancy                    Parking Income, and
                         Less Concessions                Laundry Income
                         Less Bad Debt               o   Separate Vacancy,
                                                         Concessions, Bad Debt
                         EXPENSE:                        Subtractions
                         Management Fee              o   Add Nursing Expense,
                         Unallocated Payroll             Meals Expense, and
                         General & Administrative        Auxiliary Expense
                         Janitorial                  o   Clarify Payroll Expense
                         Repairs & Maintenance           as Unallocated Payroll
                         Utilities                       Expense
                         Marketing & Advertising     o   Add Other under
                         Insurance                       CAPEX
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Lodging                  INCOME:                     o   Separate Vacancy,
                         Rooms                           Concessions, Bad Debt
                         Food & Beverage                 Subtractions
                         Phone                       o   Add Reservations Fees
                         Banquet/Conventions             under Expense
                         Other Department Income     Add Banquet/Conventions
                         Other Income                under Expense
                                                     o   Add Unallocated Payroll
                         EXPENSE:                        under Expense
                           Departmental Expense:     o   Add Other under CAPEX
                             Rooms
                             Food & Beverage
                             Phone
                             Banquet/Conventions
                             Other

                           General Expense:
                             Management Fee
                             Franchise Fee
                             Reservations Fees
                             General & Administrative
                             Repairs & Maintenance
                             Unallocated Payroll
                             Utilities
                             Marketing & Advertising
                             Insurance
                             Real Estate Taxes
                             Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Mixed Use                INCOME:                     o   Combine proposed Office
                         Base Rent                       and Retail formats
                         Percentage Rent
                         Expense Reimbursements
                         Parking Income
                         Other Income
                         Less Vacancy
                         Less Concessions
                         Less Bad Debt

                         EXPENSE:
                         Management Fee
                         Unallocated Payroll
                         General & Administrative
                         CAM
                         Repairs & Maintenance
                         Utilities
                         Marketing & Advertising
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Self-storage             INCOME:
                         Base Rent
                         Other Income
                         Less Vacancy
                         Less Concessions
                         Less Bad Debt

                         EXPENSE:
                         Management Fee
                         Unallocated Payroll
                         General & Administrative
                         Repairs & Maintenance
                         Utilities
                         Marketing & Advertising
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Other                    INCOME:                     o   Initial proposed format
                         Rental Income
                         Sales/Servicer Income
                         Expense Reimbursements
                         Other Income
                         Less Vacancy
                         Less Concessions
                         Less Bad Debt

                         EXPENSE:
                         Management Fee
                         Unallocated Payroll
                         General & Administrative
                         Repairs & Maintenance
                         Janitorial
                         Utilities
                         Marketing & Advertising
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

Questions:                                           In general, the CAPEX
                                                     items were kept standard
                                                     across all property types.
                                                     We should discuss whether
                                                     to keep this standardiza-
                                                     tion or remove Leasing
                                                     Commissions and Tenant
                                                     Improvements where not
                                                     really applicable.

Mobile Home Park:        INCOME:                     o  Add Laundry Income
                         Pad Rent                    o  Add Utility Income
                         RV Rent                     o  Separate Vacancy,
                         Rent on Park-owned Homes       Concessions, Bad Debt
                         Laundry Income                 Subtractions
                         Utility Income              o  Delete Contract Services
                         Other Income                o  Add Other under CAPEX
                         Less Vacancy
                         Less Concessions
                         Less Bad Debt

                         EXPENSE:
                         Management Fee
                         Unallocated Payroll
                         General & Administrative
                         Repairs & Maintenance
                         Utilities
                         Marketing & Advertising
                         Insurance
                         Real Estate Taxes
                         Other Expense

                         CAPEX
                         Leasing Commissions
                         Tenant Improvements
                         Replacement Reserves
                         Other

                                  EXHIBIT Q-10
                                CSSA LOAN FILES
       COMMERCIAL REAL ESTATE SECONDARY MARKET SECURITIZATION ASSOCIATION

                             CSSA "LOAN SETUP" FILE
                                   ----------
                              (DATA RECORD LAYOUT)


                                              Field
Field Name                                   Number    Type        Format
----------                                   ------    ----        ------

Transaction Id                                   1        AN      XXX97001
Group Id                                         2        AN      XXX9701A
Loan Id                                          3        AN   00000000012345
Offering Document Loan Id                        4        AN         123
Original Note Amount                             5     Numeric   1000000.00
Original Term Of Loan                            6     Numeric       240
Original Amortization Term                       7     Numeric       360
Original Note Rate                               8     Numeric      0.095
Original Payment Rate                            9     Numeric      0.095
First Loan Payment Due Date                     10        AN      YYYYMMDD
Grace Days Allowed                              11     Numeric       10
Interest Only (Y/N)                             12        AN          Y
Balloon (Y/N)                                   13        AN          Y
Interest Rate Type                              14     Numeric        1
Interest Accrual Method Code                    15     Numeric        1
Interest in Arrears (Y/N)                       16        AN          Y
Payment Type Code                               17     Numeric        1
Prepayment Lock-out End Date                    18        AN      YYYYMMDD
Yield Maintenance End Date                      19        AN      YYYYMMDD
Prepayment Premium End Date                     20        AN      YYYYMMDD
Prepayment Terms Description                    21        AN        Text
ARM Index Code                                  22        AN          A
First Rate Adjustment Date                      23        AN      YYYYMMDD
First Payment Adjustment Date                   24        AN      YYYYMMDD
ARM Margin                                      25     Numeric      0.025
Lifetime Rate Cap                               26     Numeric      0.15
Lifetime Rate Floor                             27     Numeric      0.05
Periodic Rate Increase Limit                    28     Numeric      0.02
Periodic Rate Decrease Limit                    29     Numeric      0.02
Periodic Payment Adjustment Max-%               30     Numeric      0.03
Periodic Payment Adjustment Max-$               31     Numeric     5000.00
Payment Frequency                               32     Numeric        1
Rate Reset Frequency In Months                  33     Numeric        1
Payment Reset Frequency In Months               34     Numeric        1
Rounding Code                                   35     Numeric        1
Rounding Increment                              36     Numeric     0.00125
Index Look Back In Days                         37     Numeric       45
Negative Amortization Allowed (Y/N)             38        AN          Y
Max Negam Allowed (% Of Orig Balance)           39     Numeric      0.075
Maximum Negam Allowed ($)                       40     Numeric    25000.00
Remaining Term At Securitization                41     Numeric       240
Remaining Amortized Term At Securitization      42     Numeric       360
Maturity Date At Securitization                 43        AN      YYYYMMDD
Scheduled Principal Balance At Securitization   44     Numeric   1000000.00
Note Rate At Securitization                     45     Numeric      0.095
Servicer And Trustee Fee Rate                   46     Numeric     0.00025
Fee Rate / Strip Rate 1                         47     Numeric     0.00001
Fee Rate / Strip Rate 2                         48     Numeric     0.00001
Fee Rate / Strip Rate 3                         49     Numeric     0.00001
Fee Rate / Strip Rate 4                         50     Numeric     0.00001
Fee Rate / Strip Rate 5                         51     Numeric     0.00001
Net Rate At Securitization                      52     Numeric     0.00001
Periodic P&I Payment At Securitization          53     Numeric     3000.00
# Of Properties                                 54     Numeric       13
Property Name                                   55        AN        Text
Property Address                                56        AN        Text
Property City                                   57        AN        Text
Property State                                  58        AN        Text
Property Zip Code                               59        AN        Text
Property County                                 60        AN        Text
Property Type Code                              61        AN         MF
Net Square Feet At Securitization               62     Numeric      25000
# Of Units/Beds/Rooms At Securitization         63     Numeric       75
Year Built                                      64        AN        1990
NOI At Securitization                           65     Numeric    100000.00
DSCR At Securitization                          66     Numeric      2.11
Appraisal Value At Securitization               67     Numeric   1000000.00
Appraisal Date At Securitization                68        AN      YYYYMMDD
Physical Occupancy At Securitization            69     Numeric      0.88
Revenue At Securitization                       70     Numeric    100000.00
Operating Expenses At Securitization            71     Numeric    100000.00
Securitization Financials As Of Date            72        AN      YYYYMMDD
Recourse (Y/N)                                  73        AN          Y
Ground Lease (Y/N)                              74        AN          Y
Cross-Collateralized Loan Grouping              75     Numeric      9(3)
Collection Of Escrows (Y/N)                     76        AN          Y
Collection Of Other Reserves (Y/N)              77        AN          Y
Lien Position At Securitization                 78     Numeric        1

Field Name                                       Description
Transaction Id                                   Unique Issue Identification Mnemonic
Group Id                                         Unique Indentification Number Assigned To Each Loan Group Within An Issue
Loan Id                                          Unique Indentification Number Assigned To Each Collateral Item In A Pool
Offering Document Loan Id                        Unique Indentification Number Assigned To Each Collateral Item In The Prospectus
Original Note Amount                             The Mortgage Loan Balance At Inception Of The Note
Original Term Of Loan                            Original Number Of Months Until Maturity Of Loan
Original Amortization Term                       Original Number Of Months Loan Amortized Over
Original Note Rate                               The Note Rate At Inception Of The Note
Original Payment Rate                            Original Rate Payment Calculated On
First Loan Payment Due Date                      First Payment Date On The Mortgage Loan
Grace Days Allowed                               Number Of Days From Due Date Borrower Is Permitted To Remit Payment
Interest Only (Y/N)                              Y=Yes,  N=No
Balloon (Y/N)                                    Y=Yes,  N=No
Interest Rate Type                               1=Fixed, 2=Arm, 3=Step, 9=Other
Interest Accrual Method Code                     1=30/360, 2=Actual/365, 3=Actual/360, 4=Actual/Actual, 5=Actual/366, 6=Simple,
                                                 7=78'S
Interest in Arrears (Y/N)                        Y=Yes,  N=No
Payment Type Code                                See Payment Type Code Legend
Prepayment Lock-out End Date                     Date After Which Loan Can Be Prepaid
Yield Maintenance End Date                       Date After Which Loan Can Be Prepaid Without Yield Maintenance
Prepayment Premium End Date                      Date After Which Loan Can Be Prepaid Without Penalty
Prepayment Terms Description                     Description Of Prepayment Terms (Not To Exceed 50 Characters)
ARM Index Code                                   See Arm Index Code Legend
First Rate Adjustment Date                       Date Note Rate Originally Changed
First Payment Adjustment Date                    Date Payment Originally Changed
ARM Margin                                       Rate Added To Index Used In The Determination Of The Gross Interest Rate
Lifetime Rate Cap                                Maximum Rate That The Borrower Must Pay On An Arm Loan Per The Loan Agreement
Lifetime Rate Floor                              Minimum Rate That The Borrower Must Pay On An Arm Loan Per The Loan Agreement
Periodic Rate Increase Limit                     Maximum Periodic Increase To The Note Rate Allowed Per The Loan Agreement
Periodic Rate Decrease Limit                     Minimum Periodic Increase To The Note Rate Allowed Per The Loan Agreement
Periodic Payment Adjustment Max-%                Maximum Periodic Percentage Increase To The Borrowers P&I Payment Allowed Per
                                                 The Loan Agreement
Periodic Payment Adjustment Max-$                Maximum Periodic Dollar Increase To The Borrowers P&I Payment Allowed Per
                                                 The Loan Agreement
Payment Frequency                                1=Monthly, 3=Quarterly, 6=Semi-Annually, 12=Annually...
Rate Reset Frequency In Months                   1=Monthly, 3=Quarterly, 6=Semi-Annually, 12=Annually...
Payment Reset Frequency In Months                1=Monthly, 3=Quarterly, 6=Semi-Annually, 12=Annually...
Rounding Code                                    Rounding Method For Sum Of Index Plus Margin (See Rounding Code Legend)
Rounding Increment                               Used In Conjunction With Rounding Code
Index Look Back In Days                          Use Index In Effect X Days Prior To Adjustment Date
Negative Amortization Allowed (Y/N)              Y=Yes,  N=No
Max Negam Allowed (% Of Orig Balance)            Maximum Lifetime Percentage Increase To  The Original Balance Allowed
                                                 Per The Loan Agreement
Maximum Negam Allowed ($)                        Maximum Lifetime Dollar Increase To  The Original Balance Allowed
                                                 Per The Loan Agreement
Remaining Term At Securitization                 Remaining Number Of Months Until Maturity Of Loan At Cutoff
Remaining Amortized Term At Securitization       Remaining Number Of Months Loan Amortized Over At Cutoff
Maturity Date At Securitization                  The Scheduled Maturity Date Of The Mortgage Loan At Securitization
Scheduled Principal Balance At Securitization    The Scheduled Principal Balance Of The Mortgage Loan At Securitization
Note Rate At Securitization                      Cutoff Annualized Gross Interest Rate Applicable To The Calculation Of
                                                 Scheduled Interest
Servicer And Trustee Fee Rate                    Cutoff Annualized Fee Paid To The Servicer And Trustee
Fee Rate / Strip Rate 1                          Cutoff Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                 Pass-Through Rate
Fee Rate / Strip Rate 2                          Cutoff Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                 Pass-Through Rate
Fee Rate / Strip Rate 3                          Cutoff Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                 Pass-Through Rate
Fee Rate / Strip Rate 4                          Cutoff Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                 Pass-Through Rate
Fee Rate / Strip Rate 5                          Cutoff Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                 Pass-Through Rate
Net Rate At Securitization                       Cutoff Annualized Interest Rate Applicable To The Calculation Of
                                                 Remittance Interest
Periodic P&I Payment At Securitization           The Periodic Scheduled Principal & Interest Payment
# Of Properties                                  The Number Of Properties Underlying The Mortgage Loan
Property Name                                    If Number Of Properties Is Greater Than  1 Then "Various"
Property Address                                 If Number Of Properties Is Greater Than  1 Then "Various"
Property City                                    If Number Of Properties Is Greater Than  1 Then "Various"
Property State                                   If Number Of Properties Is Greater Than  1 Then "Various"
Property Zip Code                                If Number Of Properties Is Greater Than  1 Then "Various"
Property County                                  If Number Of Properties Is Greater Than  1 Then "Various"
Property Type Code                               If Number Of Properties Is Greater Than  1 Then "Various" (See Property Type
                                                 Code Legend)
Net Square Feet At Securitization                If Number Of Properties Is Greater Than  1 Then "Various"
# Of Units/Beds/Rooms At Securitization          If Number Of Properties Is Greater Than  1 Then "Various"
Year Built                                       If Number Of Properties Is Greater Than  1 Then "Various"
NOI At Securitization                            Net Operating Income At Securitization
DSCR At Securitization                           DSCR At Securitization
Appraisal Value At Securitization                Appraisal Value At Securitization
Appraisal Date At Securitization                 Appraisal Date At Securitization
Physical Occupancy At Securitization             Physical Occupancy At Securitization
Revenue At Securitization                        Revenue At Securitization
Operating Expenses At Securitization             Expenses At Securitization
Securitization Financials As Of Date             Securitization Financials As Of Date
Recourse (Y/N)                                   Y=Yes,  N=No
Ground Lease (Y/N)                               Y=Yes,  N=No
Cross-Collateralized Loan Grouping               All Loans With The Same Numeric Value Are Crossed
Collection Of Escrows (Y/N)                      Y=Yes,  N=No
Collection Of Other Reserves (Y/N)               Y=Yes,  N=No
Lien Position At Securitization                  1=First, 2=Second...

       COMMERCIAL REAL ESTATE SECONDARY MARKET SECURITIZATION ASSOCIATION

                        CSSA "LOAN PERIODIC" UPDATE FILE
                              -------------
                              (DATA RECORD LAYOUT)



Field Name                                      Field Number   Type                      Format

Transaction Id (pool ID)                              1               AN                XXX97001
Group Id (subgroup within a pool)                     2               AN                XXX9701A
Loan Id (loan number)                                 3               AN             00000000012345
Prospectus Id                                         4               AN                   123
Distribution Date                                     5               AN                YYYYMMDD
Current Beginning Scheduled  Balance                  6            Numeric              100000.00
Current Ending Scheduled  Balance                     7            Numeric              100000.00
Paid To Date                                          8               AN                YYYYMMDD
Current Index Rate                                    9            Numeric                0.09
Current Note Rate                                     10           Numeric                0.09
Maturity Date                                         11              AN                YYYYMMDD
Servicer and Trustee Fee Rate                         12           Numeric               0.00025
Fee Rate/Strip Rate 1                                 13           Numeric               0.00001
Fee Rate/Strip Rate 2                                 14           Numeric               0.00001
Fee Rate/Strip Rate 3                                 15           Numeric               0.00001
Fee Rate/Strip Rate 4                                 16           Numeric               0.00001
Fee Rate/Strip Rate 5                                 17           Numeric               0.00001
Net Pass-Through Rate                                 18           Numeric               #VALUE!
Next Index Rate                                       19           Numeric                0.09
Next Note Rate                                        20           Numeric                0.09
Next Rate Adjustment Date                             21              AN                YYYYMMDD
Next Payment Adjustment Date                          22              AN                YYYYMMDD
Scheduled Interest Amount                             23           Numeric               1000.00
Scheduled Principal Amount                            24           Numeric               1000.00
Total Scheduled P&I Due                               25           Numeric               1000.00
Neg am/Deferred Interest Amount                       26           Numeric               1000.00
Unscheduled Principal Collections                     27           Numeric               1000.00
Other Principal Adjustments                           28           Numeric               1000.00
Liquidation/Prepayment Date                           29              AN                YYYYMMDD
Prepayment Penalty/Yield Maint Received               30           Numeric               1000.00
Prepayment Interest Excess (Shortfall)                31           Numeric               1000.00
Liquidation/Prepayment Code                           32           Numeric                  1
Most Recent ASER $                                    33           Numeric               1000.00
Most Recent ASER Date                                 34              AN                YYYYMMDD
Cumulative ASER $                                     35           Numeric               1000.00
Actual Balance                                        36           Numeric              100000.00
Total P&I Advance Outstanding                         37           Numeric               1000.00
Total T&I Advance Outstanding                         38           Numeric               1000.00
Other Expense Advance Outstanding                     39           Numeric               1000.00
Status of Loan                                        40              AN                    1
In Bankruptcy                                         41              AN                    Y
Foreclosure Date                                      42              AN                YYYYMMDD
REO Date                                              43              AN                YYYYMMDD
Bankruptcy Date                                       44              AN                YYYYMMDD
Net Proceeds Received on Liquidation                  45           Numeric              100000.00
Liquidation Expense                                   46           Numeric              100000.00
Realized Loss to Trust                                47           Numeric              10000.00
Date of Last Modification                             48              AN                YYYYMMDD
Modification Code                                     49           Numeric                  1
Modified Note Rate                                    50           Numeric                0.09
Modified Payment Rate                                 51           Numeric                0.09
Preceding Fiscal Year Revenue                         52           Numeric               1000.00
Preceding Fiscal Year Expenses                        53           Numeric               1000.00
Preceding Fiscal Year NOI                             54           Numeric               1000.00
Preceding Fiscal Year Debt Service Amt.               55           Numeric               1000.00
Preceding Fiscal Year DSCR                            56           Numeric                2.55
Preceding Fiscal Year Physical Occupancy              57           Numeric                0.85
Preceding FY Financial As of Date                     58              AN                YYYYMMDD
Second Preceding FY Revenue                           59           Numeric               1000.00
Second Preceding FY Expenses                          60           Numeric               1000.00
Second Preceding FY NOI                               61           Numeric               1000.00
Second Preceding FY Debt Service                      62           Numeric               1000.00
Second Preceding FY DSCR                              63           Numeric                2.55
Sec Preceding FY Physical Occupancy                   64           Numeric                0.85
Sec Preceding FY Financial As of Date                 65              AN                YYYYMMDD
Most Recent Fiscal YTD Revenue                        66           Numeric               1000.00
Most Recent Fiscal YTD Expenses                       67           Numeric               1000.00
Most Recent Fiscal YTD NOI                            68           Numeric               1000.00
Most Recent Fiscal YTD Debt Service                   69           Numeric               1000.00
Most Recent Fiscal YTD DSCR                           70           Numeric                2.55
Most Recent Fiscal YTD Phys. Occ.                     71           Numeric                0.85
Most Recent Fiscal YTD Start Date                     72              AN                YYYYMMDD
Most Recent Fiscal YTD End Date                       73              AN                YYYYMMDD
Most Recent Appraisal Date                            74              AN                YYYYMMDD
Most Recent Appraisal Value                           75           Numeric              100000.00
Workout Strategy Code                                 76           Numeric                  1
Most Recent Spec Service Transfer Date                77              AN                YYYYMMDD
Most Recent Master Service Return Date                78              AN                YYYYMMDD
Date Asset is Expected to Be Resolved                 79              AN                YYYYMMDD
Year Last Renovated                                   80              AN                  1997


Field Name                                      Description
Transaction Id (pool ID)                        Unique Issue Identification Mnemonic
Group Id (subgroup within a pool)               Unique Identification Number Assigned To Each Loan Group Within An Issue
Loan Id (loan number)                           Unique Identification Number Assigned To Each Collateral Item In A Pool
Prospectus Id                                   Unique Identification Number Assigned To Each Collateral Item In The Prospectus
Distribution Date                               Date Payments  Made To Certificateholders
Current Beginning Scheduled  Balance            Outstanding Scheduled Principal Balance At The Beginning Of The Current Period
Current Ending Scheduled  Balance               Outstanding Scheduled Principal Balance At The End Of The Current Period
Paid To Date                                    Due Date Of The Last Interest Payment Received
Current Index Rate                              Index Rate Used In The Determination Of The Current Period Gross Interest Rate
Current Note Rate                               Annualized Gross Rate Applicable To The Calculation Of The Current Period
                                                Scheduled Interest
Maturity Date                                   Date Collateral Is Scheduled To Make Its Final Payment
Servicer and Trustee Fee Rate                   Annualized Fee Paid To The Servicer And Trustee
Fee Rate/Strip Rate 1                           Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                Pass-Through Rate
Fee Rate/Strip Rate 2                           Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                Pass-Through Rate
Fee Rate/Strip Rate 3                           Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                Pass-Through Rate
Fee Rate/Strip Rate 4                           Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                Pass-Through Rate
Fee Rate/Strip Rate 5                           Annualized Fee/Strip Netted Against  Current Note Rate To Determine Net
                                                Pass-Through Rate
Net Pass-Through Rate                           Annualized Interest Rate Applicable To The Calculation Of The Current Period
                                                Remittance Interest
Next Index Rate                                 Index Rate Used In The Determination Of The Next Period Gross Interest Rate
Next Note Rate                                  Annualized Gross Interest Rate Applicable To The Calculation Of The Next Period
                                                Scheduled Interest
Next Rate Adjustment Date                       Date Note Rate Is Next Scheduled To Change
Next Payment Adjustment Date                    Date Scheduled P&I Amount Is Next Scheduled To Change
Scheduled Interest Amount                       Scheduled Gross Interest Payment Due For The Current Period
Scheduled Principal Amount                      Scheduled Principal Payment Due For The Current Period
Total Scheduled P&I Due                         Scheduled Principal And Interest Payment Due For The Current Period
Neg am/Deferred Interest Amount                 Negative Amortization/Deferred Interest Amount Due For The Current Period
Unscheduled Principal Collections               Unscheduled Payments Of Principal Received During The Related Collection Period
Other Principal Adjustments                     Unscheduled Principal Adjustments For The Related Collection Period
Liquidation/Prepayment Date                     Date Unscheduled Payment Of Principal Received
Prepayment Penalty/Yield Maint Received         Additional Payment Required From Borrower Due To Prepayment Of Loan Prior
                                                To Maturity
Prepayment Interest Excess (Shortfall)          Scheduled Gross Interest Applicable To The Prepayment Amount
Liquidation/Prepayment Code                     See Liquidation/Prepayment Codes Legend
Most Recent ASER $                              Excess Of The Principal Balance Over The Defined Appraisal Percentage
Most Recent ASER Date                           Date ASER  Amount Applied To Loan
Cumulative ASER $                               Cumulative ASER Amount
Actual Balance                                  Outstanding Actual Principal Balance At the End of The Current Period
Total P&I Advance Outstanding                   Outstanding P&I Advances At The End Of The Current Period
Total T&I Advance Outstanding                   Outstanding Taxes & Insurance Advances At The End Of The Current Period
Other Expense Advance Outstanding               Other Outstanding Advances At The End Of The Current Period
Status of Loan                                  See Status Of Loan Legend
In Bankruptcy                                   Bankruptcy Status Of Loan (If In Bankruptcy "Y", Else "N")
Foreclosure Date                                Date Of Foreclosure
REO Date                                        Date Of REO
Bankruptcy Date                                 Date of Bankruptcy
Net Proceeds Received on Liquidation            Net Proceeds Received On Liquidation To Be Remitted To The Trust Per
                                                The Trust Documentation
Liquidation Expense                             Expenses Associated With The Liquidation To Be Netted From The Trust Per
                                                The Trust Documentation
Realized Loss to Trust                          Liquidation Balance Less Net Liquidation Proceeds Received
Date of Last Modification                       Date Loan Was Modified
Modification Code                               See Modification Codes Legend
Modified Note Rate                              Note Rate Loan Modified To
Modified Payment Rate                           Payment Rate Loan Modified To
Preceding Fiscal Year Revenue                   Preceding Fiscal Year Revenue
Preceding Fiscal Year Expenses                  Preceding Fiscal Year Expenses
Preceding Fiscal Year NOI                       Preceding Fiscal Year Net Operating Income
Preceding Fiscal Year Debt Service Amt.         Preceding Fiscal Year Debt Service Amount
Preceding Fiscal Year DSCR                      Preceding Fiscal Year Debt Service Coverage Ratio
Preceding Fiscal Year Physical Occupancy        Preceding Fiscal Year Physical Occupancy
Preceding FY Financial As of Date               Preceding Fiscal Year Financial As Of Date
Second Preceding FY Revenue                     Second Preceding Fiscal Year Revenue
Second Preceding FY Expenses                    Second Preceding Fiscal Year Expenses
Second Preceding FY NOI                         Second Preceding Fiscal Year Net Operating Income
Second Preceding FY Debt Service                Second Preceding Fiscal Year Debt Service
Second Preceding FY DSCR                        Second Preceding Fiscal Year Debt Service Coverage Ratio
Sec Preceding FY Physical Occupancy             Second Preceding Fiscal Year Physical Occupancy
Sec Preceding FY Financial As of Date           Second Preceding Fiscal Year Financial As Of Date
Most Recent Fiscal YTD Revenue                  Most Recent Fiscal Year To Date Revenue
Most Recent Fiscal YTD Expenses                 Most Recent Fiscal Year To Date Expenses
Most Recent Fiscal YTD NOI                      Most Recent Fiscal Year To Date Net Operating Income
Most Recent Fiscal YTD Debt Service             Most Recent Fiscal Year To Date Debt Service
Most Recent Fiscal YTD DSCR                     Most Recent Fiscal Year To Date Debt Service Coverage Ratio
Most Recent Fiscal YTD Phys. Occ.               Most Recent Fiscal Year To Date Physical Occupancy
Most Recent Fiscal YTD Start Date               Most Recent Fiscal Year To Date Start Date
Most Recent Fiscal YTD End Date                 Most Recent Fiscal Year To Date End Date
Most Recent Appraisal Date                      The Date Of The Latest  Available Appraisal For The Property
Most Recent Appraisal Value                     The Latest  Available Appraisal Value For The Property
Workout Strategy Code                           See Workout Strategy Codes Legend
Most Recent Spec Service Transfer Date          Date Transferred To The Special Servicer
Most Recent Master Service Return Date          Date Returned To The Master Servicer
Date Asset is Expected to Be Resolved           Date Asset Is Expected To Be Resolved
Year Last Renovated                             Year Property Last Renovated

       COMMERCIAL REAL ESTATE SECONDARY MARKET SECURITIZATION ASSOCIATION
                              CSSA "PROPERTY" FILE
                                    --------
                              (DATA RECORD LAYOUT)


                                          Field
Field Name                                Number   Type     Format
----------                                ------   ----     ------
Transaction Id                              1       AN        XXX97001
Loan Id                                     2       AN     00000000012345
Prospectus Loan ID                          3       AN          123
Property ID                                 4       AN        1001-001
Distribution Date                           5       AN        YYYYMMDD
Cross-Collateralized Loan Grouping          6     Numeric       9(3)
Property Name                               7       AN          Text
Property Address                            8       AN          Text
Property City                               9       AN          Text
Property State                              10      AN          Text
Property Zip Code                           11      AN         30303
Property County                             12      AN          Text
Property Type Code                          13      AN           MF
Year Built                                  14      AN          YYYY
Year Last Renovated                         15      AN          YYYY
Net Square Feet At Securitization           16    Numeric      25000
# Of Units/Beds/Rooms At Securitization     17    Numeric        75
Property Status                             18      AN           1
Allocated Percentage of Loan at
Securitization                              19    Numeric       0.75
Current Allocated Percentage                20    Numeric       0.75
Current Allocated Loan Amount               21    Numeric     5900900
Ground Lease (Y/N)                          22      AN           N
Other Escrow / Reserve Balances             23    Numeric      25000
Most Recent Appraisal Date                  24      AN        YYYYMMDD
Most Recent Appraised Value                 25    Numeric     10000000
Date Asset is Expected to Be Resolved       26      AN        YYYYMMDD
Foreclosure Date                            27      AN        YYYYMMDD
REO Date                                    28      AN        YYYYMMDD
Occupancy %                                 29    Numeric       0.75
Occupancy Date                              30    Numeric     YYYYMMDD
Date Lease Rollover Review                  31      AN        YYYYMMDD
% Sq. Feet expiring 1-12 months             32    Numeric       0.20
% Sq. Feet expiring 13-24 months            33    Numeric       0.20
% Sq. Feet expiring 25-36 months            34    Numeric       0.20
% Sq. Feet expiring 37-48 months            35    Numeric       0.20
% Sq. Feet expiring 49-60 months            36    Numeric       0.20
Largest Tenant (Tenant Name)                37      AN          Text
Square Feet of Largest Tenant               38    Numeric      15000
2nd Largest Tenant (Tenant Name)            39      AN          Text
Square Feet of 2nd Largest Tenant           40    Numeric    15000.000
3rd Largest Tenant (Tenant Name)            41      AN          Text
Square Feet of 3rd Largest Tenant           42    Numeric      15000
Fiscal Year End Month                       43    Numeric        12
Securitization Financials As Of Date        44      AN        YYYYMMDD
Revenue At Securitization                   45    Numeric    1000000.00
Operating Expenses At Securitization        46    Numeric    1000000.00
NOI At Securitization                       47    Numeric    1000000.00
DSCR At Securitization                      48    Numeric       1.5
Appraisal Value At Securitization           49    Numeric    1000000.00
Appraisal Date At Securitization            50      AN        YYYYMMDD
Physical Occupancy At Securitization        51    Numeric
Date of Last Inspection                     52      AN        YYYYMMDD
Preceding FY Financial As of Date           53      AN        YYYYMMDD
Preceding Fiscal Year Revenue               54    Numeric    1000000.00
Preceding Fiscal Year Expenses              55    Numeric    1000000.00
Preceding Fiscal Year NOI                   56    Numeric    1000000.00
Preceding Fiscal Year Debt Service Amt      57    Numeric    1000000.00
Preceding Fiscal Year DSCR                  58    Numeric       1.3
Preceding Fiscal Year Physical Occupancy    59    Numeric       0.9
Sec Preceding FY Financial As of Date       60      AN        YYYYMMDD
Second Preceding FY Revenue                 61    Numeric    1000000.00
Second Preceding FY Expenses                62    Numeric    1000000.00
Second Preceding FY NOI                     63    Numeric    1000000.00
Second Preceding FY Debt Service            64    Numeric    1000000.00
Second Preceding FY DSCR                    65    Numeric       1.3
Second Preceding FY Physical Occupancy      66    Numeric       0.90


Field Name                                            Description
----------                                            -----------
Transaction Id                                         Unique Issue Identification Mnemonic
Loan Id                                                Unique Indentification Number Assigned To Each Collateral Item In A Pool
Prospectus Loan ID                                     Unique Indentification Number Assigned To Each Collateral Item In
                                                       The Prospectus
Property ID                                            Should contain Prospectus ID and property identifier, e.g., 1001-001,
                                                       1000-002
Distribution Date
Cross-Collateralized Loan Grouping                     All Loans With The Same Numeric Value Are Crossed
Property Name
Property Address
Property City
Property State
Property Zip Code
Property County
Property Type Code
Year Built
Year Last Renovated
Net Square Feet At Securitization                      RT, IN, WH, OF, MU, SS, OT - SF
# Of Units/Beds/Rooms At Securitization                MF, MHP, LO, HC - Units
Property Status                                        1=FCL, 2-REO, 3=Defeased, 4=partial Releases, 5=Released, 6=Same as at Securitization
Allocated Percentage of Loan at Securitization         Issuer to allocate loan % attributable to property for multi-property loans
Current Allocated Percentage                           Calculation based on Current Allocated Loan Amount and Current SPB for associated loan
Current Allocated Loan Amount                          Maintained by servicer
Ground Lease (Y/N)                                     Either Y=Yes, S=Subordinate, N=No ground lease
Other Escrow / Reserve Balances
Most Recent Appraisal Date
Most Recent Appraised Value
Date Asset is Expected to Be Resolved                  Could be different dates for different properties if foreclosing
Foreclosure Date
REO Date
Occupancy %                                            Map to Most Recent Fiscal YTD Physical Occupancy in CSSA, multiply times
                                                       Current Allocated %
Occupancy Date
Date Lease Rollover Review                             Roll over review to be completed every 12 months
% Sq. Feet expiring 1-12 months
% Sq. Feet expiring 13-24 months
% Sq. Feet expiring 25-36 months
% Sq. Feet expiring 37-48 months
% Sq. Feet expiring 49-60 months
Largest Tenant (Tenant Name)                           For Office, WH, Retail, Industrial, *Only if disclosed in the offering document
Square Feet of Largest Tenant
2nd Largest Tenant (Tenant Name)                       For Office, WH, Retail, Industrial, *Only if disclosed in the offering document
Square Feet of 2nd Largest Tenant
3rd Largest Tenant (Tenant Name)
Square Feet of 3rd Largest Tenant
Fiscal Year End Month                                  Needed to indicate month ending for borrower's Fiscal Year
Securitization Financials As Of Date
Revenue At Securitization
Operating Expenses At Securitization
NOI At Securitization
DSCR At Securitization                                 Multiply times the Allocated % at Securitization
Appraisal Value At Securitization
Appraisal Date At Securitization
Physical Occupancy At Securitization                   Multiply times the Allocated % at Securitization
Date of Last Inspection
Preceding FY Financial As of Date
Preceding Fiscal Year Revenue
Preceding Fiscal Year Expenses
Preceding Fiscal Year NOI
Preceding Fiscal Year Debt Service Amt
Preceding Fiscal Year DSCR                             Multiply times the Allocated % at Securitization
Preceding Fiscal Year Physical Occupancy               Multiply times the Allocated % at Securitization
Sec Preceding FY Financial As of Date
Second Preceding FY Revenue
Second Preceding FY Expenses
Second Preceding FY NOI
Second Preceding FY Debt Service
Second Preceding FY DSCR
Second Preceding FY Physical Occupancy


Field Name                                      Relationship to Corresponding CSSA 100.1 Field
----------                                      ----------------------------------------------
Transaction Id                                  Same as CSSA Loan File
Loan ID                                         Same as CSSA Loan File
Prospectus Loan ID                              Same as CSSA Loan File
Property ID
Distribution Date                               Same as CSSA Loan File
Cross-Collateralized Loan Grouping
Property Name                                   If Multi-Prop, no rollup to CSSA Loan File.  Populate S55 with "Various."
Property Address                                If Multi-Prop, no rollup to CSSA Loan File.  Populate S56 with "Various."
Property City                                   If Multi-Prop, and all same then populate S57 with City, otherwise, "Various".
                                                Missing info= "incomplete"
Property State                                  If Multi-Prop, and all same then populate S58 with State, otherwise, "Various".
                                                Missing info= "incomplete"
Property Zip Code                               If Multi-Prop, and all same then populate S59 with Zip, otherwise, "Various".
                                                Missing info= "incomplete"
Property County                                 If Multi-Prop, and all same then populate S60 with County, otherwise, "Various".
                                                Missing info= "incomplete"
Property Type Code                              If Multi-Prop and all same then populate S61 with property type otherwise "Various".
                                                Missing Info ="incomplete"
Year Built                                      If Multi-Prop, and all same then populate S64 with year otherwise, "000000".
Year Last Renovated                             If Multi-Prop, and all same then populate P80 with year otherwise, "000000".
Net Square Feet At Securitization               Roll-up to loan file if populated. If missing one or more than populate with "00000"
# Of Units/Beds/Rooms At Securitization         Roll-up to loan file if populated. If missing one or more than populate with "00000"
Property Status                                 If multi-prop and all same than populate CSSA Loan file with property, status, otherwise various.
Allocated Percentage of Loan at Securitization  No field needed in Cssa Loan file
Current Allocated Percentage                    No field needed in Cssa Loan file
Current Allocated Loan Amount                   Roll-up to Current Ending SPB  (P7)
Ground Lease (Y/S/N)                            If any property is Y, or S then S74=Y
Other Escrow / Reserve Balances                 If any property populated, then S77=Y
Most Recent Appraisal Date                      If Multi-Prop, and all same then populate P74 with date, otherwise, "000000".
Most Recent Appraisal Value                     Roll-up to CSSA Loan File if populated. If missing any appraisal value, than populate P75 with "000000)
Date Asset is Expected to Be Resolved           If Multi-Prop, latest date from affiliated properties for P79.
Foreclosure Date                                If Multi-Prop, and all same then populate P42 with date, otherwise, "000000".

REO Date                                        If Multi-Prop, and all same then populate P43 with date, otherwise, "000000".
Occupancy %                                     [Weighted Average]  For P71=Sum((Curr. Allocated % Prop A) *(Occupancy Prop A)...
                                                (Curr. Allocated % Prop Z) * (Occupancy Prop Z)).  If missing one, then, "00000"
Occupancy Date                                  If Multi-Prop, and all same then populate with date, otherwise, "various+K62".
Date Lease Rollover Review                      No Roll up to the CSSA loan format.
% Sq. Feet expiring 1-12 months                 No Roll up to the CSSA loan format.
% Sq. Feet  expiring 13-24 months               No Roll up to the CSSA loan format.
% Sq. Feet expiring 25-36 months                No Roll up to the CSSA loan format.
% Sq. Feet  expiring 37-48 months               No Roll up to the CSSA loan format.
% Sq. Feet  expiring 49-60 months               No Roll up to the CSSA loan format.
Largest Tenant                                  No Roll up to the CSSA loan format.
Square Feet of Largest Tenant                   No Roll up to the CSSA loan format.
2nd Largest Tenant                              No Roll up to the CSSA loan format.
Square Feet of 2nd Largest Tenant               No Roll up to the CSSA loan format.
3rd Largest Tenant                              No Roll up to the CSSA loan format.
Square Feet of 3rd Largest Tenant               No Roll up to the CSSA loan format.
Fiscal Year End Month                           No Roll up to the CSSA loan format.
Securitization Financials As Of Date            If Multi-Prop, and all same then populate S72 with date, otherwise, "000000".
Revenue At Securitization                       Roll up to the CSSA Loan Format, if missing any properties populate S70 with "0000"
Operating Expenses At Securitization            Roll up to the CSSA Loan Format, if missing any properties populate S71 with "0000"
NOI At Securitization                           Roll up to the CSSA Loan Format, if missing any properties populate S85 with "0000"
DSCR At Securitization                          [Weighted Average]  S66=Sum((Allocated % at Sec. Prop A) *(DSCR Prop A)...
                                                ((Allocated % at Sec. Prop Z) * (DSCR  Prop Z).  If missing one, "00000"
Appraisal Value At Securitization               Roll up to the CSSA Loan Format, if missing any properties populate S70 with "0000"
Appraisal Date At Securitization                If Multi-Prop, and all same then populate S68 with date, otherwise, "000000".
Physical Occupancy At Securitization            Weighted Average
Date of Last Inspection

Preceding FY Financial As of Date               If Multi-Prop, and all same then populate P58 with date, otherwise, "000000+K23K46".
                                                K1
Preceding Fiscal Year Revenue                   No Roll up to the CSSA loan format.
Preceding Fiscal Year Expenses                  No Roll up to the CSSA loan format.
Preceding Fiscal Year NOI                       No Roll up to the CSSA loan format.
Preceding Fiscal Year Debt Service Amt.         No Roll up to the CSSA loan format.
Preceding Fiscal Year DSCR                      No Roll up to the CSSA loan format.
Preceding Fiscal Year Physical Occupancy        No Roll up to the CSSA loan format.
Sec Preceding FY Financial As of Date           No Roll up to the CSSA loan format.
Second Preceding FY Revenue                     No Roll up to the CSSA loan format.
Second Preceding FY Expenses                    No Roll up to the CSSA loan format.
Second Preceding FY NOI                         No Roll up to the CSSA loan format.
Second Preceding FY Debt Service                No Roll up to the CSSA loan format.
Second Preceding FY DSCR                        No Roll up to the CSSA loan format.
Sec Preceding FY Physical Occupancy             No Roll up to the CSSA loan format.

                                  EXHIBIT Q-11
                               CSSA PROPERTY FILE

                        CSSA STANDARD INFORMATION PACKAGE


                                Executive Summary

The CSSA Post Issuance Committee presents the CSSA Standard Information Package for CMBS transactions. This Package combines old and new standards. There are 3 parts to the information package:

1)  The CSSA Surveillance Reports
2)  The CSSA Loan Files; a "Setup" file & a "Monthly Update" file.
3)  The CSSA Property File

** Note - In the future the committee will discuss the inclusion of a fourth part, the CSSA Financial. This file will furnish the reader with the operating system in a file format.

The  CSSA  Surveillance   Reports  are  provided  in  addition  to  the  regular
certificate holders remittance reports by the trustee. The surveillance reports can be divided into three types of reports:

1)   Property Financial Statement Reports; Comparative Financial Report
                                       Operating Statement
                                       NOI Adjustment Worksheet

2)   Status Reports;                   Watch List Report


The top line of each report contains codes that ties the CSSA loan file to the report data. For instance S4 means the 4th line of the CSSA loan setup file. "S" signifies set-up; "P" is for periodic update.

Part 2 and 3 of the CSSA Standard Information Package provides the investor with Standard files at the time of securitization and each following month. The prospectus should include the CSSA Loan Set up file and CSSA Property file on the diskette. Subsequently each month the trustee will post on their bulletin board or internet web site a copy of the CSSA Loan Update file and a new copy of the property file.

The loan file provided at issuance contains all the information as of closing. Then an update file with current balance, rate, maturity date, and so forth will be provided each following month.

The CSSA Property file provided at closing comprises all of the information related to the property such as location, type, DSCR, NOI, Revenue. This file, updated with any changes in DSCR, NOI, occupancy, allocated loan amounts, etc. will be provided on the remittance day of each month.

                          Reporting For Securitization

     The following reports are the standard CMBS reports. They are usually shown as an exhibit in the prospectus. Depending on the deal they are completed by either the master or special servicer and distributed by the trustee and sometimes accessible from the master servicer.

1.   Comparative Financial Status Report:
     o to the extent provided by the related Mortgagor, among other things the occupancy, revenue, net operating income and debt service coverage ratio for each of the three periods;
          (i)   the most current available year-to-date
          (ii)  the previous two full fiscal years and
          (iii) the  "base  year"   (representing   the   original  underwriting
                information used as of the cut-off Date)

2.   Operating Statement Analysis Report:
     o    Prepared by the  servicer or special  servicer for each loan showing a
          comparison   of   the   related   Mortgagors    financial   statements
          "Normalized":
          (i)   base year (underwriters numbers)
          (ii)  the previous two full years "normalized"
          (iii) the current year "normalized"
          (iv)  and any year to date information or trailing 12 months

3.   NOT Adjustment Worksheet:
     o Within 30 days of receipt of the annual operating statement by the Servicer (or 10 days of receipt by the Special Servicer with respect to any specially serviced loan). Showing the methodology used to normalize the borrowers numbers. The "Normalized" numbers are then placed in the "current year" column of the "Operating Statement Analysis Report".

4.   Watch List:
     o    any loan in jeopardy of becoming a specially serviced loan.
          (i)   drop in annual debt service coverage or trailing 12 months
          (ii)  approaching maturity
          (iii) loss of major tenant or major tenant in bankruptcy
          (iv)  servicer may put any loan on watch.
     o Loans can be removed from the watch list when determined it is not in jeopardy of becoming specially serviced.

5.   Delinquent Loan Status Report:
     o those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation for such report:
          (i)   delinquent 30-59 days
          (ii)  delinquent 60-89 days
          (iii) delinquent 90 days or more
          (iv) current but specially serviced or in foreclosure but not REO property.

6.   REO Status Report:
     o with respect to REO property that was included in the Trust Fund as of the close of business on the Determination Date:
          (i)   the acquisition date of such REO property
          (ii) the amount of income collected with respect to any REO property net or expenses
          (iii) the value of the REO property based on the most recent appraisal or other valuation thereof available to the servicer as of such date of determination (including any prepared internally by the Special Servicer)

7.   Historical Loan Modification Report:
     o those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report:
          (i) describes all loans that have been modified or the maturity date has been extended, both for the current period and historically
          (ii) lists all realized losses taken by the trust as well as an estimate of potential losses because of an interest rate change, set forth on a Mortgage Loan-by-Mortgage Loan basis.
          (iii) since the Cut-Off Date, showing the original and the revised terms.

8.   Historical Loss Estimate Report:
     o those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report:
          (i) the aggregate amount of liquidation proceeds and liquidation expenses both for the current period and historically
          (ii) the amount of Realized Losses occurring during the related prepayment period and historically, set forth on a Mortgage Loan-by-Mortgage Loan basis.


                               Using the Reporting

Debt Service Reports
--------------------
      Level 1
      -------
                                    Compares normalized DSC, NOI and Revenue
    Comparative Financial           fiscal year end information to underwriting.
               "monthly"            In spread sheet format. One line per
                                    property. Used to target loans for a closer look.

          Level 2
          -------
                                       A property level summary of the borrowers
        Operating Statement            normalized current financial information
                                       compared to underwriting as well as year
                 "quarterly"           to date. Shows revenue and standard
                                       expense line items. One page per property showing revenue and expense details.

               Level 3
               -------
                                          Each year the servicer "normalizes"
               NOI Adjustment Worksheet   the Operating Statement numbers and
                                          this shows any changes the servicer
                      "annually"          made to normalize.  It explains the
                                          difference between the borrowers
                                          statement and the operating statement.

Status Reports:
--------------

                                     Prepared by the servicer to list all loans
              Watch List             that are in jeopardy of becoming specially
               "monthly"             serviced.

                            Where is the Information?

On each deal the servicers and trustees have different methods of providing the information. This is good because they are all competing to provide information in the best way but bad because it is confusing to the investor. The information provided can even be different for each deal within each servicer. Technology is constantly improving and everyone keeps adding new information and new ways to access the information.


Where to find the information out there!

================================================================================
Trustee
      --------------      --------------        ---------------------------
      Download File         Certificate         For all other Information
        CSSA Loan         Holder Reports          Call the Administrator
      CSSA Property
      --------------      --------------        ---------------------------


      --------------      --------------          -----------------------
      Bulletin Board         Fax System                  Internet
      --------------      --------------          -----------------------
      Bankers Trust            Chase                   State Street
          Chase               LaSalle
         LaSalle            State Street
       State Street

================================================================================
Servicer

     ---------------      ------------------        --------------------------
     Dial Up System            Internet             Must Call for Additional
                                                           Information
                          (not for all deals
                              serviced)
     ---------------      ------------------        --------------------------
         Midland               AMRESCO                   Bankers Trust*
                                BOMCC                    Bank of America
          GE**               First Union                       GE
                               Midland                        GMAC
                                                             Mellon
                                                         Pacific Mutual

* Sold servicing to Mellon
** Used by Rating agencies and special servicers only

FUTURE REPORTING VISION
                                (Can it happen?)


                           CSSA Deal Information Page
                  --------------------------------------------
                    (List of all CMBS Deals)-currently exists
                  --------------------------------------------


                              Select Any CMBS Deal
             (the following information does not exist at this time)
             -------------------------------------------------------

                            Gives General Information
             1)   Trustee   (Click   and   jumps  to  web  site)  -  Give
                  Administrator's phone number
             2)   Servicer (Click and jumps to web  site)
             3)   Special  Servicer
             4)   Underwriter
             5)   Rating Agencies (Click and jumps to web site)
             6)   What  information is available  and where
             (This will describe how to get to this information)
                  a)  Certificate Holder Reports
                  b)  CSSA "Loan" File
                  c)  CSSA "Property" File
                  d)  Debt service reports (Comparative, Operating & NOI)
                  e)  Status reports(Watch)
             6)   Other Information





                                     Dated:

                                    EXHIBIT R
                        FORM OF ABN AMRO LETTER OF CREDIT


ABN AMRO BANK N.V.

OCTOBER 27, 1998


ISSUING BANK:              ABN AMRO BANK, N.V. NEW YORK TRADE PROCESSING CENTER
                           335 MADISON AVENUE
                           NEW YORK, NEW YORK  10017


EFFECTIVE DATE:            OCTOBER 29, 1998


APPLICANT:                 THE GOLDMAN SACHS GROUP, L.P.
                           10 HANOVER SQUARE - 20TH FLOOR
                           NEW YORK, NEW YORK   10005
                           ATTN:  MADELINE A. GILLIGAN


ACCOUNT PARTY:             GS MORTGAGE SECURITIES CORPORATION II
                           85 BROAD STREET
                           NEW YORK, NEW YORK  10004
                           ATTN:  MR. MARVIN KABATZNICK


BENEFICIARY:           LASALLE NATIONAL BANK AS TRUSTEE FOR THE HOLDERS
                       OF GS MORTGAGE SECURITIES CORPORATION II
                       COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                       SERIES 1998-C1, OR ANY SUCCESSOR TRUSTEE FOR SUCH HOLDERS
                       135 S. LASALLE STREET, SUITE 1825, 18TH FLOOR
                       CHICAGO, ILLINOIS    60674
                       ATTN:  ASSET-BACKED SECURITIES TRUST SERVICES
                       MR. RUSSELL GOLDENBERG
                       TELEPHONE NO.:  312-904-732
                       FAX NO.: 312-904-2084


DEAR SIR OR MADAM:


BY ORDER OF GS MORTGAGE SECURITIES CORPORATION II WE HAVE ESTABLISHED THIS IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER SN20539 IN FAVOR OF THE BENEFICIARY FOR DRAWING(S) UP TO, BUT NOT MORE THAN, USD2,990,126.00 EFFECTIVE OCTOBER 29, 1998, AND EXPIRING APRIL 29, 1999 AT THE COUNTERS OF ABN AMRO BANK N.V., NEW YORK TRADE PROCESSING CENTER UPON OUR CLOSE OF BUSINESS (I.E. 5:00 PM NEW YORK CITY TIME).


WE HEREBY UNDERTAKE TO HONOR PROMPTLY THE BENEFICIARY'S SIGHT DRAFT(S) DRAWN ON ABN AMRO BANK N.V., NEW YORK TRADE PROCESSING CENTER IN STRICT CONFORMITY WITH THIS CREDIT, INDICATING OUR CREDIT NUMBER SN20523, FOR AN AMOUNT UP TO BUT NOT TO EXCEED THE TOTAL VALUE OF THIS LETTER OF CREDIT, ACCOMPANIED BY THE BENEFICIARY'S STATEMENT PURPORTEDLY SIGNED BY AN OFFICER READING AS FOLLOWS:


"THE AMOUNT OF THE DRAFT ACCOMPANYING THIS STATEMENT REPRESENTS AN AMOUNT TO WHICH WE ARE ENTITLED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT, DATED AS OF OCTOBER 11, 1998, RELATING TO THE GS MORTGAGE SECURITIES CORPORATION II COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-C1."


EXCEPT AS EXPRESSLY STATED HEREIN THIS UNDERTAKING IS NOT SUBJECT TO ANY CONDITION OR QUALIFICATION. THE OBLIGATION OF THE BANK UNDER THIS LETTER OF CREDIT SHALL BE THE INDIVIDUAL OBLIGATION OF THE BANK, IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO.


PARTIAL DRAWINGS ARE PERMITTED.


SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS LETTER OF CREDIT, KINDLY DIRECT YOUR COMMUNICATION TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT, MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NUMBER SN 20523.


THIS  LETTER OF CREDIT IS  SUBJECT  TO THE  UNIFORM  CUSTOMS  AND  PRACTICE  FOR
DOCUMENTARY   CREDITS  (1993  REVISION),   INTERNATIONAL   CHAMBER  OF  COMMERCE
PUBLICATION NO. 500.


TRULY YOURS,
ABN AMRO BANK N.V.


_______________________________             ____________________________________
AUTHORIZED SIGNATURE                        AUTHORIZED SIGNATURE



----------

* Only to be filled out by Purchasers of Individual Certificates. Please select (a) or (b).

* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

**       Select appropriate depository.

* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.
*        Select appropriate depository.

* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

**       Select appropriate depository.

* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

*        Select appropriate depository.

                                     ANNEX A

                     GS Mortgage Securities Corporation II
         Commercial Mortgage Pass-Through Certificates, Series 1998-C1
             Mortgage Loan Schedule - GSMC Retained Interest Loans

                                                  Current   Current
                                                  -------   -------
  Loan                                            Monthly   Interest
  ----                                            -------   --------
 Number                 Borrower Name             Payment     Rate     Interest Accrual Method     Net Rate  Original Balance
 ------                 -------------             -------     ----     -----------------------     --------  ----------------
09-0001160  Patro, Ltd.                           25,865.68    6.6000 Actual Days / 360 Year-Days   6.4725       4050000.00
09-0001163  Lancaster Mobile Homes Estates Limi   18,296.27    6.1600 Actual Days / 360 Year-Days   6.0325       3000000.00
09-0001167  Centerra Marketplace, Inc.            47,651.41    6.1700 Actual Days / 360 Year-Days   6.0425       6514000.00
09-0001168  Clearview - Kenosha, LLC             141,311.52    6.8800 Actual Days / 360 Year-Days   6.7525      21500000.00
ANADC       Lowe Enterprises, Inc./Ohio Public   385,177.08    6.7500 Actual Days / 360 Year-Days   6.6225      47000000.00
MH0020      Grand Valley Village LP & GVV Mobil   29,344.34    6.4900 Actual Days / 360 Year-Days   6.3625       4350000.00
MU0036      Landi, LLC                            13,813.69    7.1400 Actual Days / 360 Year-Days   7.0125       1930000.00
MU0114      Landi, LLC                             4,401.77    7.1400 Actual Days / 360 Year-Days   7.0125        615000.00
O0422       Enterprise Center Properties, Inc.    24,193.15    7.1000 Actual Days / 360 Year-Days   6.9725       3600000.00
R0463       Ruston Center, L.L.C.                 32,560.85    7.0900 Actual Days / 360 Year-Days   6.9625       4850000.00
R0886       Landi, LLC                             4,008.12    7.1400 Actual Days / 360 Year-Days   7.0125        560000.00
R0887       Landi, LLC                             8,195.17    7.1400 Actual Days / 360 Year-Days   7.0125       1145000.00

                                                                                 Original
                                                                                 --------
  Loan                                           Original  Remaining  Maturity Amortization      Remaining       Cut-off Date
  ----                                           --------  ---------  ---------------------      ---------       ------------
 Number                 Borrower Name           Loan Term  Loan Term    Date       Term       Amortization Term    Balance
 ------                 -------------           ---------  ---------    ----       ----       -----------------    -------
09-0001160  Patro, Ltd.                             120       120     10/1/08       360             360           4050000.00
09-0001163  Lancaster Mobile Homes Estates Limi     120       120     10/1/08       360             360           3000000.00
09-0001167  Centerra Marketplace, Inc.              240       240     10/1/18       240             240           6514000.00
09-0001168  Clearview - Kenosha, LLC                120       120     10/1/08       360             360          21500000.00
ANADC       Lowe Enterprises, Inc./Ohio Public      120       120    10/11/08       300                          47000000.00
MH0020      Grand Valley Village LP & GVV Mobil     120       120     10/1/08       300             300           4350000.00
MU0036      Landi, LLC                              120       120     10/1/08       300             300           1930000.00
MU0114      Landi, LLC                              120       120     10/1/08       300             300            615000.00
O0422       Enterprise Center Properties, Inc.      120       120     10/1/08       360             360           3600000.00
R0463       Ruston Center, L.L.C.                   120       120     10/1/08       360             360           4850000.00
R0886       Landi, LLC                              120       120     10/1/08       300             300            560000.00
R0887       Landi, LLC                              120       120     10/1/08       300             300           1145000.00

                                                                           Number of     Anticipated
                                                                           ---------     -----------
  Loan                                            Cut-off                  Properties     Repayment
  ----                                            -------                  ----------     ---------
 Number                 Borrower Name            Date LTV  Servicing Fee  Securing Loan     Date          Seller          Loan Pool
 ------                 -------------            --------  -------------  -------------     ----          ------          ---------
09-0001160  Patro, Ltd.                             82          0.1275         1                     Archon Financial      Group 1
09-0001163  Lancaster Mobile Homes Estates Limi     48          0.1275         1                     Archon Financial      Group 1
09-0001167  Centerra Marketplace, Inc.              69          0.1275         1                     Archon Financial      Group 1
09-0001168  Clearview - Kenosha, LLC                79          0.1275         1                     Archon Financial      Group 2
ANADC       Lowe Enterprises, Inc./Ohio Public      54          0.1275         1                     Goldman Sachs         Group 1
MH0020      Grand Valley Village LP & GVV Mobil     75          0.1275         1                     Central Park Capital  Group 1
MU0036      Landi, LLC                              69          0.1275         1                     Central Park Capital  Group 2
MU0114      Landi, LLC                              62          0.1275         1                     Central Park Capital  Group 2
O0422       Enterprise Center Properties, Inc.      75          0.1275         2                     Central Park Capital  Group 2
R0463       Ruston Center, L.L.C.                   71          0.1275         1                     Central Park Capital  Group 2
R0886       Landi, LLC                              68          0.1275         1                     Central Park Capital  Group 2
R0887       Landi, LLC                              74          0.1275         1                     Central Park Capital  Group 2

                                                      GSMC
                                                      ----
                                                    Retained
                                                    --------
  Loan                                              Interest
  ----                                              --------
 Number                 Borrower Name                Amount
 ------                 -------------                ------
09-0001160  Patro, Ltd.                            20,047.50
09-0001163  Lancaster Mobile Homes Estates Limi     4,620.00
09-0001167  Centerra Marketplace, Inc.             17,862.84
09-0001168  Clearview - Kenosha, LLC               61,633.33
ANADC       Lowe Enterprises, Inc./Ohio Public          -
MH0020      Grand Valley Village LP & GVV Mobil    17,252.62
MU0036      Landi, LLC                              9,952.37
MU0114      Landi, LLC                              3,171.35
O0422       Enterprise Center Properties, Inc.     19,170.00
R0463       Ruston Center, L.L.C.                  15,282.89
R0886       Landi, LLC                              2,887.74
R0887       Landi, LLC                              5,904.38

                                     ANNEX B

                         Representations and Warranties
                       with Respect to Each Mortgage Loan

     With respect to each Mortgage Loan for which it is shown on the Mortgage Loan Schedule as the Responsible Party, except as disclosed in Annex D, each Responsible Party represents and warrants, in each case to the other parties hereto and for the benefit of the Certificateholders, as of the date hereinbelow specified or, if no such date is specified, as of the Closing Date, that:

     (i) Immediately prior to the transfer thereof by the Responsible Party to the Seller (or, in the case of Mortgage Loans as to which either ACLI or ACMFLP is the Responsible Party, immediately prior to the transfer of such Mortgage Loans to GSMC), such Responsible Party was the sole owner and holder of, such Mortgage Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such Mortgage Loan (other than, in certain cases, the right of a servicer or a sub-servicer to service or primary service such Mortgage Loan). Immediately prior to the transfer thereof by GSMC to the Seller of Mortgage Loans as to which either ACLI or ACMFLP is the Responsible Party, GSMC was the sole owner and holder of, such Mortgage Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such Mortgage Loan (other than, in certain cases, the right of a servicer or a sub-servicer to service or primary service such as Mortgage Loan) (assuming the accuracy of the representations and warranties in this paragraph (i) made by ACLI and ACMFLP).

     (ii) The Responsible Party had full right and authority to sell, assign and transfer such Mortgage Loan to the Seller (or, in the case of Mortgage Loans as to which either ACLI or ACMFLP is the Responsible Party, to GSMC). GSMC had full right and authority to sell, assign and transfer the Mortgage Loans as to which either ACLI or ACMFLP is the Responsible Party, (assuming the accuracy of the representations and warranties in this paragraph (ii) made by ACLI and ACMFLP).

     (iii) The information pertaining to such Mortgage Loan set forth in the Mortgage Loan Schedule was true and correct in all material respects as of the Cut-off Date.

     (iv) Each Mortgage Loan was not, as of the Cut-off Date or at any time during the twelve-month period prior thereto, more than 30 days delinquent in respect of any Monthly Payment of principal and/or interest required thereunder, without giving effect to any applicable grace period.

     (v) In reliance upon the title insurance policy (or binding commitment therefor) described in sub-paragraph (vi) below, each Mortgage securing such Mortgage Loan constitutes a valid first lien upon the related Mortgage Property, including, without limitation, all buildings located thereon and all fixtures attached thereto, subject only to (and such Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of such Mortgage, except for) (A) the lien of current real property taxes and assessments not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record, (C) the right of tenants (whether under ground leases or space leases) at the Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases), (D) exceptions and exclusions specifically referred to in the lender's title insurance policy issued or, as evidenced by a "marked-up" commitment, to be issued in respect of such Mortgage Loan and other matters to which like properties are commonly subject and (E) if such Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for such other Mortgage Loan (the exceptions set forth in the foregoing clauses (A), (B), (C), (D) and (E) collectively, "Permitted Encumbrances"). Such Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage(s) (or, with respect to each Credit Lease Mortgage Loan, the Credit Lease and Lease Policy), the current use or value of the related Mortgaged Property, or the current ability of such Mortgaged Property to generate net operating income sufficient to service the Mortgage Loan.

     (vi) The lien of each related Mortgage is insured by an ALTA lender's title insurance policy, or its equivalent as adopted in the applicable jurisdiction, issued by a title insurance company qualified to do business in the jurisdiction in which the related Mortgaged Property is located, insuring the originator of the related Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the related Mortgage Loan after all advances of principal, subject only to Permitted Encumbrances (or, if a title insurance policy has not yet been issued in respect of any Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance "marked-up" at the closing of such Mortgage
Loan). Such title policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Responsible Party's knowledge as of the Closing Date, no material claims have been made thereunder and no claims have been paid thereunder (and the Responsible Party has not received notice of any material claims having been made or paid thereunder). No holder of the related Mortgage has done, by act or omission, anything that would materially impair the coverage under such title policy. Immediately following the transfer and assignment of the related Mortgage Loan to the Trustee, such title policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee without the consent of or notice to the insurer.

     (vii) The Responsible Party has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note.

     (viii) There is no valid offset, defense or counterclaim to such Mortgage Loan (or, with respect to each Credit Lease Mortgage Loan, the Credit Lease or Lease Policy).

     (ix) (A) The Responsible Party has not received actual notice that there is any proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property and (B) as of the date of origination there was no, and as of the Closing Date the Responsible Party has not received actual notice of, any material damage at the related Mortgaged Property that materially and adversely affects the value of such Mortgaged Property (except in such case where an escrow of funds exists sufficient to effect the necessary repairs and maintenance).

     (x) At origination, such Mortgage Loan complied in all material respects with all requirements of federal, state and local laws, including, without limitation, laws pertaining to usury, relating to the origination of such Mortgage Loan.

     (xi) The proceeds of such Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder. No Mortgage Loan requires the Originator or any Affiliate of the Originator to make any capital contribution to the Borrower after the Closing Date.

     (xii) The Mortgage Note and Mortgage(s) for such Mortgage Loan (and, with respect to each Credit Lease Mortgage Loan, the Credit Lease and Lease Policy) and all other documents and instruments evidencing, guaranteeing, insuring or otherwise securing such Mortgage Loan are each the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency legislation), enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, redemption, fraudulent conveyance, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (xiii) The related Mortgaged Property is insured by a fire and extended perils insurance policy, issued by an insurer meeting the requirements of such Mortgage Loan in an amount not less than the lesser of (x) the principal amount of the related Mortgaged Loan and (y) the full replacement cost of the Mortgaged Property, and in each case in an amount sufficient to avoid the operation of any co-insurance provisions with respect to such Mortgaged Property; such policies provide coverage on a full replacement costs basis with no deduction for depreciation. Each Mortgaged Property is also covered (except if such Mortgaged Property is operated as a mobile home park), by business interruption or rental loss insurance in an amount equal to the gross rentals for at least a 12-month period. Each Mortgaged Property is covered by comprehensive general liability insurance, and the related Mortgage requires the Borrower to maintain workers' compensation insurance as required by applicable law and, except with respect to Mortgage Loans for which either ACLI or ACMFLP is the Responsible Party, during any construction, renovation or alteration of the Mortgaged Property. No such insurance policy provides that it may be canceled, endorsed, altered or reissued to effect a change in coverage unless such insurer shall have first given the mortgagee under such Mortgage Loan thirty days' prior written notice (or less if so required by applicable law), and no notice has been received as of the date hereof; all premiums required to be paid on such policy have been paid; the related Mortgage obligates the Borrower to maintain all such insurance and, at the Borrower's failure to do so, authorizes the mortgagee under such Mortgage Loan to purchase such insurance at the Borrower's cost and expense and to seek reimbursement from such Borrower. In addition, all insurance coverage required under the related Mortgage is in full force and effect with respect to the related Mortgaged Property, and if the related Mortgaged Property is located in a federally designated special flood hazard area, the related Borrower is required to maintain flood insurance in respect of all portions of the Mortgaged Property located in such area (exclusive of any parking lot or unused or undeveloped portion thereof.)

     (xiv) One or more Environmental Reports (or an update of a previously conducted Environmental Report) were performed with respect to the related Mortgaged Property (in no such case more than 18 months prior to the Cut-Off
Date) by an experienced professional in the industry, and either (x) no such Environmental Report reveals any known circumstances or conditions with respect to the related Mortgaged Property that rendered such Mortgaged Property, at the date of such Environmental Report, in violation of any applicable environmental laws, or (y) if any such Environmental Report does reveal any such circumstances or conditions with respect to the related Mortgaged Property, then either (i) the same have been remediated in all material respects, or (ii) sufficient funds have been escrowed for purposes of effecting such remediation or (iii) the related Borrower or other responsible entity is currently taking such actions, if any, with respect to such circumstances or conditions as have been recommended by the Environmental Report or required by the applicable governmental regulatory authority (including implementation of an operations and maintenance agreement). The Responsible Party, having made no independent inquiry other than reviewing the resulting report(s) and/or employing an environmental consultant to perform the assessment(s) referenced herein, has no knowledge of any material and adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in the related report(s). Each Mortgage requires the related Borrower to comply, and to cause the related Mortgaged Property to be in compliance, with all applicable federal, state and local environmental laws and regulations.

     (xv) Except as indicated on the Mortgage Loan Schedule, such Mortgage Loan is not cross-collateralized with other Mortgage Loans in the Mortgage Pool. Such Mortgage Loan is not cross-collateralized with a mortgage loan outside the Mortgage Pool. No single Mortgage Loan or group of Mortgage Loans (by aggregate Stated Principal Balance as of the Cut-Off Date) having the same Borrower (or having Borrowers that are Affiliates) constitutes more than 5% of the total aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

     (xvi) The terms of the Mortgage Note and Mortgage(s) for such Mortgage Loan (and, with respect to each Credit Lease Mortgage Loan, the Credit Lease and
Lease Policy) have not been impaired, waived, altered or modified in any material respect, except for assumptions and modifications made in accordance with the terms of such Mortgage Note and Mortgage(s) and documentation regarding which modification is in the Mortgage File (or, with respect to any Credit Lease Mortgage Loan, as described in any related tenant estoppel).

     (xvii) There are no delinquent taxes, ground rents, water charges, sewer rents, or other similar outstanding charges affecting the related Mortgaged Property that are not otherwise covered by an escrow of funds sufficient to pay such charges.

     (xviii) The interest of the Borrower in the related Mortgaged Property consists of a fee simple interest in real property, or the lessee's interest under a ground lease of real0 property and such other property as set forth in the related Mortgage Loan Documents.

     (xix) Such Mortgage Loan is a whole loan and not a participation interest.

     (xx) The assignment of the related Mortgage to the Trustee constitutes the legal, valid and binding assignment of such Mortgage from the relevant assignor to the Trustee, and the assignment of the related Assignment of Leases, if any, or of any other agreement executed in connection with such Mortgage Loan to the Trustee constitutes the legal, valid and binding assignment thereof from the relevant assignor to the Trustee.

     (xxi) All escrow deposits (including capital improvements and environmental remediation reserves) relating to such Mortgage Loan that were required to be delivered to the mortgagee under the terms of the related loan documents, have been received and, to the extent of any remaining balances of such escrow deposits, are in the possession, or under the control of the Responsible Party or its agents (which shall include the Master Servicer).

     (xxii) As of the date of origination of such Mortgage Loan the related Mortgaged Property was free and clear of any mechanics' and materialmen's liens or liens in the nature thereof which create a lien prior to that created by the related Mortgage(s), unless insured against under the related title policy.

     (xxiii) Unless insured against under the related title policy, no improvement that was included for the purpose of determining the appraised value of such Mortgaged Property at the time of origination of such Mortgage Loan lies outside the boundaries and building restriction lines of such property to any material extent; no improvements on adjoining properties materially encroach upon such Mortgaged Property to any material extent; and no improvement located on or forming part of such Mortgaged Property is in material violation of any applicable zoning laws or ordinances (except to the extent that they may constitute legal non-conforming uses or structures, in which case the Responsible Party is in possession of written assurances from the applicable municipality received by itself or the originator of such Mortgage Loan to the effect that, or it is the reasonable, good faith judgment of the Responsible Party that, either: (A) such Mortgaged Property may be rebuilt and constitute adequate security for the Mortgage Loan; (B) the probability of such Mortgaged Property being damaged to the extent that it could not be rebuilt to its current state is remote; or (C) such Mortgaged Property is adequately covered by "law or ordinance" insurance).

     (xxiv) To the extent required under applicable law as of the Closing Date and necessary for the enforceability or collectability of the Mortgage Loan, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it held the Mortgage Loan.

     (xxv) Such Mortgage Loan does not contain any equity participation by the lender, provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for the negative amortization of interest, except that, in the case of an ARD Loan, such Mortgage Loan provides that during the period commencing on the Anticipated Repayment Date and continuing until such Mortgage Loan is paid in full, (i) additional interest shall accrue and be added to the principal balance of such Mortgage Loan and shall be payable only after the outstanding principal of such Mortgage Loan is paid in full, and (ii) a portion of the cash flow generated by such Mortgaged Property will be applied each month to the principal balance thereof in addition to the principal portion of the related Monthly Payment.

     (xxvi) No holder of such Mortgage Loan has, to the Responsible Party's knowledge, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (or other than, with respect to a Credit Lease Mortgage Loan, amounts paid by the tenant as specifically provided under the related Credit Lease), directly or indirectly, for the payment of any amount required by the Mortgage Loan, except for interest accruing from the date of origination of such Mortgage Loan or the date of disbursement of the Mortgage Loan proceeds, whichever is later, to the date which preceded by 30 days the first Due Date under the related Mortgage Note.

     (xxvii) To the Responsible Party's knowledge, based on due diligence customary in the industry, as of the date of origination of such Mortgage Loan,
(A) in the case of each Mortgage Loan, the related Borrower was in possession of all material licenses, permits and authorizations required by applicable laws for the ownership of the related Mortgaged Property, (B) in the case of each Mortgage Loan secured by a hotel or health care facility, the related Borrower or operator, as applicable, was in possession of all material licenses, permits and authorizations required by applicable laws for the operation of the related Mortgaged Property as it was then operated, and (C) all such licenses, permits and authorizations were valid and in full force and effect.

     (xxviii) The related Mortgage(s) or Mortgage Note (and, with respect to each Credit Lease Mortgage Loan, the Credit Lease and Lease Policy), together with applicable state law, contain customary and enforceable provisions (subject to the exceptions set forth in sub-paragraphs (v) and (xii) above) such as to render the rights and remedies of the holders thereof (and, with respect to each Credit Lease, the lessor) adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

     (xxix) Such Mortgage Loan is a "qualified  mortgage"  within the meaning of
Section 860G(a)(3) of the Code.

     (xxx) No fraud with respect to such Mortgage Loan has taken place on the part of the Responsible Party in connection with the origination of such Mortgage Loan.

     (xxxi) The origination, servicing and collection practices used with respect to such Mortgage Loan have been in all material respects legal and have met generally accepted servicing standards for similar commercial and multifamily mortgage loans.

     (xxxii) Any related Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) creates in favor of the holder, a valid, perfected and enforceable lien of the same priority as the related Mortgage, in the property and rights described therein; provided that the enforceability of such lien is subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the enforcement of creditors' rights generally, and by the application of the rules of equity. The Responsible Party has the full right to assign to the Trustee such Assignment of Leases and the lien created thereby as described in the immediately preceding sentence. No Person other than the Borrower owns any interest in any payments due under the related leases. The related Mortgage or such Assignment of Leases provides for the appointment of a receiver for rents or allows the mortgagee to enter into possession to collect rent or provides for rents to be paid directly to the mortgagee in the event of a default.

     (xxxiii) If the related Mortgaged Property securing such Mortgage Loan is encumbered by secured subordinated debt, then (A) the subordinate debt constitutes a "cash flow" mortgage loan (that is, payments are required to be made thereon only to the extent that certain net cash flow from the related Mortgaged Property (calculated in accordance with the related loan documents) is sufficient after payments on such Mortgage Loan have been made and certain expenses have been paid) and (B) the holder of the subordinate debt has agreed not to foreclose on the related Mortgaged Property so long as such Mortgage Loan is outstanding and the Special Servicer on behalf of the Trust is not pursuing a foreclosure action.

     (xxxiv) The Mortgage contains a "due on sale" clause, which provides for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if, without the prior written consent of the holder of the Mortgage, the property subject to the Mortgage, or any interest therein, is directly or indirectly transferred or sold, subject to those exceptions set forth in the related Mortgage Loan which are consistent with prudent lending standards. Such Mortgage Loan does not permit the related Mortgaged Property to be encumbered subsequent to the Closing Date by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof.

     (xxxv) Each Mortgage and/or Mortgage Note provides that the related Borrower shall be fully and personally liable for all liabilities, costs, losses, damages, expenses or claims suffered or incurred by the mortgagee by reason of or in connection with and only to the extent of (i) any material fraud or intentional and material misrepresentation by the related Borrower in connection with such Mortgage Loan, (ii) violations of applicable environmental laws by the Borrower, (iii) misapplication or misappropriation of insurance proceeds, condemnation proceeds or (following an event of default under such Mortgage) rents from the Mortgaged Property, or (iv) any physical waste resulting from Borrower actions constituting gross negligence or willful misconduct.

     (xxxvi) The related Borrower is not, to the Responsible Party's best knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

     (xxxvii) If such Mortgage Loan is secured by the interest of the related Borrower under a Ground Lease, then, such Ground Lease is in full force and effect and, to the Responsible Party's actual knowledge, no material default exists under such Ground Lease, nor, to the Responsible Party's actual knowledge, is there any existing condition which, but for the passage of time or the giving of notice, would result in a default under the Ground Lease.

     (xxxviii) The Responsible Party has no actual knowledge of any pending litigation or other legal proceedings involving the related Borrower or the related Mortgaged Property that can reasonably be expected to materially interfere with the security intended to be provided by the related Mortgage, the current use of the related Mortgaged Property, or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Mortgage Loan.

     (xxxix) Except in cases where the related Mortgage Note or the related Mortgage provide for (A) a release of a portion of the related Mortgaged Property, which portion was not considered material for purposes of underwriting the Mortgage Loan, (B) a release of a portion of the related Mortgaged Property conditioned upon the satisfaction of certain underwriting and legal requirements and/or the payment of a release price, or (C) a defeasance effected in accordance with the Mortgage Loan documents, neither the related Mortgage Note nor the related Mortgage requires the mortgagee to release all or any material portion of the related Mortgaged Property from the lien of the related Mortgage except upon payment in full of all amounts due under the related Mortgage Loan.

     (xl) With respect to any Mortgage Loan that is a Defeasance Loan, the related Mortgage Note or the Mortgage provides that (A) the Defeasance Option is not exercisable prior to a date that is at least two years following the Closing Date, (B) the Borrower will not be liable for any shortfalls from the Defeasance Loan except to the extent so liable prior to defeasance, and (C) counsel must provide an opinion that the Trustee will have a perfected security interest in the substituted collateral prior to any other claim or interest, and further, contains no provision that would result in a new Borrower on the Defeasance Loan without the consent of the related mortgagee (unless such new Borrower is acquiring the Mortgaged Property that was the initial security for the Defeasance Loan).

     (xli) If the Mortgage in respect of any  Mortgage  Loan is a deed of trust,
(A) a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage, and (B) except in connection with a trustee's sale after default by the related Borrower, no fees or expenses are payable to such trustee by the Responsible Party or any subsequent mortgagee.

     (xlii) The related Mortgage Note is not secured by any collateral that is not included in the Trust Fund.

     (xliii) If such Mortgage Loan is secured by the interest of the related Borrower as a lessee under a Ground Lease covering all or any material portion of the related Mortgaged Property, but not by the related fee interest in such Mortgaged Property or portion thereof:

          (A) Either (1) the related ground lessor has subordinated its interest in the related Mortgaged Property to the interest of the holder of the Mortgage Loan or (2) the related ground lessor has granted the holder of the Mortgage Loan the right to cure any default or breach by the ground lessee (including time to gain possession of the Mortgaged Property). Upon the foreclosure of such Mortgage Loan (or acceptance of a deed in lieu thereof), the related Ground Lease is assignable to the mortgagee under such Mortgage Loan and its assigns without the consent of the ground lessor thereunder (or such consent, if required, cannot be unreasonably withheld);

          (B) Such Ground Lease or a memorandum thereof has been or will be duly recorded, such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the terms of such Ground Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File;

          (C) Such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee interest and Permitted Encumbrances, and such Ground Lease is prior to any mortgage or other lien upon the related fee interest and does not provide by its terms that it shall be subordinate to any other lien;

          (D) Such Ground Lease requires the lessor thereunder to give notice of any default by the lessee to the mortgagee under such Mortgage Loan (provided that such mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease), and such Ground Lease, or an estoppel letter received by such mortgagee from the lessor, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to such mortgagee in the manner described in such Ground Lease;

          (E) Such Ground Lease requires the lessor to enter into a new lease with the mortgagee under such Mortgage Loan upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding;

          (F) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds (other than in respect of a total or substantially total loss or taking) will be applied either (1) to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hood and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or (2) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon;

          (G) Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by a prudent commercial mortgage lender and the lessor thereunder is not permitted to disturb the possession, interest or quiet enjoyment or any sub-tenants of the lessee in the relevant portion of the Mortgaged Property subject to such Ground Lease for any reason (other than default under the Ground Lease), or in any manner, which would materially and adversely affect the security provided by the related Mortgage;

          (H) Such Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, at the Borrower's option, and will be enforceable, by the mortgagee if it takes possession of such leasehold interest) that extends not less than 10 years beyond the stated maturity of the related Mortgage Loan; and

          (I) The lessor under such Ground Lease has agreed in such Ground Lease (or in another writing included in the related Mortgage File) that such Ground Lease may not be amended, modified, canceled or terminated in a material manner without the prior written consent of the mortgagee.

     (xliv) Neither the related Mortgage Note nor the related Mortgage contain provisions limiting the right or ability of the Responsible Party to assign, transfer and convey such documents.

     (xlv) In addition, with respect to each Credit Lease Mortgage Loan:

          (A) Each Lease Policy is assignable by the Responsible Party and will inure to the benefit of the Trustee and its successors and assigns without the consent of or notice to the issuer thereof. Any subleases entered into by the Tenant will be subject and subordinate to the Credit Lease and will not relieve the Tenant of its obligations under the Credit Lease.

          (B) To the best of the Responsible Party's knowledge (i) each Credit Lease is in full force and effect, and no default by the Borrower or the Tenant has occurred under such Credit Lease, and (ii) there is no existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of such Credit Lease.

          (C) The payments of Basic Rent under the Credit Lease are equal to or greater than the payments due under the Mortgage Loan documents (except if the Credit Lease Mortgage Loan provides for a balloon payment, in which case a Lease Policy is in effect), and are payable without notice or demand, and without setoff, counterclaim, recoupment, abatement, reduction or defense.

          (D) The obligations of each tenant under a Credit Lease (a "Tenant"), including, but not limited to, the obligation of the Tenant to pay fixed and additional rent, are not affected by reason of any prohibition, limitation, interruption, cessation, restriction, prevention or interference of the Tenant's use, occupancy or enjoyment of the Mortgaged Property, other than by reason of damage to or destruction of any portion of the Mortgaged Property, any taking of the Mortgaged Property or any part thereof by condemnation or otherwise to the extent that such Mortgaged Property is covered by an insurance policy issued by Chubb Custom Insurance which, by its terms, would cover the payment of any such obligations of the Tenant under such circumstances.

          (E)  The  related  Borrower  does  not  have  any  material   monetary
     obligations under the Credit Lease.

          (F) Every obligation associated with managing, owning, developing and operating the Mortgaged Property (other than structural repairs), including, but not limited to, the costs associated with utilities, taxes, insurance, capital improvements and maintenance is an obligation of the Tenant.

          (G) The related Borrower does not have any non-monetary obligations under the Credit Lease, the breach of which would result in the abatement of rent, a right of setoff or termination of the Credit Lease.

          (H) The related Tenant cannot terminate the Credit Lease for any reason (except for a default by the related Borrower under the Credit Lease) prior to the payment in full of: (A) the outstanding principal balance of the Credit Lease Mortgage Loan; (B) all accrued and unpaid interest on the Credit Lease Mortgage Loan; and (C) any other sums due and payable under the Credit Lease Mortgage Loan, as of the termination date, which date is a rent payment date; provided, however, that the related Tenant can terminate the Credit Lease by reason of damage to or destruction of any portion of the Mortgaged Property, any taking of the Mortgaged Property or any part thereof by condemnation or otherwise to the extent that such Mortgaged Property is covered by an insurance policy issued by Chubb Custom Insurance which, by its terms, would cover the payment of any of the Tenant's remaining obligations, including the payment of rent, under such circumstances.

          (I) In the event the related Tenant assigns or sublets the Mortgaged Property, the Tenant remains primarily obligated under the Credit Lease.

          (J) The Tenant has agreed to indemnify the related Borrower from any claims of any nature relating to the Credit Lease and the Mortgaged Property arising from any act done or omission or negligence by the Tenant, except to the extent that such claims arise from the negligence or tortious act or omission of the Borrower.

          (K) The Tenant has agreed to indemnify the related Borrower from any claims of any nature arising as a result of any environmental problem affecting the Mortgaged Property caused by Tenant.

          (L) Any obligation or liability imposed by any easement or reciprocal easement agreement is an obligation of the Tenant, and is without recourse or liability to the related Borrower.

          (M) The Tenant is obligated to make payments directly to the Mortgagee, which payments are made into a lockbox account over which the related Borrower has no withdrawal or transfer rights.

          (N) The terms of the related Mortgage Loan documents prohibit material modifications of the terms of the Credit Lease without the consent of the related mortgagee.

          (O) The mortgagee is entitled to notice of any event of default from the Tenant under the Credit Lease which would give the Tenant the right to cancel or terminate such Credit Lease and the Responsible Party shall have the opportunity to cure any such default.

          (P) Each Credit Lease that is guaranteed is guaranteed by a guarantor (a "Guarantor") pursuant to a guaranty (a "Guaranty"). Each Guaranty represents by its terms the unconditional obligation of the Guarantor, without any right of offset, counterclaim, or defense, and is a guarantee of payment, not merely collection. The rejection of the Credit Lease in a bankruptcy or insolvency of the Tenant shall not affect the Guarantor's obligations under the Guaranty and the Guarantor shall be obligated to pay the Tenant's obligations, subject to limitation as to amount in the event of the Guarantor's bankruptcy, under the Credit Lease notwithstanding such rejection. The Guaranty is binding on the Guarantor, its successors and assigns and may not be amended or released without the mortgagee's consent.

          (Q) The Credit Lease Assignment creates a valid first priority security interest in favor of the Seller in rights including the right to Basic Rent and, to the extent payable under each Credit Lease, additional rent due under the related Credit Lease, subject only to license granted to the Borrower to exercise certain rights and to perform certain obligations of the lessor under the Credit Lease, including the right to operate the related Mortgaged Property, and no Person other than the Borrower owns any interest in any payments due under such Credit Lease.

          (R) The Tenant has delivered an estoppel letter with respect to the Credit Lease, verifying, among other things, the rents and terms of the Credit Lease and acknowledging that no rent has been paid in advance.

          (S) The Mortgaged Property is not subject to any lease other than the Credit Lease, no person has any possessory interest in, or right to occupy the property except under and pursuant to the Credit Lease and the Tenant under the Credit Lease is in occupancy of the Mortgaged Property and the Mortgaged Property is not under construction or substantial rehabilitation.

          (T) Each Lease Policy, if any, (i) designates as loss payee, the Trustee and all claims proceeds are payable to the loss payee; (ii) has been paid in full as of the effective date and the Lease Policy cannot be terminated prior to its termination date; (iii) has an effective date prior to the Closing Date; (iv) has a termination date of the date upon which the outstanding principal balance of the balance of the related Mortgage Loan is reduced to zero; (v) requires the provider to pay the loss amount up to the insured amount to the loss payee upon notification of a claim which is equal to or greater than the outstanding principal balance of the related Mortgage Loan at the time the claim is made; and (vi) cannot be amended without prior written consent of the Trustee.

     (xlvi) There is no material default, breach, violation or event of acceleration under the Mortgage Note, Mortgage or Assignment of Leases and to the actual knowledge of the Responsible Party, no event which, with the passage of time or the giving of notice, or both, would constitute a material default or event of acceleration, nor has the Responsible Party waived any such default; no foreclosure action or other form of enforcement is or has been threatened or commenced with respect to any Mortgage.

     (xlvii) The Responsible Party has inspected or caused to be inspected each related Mortgaged Property within the last 18 months.

     (xlviii) Each Mortgaged Property constitutes one or more complete separate tax lots (or will constitute separate tax lots when the next tax maps are issued).

     (xlix)  With  respect  to any  Mortgage  Loan  which is secured by a senior
housing,  nursing  home,  or  other  healthcare-related   facility  ("Healthcare
Facility") to the best of the Responsible Party's knowledge and:

          (A) Based upon representations by the Borrower and each Healthcare Facility operator or manager (each a "Healthcare Operator"), each Borrower and each Healthcare Facility complies with all applicable federal, state, commonwealth and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state or commonwealth Department of Health or any similar regulatory agency (each a "DOH") and all other federal, state, commonwealth or local governmental authorities having jurisdiction over such Healthcare Facility.

          (B) Based on representations by the Borrower and each Healthcare Operator and, where applicable, certificates of government officials, all governmental licenses, permits, regulatory agreements or other approvals or agreements necessary for the use and operation of each Healthcare Facility as intended are held by the applicable Borrower or Healthcare Operator and are in full force and effect, including, without limitation, a valid certificate of need ("CON") or similar certificate, license, or approval issued by the DOH for the requisite number of beds, and approved provider status in any approved provider payment program (collectively, the "Licenses").

          (C) Based upon representations and covenants in the related Mortgage and, where applicable, certificates of government officials, the Licenses, including, without limitation, the CON:

               (1) May not be, without the consent of the mortgagee, and have not been, transferred to any location other than the Healthcare Facility;

               (2) Have not been pledged as collateral security for any loan or indebtedness other than the Mortgage; and

               (3) Are held free from restrictions or known conflicts which would materially impair the use or operation of the Healthcare Facility as intended, and are not provisional, probationary or restricted in any way.

          (D) So long as the Mortgage remains outstanding, no Borrower or Healthcare Operator is permitted pursuant to the terms of the Mortgage without the consent of the holder of the Mortgage to:

               (1) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Healthcare Facility (other than the addition of services or other matters expanding or improving the scope of such License);

               (2)  amend  or  otherwise   change  any   Healthcare   Facility's
          authorized bed capacity and/or the number of beds approved by the DOH; or

               (3) replace or transfer all or any part of any Healthcare Facility's beds to another site or location.

          (E) Based upon representations and covenants in the related Mortgage, each Healthcare Facility is in compliance with all requirements for participation in Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987; each Healthcare Facility is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if required, has a current provider agreement which is in full force and effect under Medicare and/or Medicaid.

          (F) Based on representations by the Borrower, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any Borrower, or Healthcare Facility or any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such programs, the "Third-Party Payors' Programs") to which any Borrower presently is subject.

          (G) Based on representations by each Borrower in the related Mortgage, no Borrower, Healthcare Operator or Healthcare Facility is currently the subject of any proceeding by any governmental agency, and no notice of any violation has been received from a governmental agency that would, directly or indirectly, or with the passage of time:

               (1) Have a material adverse impact on any Borrower's ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;

               (2) Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any Borrower's Licenses; or

               (3) Affect any Borrower's continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payors' Programs, or any successor programs thereto, at current rate certifications.

          (H) Based upon representations and covenants in the Mortgage and, where available, certificates of government officials, each Healthcare Facility and the use thereof complies in all material respects with all applicable local, state and federal building codes, fire codes, health care, nursing facility and other similar regulatory requirements (the "Physical Plant Standards") and no material waivers of Physical Plant Standards exist at any of the Healthcare Facilities.

          (I) Based upon representations by each Borrower and/or in the related Mortgage and, where available, certificates of government officials, no Healthcare Facility has received a "Substandard Quality of Care" (or equivalent) violation, and no statement of charges or material deficiencies has been made or penalty enforcement action has been undertaken against any Healthcare Facility, Healthcare Operator or Borrower, or against any officer, director or stockholder of any Healthcare Operator or Borrower by any governmental agency that is currently pending or, to the Responsible Party's knowledge received during the last three calendar years, and there have been no violations over the past three years which have materially threatened any Healthcare Facility's, any Healthcare Operator's or any Borrower's certification for participation in Medicare or Medicaid or the other Third-Party Payors' Programs.

          (J) Based on representations by each Borrower in the related Mortgage, there are no current, pending or outstanding Medicaid, Medicare or Third-Party Payors' Programs reimbursement audits or appeals pending at any of the Healthcare Facilities concerning allegations of fraud or that might have a material adverse effect on the operations of the Healthcare Facility.

          (K) Based on representations by each Borrower in the related Mortgage, there are no current or pending Medicaid, Medicare or Third-Party Payors' Programs recoupment efforts at any of the Healthcare Facilities that might have a material adverse effect on the operations of the Healthcare Facility.

          (L) Based on representations by each Borrower in the related Mortgage, no Borrower has pledged its receivables as collateral security for any loan or indebtedness other than the related Mortgage which is not subject to a subordination agreement in connection with the Mortgage Loan.

          (M) Based on representations by each Borrower in the related Mortgage, there are no patient or resident care agreements with patients or residents or with any other persons which deviate in any material adverse respect from the standard form customarily used at the Healthcare Facilities.

          (N) If applicable, the Borrower has represented in the related Mortgage that all patient or resident records at each Healthcare Facility, including patient or resident trust fund accounts, if any, are true and correct in all material respects.

          (O) If applicable, the Borrower has represented in the related Mortgage that any existing agreement relating to the management or operation of any Healthcare Facility with respect to any Healthcare Facility is in full force and effect and is not in default by any party thereto.

          (P) The terms of each Mortgage require that the Healthcare Facility, Healthcare Operator or Borrower shall take no action which will result in a reduction, suspension, recoupment or elimination of reimbursement for services from any Medicare, Medicaid or Third Party Payors' Programs.

     (l) Each Mortgage Loan was originated by the Originator shown on the Mortgage Loan Schedule or by an Affiliate of such Originator.

     (li) The related Borrower for each Mortgage Loan is an entity organized under the laws of a state or territory of the United States.

     (lii) Each Mortgaged Property is located on or adjacent to a dedicated road or street, or has an irrevocable easement permitting ingress and egress. Each Mortgaged Property is served by public or private electric utility service and by public or private water and sewer service or non-public wells and septic systems.

                                    ANNEX C

                     GS Mortgage Securities Corporation II
         Commercial Mortgage Pass-Through Certificates, Series 1998-C1 Mortgage Loan Schedule - Mortgage Loans Over 5% Concentrations

                                                     Current
                                                     -------
                                    Current Monthly  Interest Revised Rate  Excess Rate
                                    ---------------  -------- ------------  -----------
Loan Number     Borrower Name            Payment       Rate   (ARD Loans)   (ARD Loans) Interest Accrual Method     Net Rate
-----------     -------------            -------       ----   -----------   ----------- -----------------------     --------
ACS         Americold Real Estate, L.P. 1,048,596.30  6.8940   8.8940 (2)     2.0000    Actual Days / 360 Year-Days  6.7665
AIM-1       VMS National Properties       879,519.87  8.5000        -             -     Actual Days / 360 Year-Days  8.3725
09-1001006  EPT DownREIT II, Inc.         689,147.83  6.7720   8.7720 (1)     2.0000    Actual Days / 360 Year-Days  6.6445

                                                                                        Original      Remaining
                                                                                        --------      ---------
                                                       Original  Remaining  Maturity  Amortization  Amortization   Cut-off Date
                                                       --------  ---------  --------  ------------  ------------   ------------
Loan Number     Borrower Name       Original Balance  Loan Term  Loan Term    Date        Term          Term         Balance
-----------     -------------       ----------------  ---------  ---------    ----        ----          ----         -------
ACS         Americold Real Estate, L.P. 148,500,000.00    120      115       05/11/23       300           295     147,597,677.40
AIM-1       VMS National Properties     110,000,000.00    120      111       01/01/08       320           311     109,149,602.22
09-1001006  EPT DownREIT II, Inc.       105,000,000.00    120      117       07/11/28       360           357     104,748,391.85

                                                            Number of    Anticipated
                                                            ---------    -----------
                                      Cut-off  Servicing   Properties     Repayment
                                      -------  ---------   ----------     ---------
Loan Number     Borrower Name        Date LTV     Fee     Securing Loan     Date       Seller      Loan Pool
-----------     -------------        --------     ---     -------------     ----       ------      ---------
ACS         Americold Real Estate, L.P.  57     0.1275         29          5/11/08   Large Loan  Group 1
AIM-1       VMS National Properties      61     0.1275         15                    VM          Groups 1 and 2
09-1001006  EPT DownREIT II, Inc.        62     0.1275          8          7/11/08   Large Loan  Group 1

Footnotes:

(1) For the following loans, the Revised Rate shall be the greater of (a) the initial interest rate plus 2% or (b) the Treasury rate plus 2%. For the purposes of this schedule, we have chosen to reflect the initial interest rate plus 2%.

(2) For the following loans, the Revised Rate shall be the lesser of (a) initial interest rate plus 2% or (b) the maximum rate permitted by law. For the purposes of this schedule, we have chosen to reflect the initial interest rate plus 2%.

                                     ANNEX D

                             SCHEDULE OF EXCEPTIONS
                         TO REPRESENTATIONS & WARRANTIES


1.   Representation and Warranty (v)

     a.   Amresco - Redstone Apartments: (responsible party, ACMFLP)

     b.   Amresco - Exchange Street Parking: (responsible party, ACLI)

2.   Representation and Warranty (xiv)

     a.   Amresco - Concord Portfolio (responsible party, ACMFLP)

3.   Representation and Warranty (xv)

     a.   AMERICOLD POOL LOAN: Cross-collateralized outside pool.

     b. Four Winds of Katonah and Four Winds of Saratoga: Cross-collateralized with one another.

     c. Cedar Shores Apartments FLA and Treehouse Apartments FLA: Cross-collateralized with one another.

     d.   Bear Creek Specialty Center, Southside Village Shopping Center, Murphy
          Road   Business   Center,   and   Plaza  del  Oro   Shopping   Center:
          Cross-collateralized with one another.

     e. Piggly Wiggly (Andrews, SC) and Piggly Wiggly (Savannah, GA): Cross-collateralized with one another.

4.   Representation and Warranty (xix):

     a. Laurel Executive: John B. Levy & Company, Inc. is paid a monthly broker's strip on the following loan.

     b. Dorsey Park: John B. Levy & Company, Inc. is paid a monthly broker's strip on the following loan.

5.   Representation and Warranty (xxiii)

     a.   Outside the boundaries

          i. 100 & 105 Rowayton: One of the eight boat slips constituting a portion of the collateral is within the riparian rights of the owner of the northerly abutting parcel, and is used by the borrower pursuant to a terminable letter agreement allowing such use. No insurance available.

          ii. Best Western Continental Inn (San Antonio): Parking spaces located over the property boundary; endorsement/affirmative coverage not available; parking spaces not necessary to meet the zoning requirements.

     b.   In material violation

          i. Fallbrook Mall Loan: There was a post closing condition to obtain a new CO for a portion of the old Sears space that was converted into a health club and restaurant (both have licenses). There was an exception in the Officer's Certificate with respect to the CO for that particular deal. A $2,000,000 escrow at closing was required in connection with a condition under the Kmart lease, and a condition of the release of those funds included the delivery of the new COs.

          ii. South Shore Nursing Home: Parking does not conform with current zoning and lease requirements.

          iii. Arc Portfolio: Nonconforming use as to Meadowbrook MHC and Loveland MHC.

          iv. Wesbury Park Apartments: Parking is 27 spaces short of the current zoning requirement and buildings are too close together under current requirements.

          v.   Sierra  Trails  Apartments:   Three  handicapped  parking  spaces
               required to be added under ADA. Affirmative coverage obtained for minor encroachments.

          vi.  The Mason Apartments: Parking does not comply with zoning.

          vii. McKinney Avenue Apartments: Parking does not comply with zoning.

         viii. Southlake Oaks Shopping Center: Property is zoned "E"--Commercial District. Apartments are "legal non-conforming use". If more than

               75% of the property is destroyed, apartments can be rebuilt if they comply with new Apartment Development Regulations.

          ix. Ridgecrest: Parking does not comply with zoning (insufficient number of spaces); however, borrower to use best efforts to get parking variance.

          x. Angelton: Parking does not comply with zoning (insufficient number of spaces); however, borrower to use best efforts to get parking.

6.   Representation and Warranty (xxvii)

     a.   (A)

          i. EPT Pool Loan: AMC Promenade 16 and AMC West Olive 16 have temporary Certificates of Occupancy (each a "CO"). A permanent CO for AMC Promenade 16 can only be obtained once the theater building is fully occupied, which condition cannot be satisfied as the food court retail spaces are not fully occupied at all times. A permanent CO for West Olive 16 can be obtained upon completion of certain minor landscaping items.

          ii.  Alturas Plaza: A portion of basement space has no C/O.

          iii. Ridgecrest, Long Point Shopping Center: Borrower is to obtain copies of CO's for the property, or use reasonable efforts to do so.

          iv.  Inwood Mansions, LLC: Licenses not obtained.

          v.   Super 8 - Brunswick: Licenses not obtained.

         vi. Fallbrook Mall Loan: There was a post closing condition to obtain a new CO for a portion of the old Sears space that was converted into a health club and restaurant (both have licenses). There was an exception in the Officer's Certificate with respect to the CO for that particular deal. A $2,000,000 escrow at closing was required in connection with a condition under the Kmart lease, and a condition of the release of those funds included the delivery of the new COs.

     b.   (B)

          i. Super 8 - Brunswick: This is a hotel for which licenses were not obtained.

7.   Representation and Warranty (xxxii)

     a. AMERICOLD POOL LOAN: The Americold Pool Loan is subject to a Co-Lender Agreement whereby payments from the Borrower are applied pari passu to the Americold Pool Note A which was originated contemporaneously with the Americold Pool Note B but which is not included in the Mortgage Pool.

8.   Representation and Warranty (xxxiii)

     a.   AMRESCO - Kentwood Marketplace (responsible party, ACLI)

9.   Representation and Warranty (xxxviii)

     a.   AMRESCO -  Airport  Plaza:  Litigation  pending.  (responsible  party,
          ACMFLP)

10.  Representation and Warranty (xxxix)

     a.   AIMCO  Multifamily  Pool  Loan:  Upon  prepayment  in full of an AIMCO
          Multifamily Pool Property, mortgagee will release the AIMCO Multifamily Pool Property from the lien of the mortgage without a release price.

11.  Representation and Warranty (xliii)

     a.   (A)

          i.   AMRESCO - 761 7th Avenue: (responsible party, ACLI)

          ii. Cedar Shores Apartment, FL: Part as to dock/deck only. State of Florida will not make agreements (notice to ground lessor and consent was required as post closing item). Lease is limited term, it is an enhancement to property but not essential. State of Florida will not grant long term leases. Local counsel advised as to custom in Florida. Leasehold mortgage insurance was not obtained.

         iii. Best Western - Lancaster, Ohio: Includes a ground lease on a parking lot. The parking area is a benefit to the property, but zoning does not require the spaces. The lease can be terminated, and the Fee Owner did not provide an estoppel. The ground lease, by its terms, may not be mortgaged, and in the event of foreclosure or otherwise, the parking lot parcel may be excluded as part of the property.

     b.   (D)

          i. AMERICOLD POOL LOAN: The ground leases and related estoppel certificates for the properties do not specifically provide that a notice of termination is not effective against the mortgagee unless a copy of the notice has been delivered to the mortgagee. The properties are located in:
                    Denver, Colorado,
                    Watsonville, California
                    Burley, Idaho

          ii.  AMRESCO - 761 7th Avenue: (responsible party, ACLI)

     c.   (E)

          i. AMERICOLD POOL LOAN: The ground leases for the Americold Pool Properties do not expressly require the ground lessor to enter into a new lease with the mortgagee upon rejection of the lease in a bankruptcy proceeding. The properties are located in:

                    Burley, Idaho
                    Denver, Colorado
                    Watsonville, California

          ii. EPT Pool Loan: Because the EPT Ground Lease with respect to AMC Lennox 24 (the "EPT Lennox Ground Lease") provided for a new lease upon termination of the EPT Lennox Ground Lease without expressly including the rejection of the EPT Lennox Ground Lease in bankruptcy, the related ground lessor confirmed and clarified, in the related ground lessor estoppel certificate, the obligation of the ground lessor to enter into a new ground lease upon such rejection of the EPT Lennox Ground Lease.

          iii. AMRESCO - 761 7th Avenue (responsible party, ACLI)

     d.   (F)

          i. AMERICOLD POOL LOAN: The ground lease for the property located in Watsonville, California is silent as to subletting.

          ii.  AMRESCO - 761 7th Avenue (responsible party, ACLI)

          iii. AMRESCO - Fairfax  School  Office  Building  (responsible  party,
               ACLI)

     e.   (G)

          i. EPT Pool Loan: The Ground Lease with respect to AMC Mission Valley 20 (the "EPT Mission Valley Ground Lease") requires the consent of the related ground lessor in connection with any subletting, which consent is not to be unreasonably withheld. No such consent is required with respect to a sublease to an affiliate of the ground lessee thereunder, provided that such ground lessee remains liable under the EPT Mission Valley Ground Lease and maintains its affiliation with the related sublessee.

          ii.  AMRESCO - 761 7th Avenue: (responsible party, ACLI)

          iii. AMRESCO - Fairfax  School Office  Building:  (responsible  party,
               ACLI)

          iv.  AMRESCO - Marriott at Market Center (responsible party, ACLI)

     f.   (H)

          i.   AMERICOLD POOL LOAN: The Denver, Colorado Ground

               Lease expires, with no further renewals, in 2012, which is prior to the Americold Pool Loan Maturity Date.

          ii.  AMRESCO - Allen Management #30886 (responsible party, ACLI)

     g.   (I)

          i.   AMRESCO - 761 7th Avenue: (responsible party, ACLI)

12.  Representation and Warranty (xlv)

     a.   (C)

          i. Right Aid Woodsville: Rite Aid Woodsville's initial lease term expires two months prior to the maturity date on this loan. However, this is mitigated by: (a) loan balance at end of lease term will be $24,446, current land value is $405,000, and (b) DSCR is 1.13.

          ii. Eckerd: Except in the case of a Landlord Default, Tenant has the right to cure and offset rend if Landlord does not reimburse in 90 days. Condemnation and casualty covered by insurance and Landlord Default opportunity is limited and offset covered by personal liability of Borrower principals.

     b.   (E)

          i.   Eckerd: Except in connection with liability for latent structural
               defects   discovered   within  one  year  and   certain   payment
               obligations under drainage easement and REA agreement.

     c.   (F)

          i. CVS Binghamton: Landlord is responsible structural repairs. Maintain common areas.

          ii. CVS Johnson City: Landlord is responsible structural repairs. Maintain common areas.

          iii. Rite Aid Ogdensville: Landlord is responsible structural repairs. Maintain common areas.

          iv. Rite Aid Woodsville: Landlord is responsible structural repairs. Maintain common areas.

          v. Rite Aid Pulaski:Landlord is responsible structural repairs. Maintain common areas.

          vi.  Eckerd: Except in connection with liability for latent structural
               defects   discovered   within  one  year  and   certain   payment
               obligations under drainage easement and REA agreement.

     d.   (G)

          i. Eckerd: Except: (a) warranty of defects during year 1 and related repairs, (b) compliance with all laws as to preexisting property,
               (c) construction failures and negligence, (d) compliance with easement agreements as defined drainage easement and access easement (need to determine the costs of obligations thereunder),
               (e) Landlord must provide access to public streets in number and locations, (f) provide 77 parking spaces (currently satisfied),
               (g) issues regarding road construction and access including requirement certain easements and restrictions in place, (h) Landlord must provide separate meters for water and electricity,
               (i) Landlord must keep Property free of Mechanics Liens as to work required of Landlord, and (j) Landlord has certain obligations under REA and Drainage Easement Agreement.

          ii.  CVS  Binghamton:  The lease grants full recourse to the principal
               of  the  Borrower  as  well  as   confirmation  in  the  estoppel
               concerning the Landlord's compliance.

          iii. CVS Johnson City: The lease grants full recourse to the principal
               of  the  Borrower  as  well  as   confirmation  in  the  estoppel
               concerning the Landlord's compliance.

     e.   (H)

          i. Rite Aid Woodsville: Rite Aid Woodville's initial lease term expires two months prior to the maturity date on this loan.

     f.   (L)

          i. CVS Binghamton: Landlord required to maintain certain parking ratios and have full recourse to the principal of the Borrower as well as confirmation in the estoppel concerning the Landlord's compliance.

          ii. CVS Johnson City:Landlord required to maintain certain parking ratios and have full recourse to the principal of the Borrower as well as confirmation in the estoppel concerning the Landlord's compliance.

13.  Representation and Warranty (xlvi)

     a.   AMRESCO - Concord Portfolio (responsible party, ACLI)

14.  Representation and Warranty (xlviii)

     a.   Comfort Suites (Houston, TX): Not separate tax lots.

     b.   Inwood Mansions (NY): Not separate tax lots.

     c.   Lake Natoma Inn: Not separate tax lots.

     d.   CDI Center: Not separate tax lots.

     e.   Best Western--Rosewell: Not separate tax lots.

     f.   Plaza at River Oaks: Not separate tax lots.

     g.   Spring Park Plaza Shopping: Not separate tax lots.

     h.   Westwood Apartments: Not separate tax lots.

     i.   Southlake Oaks Shopping: Not separate tax lots.

     j.   CVS Drug Store Binghamton:Not separate tax lots.

15.  Representation and Warranty (xlix)

     a.   (A)

          i.   Beverly Hills Rehabilitation Center

     b.   (D)

          i. Karrington Properties: Borrower only covenants to comply with license, no covenant not to change bed capacity, no covenant regarding transfer of beds.

     c.   (E)

          i.   Beverly Hills Rehabilitation Center

     d.   (F)

          i.   Beverly Hills Rehabilitation Center

     e.   (G)

          i.   Beverly Hills Rehabilitation Center

     f.   (I)

          i.   Beverly Hills Rehabilitation Center

     g.   (K)

          i.   South Shore:

          ii.  Beverly Hills Rehabilitation Center

     h.   (L)

          i. Four Winds of Katonah: Borrower has executed subordinated note in the principal amount of $2,200,000 to the Bank of New York secured by pledge of Accounts Receivable.

          ii. Four Winds of Saratoga: Borrower has executed subordinated note in the principal amount of $2,200,000 to the Bank of New York secured by pledge of Accounts Receivable.

     i.   (N)

          i.   Karrington Properties: No representations to record.

16.  Representation and Warranty (lii)

          i. Access to 2 Mortgaged Properties securing the Americold Pool Loan located in Bettendorf, Iowa and Plover, Wisconsin is dependent, at least in part, on certain easements and/or licenses which have not been recorded.